As filed with the Securities and Exchange Commission on May 27, 2016

Registration No. 333-211315

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-1
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China Online Education Group
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	8200 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

6th Floor Deshi Building North,
Shangdi Street, Haidian District,
Beijing 100085, People's Republic of China
Tel: +86 10 5692-8909
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, Suite 4D
New York, New York 10017
+1 212 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Will H. Cai, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	David T. Zhang, Esq. Benjamin W. James, Esq. Kirkland & Ellis International LLP c/o 26/F, Gloucester Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3761-3318

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be registered(1)(3)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(4)

Class A ordinary shares, par value US$0.0001 per share(2)(3)	41,400,000	US$1.33	US$55,200,000	US$5,558.64

(1)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)
Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes 5,400,000 Class A ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No.333-211672). Each American depositary share represents 15 Class A ordinary shares.

(4)
Previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS (subject to completion)
Issued May 27, 2016

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

2,400,000 American Depositary Shares

China Online Education Group

REPRESENTING 36,000,000 CLASS A ORDINARY SHARES

China Online Education Group is offering 2,400,000 American depositary shares, or ADSs. Each ADS represents 15 Class A ordinary shares, par value $0.0001 per share. This is our initial public offering and no public market exists for our ADSs or our Class A ordinary shares. We anticipate the initial public offering price of our ADSs will be between US$18.00 and US$20.00 per ADS.

Concurrently with, and subject to, the completion of this offering, DCM (through two affiliated entities) and Sequoia (through SCC Growth I Holdco A, Ltd.), all of which are non-US entities, have agreed to purchase from us US$15 million and US$5 million of our Class A ordinary shares, respectively, at a price per share equal to the initial public offering price adjusted to reflect the ADS-to-share ratio, or the Concurrent Private Placements. Assuming an initial offering price of US$19.00 per ADS, the mid-point of the estimated offering price range shown on the front cover page of this prospectus, DCM and Sequoia will purchase 11,842,105 and 3,947,368 Class A ordinary shares from us, respectively. The Concurrent Private Placements are conducted pursuant to an exemption from registration with the U.S. Securities and Exchange Commission, or the SEC, under Regulation S of the Securities Act of 1933, as amended. Under the subscription agreements executed on May 27, 2016, the completion of this offering is the only substantive closing condition precedent for the Concurrent Private Placements and if this offering is completed, the Concurrent Private Placements will be completed concurrently. The investors have agreed with the underwriters not to, directly or indirectly, sell, transfer or dispose of any Class A ordinary shares acquired in the Concurrent Private Placements for a period of 180 days after the date of this prospectus.

We are an "emerging growth company" under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

We have applied for the listing of our ADSs on the New York Stock Exchange, or the NYSE, under the symbol "COE."

Investing in our ADSs involves risks. See "Risk Factors" beginning on page 16.

PRICE $              AN ADS

	Price to Public	Underwriting Discounts and Commissions	Proceeds before expenses to Company
Per ADS	$	$	$
Total	$	$	$

We have granted the underwriters the right to purchase up to an additional 360,000 ADSs to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Following the completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. All of our existing shareholders prior to this offering will beneficially own all of our issued Class B ordinary shares and will be able to exercise 98.6% of the total voting power of our issued and outstanding share capital immediately following the completion of this offering assuming (i) the underwriters do not exercise their over-allotment option to purchase additional ADSs, and (ii) we will issue and sell a total of 15,789,473 Class A ordinary shares through the Concurrent Private Placements, which number of shares has been calculated based on an assumed initial public offering price of US$19.00 per ADS, the mid-point of the estimated offering price range set forth above. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes and is convertible into one Class A ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

The underwriters expect to deliver the ADSs to purchasers on                     , 2016.

MORGAN STANLEY	CREDIT SUISSE

                           , 2016.

Largest Online English Education Platform In China [1]

GROSS BILLINGS CAGR 2013 ~ 2015 [3]

213%

ACTIVE STUDENTS [2]

~102,000

FOREIGN TEACHERS [4]

~6,300

51Talk

China Online Education Group

42.2%

GROSS BILLINGS CONTRIBUTED BY K-12 STUDENTS [5]

82.3%

OF ACTIVE STUDENTS HAVE ACCESSED MOBILE PLATFORM [7]

7,300,000+

LESSONS BOOKED [6]

1. As measured by gross billings in 2015, as well as the number of available foreign teachers as of December 31, 2015, according to Frost & Sullivan
2. 12 months ended March 31, 2016. Active students is defined as students who booked at least one paid lesson during the period
3. Gross billings, a non-GAAP financial measure, is defined as the total amount of cash received for the sale of course packages in a given period, net of the total amount of refunds in such period
4. Based on the number of available foreign teachers as of March 31, 2016. Available teachers is defined as those who have been qualified to deliver lessons on our platform as of the end of the period
5. In three months ended March 31, 2016
6. 12 months ended March 31, 2016. Lessons booked is defined as lessons that have been taken or that have confirmed student absences
7. Defined as the number of active students who have used the mobile app at least once in three months ended March 31, 2016

        You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

        We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

        Until            , 2016 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors," before deciding whether to buy our ADSs. This prospectus contains information from an industry report commissioned by us and prepared by Frost & Sullivan, a third-party research firm, to provide information regarding our industry and market position in China. We refer to this report as the Frost & Sullivan Report.

Our Business

        Our mission is to make quality education accessible and affordable. Recognizing the strong demand for improving English proficiency and the lack of effective and affordable solutions in China, our founders started with English education as the first step of our journey.

        We are a leading online education platform in China, with core expertise in English education. According to the Frost & Sullivan Report, we are one of the top online education platforms as measured by gross billings in 2015, and the largest online English education platform in China, as measured by gross billings in 2015 and the number of available foreign teachers as of December 31, 2015.

        The charts below demonstrate our rapid growth:

        English education in China traditionally focuses on test preparation instead of improving English proficiency, especially improving English communication skills. To address this unmet need, we have developed proprietary online and mobile education platforms that enable students across China to take one-on-one live interactive English lessons with overseas foreign teachers, on demand, fostering the development of all aspects of English proficiency. We employ student and teacher feedback and data analytics to deliver a personalized learning experience. Our lessons are highly affordable, with each 25-minute lesson on average costing approximately RMB30 (US$5).

        We connect our students with a large pool of highly qualified foreign teachers that we have assembled using a shared economy approach. Once our teachers have gone through our rigorous selection and training process, we give them the flexibility to deliver lessons based on their own scheduling availability, at appropriate locations of their choice, and get paid based on the number of lessons taught. This shared economy approach has allowed us to quickly build a large pool of teachers in a cost-effective manner. Our platform analyzes teachers' teaching aptitudes, feedback and rating from students as well as background, and recommends suitable teachers to students according to their respective characteristics and learning objectives. The large pool of teachers not only allows us to provide live lessons to students on demand by giving them scheduling flexibility, but also ensures that we are able to accommodate and address students' individual learning behaviors and needs.

        We develop and tailor our proprietary curriculum specifically to our interactive lesson format and our goal of building an interactive and immersive English learning environment. Our flagship courses, Classic English and Classic English Junior, place specific emphasis on the development of English communication skills. We complement our flagship offerings with a number of specialty courses aimed at situation-based English education and test preparation needs, such as Business English and IELTS Speaking.

        We have designed a holistic learning solution that enhances effective learning through the integration of live lessons, practice, assessment and mentoring. Our live lessons allow for frequent interactions between students and teachers, which is a key factor in improving English communication skills. Prior to taking lessons, students preview course materials using exercises and illustrations, supported by a pronunciation recognition and rating system. Assessment includes post-lesson quizzes and level advancement exams, both of which help students better assess their learning outcome and identify areas for improvement. In addition, our teaching assistants mentor students by coaching them on the proper learning methods and attending to their needs throughout the learning process.

        Our proprietary online and mobile education platforms, particularly our Air Class platform, are critical to students' learning experience. The Air Class platform integrates a number of features that allows us to closely simulate, and in some ways surpass, a traditional classroom experience. Our 51Talk mobile app, which serves as an integral part of our students' overall learning experience, allows students to book and manage lessons, access pre-lesson preparation and review materials, and take lessons at locations of their choice. Approximately 82.3% of our active students utilized our mobile app in the three months ended March 31, 2016.

        We have experienced significant growth in gross billings and net revenues in recent years. Our gross billings increased from RMB36.1 million in 2013 to RMB116.9 million in 2014, and further to RMB353.3 million (US$54.5 million) in 2015, and increased from RMB53.3 million in the three months ended March 31, 2015 to RMB154.8 million (US$24.0 million) in the three months ended March 31, 2016. We define gross billings for a specific period as the total amount of cash received for the sale of course packages in such period, net of the total amount of refunds in such period. For discussions of gross billings and reconciliation of gross billings to net revenues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure." Our net revenues increased from RMB21.7 million in 2013 to RMB52.2 million in 2014, and further to RMB154.7 million (US$23.9 million) in 2015, and increased from RMB24.4 million in the three months ended March 31, 2015 to RMB72.2 million (US$11.2 million) in the three months ended March 31, 2016. We had a net loss of RMB17.8 million, RMB101.7 million and RMB327.1 million (US$50.5 million) in 2013, 2014 and 2015, respectively. In the three months ended March 31, 2016, we had a net loss of RMB99.3 million (US$15.4 million), compared to a net loss of RMB53.7 million in the three months ended March 31, 2015.

        We have recently experienced significant growth in the K-12 online English education market. In 2015, we released our Classic English Junior course which is customized to the learning objectives and patterns of K-12 students. We have also implemented a series of targeted initiatives to better engage K-12 students and their parents. As a result, K-12 students' contribution to our overall gross billings reached 42.2% in the first quarter of 2016, compared to 34.8% and 24.5% in the fourth quarter and first quarter of 2015, respectively. In the first quarter of 2016, the higher average initial course package size of RMB6.2 thousand purchased by K-12 students and the higher referral rate of 57.4% by K-12 students, as compared to those of other demographics of our student base, further validate our focus in this market. In March 2016, we launched our 51Talk New Concept course, which is a test preparation course tailored for K-12 students, and in May 2016, we introduced a new course package with teachers from North America for our K-12 students.

Our Industry

        Driven by rapid economic growth, urbanization and higher per capita disposable income of urban households, China has experienced significant growth in the private education market. According to the Frost & Sullivan Report, China's private education market reached RMB1,057.7 billion (US$163.3 billion) in 2015, and is expected to further grow at a compound annual growth rate, or CAGR, of 15.4% to RMB2,161.8 billion (US$333.7 billion) in 2020.

        Online education offers students easy access to a large pool of teachers, rich course materials and pre-and post-lesson support, at the time and location of their choice. Online education companies are also well positioned to gather and analyze data to deliver optimized learning experiences. We believe these characteristics are important for English language education. Online English education better facilitates frequent interactions between teachers and students and high frequency practice for knowledge reinforcement.

        Pure online English education companies have greater scalability. They also have ability to potentially reach a significantly larger market of prospective students across a broader geographical area, translate capital savings into affordable course prices and devote more sources to developing technology and data analytics. China's online English education market in terms of gross billings increased from RMB3.4 billion (US$0.5 billion) in 2010 to RMB18.3 billion (US$2.8 billion) in 2015, representing a CAGR of 40.0%, and is expected to further increase to RMB160.9 billion (US$24.8 billion) in 2020, representing a CAGR of 54.5% from 2015.

Our Value Propositions

        We believe that the success of our platform is a direct result of the unique value propositions that we offer to both students and teachers.

  Value propositions to students

  •
  effective English education;

  •
  access to foreign teachers and proprietary course contents;

  •
  flexibility to learn English anytime, anywhere; and

  •
  highly affordable prices.

  Value propositions to teachers

  •
  flexibility of working hours and locations;

  •
  competitive pay; and

  •
  sense of personal achievement.

Our Strengths

        We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

  •
  leading online education platform in China with a strong brand;

  •
  highly effective and affordable English education program on demand;

  •
  innovative and scalable business model, with strong operational expertise;

  •
  proprietary online and mobile education platforms;

  •
  rapidly-increasing student base and engagement; and

  •
  visionary and passionate management team with proven track record.

Our Strategies

        Our goal is to strengthen our leading position in the online education market in China, creating a foundation for us to develop a global online education platform. We intend to achieve our goal by pursuing the following strategies:

  •
  further enhance our brand image to grow our student base and increase student enrollments;

  •
  increase our market penetration amongst K-12 students;

  •
  expand our course offerings and enhance our teaching approaches;

  •
  improve our online and mobile platforms;

  •
  strengthen our technologies and data analytics capabilities; and

  •
  pursue selective strategic acquisitions and partnerships.

Our Challenges

        The successful execution of our strategies is subject to risks and uncertainties related to our business and industry, including those relating to:

  •
  our limited operating history with our current business model, which makes it difficult to predict our future prospects and financial performance;

  •
  our ability to continue to attract students to purchase our course packages and to increase the spending of our students on our platform;

  •
  our ability to maintain and enhance brand recognition;

  •
  our ability to conduct sales and marketing activities cost-effectively;

  •
  the fact we incurred, and in the future may continue to incur, net losses;

  •
  our ability to continue to engage, train and retain qualified teachers;

  •
  our ability to compete effectively;

  •
  our ability to successfully execute our growth strategies;

  •
  our ability to develop and introduce new curriculum that meet our existing and prospective students' expectations, and adopt new technologies important to our business; and

  •
  unexpected network interruptions or network failures.

        See "Risk Factors" and "Special Note Regarding Forward-Looking Statements" for a discussion of these and other risks and uncertainties associated with our business and investing in our ADSs.

Corporate Information

        Our principal executive offices are located at 6th Floor, Deshi Building North, Shangdi Street, Haidian District, Beijing 100085, PRC. Our telephone number at this address is +86-10-5692-8909. Our registered office in the Cayman Islands is located at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue 4th Floor, New York, New York 10017.

        Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.51talk.com. The information contained on our website is not a part of this prospectus.

Corporate History and Structure

        We began our operations in July 2011 through Beijing Dasheng Zhixing Technology Co., Ltd., or Dasheng Zhixing, a PRC domestic company. 51Talk English Philippines Corporation, or Philippines Co I, was incorporated in August 2012 to conduct our business operations in the Philippines, including teacher sourcing, teacher engagement, teacher training, teacher quality control, course content development and free trial lessons.

        In order to facilitate international capital raising, we incorporated China Online Education Group, or COE, to become our offshore holding company under the laws of the Cayman Islands in November 2012. In January 2013, China Online Education (HK) Limited, or COE HK Co I, was incorporated in Hong Kong as a wholly owned subsidiary of COE. Beijing Dasheng Online Technology Co., Ltd., or Dasheng Online, was set up in June 2013 as a wholly owned subsidiary of COE HK Co I in the PRC.

        Due to PRC legal restrictions on foreign ownership and investment in the value-added telecommunications market, we operate our online platform through Dasheng Zhixing, our consolidated variable interest entity, or VIE, in the PRC. Dasheng Zhixing holds our ICP license necessary to operate our online platform in China, our domain names, including 51talk.com, our registered trademarks in China and three of our registered software copyright that are essential to the Company's online operation in PRC. Dasheng Zhixing had 1,489 staff, including 278 employees and 1,211 personnel engaged by independent third party suppliers pursuant to services outsource agreements, or Outsourced Personnel, and leased seven office facilities as of March 31, 2016. We rely on a series of contractual arrangements among Dasheng Online, Dasheng Zhixing and its shareholders to operate our online and mobile platforms in China. We do not have equity interests in Dasheng Zhixing. However, as a result of these contractual arrangements, we are the primary beneficiary of Dasheng Zhixing and treat it as our consolidated VIE under U.S. GAAP.

        In October 2014, we undertook an internal reorganization, pursuant to which we established two new subsidiaries, namely 51Talk English International Limited, or COE HK Co II, in Hong Kong and China Online Innovations Inc., or Philippines Co II, in the Philippines. Since the reorganization, foreign teachers delivering paid lessons on our platform no longer entered into service agreements with Philippines Co I, but rather entered into service agreements with COE HK Co II. Furthermore, we transferred the bulk of our Philippine business operations from Philippines Co I to Philippines Co II, and we began to enter into employment agreements with new full-time employees in the Philippines using Philippines Co II. In January 2016, we established a new subsidiary in the Philippines, namely On Demand English Innovations Inc., or Philippines Co III. In April 2016, we transferred all business operations and most of the assets of Philippines Co I to Philippines Co III. After these internal reorganizations, Philippines Co III conducts our business operations relating to the free trial lessons delivered by our free trial teachers based in Baguio City, Philippines, and Philippines Co II conducts the remainder of our business operations in the Philippines, including teacher sourcing, teacher engagement, teacher training, teacher quality control, course content development and free trial lessons offered by our free trial teachers based in Manila, Philippines.

        Philippines Co I currently does not have any material business operation, and we intend to gradually liquidate Philippines Co I.

        Under the Philippine Corporation Code, the business, assets and affairs of a corporation is handled and managed by a board of directors, which is composed of the number of individuals mandated under the corporation's articles of incorporation. Philippines law further requires that each director own at least one share of stock in his or her name in the books of the corporation. In order to comply with the foregoing, there are seven individual shareholders of Philippines Co II and five individual shareholders of Philippines Co III holding an aggregate of 0.00014% and 0.004% of the equity interest of Philippines Co II and Philippines Co III, respectively. COE entered into contractual arrangements with each of (i) Philippines Co II and its seven individual shareholders and (ii) Philippines Co III and its five individual shareholders. These contractual arrangements provide us with an exclusive option to purchase all of the equity interests in Philippines Co II and Philippines Co III held by individual shareholders and the power to exercise their respective shareholder rights.

        In January 2015, we acquired and consolidated the business operations and assets of 91Waijiao, a provider of English education programs in China that focused on offering live lessons conducted by foreign teachers online. The following operating metrics of our company exclude the corresponding data of 91Waijiao for all periods presented in this prospectus, all of which have been immaterial to our overall business operation since our acquisition of the business operations and assets of 91Waijiao: (i) the number of paid lessons booked, (ii) the number of active students, (iii) the number of paying students and (iv) the number of teachers available.

        The following diagram illustrates our current corporate structure:

Notes:

(1)
Each of Ting Shu, Christine Ang, Huiru Yuan, Jennifer Que, Samuel Celestino, Xing Liu and Wei Li holds 0.00002% of the equity interest in Philippines Co II. Each of Ting Shu, Christine Ang, Huiru Yuan, Jennifer Que and Samuel Celestino is a director of Philippines Co II. We entered into contractual arrangements with these individual shareholders which provide us with an exclusive option to purchase all of the individual shareholders' equity interests in Philippines Co II and the power to exercise their shareholder rights.

(2)
Each of Jimmy Lai, Frank Lin, Nelson Tan, Luzviminda Santos Castro and Alfonso Ang Po holds 0.0008% of the equity interest in Philippines Co III. Each of these individuals is a director of Philippines Co III. We entered into contractual arrangements with these individual shareholders which provide us with an exclusive option to purchase all of the individual shareholders' equity interests in Philippines Co III and the power to exercise their respective shareholder rights.

(3)
Jack Jiajia Huang holds 99.90% of the equity interest in Philippines Co I; Kei Hattori holds 0.02% of the equity interest in Philippines Co I; Nelson Tan holds 0.06% of the equity interest in Philippines Co I; and Frank Lin holds 0.02% of the equity interest in Philippines Co I. Each of Mr. Hattori, Mr. Tan and Mr. Lin is a director of Philippines Co I.

(4)
Jack Jiajia Huang holds 61.25% of the equity interest in Dasheng Zhixing; Ting Shu, our co-founder, director and senior vice president, holds 26.25% of the equity interest in Dasheng Zhixing; Ling Chen, an affiliate of an angel investor of our company, holds 12.50% of the equity interest in Dasheng Zhixing.

Implications of Being an Emerging Growth Company

        As a company with less than US$1.0 billion in revenue for the last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America's Surface Transportation Act of 2015), or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

        We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.0 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

 Conventions Which Apply to this Prospectus

        Unless we indicate otherwise, all information in this prospectus reflects the following:

  •
  no exercise by the underwriters of their over-allotment option to purchase up to 360,000 additional ADSs representing 5,400,000 Class A ordinary shares from us; and

        Except where the context otherwise requires and for purposes of this prospectus only:

  •
  a lesson is considered "booked" when it is taken or when the student to such lesson is confirmed absent;

  •
  an "active student" for a specified period refers to a student who booked at least one paid lesson;

  •
  "ADSs" refer to our American depositary shares, each represents 15 Class A ordinary shares;

  •
  "China" or "PRC" refer to the People's Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;

  •
  "gross billings" for a specific period refer to the total amount of cash received for the sale of course packages in such period, net of the total amount of refunds in such period;

  •
  a "new paying student" for a specified period refers to a paying student during the period that had not purchased a course package in any prior period;

  •
  "ordinary shares" prior to the completion of this offering refers to our ordinary shares of par value US$0.0001 per share, and upon and after the completion of this offering refers to our Class A and Class B ordinary shares, par value US$0.0001 per share;

  •
  a "paying student" for a specified period refers to a student that purchased a course package during the period, and the total number of "paying students" for a specified period refers to the total number of paying students for such period minus the total number of students that obtained refunds during such period;

  •
  "preferred shares" refer collectively to series A, series B, series C and series D convertible and redeemable preferred shares of China Online Education Group, par value US$0.0001 per share;

  •
  "RMB" or "Renminbi" refers to the legal currency of China;

  •
  "US$," "dollars" or "U.S. dollars" refers to the legal currency of the United States; and

  •
  "we," "us," "our company," "our," and "COE" refer to China Online Education Group, a Cayman Islands company, and its subsidiaries, and, in the context of describing our operations and consolidated financial information, also include its consolidated variable interest entities.

        This prospectus contains information and statistics relating to China's economy and the industries in which we operate derived from various publications issued by market research companies and PRC governmental entities, which have not been independently verified by us, the underwriters or any of their respective affiliates or advisers. The information in such sources may not be consistent with other information compiled in or outside China.

The Offering

Offering price	We currently estimate that the initial public offering price will be between US$18.00 and US$20.00 per ADS.
ADSs offered by us	2,400,000 ADSs (or 2,760,000 ADSs if the underwriters exercise their over-allotment option in full).
Concurrent Private Placements

Concurrently with, and subject to, the completion of this offering, DCM (through two affiliated entities) and Sequoia (through SCC Growth I Holdco A, Ltd.), all of which are non-US entities, have agreed to purchase from us US$15 million and US$5 million of our Class A ordinary shares, respectively, at a price per share equal to the initial public offering price adjusted to reflect the ADS-to-Class A ordinary share ratio. Assuming an initial offering price of US$19.00 per ADS, the mid-point of the estimated offering price range shown on the front cover page of this prospectus, DCM and Sequoia will purchase 11,842,105 and 3,947,368 Class A ordinary shares from us, respectively. The Concurrent Private Placements are conducted pursuant to an exemption from registration with the SEC under Regulation S of the Securities Act. Under the subscription agreements executed on May 27, 2016, the completion of this offering is the only substantive closing condition precedent for the Concurrent Private Placements and if this offering is completed, the Concurrent Private Placements will be completed concurrently. The investors have agreed with the underwriters not to, directly or indirectly, sell, transfer or dispose of any Class A ordinary shares acquired in the Concurrent Private Placements for a period of 180 days after the date of this prospectus.

The ADSs

Each ADS represents 15 Class A ordinary shares, par value US$0.0001 per share. The depositary will hold the Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary shares	We will issue 36,000,000 Class A ordinary shares represented by our ADSs in this offering.

All of our existing ordinary shares will be redesignated as Class B ordinary shares and all of our outstanding preferred shares will be redesignated or automatically converted into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering.

All options, regardless of grant dates, will entitle holders to the equivalent number of Class A ordinary shares once the vesting and exercising conditions on such share-based compensation awards are met.

Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to ten votes per share on all matters subject to shareholders' vote.

Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such Class B ordinary shares will be automatically and immediately converted into the equivalent number of Class A ordinary shares.

See "Description of Share Capital."
Ordinary shares outstanding immediately after this offering

Immediately upon the completion of this offering, 294,985,644 ordinary shares will be outstanding, comprised of (i) 51,789,473 Class A ordinary shares, par value US$0.0001 per share (or 57,189,473 Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs in full), including 15,789,473 Class A ordinary shares we will issue in the Concurrent Private Placements, which number of shares has been calculated based on an initial offering price of US$19.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus, and (ii) 243,196,171 Class B ordinary shares, par value US$0.0001 per share. Class B ordinary shares outstanding immediately after the completion of this offering will represent 82.4% of our total outstanding shares and 97.9% of the then total voting power (or 81.0% of our total outstanding shares and 97.7% of the then total voting power if the underwriters exercise their option to purchase additional ADSs in full).

Over-allotment option	We have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 360,000 additional ADSs.

Use of proceeds

We expect to receive net proceeds of approximately US$59.2 million from this offering and the Concurrent Private Placements, assuming an initial public offering price of US$19.00 per ADS, which is the mid-point of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering and the Concurrent Private Placements primarily for general corporate purposes, which may include investing in sales and marketing activities, course development, technology infrastructure, capital expenditures and other general and administrative matters. We may also use a portion of the net proceeds for investing in, or acquiring, complementary businesses, although we have not identified any near-term investment or acquisition targets. See "Use of Proceeds" for additional information.

Lock-up

We, our directors and executive officers, our existing shareholders, certain of our option holders and the investors in the Concurrent Private Placements have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ADSs or ordinary shares or securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale" and "Underwriting" for more information.

Listing	We have applied to have the ADSs listed on the NYSE under the symbol "COE." Our ADSs and ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system.
Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2016.
Depositary	Deutsche Bank Trust Company Americas
Directed share program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of 120,000 ADSs offered in this offering to our directors, officers, employees, business associates and related persons.

Our Summary Consolidated Financial Data and Operating Data

        The following summary consolidated statements of comprehensive loss data for the years ended December 31, 2013, 2014 and 2015, summary consolidated balance sheet data as of December 31, 2013, 2014 and 2015 and summary consolidated cash flow data for the years ended December 31, 2013, 2014 and 2015 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive loss for the three months ended March 31, 2015 and 2016, summary consolidated balance sheet data as of March 31, 2016 and summary consolidated cash flow data for the three months ended March 31, 2015 and 2016 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Year Ended December 31,				For the Three Months Ended March 31,
	2013	2014	2015		2015	2016
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share, per share and per ADS data)
Summary Consolidated Statements of Comprehensive Loss:
Net revenues	21,665	52,210	154,675	23,878	24,374	72,191	11,196
Cost of revenues	(9,302)	(22,214)	(59,668)	(9,211)	(9,816)	(26,308)	(4,080)

Gross profit	12,363	29,996	95,007	14,667	14,558	45,883	7,116

Operating expenses:
Sales and marketing	(17,124)	(81,269)	(297,337)	(45,901)	(49,050)	(94,245)	(14,616)
Product development	(3,018)	(10,781)	(54,597)	(8,428)	(7,153)	(26,542)	(4,116)
General and administrative	(8,597)	(31,553)	(64,903)	(10,019)	(9,337)	(25,658)	(3,979)

Total operating expenses	(28,739)	(123,603)	(416,837)	(64,348)	(65,540)	(146,445)	(22,711)

Loss from operations	(16,376)	(93,607)	(321,830)	(49,681)	(50,982)	(100,562)	(15,595)
Interest and other (expense)/income, net	(710)	(1,213)	(353)	(54)	(322)	1,666	258

Loss before income tax expenses	(17,086)	(94,820)	(322,183)	(49,735)	(51,304)	(98,896)	(15,337)
Income tax expenses	(710)	(6,882)	(4,903)	(757)	(2,399)	(362)	(56)

Net loss	(17,796)	(101,702)	(327,086)	(50,492)	(53,703)	(99,258)	(15,393)
Accretions to preferred shares redemption value	(322)	(23,020)	(75,665)	(11,681)	(11,368)	(49,815)	(7,726)
Deemed dividends at re-designation of ordinary shares to preferred shares	(2,309)	(5,665)	—	—	—	—	—

Net loss attributable to ordinary shareholders	(20,427)	(130,387)	(402,751)	(62,173)	(65,071)	(149,073)	(23,119)

Net loss	(17,796)	(101,702)	(327,086)	(50,492)	(53,703)	(99,258)	(15,393)

Other comprehensive (loss)/income:
Foreign currency translation adjustments	(571)	2,308	3,014	465	(94)	581	90

Total comprehensive loss	(18,367)	(99,394)	(324,072)	(50,027)	(53,797)	(98,677)	(15,303)

Weighted average number of ordinary shares used in computing basic and diluted loss per share	84,660,041	76,308,165	72,267,532	72,267,532	72,267,532	72,267,532	72,267,532
Net loss per share attributable to ordinary shareholders	(0.24)	(1.71)	(5.57)	(0.86)	(0.90)	(2.06)	(0.32)
Loss per ADS(1)
Basic	(3.60)	(25.65)	(83.55)	(12.90)	(13.50)	(30.90)	(4.80)
Diluted	(3.60)	(25.65)	(83.55)	(12.90)	(13.50)	(30.90)	(4.80)
Non-GAAP Financial Measure(2)
Gross billings	36,097	116,921	353,277	54,537	53,302	154,770	24,003

Notes:

(1)
Each ADS represents 15 Class A ordinary shares.

(2)
For discussions of gross billings and reconciliation of gross billings to net revenues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure."

        The following table presents our summary consolidated balance sheet data as of December 31, 2013, 2014 and 2015 and March 31, 2016.

	As of December 31,				As of March 31, 2016
	2013	2014	2015
							RMB Pro forma(1)	US$ Pro forma(1)
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	61,502	209,774	46,873	7,236	76,873	11,922	76,873	11,922
Time deposits	—	—	167,078	25,792	125,584	19,476	125,584	19,476

Total assets	63,496	227,067	291,550	45,008	278,897	43,253	278,897	43,253

Deferred revenues	16,479	78,416	272,176	42,017	348,136	53,991	348,136	53,991
Accrued expenses and other current liabilities	5,861	25,155	84,323	13,017	92,120	14,287	92,120	14,287

Total liabilities	24,162	115,813	377,867	58,333	463,503	71,883	463,503	71,883

Total mezzanine equity	65,531	277,723	478,962	73,939	528,777	82,007	—	—

Total shareholders' deficit	(26,197)	(166,469)	(565,279)	(87,264)	(713,383)	(110,637)	(184,606)	(28,630)

Notes:

(1)
All of the preferred shares will automatically convert into Class B ordinary shares on a one-on-one basis immediately prior to the completion of this offering. The unaudited pro forma balance sheet information as of March 31, 2016 assumes the automatic conversion of all of the outstanding preferred shares into Class B ordinary shares on a one-to-one basis, as if conversion had occurred as of March 31, 2016.

        The following table presents our summary consolidated cash flow data for the years ended December 31, 2013, 2014 and 2015, as well as the three months ended March 31, 2015 and 2016.

	For the Year Ended December 31,				For the Three Months Ended March 31,
	2013	2014	2015		2015	2016
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash provided by/(used in) operating activities	1,956	(15,461)	(104,020)	(16,058)	(13,351)	(3,719)	(577)

Net cash (used in)/provided by investing activities	(386)	(7,814)	(192,884)	(29,776)	(6,520)	34,585	5,364

Net cash provided by financing activities	59,273	169,724	125,574	19,385	—	—	—

Effect of exchange rate changes on cash and cash equivalents	(565)	1,823	8,429	1,301	82	(866)	(134)

Net increase/(decrease) in cash and cash equivalents	60,278	148,272	(162,901)	(25,148)	(19,789)	30,000	4,653
Cash and cash equivalents at beginning of the period	1,224	61,502	209,774	32,384	209,774	46,873	7,269

Cash and cash equivalents at end of the period	61,502	209,774	46,873	7,236	189,985	76,873	11,922

Summary Operating Data

        The following table presents summary operating data for the periods indicated:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2013	2014	2015	2015	2016
Summary Operating Data:
Active students(1) (in thousands)	15.2	35.0	86.5	32.4	71.9
Paying students(2) (in thousands)	13.9	28.8	68.5	13.2	26.4
Average spending per paying student (in RMB thousands)	2.6	4.1	5.2	4.0	5.9

Notes:

(1)
an "active student" for a specific period refers to a student who booked at least one paid lesson. A lesson is considered "booked" when it is taken or when the student to such lesson is confirmed absent.

(2)
a "paying student" for a specified period refers to a student that purchased a course package, either prepaid credit or prepaid membership, during the period, and the total number of "paying students" for a specified period refers to the total number of paying students for such period minus the total number of students that obtained refunds during such period.

RISK FACTORS

        An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a limited operating history with our current business model, which makes it difficult to predict our future prospects and financial performance.

        We have a short operating history with our current business model. Our business since inception has generated limited gross billings and revenues, and may not produce significant gross billings and revenues in the near term, or at all, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations. If we do generate significant gross billings and revenues in the future, we expect it will be largely from the sale of our English course packages on our online and mobile education platforms, which are in an industry at its early stage of development. You must consider our business and prospects in light of the risks and difficulties we may encounter as an early-stage operating company in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

If we are not able to continue to attract students to purchase our course packages and to increase the spending of our students on our platform, our business and prospects will be materially and adversely affected.

        Our ability to continue to attract students to purchase our course packages and to increase their spending on our education platform, are critical to the continued success and growth of our business. This in turn will depend on several factors, including our ability to effectively market our platform to a broader base of prospective students, continue to develop, adapt or enhance quality educational content and services to meet the evolving demands of our existing or prospective students and expand our geographic reach. We must also manage our growth while maintaining consistent and high teaching quality, and respond effectively to competitive pressures. If we are unable to continue to attract students to purchase our course packages and to increase the spending of our students on our platform, our gross billings and net revenues may decline, which may have a material adverse effect on our business, financial condition and results of operations.

Our business depends on the market recognition of our brand, and if we are unable to maintain and enhance brand recognition, our business, financial conditions and results of operations may be materially and adversely affected.

        We believe that the market recognition of our 51Talk brand has significantly contributed to the success of our business and that maintaining and enhancing our brand recognition is critical to sustaining our competitive advantages. Our ability to maintain and enhance brand recognition and reputation depends primarily on the perceived effectiveness and quality of our curriculum and teachers, as well as the success of our branding efforts. In 2015, we engaged Ms. Li Na, a well-known Chinese tennis player, to be our brand ambassador. Our branding efforts, however, may not be successful and we may incur significant branding costs. If we are unable to maintain and further enhance our brand recognition and reputation and promote awareness of our platform, we may not be able to maintain our current level of students, fees and engage qualified teachers, and our results of operations may be materially and adversely affected. Furthermore, any negative publicity relating to our company, our courses, teachers and platform or our brand ambassador, regardless of its veracity, could harm our brand image and in turn materially and adversely affect our business and results of operations.

If we are unable to conduct sales and marketing activities cost-effectively, our results of operations and financial condition may be materially and adversely affected.

        We have incurred significant sales and marketing expenses. Our sales expenses include telemarketing sales and free trial lesson related expenses, and our marketing expenses include online and mobile marketing and branding expenses. The number of our sales and marketing staff increased from 138 as of December 31, 2013 to 736 as of December 31, 2014, and further to 1,837 as of December 31, 2015, and further to 1,936 (including 731 full-time employees and 1,205 outsourced personnel) as of March 31, 2016. We incurred RMB17.1 million, RMB81.3 million, RMB297.3 million (US$45.9 million) and RMB94.2 million (US$14.6 million) in sales and marketing expenses in 2013, 2014, 2015 and in the three months ended March 31, 2016, respectively. In December 2015, we began outsourcing part of our marketing and sales functions to independent third party suppliers who provide management and business outsourcing services. As of March 31, 2016, 714 of our previous employees had terminated their employment with us and established employment relationships with the third party suppliers that provide outsourcing services to us.

        Our sales activities may not be well received by students and may not result in the levels of sales that we anticipate and our trial lessons may not be attractive to our prospective students. Furthermore, we may not be able to achieve the operational efficiency necessary to increase the gross billings per sales and marketing staff. We also may not be able to retain or recruit experienced sales staff, or to efficiently train junior sales staff. Further, marketing and branding approaches and tools in the online education market in China are evolving, especially for mobile platforms. This further requires us to enhance our marketing and branding approaches and experiment with new methods to keep pace with industry developments and student preferences. Failure to refine our existing marketing and branding approaches or to introduce new marketing and branding approaches in a cost-effective manner may reduce our market share, cause our revenues to decline and negatively impact our profitability.

We have incurred, and in the future may continue to incur, net losses.

        We have incurred net losses since our inception. We experienced net losses of RMB17.8 million, RMB101.7 million and RMB327.1 million (US$50.5 million) in 2013, 2014 and 2015, respectively. For the three months ended March 31, 2016, we had a net loss of RMB99.3 million (US$15.4 million), compared to a net loss of RMB53.7 million for the three months ended March 31, 2015. We had accumulated deficit of RMB25.6 million, RMB168.1 million, RMB570.0 million (US$88.0 million) and RMB718.6 million (US$111.5 million) as of December 31, 2013, 2014 and 2015 and March 31, 2016, respectively.

        We cannot assure you that we will be able to generate net profits or positive cash flow from operating activities in the future. Our ability to achieve profitability will depend in large part on our ability to increase our operating margin, either by growing our revenues at a rate faster than our operating expenses increase, or by reducing our operating expenses, especially our sales and market expenses, as a percentage of our net revenues. Accordingly, we intend to continue to invest in our branding and marketing activities to attract new students, improve our online and mobile platforms and data analytics capabilities to enhance student experience. As a result of the foregoing, we believe that we may continue to incur net losses for a period of time in the future.

If we are not able to continue to engage, train and retain qualified teachers, we may not be able to maintain consistent teaching quality on our platform, and our business, financial conditions and operating results may be materially and adversely affected.

        Our teachers are critical to the learning experience of our students and our reputation. We seek to engage highly qualified teachers with strong English and teaching skills. We must provide competitive pay and other benefits, such as flexibility in lesson scheduling to attract and retain them. We must also provide ongoing training to our teachers to ensure that they stay abreast of changes in course materials, student demands and other changes and trends necessary to teach effectively. Furthermore, as we continue to develop new course contents and lesson formats, we may need to engage additional teachers with appropriate skill sets or backgrounds to deliver instructions effectively. We cannot guarantee that we will be able to effectively engage and train such teachers quickly, or at all. Further, given other potential more attractive opportunities for our quality teachers, over time some of them may choose to leave our platform. For teachers who advanced to a rating of between three and five stars in the first quarter of 2015, approximately 63% of them were still with us and opened teaching slots on our platform in the first quarter of 2016. We have not experienced major difficulties in engaging, training or retaining qualified teachers in the past, however, we may not always be able to engage, train and retain enough qualified teachers to keep pace with our growth while maintaining consistent education quality. We may also face significant competition in engaging qualified teachers from our competitors or from other opportunities that are perceived as more desirable. A shortage of qualified teachers, a decrease in the quality of our teachers' performance, whether actual or perceived, or a significant increase in the cost to engage or retain qualified teachers would have a material adverse effect on our business and financial conditions and results of operations.

We face significant competition, and if we fail to compete effectively, we may lose our market share or fail to gain additional market share, which would adversely impact our business and financial conditions and operating results.

        The English education market in China is fragmented, rapidly evolving and highly competitive. We face competition in general English proficiency education, as well as in K-12, test preparation and other specialized areas of English education, from existing online and offline education companies. In the future, we may also face competition from new entrants into the English education market.

        Some of our competitors may be able to devote more resources than we can to the development and promotion of their education programs and respond more quickly than we can to changes in student demands, market trends or new technologies. In addition, some of our competitors may be able to respond more quickly to changes in student preferences or engage in price-cutting strategies. We cannot assure you that we will be able to compete successfully against current or future competitors. If we are unable to maintain our competitive position or otherwise respond to competitive pressure effectively, we may lose market share or be forced to reduce our fees for course packages, either of which would adversely impact our results of operations and financial condition.

If we fail to successfully execute our growth strategies, our business and prospects may be materially and adversely affected.

        Our growth strategies include further enhancing our brand image to grow our student base and increase student enrollments, increasing our market penetration amongst K-12 students, expanding our course offerings, enhancing our teaching methods, improving the learning experience of our students, and advancing our technology. We may not succeed in executing these growth strategies due to a number of factors, including the following:

  •
  we may not be able to replicate the success and growth of our adult English program to the K-12 English education market;

  •
  we may fail to further promote our platforms;

  •
  we may not be successful in effectively delivering and promoting our group lessons with Chinese tutors;

  •
  we may fail to effectively promote our corporate packages;

  •
  we may not be able to engage, train and retain a sufficient number of qualified teachers and other key personnel;

  •
  we may not be able to continue to improve our personalized learning experience of our students and to enhance our existing courses or develop new courses, especially for K-12 students, that meet the changing demands for English learners;

  •
  we may fail to maintain the technology necessary to deliver a smooth learning experience to our students; and

  •
  we may not be able to identify suitable targets for acquisitions and partnership.

        If we fail to successfully execute our growth strategies, we may not be able to maintain our growth rate and our business and prospects may be materially and adversely affected as a result.

If we fail to develop and introduce new courses that meet our existing and prospective students' expectations, or adopt new technologies important to our business, our competitive position and ability to generate revenues may be materially and adversely affected.

        Historically, our core business centered on English education to adults with our Classic English course. We have since expanded our course offerings to target K-12 students, as well as a broader range of situation-based English education and test preparation targeting a wide range of student demographics. In addition to one-on-one lessons with Filipino teachers, we have also introduced lessons with Western teachers and Chinese tutors to provide our students a broader selection of teachers and course formats. We intend to continue developing new courses. The timing of the introduction of new courses is subject to risks and uncertainties. Unexpected technical, operational, logistical or other problems could delay or prevent the introduction of one or more new courses. Moreover, we cannot assure you that any of these courses or programs will match the quality or popularity of those developed by our competitors, achieve widespread market acceptance or contribute the desired level of income.

        The effectiveness of our program depends on the success of our personalized learning approach to English education, which in turn is determined by the efficiency of our data analytics know-how. We might not be able to continue to efficiently monitor and analyze relevant data important for us to provide a personalized learning experience for our students, or to continue to drive our teaching training, curriculum development and other operational aspects of our platform.

        Technology standards in internet and value-added telecommunications services and products in general, and in online education in particular, may change over time. If we fail to anticipate and adapt to technological changes, our market share and our business development could suffer, which in turn could have a material and adverse effect on our financial condition and results of operations. If we are unsuccessful in addressing any of the risks related to new courses, our reputation and business may be materially and adversely affected.

Unexpected network interruptions, security breaches or computer virus attacks and system failures could have a material adverse effect on our business, financial condition and results of operations.

        Our business depends on the performance and reliability of the internet infrastructure in China and the Philippines. In China, almost all access to the internet is maintained through state-controlled telecommunications operators. In many parts of China and the Philippines, the internet infrastructure is relatively underdeveloped, and internet connections are generally slower and less stable than in more developed countries. We cannot assure you that the internet infrastructure in China and the Philippines will remain sufficiently reliable for our needs or that either country will ever develop and make available more reliable internet access to our students and teacher. Any failure to maintain the performance, reliability, security or availability of our network infrastructure may cause significant damage to our ability to attract and retain students and teachers. Major risks involving our network infrastructure include:

  •
  breakdowns or system failures resulting in a prolonged shutdown of our servers;

  •
  disruption or failure in the national backbone networks in China or the Philippines, which would make it impossible for students and teachers to access our online and mobile platforms or to engage in live lessons;

  •
  damage from natural disaster or other catastrophic event such as an typhoon, volcanic eruption, earthquake, flood, telecommunications failure, or other similar events in China or in the Philippines; and

  •
  any infection by or spread of computer viruses.

        Any network interruption or inadequacy that causes interruptions in the availability of our online and mobile platforms or deterioration in the quality of access to our online and mobile platforms could reduce student satisfaction and result in a reduction in the activity level of our students and the number of students purchasing our course packages. For example, in November 2013, the internet infrastructure in the Philippines was significantly disrupted by typhoons. During that period, a significant number of our teachers in the Philippines were not able to access our platform and deliver paid lessons. If sustained or repeated, these performance issues could reduce the attractiveness of our platform. Furthermore, increases in the volume of traffic on our online and mobile platforms could strain the capacity of our existing computer systems and bandwidth, which could lead to slower response times or system failures. The internet infrastructure in China and in the Philippines may not support the demands associated with continued growth in internet usage. This would cause a disruption or suspension in our lesson delivery, which could hurt our brand and reputation. We may need to incur additional costs to upgrade our technology infrastructure and computer systems in order to accommodate increased demand if we anticipate that our systems cannot handle higher volumes of traffic in the future.

        All of our servers and routers, including backup servers, are currently hosted by third-party service providers in multiple cities in China. We do not maintain any backup servers outside of these cities. We also rely on major telecommunication companies to provide us with data communications capacity primarily through local telecommunications lines and internet data centers to host our servers. We may not have access to alternative services and we have no control over the costs of services. If the prices that we pay for telecommunications and internet services in China and the Philippines rise significantly, our gross profit and net income could be adversely affected. In addition, if internet access fees or other charges to internet users increase, our visitor traffic may decrease, which in turn may harm our revenues.

We use the streaming technology and infrastructure of YY to deliver lessons to our students and to conduct teacher training. Any interruption to or discontinuation of our cooperative relationship with YY may severely and negatively impact our ability to deliver our course content to students.

        We use the technology of YY, to deliver audio and video data, and their technology is important to our ongoing ability to operate our online and mobile education platforms. In June 2014, we entered into a five-year technology service agreement with Guangzhou Huaduo Network Technology Company Limited, or Guangzhou Huaduo, an affiliated entity of YY, which was amended in December 2015. This agreement provides us with the right to use the audio and video streaming technology and infrastructure from YY. YY also provides technology support and services to us pursuant to this agreement. In February 2016, we entered into a four-year license agreement with Shanghai Zhaoyan Network Technology Company Limited, or Shanghai Zhaoyan, as an additional service provider for audio and video data delivery and to enhance the compatibility of our platforms on Mac.

        Licensed technology and intellectual property rights from third parties, including YY, may not continue to be available on commercially reasonable terms, or at all. Our agreement with Guangzhou Huaduo is terminable and provide limited recourse for service interruptions. Any loss of the right to use any of this technology could result in delays in delivering our lessons or to conduct teacher training until equivalent technology is identified and integrated, which could harm our business. Any interruption to or discontinuation of our cooperative relationship with YY, despite our current attempts to integrate the technology of Shanghai Zhaoyan and our in-house technology development efforts, may severely and adversely impact our ability to deliver our lessons to students. In this situation we would be required to either redesign our solutions to function with technology available from other parties or to develop these components ourselves more quickly, which would result in increased costs or interruption of our platform, which could harm our students' learning experience and our reputation. If we fail to maintain or renegotiate any of these technology or intellectual property licenses, we could face significant delays and the diversion of resources in attempting to develop similar or replacement technology, or to license and integrate a functional equivalent of the technology we use from YY.

Higher labor costs, inflation and implementation of stricter labor laws in the PRC or in the Philippines may adversely affect our business, financial conditions and results of operations.

        Labor costs in China have increased with China's economic development, particularly in the large cities where our offices are based. Rising inflation in China is also putting pressure on wages and the average wage level for our employees has also increased in recent years. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated governmental agencies for the benefit of our employees. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our students by increasing prices for our courses or improving the utilization of our staff, our profitability and results of operations may be materially and adversely affected. Furthermore, the PRC government has promulgated new laws and regulations to enhance labor protections in recent years, such as the Labor Contract Law and the Social Insurance Law. As the interpretation and implementation of these new laws and regulations are still evolving, our employment practice may not at all times be deemed in compliance with the new laws and regulations. For instance, we began outsourcing part of our marketing and sales functions to independent third party suppliers who provide management and business outsourcing services to us in December 2015. There remains a degree of uncertainty as to whether this service outsourcing arrangement will be deemed a labor dispatch arrangement under current PRC laws and regulations. If the authorities take the view that this outsourcing arrangement constitutes labor dispatch and thus violates relevant labor laws, we may be ordered to terminate this outsource arrangement and may even be fined or have our business license revoked if the relevant authorities deem such arrangement constitutes a serious violation of the PRC laws and regulations. If we are subject to penalties or incur significant liabilities in connection with labor disputes or investigation, our business and profitability may be adversely affected.

        In addition, our future success depends, to a significant extent, on our ability to engage, train and retain qualified personnel in the Philippines, particularly experienced teachers with expertise in English education. Our experienced mid-level managers in the Philippines are instrumental in implementing our business strategies, executing our business plans and supporting our business operations and growth. We benefit from lower labor costs in the Philippines, but the Philippines is subject to a relatively high degrees of political and social instability. Disruptions resulting from this instability could decrease our efficiency and increase our costs. Any political or economic instability in the Philippines could result in our having to replace or reduce these labor sources, which may increase our labor costs and have an adverse impact on our results of operations.

        We engage our teachers in the Philippines as independent contractors, whose rights are different from those of employees. Under Philippine labor laws, the level and extent of control exercised by the hiring entity would determine the employment status. Our labor costs will increase if we engage our teachers in the Philippines as full-time employees or if courts or relevant authorities in the Philippines determine that our teachers are deemed employees.

        We also rely on a third-party vendor in Hong Kong to handle the payment of the compensation of our teachers in the Philippines. Any failure of this vendor to provide these services may negatively impact our relationships with teachers in the Philippines, damage our reputation and cause us to lose teachers while making it difficult to find replacement teachers.

Some students may decide not to continue taking our courses for a number of reasons, including a perceived lack of improvement in their English proficiency or general dissatisfaction with our programs, which may adversely affect our business, financial condition, results of operations and reputation.

        The success of our business depends in large part on our ability to retain our students by delivering a satisfactory learning experience and improving their English proficiency. If students feel that we are not providing them the experience they are seeking, they may choose not to renew their existing packages. For example, our education programs may fail to significantly improve a student's English proficiency. There are no standard assessments or tests to measure the effectiveness of our lessons or teaching methods, and our ability to improve the English proficiency of our students is largely dependent upon the interests, efforts and time commitment of each student. Student and, for K-12 students, parent satisfaction with our programs may decline for a number of reasons, many of which may not reflect the effectiveness of our lessons and teaching methods. A student's learning experience may also suffer if his or her relationship with our teachers and teaching assistants does not meet expectations. We have observed an increase in forfeiture rate historically, which may negatively impact the perceived effectiveness of our curriculum and the level of student engagement on our platform. For a discussion of our student base and engagement level, see "Business—Our Strengths—Rapidly-increasing student base and engagement." If a significant number of students fail to significantly improve their English proficiency after taking our lessons or if their learning experiences with us are unsatisfactory, they may not purchase additional lessons from us or refer other students to us and our business, financial condition, results of operations and reputation would be adversely affected.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights or defend against third party allegations of infringement may be costly and ineffective.

        We believe that our copyrights, trademarks and other intellectual property are essential to our success. We depend to a large extent on our ability to develop and maintain the intellectual property rights relating to our technology and course materials. We have devoted considerable time and energy to the development and improvement of our websites, mobile apps, our Air Class platform and our course materials.

        We rely primarily on copyrights, trademarks, trade secrets and other contractual restrictions for the protection of the intellectual property used in our business. Nevertheless, these provide only limited protection and the actions we take to protect our intellectual property rights may not be adequate. Our trade secrets may become known or be independently discovered by our competitors. Third parties may in the future pirate our course materials and may infringe upon or misappropriate our other intellectual property. Infringement upon or the misappropriation of, our proprietary technologies or other intellectual property could have a material adverse effect on our business, financial condition or operating results. Policing the unauthorized use of proprietary technology can be difficult and expensive.

        Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Such litigation may be costly and divert management's attention away from our business. An adverse determination in any such litigation would impair our intellectual property rights and may harm our business, prospects and reputation. Enforcement of judgments in China is uncertain, and even if we are successful in litigation, it may not provide us with an effective remedy. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We may encounter disputes from time to time relating to our use of intellectual property of third parties.

        We cannot be certain that third parties will not claim that our business infringes upon or otherwise violates patents, copyrights or other intellectual property rights that they hold. We cannot assure you that third parties will not claim that our courses and marketing materials, online courses, products, and platform or other intellectual property developed or used by us infringe upon valid copyrights or other intellectual property rights that they hold. We may be subject to claims by educational institutions and organizations, content providers and publishers, competitors and others on the grounds of intellectual property rights infringement, defamation, negligence or other legal theories based on the content of the materials that we or our teachers distribute or use in our business operation. These types of claims have been brought, sometimes successfully, against print publications and educational institutions in the past. We may encounter disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in those disputes. As of the date of this prospectus, we have not been able to register one of our Chinese trade-names, WuYouYingYu ( ), as a trademark in the PRC for our business category.

        Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our management's attention and resources or result in the loss of goodwill associated with our brand. If a lawsuit against us is successful, we may be required to pay substantial damages and/or enter into royalty or license agreements that may not be based upon commercially reasonable terms, or we may be unable to enter into such agreements at all. We may also lose, or be limited in, the rights to offer some of our programs, parts of our platform and products or be required to make changes to our course materials or websites. As a result, the scope of our course materials could be reduced, which could adversely affect the effectiveness of our curriculum, limit our ability to attract new students, harm our reputation and have a material adverse effect on our results of operations and financial position.

Failure to protect confidential information of our teachers and students against security breaches could damage our reputation and brand and substantially harm our business and results of operations.

        A significant challenge to the online education industry is the secure storage of confidential information and its secure transmission over public networks. Other than purchases made by our corporate partners, all purchases of our course packages are made through our website and our mobile apps. In addition, online payments for our course packages are settled through third-party online payment services. Maintaining complete security for the storage and transmission of confidential information on our technology platform, such as student names, personal information and billing addresses, is essential to maintaining student confidence.

        We have adopted security policies and measures to protect our proprietary data and student information. However, advances in technology, the expertise of hackers, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology that we use to protect confidential information. We may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining such confidential or private information we hold as a result of our students' visits to our website and use of our mobile apps. Such individuals or entities obtaining our students' confidential or private information may further engage in various other illegal activities using such information. Any negative publicity on our website's or mobile apps' safety or privacy protection mechanisms and policies, and any claims asserted against us or fines imposed upon us as a result of actual or perceived failures, could have a material and adverse effect on our public image, reputation, financial condition and results of operations.

        Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the internet and mobile platforms have recently come under increased public scrutiny. Increased regulation by the PRC government of data privacy on the internet is likely and we may become subject to new laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information that could affect how we store and process the data of our teachers and students. We generally comply with industry standards and are subject to the terms of our own privacy policies. Compliance with any additional laws could be expensive, and may place restrictions on the conduct of our business and the manner in which we interact with our students. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against us.

        Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with our privacy policies or privacy-related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other student data, could cause our students to lose trust in us and could expose us to legal claims. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online education services generally, which may negatively impact our business prospects.

Territorial disputes between China and the Philippines may disrupt the Philippine economy and business environment, which may negatively impact our business operations in the Philippines.

        The Philippines, China and several Southeast Asian nations have been engaged in a series of long-standing territorial disputes over certain islands in the South China Sea, also known as the West Philippine Sea. The Philippines maintains that its claim over the disputed territories is supported by recognized principles of international law consistent with the United Nations Convention on the Law of the Sea. The Philippines made several efforts during the course of 2011 and 2012 to establish a framework for resolving these disputes, calling for multilateral talks to delineate territorial rights and establish a framework for resolving disputes.

        In May 2014, Vietnamese ships collided with Chinese vessels in an area that both nations lay claim to, and where China is said to be setting up an oil rig. Also in May 2014, a Vietnamese fishing boat sank near the oil rig, and Vietnam released video footage showing a Chinese vessel gunning down the Vietnamese fishing boat. This incident has caused serious concerns for other Asian countries.

        Should these territorial disputes continue or escalate further, the Philippines and its economy may be disrupted and our operations could be adversely affected as a result. In particular, further disputes between the Philippines and China may lead both countries to impose trade restrictions on the other's imports. Any such impact from these disputes could adversely affect the Philippine economy, and materially and adversely affect our business, financial position and financial performance.

        Furthermore, as most of our teachers are from the Philippines, any significant deterioration in China's political relations with the Philippines could make it more difficult for us to attract teachers or hire employees in the Philippines, and discourage some of our students from purchasing our course packages or our teachers from offering lessons. Any prolonged intense diplomatic relations between China and the Philippines may adversely affect our business.

Our brand image, business and results of operations may be adversely impacted by students and teachers' misconduct and misuse of our platform.

        Our platforms allows teachers and students to engage in real-time communication. Because we do not have full control over how and what our teachers and students will use our platform to communicate, our platforms may from time to time be misused by individuals or groups of individuals to engage in immoral, disrespectful, fraudulent or illegal activities. Though there have not been any such incidents on our platform that have been covered by media reports or internet forums, any such coverage could generate negative publicity about our brand and platform. We have implemented control procedures, such as training and sample auditing, to require our teachers not to distribute any illegal or inappropriate content and conduct any illegal or fraudulent activities on our platforms, but such procedures may not prevent all such content or activities from being posted or carried out. Moreover, as we have limited control over the real-time and offline behavior of our students and teachers, to the extent such behavior is associated with our platforms, our ability to protect our brand image and reputation may be limited. Our business and the public perception of our brand may be materially and adversely affected by misuse of our platform. In addition, if any of our students or teachers suffers or alleges to have suffered physical, financial or emotional harm following contact initiated on our platform, we may face civil lawsuits or other liabilities initiated by the affected student or teacher, or governmental or regulatory actions against us. In response to allegations of illegal or inappropriate activities conducted on our platform or any negative media coverage about us, PRC governmental authorities may intervene and hold us liable for non-compliance with PRC laws and regulations concerning the dissemination of information on the internet and subject us to administrative penalties or other sanctions, such as requiring us to restrict or discontinue some of the features and services provided on our platform. As a result, our business may suffer and our brand image, student base, results of operations and financial condition may be materially and adversely affected.

Our employees may engage in misconduct or other improper activities or misuse our platform, which could harm our reputation.

        We are exposed to the risk of employee fraud or other misconduct. Employee misconduct could include intentionally failing to comply government regulations, engaging in unauthorized activities and misrepresentation to our potential students during marketing activities, which could harm our reputation. Employee misconduct could also involve improper use of our students' and teachers' sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation. Employee misconduct could also involve making payments to government officials or third parties that would expose us to being in violation of laws. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could harm our business, financial condition and results of operations.

Allegations, harassment or other detrimental conduct by third parties, as well as the public dissemination of negative, inaccurate or misleading information about us, could harm our reputation and adversely affect the price of our ADSs.

        We may be subject to allegations by third parties or purported current or former employees, negative internet postings and other negative, inaccurate or misleading publicity related to our business and operations. We may also become the target of harassment or other detrimental conduct by third parties or disgruntled former or current employees. Such conduct may include complaints, anonymous or otherwise, to our board, advisors, regulatory agencies, media or other organizations. Depending on their nature and significance, we may need to conduct internal investigations to appropriately review any such allegations. We may also be subject to government or regulatory inquiries or, investigations or other proceedings as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to address such conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Allegations may be posted on the internet, including social media platforms, by anyone anonymously. Any negative, inaccurate or misleading publicity about us or our management can be quickly and widely disseminated. Social media platforms and devices immediately publish the content of their subscribers' and participants' posts, often without filters or checks on the accuracy of the content posted. Information posted on the internet or otherwise publicly released, including by us or our employees, may be inaccurate or misleading, and the information or the inaccurate or misleading nature of the information, may harm our reputation, business or prospects. The harm may be immediate without affording us an opportunity for redress or correction. Our reputation may be negatively affected as a result of the public dissemination of negative, inaccurate, or misleading information about our business and operations, which in turn may cause us to lose market share or students, and adversely affect the price of our ADSs.

We may not be able to achieve the benefits we expect from recent and future acquisitions, and recent and future acquisitions may have an adverse effect on our ability to manage our business.

        We have made and intend to continue to make acquisitions or equity investments in additional businesses that complement our existing business. We may not be able to successfully integrate acquired businesses and we may not have control over the businesses or operations of our minority equity investments, the value of which may decline over time. As a result, our business and operating results could be harmed. In addition, if the businesses we acquire or invest in do not subsequently generate the anticipated financial performance or if any goodwill impairment test triggering event occurs, we may need to revalue or write down the value of goodwill and other intangible assets in connection with such acquisitions or investments, which would harm our results of operations. In addition, we may be unable to identify appropriate acquisition or strategic investment targets when it is necessary or desirable to make such acquisition or investment to remain competitive or to expand our business. Even if we identify an appropriate acquisition or investment target, we may not be able to negotiate the terms of the acquisition or investment successfully, finance the proposed transaction or integrate the relevant businesses into our existing business and operations. Furthermore, as we often do not have control over the companies in which we only have minority stake, we cannot ensure that these companies will always comply with applicable laws and regulations in their business operations. Material non-compliance by our investees may cause substantial harms to our reputations and the value of our investment.

Our use of some unregistered business premise could be challenged by the relevant government authorities, which may cause interruptions to our business operations.

        As of March 31, 2016, we leased eleven office facilities in China for our operations. A portion of our business premises, including the business premises we used for our experience center in Shanghai, have not been registered with the local counterpart of SAIC pursuant to the relevant PRC laws and regulations. If the relevant PRC government authorities discover or determine that Dasheng Zhixing conducts business at unregistered business premises, it may order Dasheng Zhingxing to make correction within a given period or to cease the use of such unregistered business premises as its business premises, and may concurrently levy a fine up to RMB 100,000 on Dasheng Zhixing. As of the date of this prospectus, we are not aware of any claims or actions being contemplated or initiated by governmental authorities or any other third parties with respect to our use of unregistered business premises to conduct our business in PRC. However, we cannot assure you that our use of such unregistered business premises will not be challenged. In addition, all of our leasehold interests in leased properties have not been registered with the relevant PRC governmental authorities as required by PRC law, which may expose us to potential fines.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

        We lease properties for our offices in China and the Philippines. We may not be able to successfully extend or renew such leases upon expiration of the current term on commercially reasonable terms or at all, and may therefore be forced to relocate our affected operations. This could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow and failure in relocating our affected operations could adversely affect our business and operations.

The wide variety of payment methods that we accept subjects us to third-party payment processing-related risks.

        We accept payments using a variety of methods, including bank transfers, online payments with credit cards and debit cards issued by major banks in China, and payment through third-party online payment platforms such as Alipay, 99Bill.com, UnionPay and WeChat Pay. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins. We may also be susceptible to fraud and other illegal activities in connection with the various payment methods we offer. We are also subject to various rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and become unable to accept credit and debit card payments from our students, process electronic funds transfers or facilitate other types of online payments, and our business, financial condition and results of operations could be materially and adversely affected.

If our senior management is unable to work together effectively or efficiently or if we lose their services, our business may be severely disrupted.

        Our success heavily depends upon the continued services of our management. In particular, we rely on the expertise and experience of Mr. Jack Jiajia Huang, our founder, chairman and chief executive officer, and Ms. Ting Shu, our co-founder, director and senior vice president, who are husband and wife. We also rely on the experience and services from other senior management, including Mr. Liming Zhang, our co-founder and chief operating officer, and Mr. Jimmy Lai, our chief financial officer. If they cannot work together effectively or efficiently, our business may be severely disrupted. If one or more of our senior management were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all, and our business, financial condition and results of operations may be materially and adversely affected. If any of our senior management joins a competitor or forms a competing business, we may lose students, teachers, and other key professionals and staff members. Our senior management has entered into employment agreements with us, including confidentiality and non-competition clauses. However, if any dispute arises between our officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Currency fluctuations in the Philippine Peso or Hong Kong dollars relative to Reminbi could increase our expenses.

        The Philippines continues to experience low growth in its gross domestic product, significant inflation, currency declines and shortages of foreign exchange. We are exposed to the risk of cost increases due to inflation in the Philippines. These conditions could create economic instability that could harm businesses operating in the Philippines. All of our revenue is denominated in Renminbi, and a significant portion of our costs are incurred in Philippine Pesos, including payments to nearly all of our teachers. We are therefore exposed to the risk of an increase in the value of the Philippine Peso relative to Renminbi, which would increase our expenses. As we currently engage a third-party vendor to handle the payment of the service fees of our teachers in the Philippines and we settle the balance with them in Hong Kong dollars, we are also exposed to the risk of an increase in the value of the Hong Kong dollar relative to Renminbi. We do not currently engage in any transactions as a hedge against risk of loss due to foreign currency fluctuations.

We are subject to certain regional political and economic risks that may have a material adverse effect on our results of operations.

        We engage teachers and operate offices in the Philippines. Accordingly, our business, results of operations and financial condition may be materially and adversely affected by significant political, social and economic developments in the Philippines or changes in Philippine laws and regulations. In particular, our Philippine operations and our operating results may be adversely affected by:

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  changes in policies of the government or changes in laws and regulations, or in the interpretation or enforcement of these laws and regulations;

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  measures that may be introduced to control inflation, such as interest rate increases or bank account withdrawal controls; and

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  changes in the tax laws and regulations.

        The Philippines has historically experienced low growth in its gross domestic product, significant inflation and shortages of foreign exchange. We are exposed to the risk of rental and other cost increases due to inflation in the Philippines, which has historically been at a much higher rate than in the United States. These conditions could create political or economic instability that may harm our business and results of operations.

        In addition, the Philippines has and may in the future experience political instability, including strikes, demonstrations, protests, marches, coups d'état, guerilla activity or other types of civil disorder. These instabilities and any adverse changes in the political environment in the Philippines could increase our costs, increase our exposure to legal and business risks, disrupt our office operations in the Philippines or affect our ability to engage teachers.

Our results of operations are subject to seasonal fluctuations.

        Our industry generally experiences seasonality, reflecting a combination of traditional education industry patterns and new patterns associated with the online platform in particular. Seasonal fluctuations have affected, and are likely to continue to affect, our business. In general, our industry experiences lower gross billings growth in the first quarter of each year due to the Chinese New Year holiday, and our industry enjoys higher gross billings growth during the summer months as K-12 students are generally on summer holiday and have more time to take lessons. Overall, the historical seasonality of our business has been relatively mild due to our rapid growth. As the percentage of K-12 students among our paying students and active students has been increasing during the past year, the seasonality may become more prominent, especially in the third quarter of each year. Due to our limited operating history, the seasonal trends that we have experienced in the past may not be indicative of our future operating results. Our financial condition and results of operations for future periods may continue to fluctuate. As a result, the trading price of our ADSs may fluctuate from time to time due to seasonality.

We have granted options, and may continue to grant options, restricted share units and other types of awards under our share incentive plans, which may result in increased share-based compensation expenses.

        We adopted share incentive plans in September 2013, or the 2013 Plan, and in December 2014, or the 2014 Plan. The 2014 Plan was amended in February 2016. Under the 2013 Plan and the 2014 Plan, we are authorized to grant options or share purchase rights to purchase up to an aggregate of 36,229,922 ordinary shares as of the date of this prospectus. In May 2016, we adopted the 2016 share incentive plan, or the 2016 Plan, pursuant to which a maximum of 4,600,000 Class A ordinary shares may be issued pursuant to all awards granted thereunder. Beginning in 2017, the number of shares reserved for future issuances under the 2016 Plan will be increased by a number equal to 1.5% of the total number of outstanding shares on the last day of the immediately preceding calendar year, or such lesser number of Class A ordinary shares as determined by our board of directors, during the term of the 2016 Plan. As of the date of this prospectus, options to purchase a total of 29,035,000 ordinary shares were issued and outstanding under the 2013 Plan and the 2014 Plan. Upon completion of this offering, an option to purchase our ordinary shares granted under the 2013 Plan or the 2014 Plan prior to the offering will entitle the holder to purchase an equivalent number of Class A ordinary shares. We have not granted any awards under the 2016 Plan as of the date of this prospectus. The performance condition for the granted options will be satisfied upon completion of this offering. We will then record a significant cumulative stock-based compensation expense for those options for which the service condition has been satisfied as of such date. On the assumption the performance condition was satisfied on March 31, 2016, we would have recognized share-based compensation expense in the amount of RMB18.7 million (US$2.9 million) for those options on which service condition was satisfied on March 31, 2016. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

We have limited insurance coverage for our operations in China and the Philippines, which could expose us to significant costs and business disruption.

        We do not maintain any liability insurance or property insurance policies covering students, equipment and facilities for injuries, death or losses due to fire, earthquake, flood or any other disaster. Consistent with customary industry practice in China, we do not maintain business interruption insurance, nor do we maintain key-man life insurance. We maintain medical insurance for our management in China and provide government-mandated medical insurance to all of our employees in the Philippines with additional medical benefits to certain of our employees in the Philippines. However, as the insurance industry in China is still in an early stage of development, insurance companies in China currently offer limited business-related insurance products. We also have limited experience dealing with the insurance industry in the Philippines. We do not maintain business interruption insurance, nor do we maintain key-man life insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

        Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audit of our consolidated financial statements as of December 31, 2015 and for the year ended December 31, 2015, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting and other control deficiencies as of December 31, 2015. As defined in standards established by the United States Public Company Accounting Oversight Board, or the PCAOB, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified is related to the lack of sufficient financial reporting and accounting personnel with appropriate knowledge and experience to establish and implement key controls over period end closing and financial reporting and to properly prepare and review financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements. Following the identification of the material weakness and other control deficiencies, we have taken measures and plan to continue to take measures to remedy these deficiencies. For details of these remedies, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting." However, the implementation of these measures may not fully address the material weakness and deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct the material weakness and control deficiencies or our failure to discover and address any other material weakness or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

        Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such accountant might have identified additional material weaknesses and deficiencies. Upon completion of this offering, we will become subject to the

Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2017. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

        During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

The audit report included in this prospectus is prepared by auditors who are not inspected by the Public Company Accounting Oversight Board, and, as such, you are deprived of the benefits of such inspection.

        The independent registered public accounting firm that issues the audit reports included in this prospectus filed with the SEC, as auditors of companies that are traded publicly in the United States of America, or the United States, and a firm registered with the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB. In May 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

        Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

        The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

If additional remedial measures are imposed on the Big Four PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms' failure to meet specific criteria set by the SEC, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

        In December 2012, the SEC instituted administrative proceedings under Rule 102(e)(1)(iii) of the SEC's Rules of Practice against the Big Four PRC-based accounting firms, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC's rules and regulations thereunder by failing to provide to the SEC the firms' audit work papers with respect to certain PRC-based companies that are publicly traded in the United States. Rule 102(e)(1)(iii) authorizes the SEC to deny any person, temporarily or permanently, the ability to practice before the SEC if found by the SEC, after notice and opportunity for a hearing, to have willfully violated any such laws or rules and regulations. On January 22, 2014, the administrative law judge, or the ALJ, presiding over the matter rendered an initial decision that each of the firms had violated the SEC's rules of practice by failing to produce audit workpapers to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months. On February 12, 2014, the Big Four PRC-based accounting firms appealed the ALJ's initial decision to the SEC. The ALJ's decision does not take effect unless and until it is endorsed by the SEC. On February 6, 2015, the four China-based accounting firms each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S.-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to Chinese firms' audit documents via the China Securities Regulation Commission, or the CSRC, in response to future document requests by the SEC made through the CSRC. If the Big Four PRC-based accounting firms, including our independent registered public accounting firm, fail to comply with the documentation production procedures that are in the settlement agreement or if there is a failure of the process between the SEC and the CSRC, the SEC retains authority to impose a variety of additional remedial measures on the firms, such as imposing penalties on the firms and restarting the proceedings against the firms, depending on the nature of the failure.

        In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding PRC-based, United States-listed companies and the market price of our ADSs may be adversely affected.

        If the accounting firms are subject to additional remedial measures, our ability to file our financial statements in compliance with SEC requirements could be impacted. A determination that we have not timely filed financial statements in compliance with SEC requirements could ultimately lead to the delisting of our ADSs from the NYSE or the termination of the registration of our ADSs under the Exchange Act, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

We face risks related to natural and other disasters, including severe weather conditions or outbreaks of health epidemics, and other extraordinary events, which could significantly disrupt our operations.

        Our business could be adversely affected by natural disasters or the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, the influenza A (H1N1), H7N9 or other epidemic. Any of such occurrences could cause severe disruption to our daily operations, and may even require a temporary closure of our facilities. Such closures may disrupt our business operations and adversely affect our results of operations. Our operation could also be disrupted if our students, teachers or business partners were affected by such natural disasters or health epidemics.

Risks Related to Our Corporate Structure

If the PRC government finds that the contractual arrangements that establish the structure for holding our ICP license do not comply with applicable PRC laws and regulations, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Foreign ownership in entities that provide value-added telecommunication services, is subject to restrictions under current PRC laws and regulations. For example, in accordance with the Guidance Catalog of Industries for Foreign Investment, as amended in 2015, and other applicable laws and regulations, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except for e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record.

        We are a Cayman Islands company and our PRC subsidiary, Beijing Dasheng Online Technology Co., Ltd., or Dasheng Online, is considered a foreign-invested enterprise. To comply with PRC laws and regulations, we operate our www.51talk.com website through our PRC consolidated VIE, Beijing Dasheng Zhixing Technology Co., Ltd., or Dasheng Zhixing. Dasheng Zhixing holds our ICP License for www.51talk.com. Dasheng Zhixing is 61.25% owned by Mr. Jiajia Huang, 26.25% owned by Ms. Ting Shu and 12.5% owned by Ms. Ling Chen. All shareholders of Dasheng Zhixing are PRC citizens. We entered into a series of contractual arrangements with Dasheng Zhixing and its shareholders, which enable us to:

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  exercise effective control over Dasheng Zhixing;

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  receive substantially all of the economic benefits; and

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  have an exclusive option to purchase all or part of the equity interests in Dasheng Zhixing when and to the extent permitted by PRC law.

        Because of these contractual arrangements, we are the primary beneficiary of Dasheng Zhixing and treat it as our PRC consolidated VIE under U.S. GAAP. We consolidate the financial results of Dasheng Zhixing in our consolidated financial statements in accordance with U.S. GAAP. For a detailed discussion of these contractual arrangements, see "Corporate History and Structure."

        Han Kun Law Offices, our PRC legal counsel, is of the opinion that (i) the ownership structure of Dasheng Zhixing and Dasheng Online, both currently and immediately after giving effect to this offering, will not result in any violation of PRC laws or regulations currently in effect; and (ii) the contractual arrangements among Dasheng Online, Dasheng Zhixing and its shareholders governed by PRC law both currently and immediately after giving effect to this offering are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the contractual arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel.

        It is uncertain whether any new PRC laws, rules or regulations relating to VIE structures will be adopted or if adopted, what affect they may have on our corporate structure. In particular, in January 2015, the Ministry of Commerce, or MOC, published a discussion draft of the proposed Foreign Investment Law for public review and comments. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of "actual control" in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the draft Foreign Investment Law, VIEs would be deemed as FIEs, if they are ultimately "controlled" by foreign investors, and would thus be subject to restrictions on foreign investments. However, the draft law has not taken a position on what actions will be taken with respect to existing companies with a "variable interest entity" structure, whether or not these companies are controlled by Chinese parties. It is uncertain when the draft would be signed into law and whether the final version would have any substantial changes from the draft. See "Regulation—The Draft PRC Foreign Investment Law" and "—Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations."

        If, as a result of such contractual arrangement, we or Dasheng Zhixing is found to be in violation of any existing or future PRC laws or regulations, or such contractual arrangement is determined as illegal and invalid by the PRC court, arbitral tribunal or regulatory authorities, or we fail to obtain, maintain or renew any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

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  revoking the business licenses and/or operating licenses of Dasheng Online and/or Dasheng Zhixing;

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  discontinuing or restricting the conduct of any transactions between Dasheng Online and Dasheng Zhixing;

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  limiting our business expansion in China by way of entering into contractual arrangements;

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  imposing fines, confiscating the income from Dasheng Zhixing, or imposing other requirements with which we or Dasheng Zhixing may not be able to comply with;

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  shutting down our servers or blocking our websites;

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  requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with Dasheng Zhixing and deregistering the equity pledges of Dasheng Zhixing;

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  restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China;

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  imposing additional conditions or requirements with which we may not be able to comply with; or

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  take other regulatory or enforcement actions against us that could be harmful to our business.

        The imposition of any of these penalties could result in a material and adverse effect on our ability to conduct our business and on our results of operations. If any of these penalties results in our inability to direct the activities of Dasheng Zhixing that most significantly impact its economic performance, and/or our failure to receive the economic benefits from Dasheng Zhixing, we may not be able to consolidate Dasheng Zhixing in our consolidated financial statements in accordance with U.S. GAAP.

We rely on contractual arrangements with Dasheng Zhixing and its shareholders for a portion of our business operations, which may not be as effective as direct ownership in providing operational control.

        We have relied and expect to continue to rely on contractual arrangements with Dasheng Zhixing, as well as its respective shareholders, to operate our www.51talk.com website and mobile apps. For a description of these contractual arrangements, see "Corporate History and Structure." These contractual arrangements may not be as effective as direct ownership in providing us with control over Dasheng Zhixing. For example, Dasheng Zhixing and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations, including maintaining our website and using the domain names and trademarks, in an acceptable manner or taking other actions that are detrimental to our interests.

        If we had direct ownership of Dasheng Zhixing, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Dasheng Zhixing, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, we rely on the performance by Dasheng Zhixing and its shareholders of their obligations under the contracts to exercise control over Dasheng Zhixing. However, the shareholders of Dasheng Zhixing may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with Dasheng Zhixing. We may replace the shareholders of Dasheng Zhixing at any time pursuant to our contractual arrangements with it and its shareholders. However, if any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and therefore will be subject to uncertainties in the PRC legal system. See "—Any failure by Dasheng Zhixing, Philippines Co I, Philippines Co II, Philippines Co III or their respective shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business." Therefore, our contractual arrangements with Dasheng Zhixing may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

        The Ministry of Commerce published a discussion draft of the proposed Foreign Investment Law in January 2015 aiming to, upon its enactment, replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law. The draft Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. While the Ministry of Commerce solicited comments on this draft in early 2015, substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. The draft Foreign Investment Law, if enacted as proposed, may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects.

        Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of "actual control" in determining whether a company is considered an FIE. The draft Foreign Investment Law specifically provides that entities established in China but "controlled" by foreign investors will be treated as FIEs, whereas an entity set up in a foreign jurisdiction would nonetheless be, upon market entry clearance by the Ministry of Commerce, treated as a PRC domestic investor provided that the entity is "controlled" by PRC entities and/or citizens. In this connection, "foreign investors" refers to the following subjects making investments within the PRC: (i) natural persons without PRC nationality; (ii) enterprises incorporated under the laws of countries or regions other than China; (iii) the governments of countries or regions other than the PRC and the departments or agencies thereunder; and (iv) international organizations. Domestic enterprises under the control of the subjects as mentioned in the preceding sentence are deemed foreign investors, and "control" is broadly defined in the draft law to cover the following summarized categories: (i) holding, directly or indirectly, not less than 50% of shares, equities, share of voting rights or other similar rights of the subject entity; (ii) holding, directly or indirectly, less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to material influence on the board, the shareholders' meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity's operations, financial matters or other key aspects of business operations. Once an entity is determined to be an FIE, it will be subject to the foreign investment restrictions or prohibitions set forth in a "catalogue of special administrative measures," which is classified into the "catalogue of prohibitions" and "the catalogue of restrictions," to be separately issued by the State Council later. Foreign investors are not allowed to invest in any sector set forth in the catalogue of prohibitions. However, unless the underlying business of the FIE falls within the catalogue of restrictions, which calls for market entry clearance by the Ministry of Commerce, prior approval from governmental authorities as mandated by the existing foreign investment legal regime would no longer be required for establishment of the FIE.

        The "variable interest entity" structure, or VIE structure, has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. See "—If the PRC government finds that the contractual arrangements that establish the structure for holding our ICP license do not comply with applicable PRC laws and regulations, we could be subject to severe penalties or be forced to relinquish our interests in those operations" and "Our Corporate History and Structure." Under the draft Foreign Investment Law, VIEs that are controlled via contractual arrangement would also be deemed as FIEs, if they are ultimately "controlled" by foreign investors. Therefore, for any companies with a VIE structure in an industry category that is on the "catalogue of restrictions," the VIE structure may be deemed a domestic investment only if the ultimate controlling person(s) is/are of PRC nationality (either PRC companies or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the VIEs will be treated as FIEs and any operation in the industry category on the "catalogue of restrictions" without market entry clearance may be considered as illegal.

        In addition, the draft Foreign Investment Law does not indicate what actions shall be taken with respect to the existing companies with a VIE structure, whether or not these companies are controlled by Chinese parties. Moreover, it is uncertain whether the online education industry, in which our PRC consolidated VIE operate, will be subject to the foreign investment restrictions or prohibitions set forth in the "catalogue of special administrative measures" to be issued. If the enacted version of the Foreign Investment Law and the final "catalogue of special administrative measures" mandate further actions, such as the Ministry of Commerce market entry clearance, to be completed by companies with an existing VIE structure like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

        The draft Foreign Investment Law, if enacted as proposed, may also materially impact our corporate governance practice and increase our compliance costs. For instance, the draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from an investment information report required at each investment, and investment amendment reports, which shall be submitted upon alteration of investment specifics, it is mandatory for entities established by foreign investors to submit an annual report, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

Any failure by Dasheng Zhixing, Philippines Co I, Philippines Co II, Philippines Co III or their respective shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

        If Dasheng Zhixing, Philippines Co I, Philippines Co II, Philippines Co III or their respective shareholders fail to perform their obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law or Philippine law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if the shareholders of Dasheng Zhixing, Philippines Co I, Philippines Co II or Philippines Co III were to refuse to transfer their equity interest in Dasheng Zhixing, Philippines Co I, Philippines Co II or Philippines Co III to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

        All the agreements under our contractual arrangements with Dasheng Zhixing are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Under PRC law, if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over Dasheng Zhixing, and our ability to conduct our business may be negatively affected.

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

        Under PRC law, legal documents for corporate transactions, including agreements and contracts such as the leases and sales contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the SAIC. We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.

        We have three major types of chops—corporate chops, contract chops and finance chops. We use corporate chops generally for documents to be submitted to government agencies, such as applications for changing business scope, directors or company name, and for legal letters. We use contract chops for executing leases and commercial, contracts. We use finance chops generally for making and collecting payments, including, but not limited to issuing invoices. Use of corporate chops and contract chops must be approved by our legal department and administrative department, and use of finance chops must be approved by our finance department. The chops of our PRC subsidiary and our PRC consolidated VIE are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our PRC subsidiary and our PRC consolidated VIE have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise. All designated legal representatives of our PRC subsidiary and our PRC consolidated VIE have signed employment agreements with us under which they agree to abide by duties they owe to us.

        In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the department heads of the legal, administrative or finance departments. Our designated legal representatives generally do not have access to the chops. Although we monitor our employees, including the designated legal representatives of our PRC subsidiary and our consolidated VIE, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees or designated legal representatives could abuse their authority, for example, by binding the relevant subsidiary or consolidated VIE with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative and to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative's misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

The shareholders of Dasheng Zhixing may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

        We have designated individuals who are PRC nationals to be the shareholders of Dasheng Zhixing. Dasheng Zhixing is owned by Mr. Jiajia Huang, Ms. Ting Shu and Ms. Ling Chen. The interests of these individuals as the shareholders of Dasheng Zhixing may differ from the interests of our company as a whole. These shareholders may breach, or cause our PRC consolidated VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and Dasheng Zhixing, which would have a material and adverse effect on our ability to effectively control Dasheng Zhixing. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

        Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the purchase option agreements with these shareholders to request them to transfer all of their equity ownership in Dasheng Zhixing to Dasheng Online or one or more individuals designated by us. We rely on Mr. Jack Jiajia Huang, Ms. Ting Shu and Ms. Ling Chen, among which Mr. Huang and Ms. Shu are also our directors, to abide by PRC law, which provides that directors owe a fiduciary duty to the company. Such fiduciary duty requires directors to act in good faith and in the best interests of the company and not to use their positions for personal gains. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Dasheng Zhixing, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material and adverse effect on our ability to conduct our business.

        We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiary, Dasheng Online, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require Dasheng Online to adjust its taxable income under the contractual arrangements it currently has in place with our PRC consolidated VIE in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us. See "—Our contractual arrangements may be subject to scrutiny by the PRC tax authorities, and a finding that we owe additional taxes could substantially reduce our consolidated net income and the value of your investment."

        Under PRC laws and regulations, our PRC subsidiary, which is a wholly foreign-owned enterprise may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to an enterprise expansion fund, or a staff welfare and bonus fund. The statutory reserve funds, enterprise expansion funds and staff welfare and bonus funds are not distributable as cash dividends.

        Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also "—Risks Related to Doing Business in China—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC "resident enterprise" for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment."

Our contractual arrangements may be subject to scrutiny by the PRC tax authorities, and a finding that we owe additional taxes could substantially reduce our consolidated net income and the value of your investment.

        Under PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among our PRC subsidiary and our PRC consolidated VIE do not represent an arm's-length price and adjust our PRC consolidated VIE's income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by our PRC consolidated VIE, which could in turn increase their tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties to our PRC consolidated VIE for under-paid taxes. Our consolidated net income may be materially and adversely affected if our tax liabilities increase or if we are found to be subject to late payment fees or other penalties.

If Dasheng Zhixing becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy its assets, which could reduce the size of our operations and materially and adversely affect our business, ability to generate revenues and the market price of our ADSs.

        To comply with PRC laws and regulations relating to foreign ownership restrictions in the online value-added telecommunications business, we hold our ICP license through contractual arrangements with Dasheng Zhixing, our PRC consolidated VIE, as well as its shareholders. As part of these arrangements, Dasheng Zhixing holds assets that are important to the operation of our business.

        We do not have priority pledges and liens against Dasheng Zhixing's assets. As a contractual and property right matter, this lack of priority pledges and liens has remote risks. If Dasheng Zhixing undergoes an involuntary liquidation proceeding, third-party creditors may claim rights to some or all of its assets and we may not have priority against such third-party creditors on Dasheng Zhixing's assets. If Dasheng Zhixing liquidates, we may take part in the liquidation procedures as a general creditor under the PRC Enterprise Bankruptcy Law and recover any outstanding liabilities owed by Dasheng Zhixing to Dasheng Online under the applicable service agreements. To ameliorate the risks of an involuntary liquidation proceeding initiated by a third-party creditor, we closely monitor the operations and finances of Dasheng Zhixing through carefully designed budgetary and internal controls to ensure that Dasheng Zhixing is well capitalized and is highly unlikely to trigger any third-party monetary claims in excess of its assets and cash resources. Furthermore, Dasheng Online has the ability, if necessary, to provide finance support to Dasheng Zhixing to prevent such an involuntary liquidation.

        If the shareholders of Dasheng Zhixing were to attempt to voluntarily liquidate Dasheng Zhixing without obtaining our prior consent, we could effectively prevent such unauthorized voluntary liquidation by exercising our right to request Dasheng Zhixing's shareholders to transfer all of their equity ownership interest to Dasheng Online or one or more individuals designated by us in accordance with the option agreements with the shareholders of Dasheng Zhixing. In the event that the shareholders of Dasheng Zhixing initiates a voluntary liquidation proceeding without our authorization or attempts to distribute the retained earnings or assets of Dasheng Zhixing without our prior consent, we may need to resort to legal proceedings to enforce the terms of the contractual agreements. Any such litigation may be costly and may divert our management's time and attention away from the operation of our business, and the outcome of such litigation would be uncertain.

Risks Related to Doing Business in China

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

        The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China. Our PRC subsidiary is subject to various PRC laws and regulations generally applicable to companies in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

        From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related business and companies.

        The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involves significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC governmental regulation of the internet industry include, but are not limited to, the following.

        We only have control over our website through contractual arrangements. We do not own the website in China due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including internet information provision services. This may significantly disrupt our business, subject us to sanctions, compromise enforceability of related contractual arrangements, or have other harmful effects on us.

        The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MIIT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

        We are required to obtain and maintain various licenses and permits and fulfill registration and filing requirements in order to conduct and operate our business. If these new laws and regulations are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations at the time they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

        The Circular on Strengthening the Administration of Foreign Investment in an Operation of Value-added Telecommunications Business, issued by the MIIT in July 2006, prohibits domestic telecommunication service providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this circular, either the holder of a value-added telecommunication services operation permit or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The circular also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. If an ICP license holder fails to comply with the requirements and also fails to remediate such non-compliance within a specified period of time, the MIIT or its local counterparts have the discretion to take administrative measures against such license holder, including revoking its ICP license. Currently, Dasheng Zhixing, our PRC consolidated VIE, holds an ICP license and operates our website. Dasheng Zhixing owns the relevant domain names and registered trademarks and has the necessary personnel to operate such website.

        The interpretation and application of existing PRC law, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

        Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where they operate their businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Dasheng Zhixing, our PRC operating entity and Dasheng Online, our PRC subsidiary, have not made adequate employee benefit payments and we have recorded accruals for estimated underpaid amounts of RMB2.2 million, RMB12.3 million, RMB46.8 million (US$7.2 million) and 56.6 million (US$8.8 million) as of December 31, 2013, 2014 and 2015 and March 31, 2016, respectively, in our financial statements. Our failure in making contributions to various employee benefit plans and in complying with applicable PRC labor-related laws may subject us to late payment penalties. We may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

        The PRC Labor Contract Law became effective and was implemented on January 1, 2008, which was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor

Contract Law, have the right, among others, to have written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. According to the PRC Social Insurance Law, which became effective on July 1, 2011, and the Administrative Regulations on the Housing Funds, Companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees.

        As a result of these laws and regulations designed to enhance labor protection, we expect our labor costs will continue to increase. In addition, as the interpretation and implementation of these laws and regulations are still evolving, our employment practice may not at all times be deemed in compliance with the new laws and regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Regulation and censorship of information disseminated over the internet in China may adversely affect our business and reputation and subject us to liability for information displayed on our website.

        The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, and the closure of the concerned websites. The website operator may also be held liable for such censored information displayed on or linked to the websites. If our website is found to be in violation of any such requirements, we may be penalized by relevant authorities, and our operations or reputation could be adversely affected.

The operation of Dasheng Zhixing may be deemed by relevant PRC goverment authorits to be beyond its authorized business scope. If the relevant PRC government authorities take actions against Dasheng Zhixing, our business and operations could be materially and adversely affected.

        The principal regulations governing private education in China consist of the Education Law of the PRC, the Law for Promoting Private Education, or Private Education Law, and the Implementation Rules for the Law for Promoting Private Education. Under these PRC laws and regulations, private education is deemed a public welfare undertaking in China, and it is provided in these PRC laws and regulations that no organization or individual may establish or operate a private school, which is broadly defined as schools or other educational organizations established by social organizations or individuals using non-governmental funds for commercial purposes, expect for "reasonable returns." It is also provided in these PRC laws and resolutions that, to establish a private school, one shall first apply with the relevant authorities in charge of education or labor and social welfare, as applicable, for a private school operating permit, and shall then register the private school with the Ministry of Civil Affairs, or MCA, or its local counterparts as a private non-enterprise institution after successfully obtaining a private school operating permit. These PRC laws and regulations on private education generally apply to the establishment and operation of all private schools, except for the commercial private training institutions registered with the SAIC and its local counterparts, as the Private Education Law explicitly stipulates that the regulations applicable to commercial private training institutions shall be formulated by the State Council separately. As of the date of this prospectus, no specific regulations on commercial private training institutions registered with the SAIC and its local counterparts has been promulgated by the State Council, though the State Council has launched a pilot reform programme on classification management of private schools in Shanghai, Zhejiang, Shenzhen and Jilin Huaqiao Foreign Language School in 2010, and the local government of certain pilot areas, such as Shanghai, has accordingly promulgated specific local regulations to clarify the requirement and procedures for establishing and operating commercial training institutions.

However, as of the date of this prospectus, no explicit local rules or guideline on registration of commercial training institutions have been promulgated in Beijing, where our PRC consolidated VIE, Dasheng Zhixing, is incorporated. See "Regulation—Regulation Relating to Private Education."

        We operate an online platform that provides online tutoring programs to students through the internet, and both of our PRC subsidiary and our PRC consolidated VIE are registered with Beijing AIC as commercial enterprises. As such, we believe the provisions of the Private Education Law and its implementing rules, including without limitation, the requirement for obtaining a private school operating permit, are not applicable to us. However, we cannot assure you that the competent PRC governmental authorities will not ultimately take a view contrary to our opinion. Moreover, because there is no further official or publicly-available interpretation of the definition of "commercial private training", there are uncertainties with regard to whether our business currently conducted in PRC will be deemed by the relevant PRC govermental authorities to be "commercial private training" as defined under the relevant PRC laws and regulations. If our business conducted in PRC is deemed as commercial private training business, we may be required to register our PRC entity as a commercial private training institution with education or training-related items included into its approved business scope. Dasheng Zhixing is registered with Beijing AIC as a limited company, and its current registered business scope only includes "education consulting" and "computer technology training," without "training," "English training," "language training" or any other education or training-related items. Dasheng Zhixing's application to expand its business scope to include education or training-related items was rejected by Beijing AIC on the basis that no explicit rules or guidelines on registration of commercial training institution have been promulgated in Beijing. We will continue to make an application with Beijing AIC to expand our business scope but we cannot assure you that our application will be accepted by Beijing AIC in a timely fashion or at all. As of the date of this prospectus, we have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant governmental authorities regarding the conducting of our business beyond authorized business scope or without any approvals and permits. However, we cannot assure you that we will not be subject to any penalties in the future. If the relevant PRC government authorities discover or determine that Dasheng Zhixing operates beyond its authorized business scope, Dasheng Zhixing may be ordered to complete the registration for change of business scope within a given period, failing which Dasheng Zhixing is subject to a one-time fine of RMB10,000 to RMB100,000, or may be ordered to cease its operation if the relevant authorities determine that Dasheng Zhixing is operating without any approval or permit required.

We face risks and uncertainties with respect to the licensing requirement for Internet audio-video programs.

        On December 20, 2007, the State Administration of Press Publication Radio Film and Television, or SAPPRFT, and the Ministry of Industry and Information Technology, or MIIT, jointly promulgated the Administrative Measures Regarding Internet Audio-Video Program Services, or the Internet Audio-Video Program Measures, which became effective on January 31, 2008. Among other things, the Internet Audio-Video Program Measures stipulate that no entities or individuals may provide Internet audio-video program services without a License for Online Transmission of Audio-Visual Programs issued by SAPPRFT or its local bureaus or completing the relevant registration with SAPPRFT or its local bureaus, and only state-owned or state-controlled entities are eligible to apply for a License for Online Transmission of Audio-Visual Programs. In a press conference joinly held by the SAPPRFT and MIIT in February 2008 to answer questions relating to the Internet Audio-Video Program Measures, the SAPPRFT and MIIT clarified that those providers of internet audio-visual program services who engaged in such services prior to the promulgation of the Internet Audio-Video Program Measure may re-register and continue their operation of internet audio-visual program services so long as those providers did not violate the relevant laws and regulations in the past, regardless whether they are state-owned or state-controlled entities or not, but any other entities intend to provid internet audio-visual program services shall comply with all requiremnets specified in the Internet Audio-Video Program Measures. On April 1, 2010, SAPPRFT promulgated the Provisional Implementation of the Tentative Categories of Internet Audio-Visual

Program Services, or the Categories, which clarified the scope of Internet audio-video programs services. According to the Categories, there are four categories of Internet audio-visual program services which are further divided into seventeen sub-categories. The third sub-category to the second category covers the making and editing of certain specialized audio-video programs concerning, among other things, educational content, and broadcasting such content to the general public online. However, there are still significant uncertainties relating to the interpretation and implementation of the Internet Audio-Video Program Measures, in particular, the scope of "internet audio-video programs."

        We do not offer recorded audio-video lectures to either general public or our enrolled students. In the course of delivering the lessons, the foreign teachers and enrolled students communicate and interact live with each other, mostly on one-on-one basis, by ultilizing our Air Class platform or third party-operated platforms such as QQ and Skype. The audio and video data are tramsmited through the relevant platform between the specific recipients instantly without any further redaction. We believe the limited scope of our audience and the nature of the raw data we transmit distinguishes us from general providers of internet audio-visual program services, such as the operator of online video websites, and the provision of the Audio-Visual Program Provisions are not applicable with regard to our offering of the lessons. However, we cannot assure you that the competent PRC government authorities will not ultimately take a view contrary to our opinion. In addition, as supplementary course materials, we offer certain audio-video contents on our websites and mobile apps for the review of all registered members, and meanwhile, one feature of our mobile app DuoShuoYingYu is to offer all registered members a platform to record and post their audio messages to discuss certain topics in English with their peer English learners. If the governmental authorities determine that our relevant activities fall within the definition of "internet audio-video program service" under the Audio-Visual Program Provisions, we may be required to obtain the License for Disseminating Audio-Video Programs through Information Network. If this occurs, we may not be able to obtain such license and we may become subject to penalties, fines, legal sanctions or an order to suspend our use of audio-video content. On March 7, 2016, Dasheng Zhixing received a Decision on Administrative Penalty issued by the Beijing Cultural Market Administrative Law Enforcement Agency, according to which Dasheng Zhixing has been given a warning and a penalty of RMB 5,000 for posting video clips on our website without required licenses. We have taken various corrective measures as required by the authorities, such as deleting the video clips in question, blocking video upload function in our online forum, and engaging a qualified third party to host certain of the video clips we use on our websites. However, we cannot assure you the corrective measures we have taken will be deemed adequate by the authorities and we will not be subject to any other penalties or legal sanctions in the future for our use of audio or video contents on our websites.

We are required to obtain various operating licenses and permits and to make registrations and filings for our business operations in China; failure to comply with these requirements may materially adversely affect our business and results of operations.

        The internet industry in China is highly regulated by the PRC government. See "Regulation—PRC Regulation." We are required to obtain and maintain various licenses and permits and fulfill registration and filing requirements in order to conduct and operate our business currently carried out, and we may be required to obtained additional licenses or permits for our operations as the interpretation and implementation of current PRC laws and regulations are still evolving, and new laws and regulations may also be promulgated. We currently, through our PRC variable interest entity, Dasheng Zhixing, hold an ICP license for our three websites, which is valid through September 15, 2016 and is subject to annual review. Dasheng Zhixing, however, may be required to obtain additional licenses or expand the authorized business scope covered under the licenses it currently holds. For example, the contents we use on our websites or mobile apps, including the course materials and video-audio contents we licensed from third parties, may be deemed "Internet cultural products", and our use of those contents may be regarded as "Internet cultural activities", thus we may be required to obtain an Internet Culture Business Operating License for provision of those contents through our online platform as currently there is no further official or publicly-available interpretation of those definitions. We currently hold an Internet Culture Business Operating License that is valid until May 11, 2019 and such license allows us to operate animation products through the internet. We may be required to expand the scope of our license if the authorities take the view that the contents on our websites constitute other categories of "internet cultural products." Also, we may be required to obtain a Publication Business Operating License for distribution of course books or other course materials, including electronical version, to our enrolled students. We currently do not hold a Publication Business Operating License, and we are in the process of applying for the license. In addition, our providing content through our online platform may be regarded as "online publishing" and may thus subject us to the requirement of obtaining an Online Publishing License. If Dasheng Zhixing fails to obtain or maintain any of the required licenses or approvals, its continued business operations in the Internet industry may subject it to various penalties, such as confiscation of illegal revenues, fines and the discontinuation or restriction of its operations. Any such disruption in the business operations of our affiliated entities will materially and adversely affect our business, financial condition and results of operations.

Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

        A significant portion of our business operations is conducted in China and all of our sales are made in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

        China's economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

        While China's economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing. Some of the governmental measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. Any stimulus measures designed to boost the Chinese economy may contribute to higher inflation, which could adversely affect our results of operations and financial condition. For example, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation.

A severe or prolonged downturn in the global or PRC economy could materially and adversely affect our business and our financial condition.

        The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and it is facing new challenges, including the escalation of the European sovereign debt crisis since 2011 and the slowdown of the PRC economy since 2012. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world's leading economies. There have also been concerns over unrest in Ukraine, the Middle East and Africa, which have resulted in volatility in oil and other markets. In addition, there have been concerns about the territorial disputes involving China in Asia and the economic effects of such disputes. Economic conditions in China are sensitive to global economic conditions. Although the PRC economy has grown significantly in the past decade, that growth may not continue, as evidenced by the slowing of the growth of the PRC economy since 2012. Any severe or prolonged slowdown in the PRC economy may materially and adversely affect our business, results of operations and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into these subsidiaries, limit PRC subsidiary's ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

        On July 4, 2014, the State Administration of Foreign Exchange, or SAFE, promulgated the Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaced the former Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (generally known as SAFE Circular 75) promulgated by SAFE on October 21, 2005. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

        These circulars require PRC residents to register with qualified banks in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents' legally owned assets or equity interests in domestic enterprises or offshore assets or interests, which is referred to in SAFE Circular 37 as a "special purpose vehicle." These circulars further require amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC residents, share transfer or exchange, merger, division or other material events. In the event that a PRC resident holding interests in a special purpose vehicle fails to complete the required SAFE registration, the PRC subsidiary of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

        Mr. Jack Jiajia Huang and Ms. Ting Shu, who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents have completed the initial foreign exchange registrations, amended their registrations to reflect our corporate restructuring in November 2014, and are in the process of updating their registrations required in connection with our recent corporate restructuring. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make such registrations, and we may not always be able to compel them to comply with all relevant foreign exchange regulations. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by all relevant foreign exchange regulations. The failure or inability of such individuals to comply with the registration procedures set forth in these regulations may subject us to fines or legal sanctions, restrictions on our cross-border investment activities or our PRC subsidiary's ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our company, or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

        Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect our business operations or future strategy. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering and the Concurrent Private Placements to make loans to our PRC subsidiary and PRC consolidated VIE or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        We are an offshore holding company conducting our operations in China through our PRC subsidiary, Dasheng Online. We may make loans to our PRC subsidiary and PRC consolidated VIE subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC subsidiary.

        Any loans to our PRC subsidiary, which is treated as a foreign-invested enterprise under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of the SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by the Ministry of Commerce or its local counterpart and the amount of registered capital of such foreign-invested company. There is no difference between the total amount of investment and the registered capital for Dasheng Online. We may also decide to finance our PRC subsidiary by means of capital contributions. Our capital contributions to our PRC subsidiary must be approved by the Ministry of Commerce or its local counterpart. We cannot assure you that we will be able to complete the necessary registration or obtain the necessary approval on a timely basis, or at all. If we fail to complete the necessary registration or obtain the necessary approval, our ability to make loans or equity contributions to our PRC subsidiary may be negatively affected, which could adversely affect our PRC subsidiary's liquidity and its ability to fund its working capital and expansion projects and meet its obligations and commitments.

        On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless otherwise provided by law. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of SAFE Circular 142 could result in severe monetary or other penalties. On July 4, 2014, SAFE issued the Circular of the SAFE on Relevant Issues Concerning the Pilot Reform in Certain Areas of the Administrative Method of the Conversion of Foreign Exchange Funds by Foreign-invested Enterprises, or SAFE Circular 36, which launched the pilot reform of administration regarding conversion of foreign currency registered capitals of foreign-invested enterprises in 16 pilot areas. According to SAFE Circular 36, some of the restrictions under SAFE Circular 142 will not apply to the settlement of the foreign exchange capitals of an ordinary foreign-invested enterprise in the pilot areas, and such foreign-invested enterprise is permitted to use Renminbi converted from its foreign-currency registered capital to make equity investments in the PRC within and in accordance with the authorized business scope of such foreign-invested enterprises, subject to certain registration and settlement procedure as set forth in SAFE Circular 36. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. On March 30, 2015, SAFE promulgated Circular on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or SAFE Circular 19, to expand the reform nationwide. SAFE Circular 19 came into force and replaced both SAFE Circular 142 and SAFE Circular 36 on June 1, 2015. However, SAFE Circular 19 continues to prohibit a foreign-invested enterprise from, among other things, using RMB funds converted from its foreign exchange capitals for expenditure beyond its authorized business scope, providing entrusted loans or repaying loans between non-financial enterprises. Violations of these Circulars could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the net proceeds of this offering to fund the establishment of new entities in China by our PRC subsidiary, to invest in or acquire any other PRC companies through our PRC subsidiary, or to establish new consolidated VIEs in the PRC.

        In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or PRC consolidated VIE or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and the Concurrent Private Placements and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC "resident enterprise" for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment.

        Under the PRC Enterprise Income Tax Law, or the EIT Law, that became effective in January, 2008, an enterprise established outside the PRC with "de facto management bodies" within the PRC is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular, known as SAT Circular 82, issued in April 2009 by the State Administration of Taxation, or the SAT, specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders' meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such "Chinese-controlled offshore incorporated resident enterprises." SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

        We do not believe that COE meets all of the conditions above thus we do not believe that COE is a PRC resident enterprise, though a substantial majority of the members of our management team as well as the management team of our offshore holding company are located in China. However, if the PRC tax authorities determine that COE is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations.

        Finally, dividends payable by us to our investors and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

        Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT on December 10, 2009, where a foreign investor transfers the equity interests of a resident enterprise indirectly via disposition of the equity interests of an overseas holding company, or an "indirect transfer," and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report the indirect transfer to the competent tax authority. The PRC tax authority will examine the true nature of the indirect transfer, and if the tax authority considers that the foreign investor has adopted an "abusive arrangement" in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the indirect transfer and as a result, gains derived from such indirect transfer may be subject to PRC withholding tax at a rate of up to 10%.

        On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7, to supersede existing provisions in relation to the "indirect transfer" as set forth in Circular 698, while the other provisions of Circular 698 remain in force. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be reclassified as a direct transfer of equity in PRC resident enterprise. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. SAT Bulletin 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

        There is little practical experience regarding the application of SAT Bulletin 7 because it was newly issued in February 2015. During the effective period of SAT Circular 698, some intermediary holding companies were actually looked through by the PRC tax authorities, and consequently the non-PRC resident investors were deemed to have transferred the PRC subsidiary and PRC corporate taxes were assessed accordingly. It is possible that we or our non-PRC resident investors may become at risk of being taxed under SAT Bulletin 7 and may be required to expend valuable resources to comply with SAT Bulletin 7 or to establish that we or our non-PRC resident investors should not be taxed under SAT Bulletin 7, which may have an adverse effect on our financial condition and results of operations or such non-PRC resident investors' investment in us.

Failure to comply with PRC regulations regarding the registration requirements for employee share ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or SAFE Circular 7, replacing the previous rules issued by SAFE in March 2007. Under the SAFE Circular 7 and other relevant rules and regulations, PRC residents who participate in a stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. The participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. See "Regulation—Regulations on Stock Incentive Plans." We and our PRC employees who have been granted share options and restricted shares will be subject to these regulations upon the completion of this offering. Failure of our PRC share option holders or restricted shareholders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary, limit our PRC subsidiary's ability to distribute dividends to us, or otherwise materially adversely affect our business.

Our PRC subsidiary is subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

        We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from our PRC subsidiary to satisfy our liquidity requirements. Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC subsidiary may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiary incurs debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our PRC subsidiary's ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiary to distribute dividends to us or on the ability of our PRC consolidated VIE to make payments to us may restrict our ability to satisfy our liquidity requirements.

        In addition, the EIT Law, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Governmental control of currency conversion may affect the value of your investment.

        The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our company in the Cayman Islands may rely on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiary in China is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval.

        The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The application of the M&A Rules remains unclear. Currently, there is no consensus among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

        Our PRC counsel, Han Kun Law Offices, has advised us based on their understanding of the current PRC law, rules and regulations that the CSRC's approval is not required for the listing and trading of our ADSs on the NYSE in the context of this offering, given that:

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  the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation;

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  we established our PRC subsidiary, Dasheng Online, by means of direct investment rather than by merger with or acquisition of PRC domestic companies; and

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  no provision in this regulation clearly classifies contractual arrangements as a type of transaction subject to its regulation.

        However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our China subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

        The M&A Rules discussed in the preceding risk factor and recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the Ministry of Commerce when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules, issued by the State Council in August 2008 is triggered. In addition, the security review rules issued by the Ministry of Commerce that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise "national defense and security" concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise "national security" concerns are subject to strict review by the Ministry of Commerce, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises "national defense and security" or "national security" concerns. However, the Ministry of Commerce or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

Risks Related to Our ADSs and This Offering

An active trading market for our Class A ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

        We have applied to list our ADSs on the NYSE. Prior to the completion of this offering, there has been no public market for our ADSs or our Class A ordinary shares underlying the ADSs, and we cannot assure you that a liquid public market for our ADSs will develop or be sustained after this offering. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading prices of our ADSs are likely to be volatile, which could result in substantial losses to investors.

        The trading prices of our ADSs are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In recent months, the widespread negative publicity of alleged fraudulent accounting practices and poor corporate governance of certain U.S. public companies with operations in China were believed to have negatively affected investors' perception and sentiment towards companies with connection with China, which significantly and negatively affected the trading prices of some companies' securities listed in the U.S. Once we become a public company, any similar negative publicity or sentiment may affect the performances of our ADSs. A number of PRC companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these PRC companies' securities after their offerings may affect the attitudes of investors toward PRC companies listed in the United States in general and consequently may impact the trading performance of our ADSs, regardless of our actual operating performance.

        In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

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  the financial projections that we may choose to provide to the public, any changes in those projections or our failure for any reason to meet those projections;

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  variations in our net revenues, net loss/income and cash flow;

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  changes in the economic performance or market valuation of other education companies;

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  announcements of new investments, acquisitions by us or our competitors, strategic partnerships, joint ventures or capital commitments;

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  announcements of new services and expansions by us or our competitors;

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  detrimental negative publicity about us, our competitors or our industry;

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  changes in financial estimates by securities analysts;

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  additions or departures of key personnel;

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  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

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  potential litigation or regulatory investigations;

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  substantial sales or perception of sales of our ADSs in the public market;

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  fluctuations in market prices for our products; and

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  general economic, regulatory or political conditions in China and the U.S.

        Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade. In addition, the stock market in general, and the market prices for companies with operations in China in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some PRC companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of these PRC companies' securities after their offerings may affect the attitudes of investors toward PRC companies listed in the United States, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other PRC companies may also negatively affect the attitudes of investors towards PRC-based companies in general, including us, regardless of whether we have conducted any inappropriate activities. Further, the global financial crisis and the ensuing economic recessions in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets. These broad market and industry fluctuations may adversely affect operating performance. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, some of whom have been granted restricted shares under our share incentive plan.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

        The trading market for our ADSs will be influenced by research reports and ratings that industry or securities analysts or ratings agencies publish about us, our business and the online education market in China in general. We do not have any control over these analysts or agencies. If one or more analysts or agencies who cover us downgrade our ADSs, or publish unfavorable research about us, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

        Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 2,400,000 ADSs (equivalent to 36,000,000 Class A ordinary shares) outstanding immediately after this offering, or 2,760,000 ADSs (equivalent to 41,400,000 Class A ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we, our directors and executive officers, our existing shareholders, certain option holders and the Concurrent Private Placements investors have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the underwriters. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. In addition, certain holders of our preferred shares prior to the completion of this offering are entitled to certain registration rights, including demand registration rights, piggyback registration rights, and Form F-3 or Form S-3 registration rights. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market, or the perception that such sales could occur, could cause the price of our ADSs to decline. See "Underwriting" and "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling our securities after this offering.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for each ADS than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate dilution in net tangible book value of US$17.55 per ADS. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon the completion of this offering.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ADSs or ordinary shares to significant adverse United States income tax consequences.

        A non-United States corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the "asset test"). Although the law in this regard is not clear, we treat our consolidated VIEs as being owned by us for U.S. federal income tax purposes because we exercise effective control over the consolidated VIEs and are entitled to substantially all of their economic benefits. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. Assuming that we are the owner of our consolidated VIEs for U.S. federal income tax purposes, and based upon our current and expected income and assets (taking into account goodwill, other unbooked intangibles, and expected proceeds from this offering) and projections as to the value of our ADSs and ordinary shares immediately following the offering, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future.

        While we do not expect to be or become a PFIC in the current or foreseeable taxable years, the determination of whether we will be or become a PFIC will depend, in part, upon the value of our goodwill and other unbooked intangibles (which will depend upon the market value of our ADSs from time to time, which may be volatile). Furthermore, the determination of whether we will be or become a PFIC will depend, in part, on the composition of our income and assets. Fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC for the current or subsequent taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets.

        Because determination of PFIC status is a fact-intensive inquiry made on an annual basis that depends upon the composition of our assets and income, no assurance can be given that we are not or will not become classified as a PFIC. If we were to be or become classified as a PFIC in any taxable year, a U.S. Holder (as defined in "Taxation—United States Federal Income Taxation") may incur significantly increased U.S. federal income tax on gain recognized on the sale or other disposition of our ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distributions is treated as an "excess distribution" under the U.S. federal income tax rules. Further, if we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares. You are urged to consult your tax advisor concerning the United States federal income tax consequences of acquiring, holding, and disposing of ADSs if we are or become classified as a PFIC. For more information, see "Taxation—United States Federal Income Taxation."

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law of the Cayman Islands (2013 Revision) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        The Cayman Islands courts are also unlikely:

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  to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

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  to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

        There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

        As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands (2013 Revision) and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital—Differences in Corporate Law."

Judgments obtained against us by our shareholders may not be enforceable.

        We are a Cayman Islands company and all of our assets are located outside of the United States. The majority of our current operations are conducted in the China. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

We have not determined a specific use for a portion of the net proceeds from this offering and the Concurrent Private Placements, and we may use these proceeds in ways with which you may not agree.

        We have not determined a specific use for a portion of the net proceeds of this offering and the Concurrent Private Placements, and our management will have considerable discretion in deciding how to apply these proceeds. For more information, see "Use of Proceeds." You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering and the Concurrent Private Placements. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

Our dual-class share structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

        We will adopt a dual-class share structure such that our ordinary shares will consist of Class A ordinary shares and Class B ordinary shares. Based on our proposed dual-class share structure, holders of Class A ordinary shares will be entitled to one vote per share in respect of matters requiring the votes of shareholders, while holders of Class B ordinary shares will be entitled to ten votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Immediately prior to the completion of this offering, all of our outstanding ordinary shares and preferred shares held by all of our existing shareholders will be automatically re-designated as Class B ordinary shares on a one-for-one basis. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Due to the disparate voting powers associated with our two classes of ordinary shares, we anticipate that our existing shareholders will beneficially own 98.6% of the aggregate voting power of our company immediately after the completion of this offering, assuming (i) the underwriters do not exercise their over-allotment option to purchase additional ADSs and (ii) we will issue and sell a total of 15,789,473 Class A ordinary shares through the Concurrent Private Placements, which number of shares has been calculated based on an assumed initial public offering price of US$19.00 per ADS, the mid-point of the estimated offering price range shown on the front cover page of this prospectus. As a result, our existing shareholders will have considerable influence over matters such as electing directors and approving material mergers, acquisitions or other business combination transactions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A ordinary shares and our ADSs of the opportunity to sell their shares at a premium over the prevailing market price.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your Class A ordinary shares.

        As a holder of our ADSs, you will only be able to exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying Class A ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. Under our amended and restated memorandum and articles of association, the minimum notice period required for convening a general meeting is ten clear days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

        The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

        Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

  •
  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely as compared to that required to be filed with the SEC by United States domestic issuers. As a Cayman Islands company listed on the NYSE, we are subject to the NYSE corporate governance listing standards. However, NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards. Although we do not currently plan to utilize the home country exemption for corporate governance matters, to the extent that we choose to do so in the future, our shareholders may be afforded less protection than they otherwise would under the NYSE corporate governance listing standards applicable to U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a United States domestic issuer.

You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

        The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

You may not be able to participate in rights offerings and may experience dilution of your holdings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an "emerging growth company."

        Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NYSE, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.0 billion in revenues for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

        We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an "emerging growth company", we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

        In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company's securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

  •
  our goals and growth strategies;

  •
  our expectations regarding demand for and market acceptance of our brand and platform;

  •
  our ability to retain and increase our student enrollment;

  •
  our ability to offer new courses;

  •
  our ability to engage, train and retain new teachers;

  •
  our future business development, results of operations and financial condition;

  •
  our ability to maintain and improve infrastructure necessary to operate our education platform;

  •
  competition in the online education industry in China;

  •
  the expected growth of, and trends in, the markets for our course offerings in China;

  •
  relevant government policies and regulations relating to our corporate structure, business and industry;

  •
  our expectation regarding the use of proceeds from this offering;

  •
  general economic and business condition in China, the Philippines and elsewhere; and

  •
  assumptions underlying or related to any of the foregoing.

        You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

        You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering and the Concurrent Private Placements of approximately US$59.2 million, or approximately US$65.6 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$19.00 per ADS, the mid-point of the range shown on the front cover page of this prospectus. A US$1.00 change in the assumed initial public offering price of US$19.00 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease the net proceeds of this offering by US$2.2 million, or approximately US$2.6 million if the underwriters exercise their option to purchase additional ADSs in full, assuming the sale of 360,000 ADSs at US$19.00 per ADS, the mid-point of the range shown on the front cover page of this prospectus and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

        The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering and the Concurrent Private Placements primarily for general corporate purposes, which may include investing in sales and marketing activities, course development, technology infrastructure, capital expenditures and other general and administrative matters. We may also use a portion of the net proceeds for investing in, or acquiring, complementary businesses, although we have not identified any near-term investment or acquisition targets. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering and the Concurrent Private Placements. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering and the Concurrent Private Placements differently than as described in this prospectus.

        In utilizing the proceeds from this offering and the Concurrent Private Placements, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions, and to our PRC consolidated VIE only through loans, and only if we satisfy the applicable government registration and approval requirements. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See "Risk Factors—Risks Related to Doing Business in China—PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering and the Concurrent Private Placements to make loans to our PRC subsidiary and PRC consolidated VIE or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

        Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

 DIVIDEND POLICY

        We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares or ADSs. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiary for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See "PRC Regulation—Regulations on Foreign Exchange—Dividend Distribution."

        Our board of directors has discretion as to whether to distribute dividends, subject to the approval of our shareholders and applicable laws. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2016:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect the automatic re-designation of 72,267,532 ordinary shares and 170,928,639 preferred shares held by all of our existing shareholders into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and

  •
  on a pro forma as adjusted basis to reflect (i) the automatic re-designation of 72,267,532 ordinary shares and 170,928,639 preferred shares held by all of our existing shareholders into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering, (ii) the issuance and sale of 36,000,000 Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$19.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming the underwriters do not exercise their option to purchase additional ADSs) and (iii) the issuance and sale of 15,789,473 Class A ordinary shares through the Concurrent Private Placements, calculated based on an initial offering price of US$19.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus.

        You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of March 31, 2016
	Actual		Pro forma		Pro forma as adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
			(Unaudited)		(Unaudited)
Total mezzanine equity	528,777	82,007	—	—	—	—
Shareholders' (deficit)/equity:
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized; 79,605,000, 72,267,532 and 72,267,532 shares issued and outstanding as of December 31, 2013, 2014 and 2015, respectively; 243,196,171 Class B ordinary shares issued and outstanding on a pro forma basis as of March 31, 2016; and 51,789,473 Class A ordinary shares and 243,196,171 Class B ordinary shares issued and outstanding on a pro forma as adjusted basis as of March 31, 2016 (unaudited))	45	7	155	24	187	29
Additional paid-in capital(2)	—	—	528,667	81,990	935,001	145,001
Accumulated other comprehensive gain	5,219	809	5,219	809	5,219	809
Accumulated deficit	(718,647)	(111,453)	(718,647)	(111,453)	(718,647)	(111,453)

Total shareholders' (deficit)/equity(2)	(713,383)	(110,637)	(184,606)	(28,630)	221,760	34,392

Total liabilities, mezzanine equity and shareholders' (deficit)/equity(2)	278,897	43,253	278,897	43,253	685,263	106,275

Notes:

(1)
The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders' equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 change in the assumed initial public offering price of US$19.00 per ADS, or US$1.27 per Class A ordinary share, the mid-point of the estimated offering price range, would, in the case of an increase, increase and, in the case of a decrease, decrease each of additional paid-in capital, total shareholders' equity and total capitalization by US$2.2 million.

 DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value as of March 31, 2016 was approximately US$(1.55) per ordinary share and US$(23.25) per ADS. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities and mezzanine equity, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share. Because Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all ordinary shares, including Class A ordinary shares and Class B ordinary shares.

        Without taking into account any other changes in such net tangible book value after March 31, 2016, other than to give effect to (i) the conversion of all of our preferred shares into Class B ordinary shares on an one-to-one basis, which will occur automatically immediately prior to the completion of this offering, (ii) our issuance and sale of 2,400,000 ADSs offered in this offering at the assumed initial public offering price of US$19.00 per ADS, the mid-point of the estimated range of the offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) the issuance and sale of 15,789,473 Class A ordinary shares through the Concurrent Private Placements, calculated based on an initial offering price of US$19.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus, our pro forma as adjusted net tangible book value as of March 31, 2016 would have been approximately US$29.38 million, or US$0.10 per ordinary share and US$1.50 per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$1.17 per ordinary share, or US$17.55 per ADS, to purchasers of ADSs in this offering.

        The following table illustrates the dilution on a per ordinary share basis assuming that the initial public offering price per Class A ordinary share is US$1.27 and all ADSs are exchanged for Class A ordinary shares:

Assumed initial public offering price per Class A ordinary share	US$	1.27
Net tangible book value per ordinary share	US$	(1.55)
Pro forma net tangible book value per ordinary share after giving effect to the automatic conversion of all of our outstanding preferred shares	US$	(0.12)
Pro forma net tangible book value per ordinary share as adjusted to give effect to the automatic conversion of all of our outstanding preferred shares, this offering and the Concurrent Private Placements as of March 31, 2016	US$	0.10
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	US$	1.17

Amount of dilution in net tangible book value per ADS to new investors in the offering	US$	17.55

        A US$1.00 change in the assumed public offering price of US$19.00 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma net tangible book value after giving effect to the offering by US$2.23 million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.01 per ordinary share and US$0.15 per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.06 per ordinary share and US$0.90 per ADS, assuming (i) no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses and (ii) the issuance and sale in the Concurrent Private Placements of Class A ordinary shares, which number of shares has been calculated based on an initial offering price of US$19.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        The following table summarizes, on a pro forma basis as of March 31, 2016, the differences between the existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering and the Concurrent Private Placements, the total consideration paid and the average price per ordinary share paid at an assumed initial public offering price of US$19.00 per ADS before deducting estimated underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

			Total Consideration
	Ordinary shares Purchased				Average Price Per Ordinary Share	Average Price Per ADS
			Amount (in thousands of US$)
	Number	Percent		Percent	US$	US$
Existing shareholders	243,196,171	82%	57,947	47%	0.24	3.60
New investors	51,789,473	18%	65,600	53%	1.27	19.00
Total	294,985,644	100%	123,547	100%	0.42	6.28

        A US$1.00 change in the assumed public offering price of US$19.00 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease total consideration paid by new investors, total consideration paid by all shareholders, average price per ordinary share and average price per ADS paid by all shareholders by US$2.40 million, US$2.40 million, US$0.01 and US$0.15, respectively, assuming the sale of 2,400,000 ADSs at US$19.00, the mid-point of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The discussion and tables above also assume no exercise of any stock options outstanding as of the date of this prospectus. As of the date of this prospectus, there are 29,035,000 ordinary shares issuable upon exercise of outstanding stock options at a weighted average exercise price of US$0.1149 per ordinary share, and there are a total of 7,194,922 ordinary shares available for future issuance upon the exercise of future grants under our 2013 Plan and 2014 Plan. No share-based award has been granted under our 2016 Plan as of the date of this prospectus. To the extent that any of these options are exercised, there will be further dilution to new investors.

 EXCHANGE RATE INFORMATION

        Our reporting currency is the Renminbi because our business is mainly conducted in China and all of our revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the rate certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at the rate as of the end of the applicable period, that is, RMB6.4480 to US$1.00, the rate in effect as of March 31, 2016, RMB6.4778 to US$1.00, the rate in effect as of December 31, 2015, or RMB6.2046 to US$1.00, the rate in effect as of December 31, 2014, as applicable. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On May 20, 2016, the rate was RMB6.5485 to U.S.$1.00.

        The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Certified Exchange Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2011	6.2939	6.4475	6.6364	6.2939
2012	6.2301	6.2990	6.3879	6.2221
2013	6.0537	6.1478	6.2438	6.0537
2014	6.2046	6.1620	6.2591	6.0402
2015	6.4778	6.2827	6.4896	6.1870
November	6.3883	6.3640	6.3945	6.3180
December	6.4778	6.4491	6.4896	6.3883
2016
January	6.5752	6.5726	6.5932	6.5219
February	6.5525	6.5501	6.5795	6.5154
March	6.4480	6.5027	6.5500	6.4480
April	6.4738	6.4754	6.5004	6.4571
May (through May 20)	6.5485	6.5124	6.5485	6.4738

Source: Federal Reserve Statistical Release

Notes:

(1)
Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

ENFORCEABILITY OF CIVIL LIABILITIES

        We were incorporated in the Cayman Islands in order to enjoy the following benefits:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        All of our operations are conducted outside the United States, and all of our assets are located outside the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Law Debenture Corporate Services Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Travers Thorp Alberga, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Travers Thorp Alberga has informed us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Travers Thorp Alberga has further advised us that the courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that: (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

        We have been advised by Han Kun Law Offices, our PRC counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

 CORPORATE HISTORY AND STRUCTURE

        We began our operations in July 2011 through Beijing Dasheng Zhixing Technology Co., Ltd., or Dasheng Zhixing, a PRC domestic company. 51Talk English Philippines Corporation, or Philippines Co I, was incorporated in August 2012 to conduct our business operations in the Philippines, including teacher sourcing, teacher engagement, teacher training, teacher quality control, course content development and free trial lessons.

        In order to facilitate international capital raising of our company, we incorporated China Online Education Group, or COE, to become our offshore holding company under the laws of the Cayman Islands in November 2012. In January 2013, China Online Education (HK) Limited, or COE HK Co I, was incorporated in Hong Kong as a wholly owned subsidiary of COE. Beijing Dasheng Online Technology Co., Ltd., or Dasheng Online, was set up in June 2013 as a wholly owned subsidiary of COE HK Co I in the PRC.

        Due to PRC legal restrictions on foreign ownership and investment in the value-added telecommunications market, we operate our online platform through Dasheng Zhixing, our PRC consolidated VIE. Dasheng Zhixing holds our ICP license necessary to operate our online platform in China, our domain names, including 51talk.com, our registered trademarks in China and three of our registered software copyrights that are essential to the Company's online operation in PRC. Dasheng Zhixing had 1,489 staff, including 278 employees and 1,211 Outsourced Personnel, and leased seven office facilities as of March 31, 2016. We rely on a series of contractual arrangements among Dasheng Online, Dasheng Zhixing and its shareholders to operate our online and mobile platforms in China. These contractual arrangements enable us to:

  •
  exercise effective control over Dasheng Zhixing;

  •
  receive substantially all of the economic benefits of Dasheng Zhixing in consideration for the services provided by us; and

  •
  have an exclusive option to purchase all of the equity interests in Dasheng Zhixing when and to the extent permitted under PRC law.

        We do not have equity interests in Dasheng Zhixing. However, as a result of these contractual arrangements, we are the primary beneficiary of Dasheng Zhixing and treat it as our consolidated VIE under U.S. GAAP.

        In October 2014, we undertook an internal reorganization, pursuant to which we established two new subsidiaries, namely 51Talk English International Limited, or COE HK Co II, in Hong Kong and China Online Innovations Inc., or Philippines Co II, in the Philippines. Since the reorganization, foreign teachers delivering paid lessons on our platform no longer entered into service agreements with Philippines Co I, but rather entered into service agreements with COE HK Co II. Furthermore, we transferred the bulk of our Philippine business operations from Philippines Co I to Philippines Co II, and we began to enter into employment agreements with new full-time employees in the Philippines using Philippines Co II. In January 2016, we established a new subsidiary in the Philippines, namely On Demand English Innovations Inc., or Philippines Co III. In April 2016, we transferred all business operations and most of the assets of Philippines Co I to Philippines Co III. After these internal reorganizations, Philippines Co III conducts our business operations relating to the free trial lessons delivered by our free trial teachers based in Baguio City, Philippines and Philippines Co II conducts the remainder of our business operations in the Philippines, including teacher sourcing, teacher engagement, teacher training, teacher quality control, course content development and free trial lessons offered by our free trial teachers based in Manila, Philippines.

        Philippines Co I currently does not have any material business operation, and we intend to gradually liquidate Philippines Co I.

        Under the Philippine Corporation Code, the business, assets and affairs of a corporation is handled and managed by a board of directors, which is composed of the number of individuals mandated under the corporation's articles of incorporation. Philippine law further requires that each director own at least one share of stock in his or her name in the books of the corporation. In order to comply with the foregoing, there are seven individual shareholders of Philippines Co II and five individual shareholders of Philippines Co III, holding an aggregate of 0.00014% and 0.004% of the equity interest of Philippines Co II and Philippines Co III, respectively. COE entered into contractual arrangements with each of (i) Philippines Co II and its seven individual shareholders and (ii) Philippines Co III and its five individual shareholders. These contractual arrangements provide us with an exclusive option to purchase all of the equity interests in Philippines Co II and Philippines Co III held by individual shareholders and the power to exercise their respective shareholder rights.

        In January 2015, we acquired and consolidated the business operations and assets of 91Waijiao, a provider of English education programs in China that focused on offering live lessons by foreign teachers online. The following operating metrics of our company exclude the corresponding data of 91Waijiao for all periods presented in this prospectus, all of which have been immaterial to our overall business operation since our acquisition of the business operations and assets of 91Waijiao: (i) the number of paid lessons booked, (ii) the number of active students, (iii) the number of paying students and (iv) the number of teachers available.

        The following diagram illustrates our current corporate structure:

Notes:

(1)
Each of Ting Shu, Christine Ang, Huiru Yuan, Jennifer Que, Samuel Celestino, Xing Liu and Wei Li holds 0.00002% of the equity interest in Philippines Co II. Each of Ting Shu, Christine Ang, Huiru Yuan, Jennifer Que and Samuel Celestino is a director of Philippines Co II. We entered into contractual arrangements with these individual shareholders which provide us an exclusive option to purchase all of the individual shareholders' equity interests in Philippines Co II and the power to exercise their shareholder rights.

(2)
Each of Jimmy Lai, Frank Lin, Nelson Tan, Luzviminda Santos Castro and Alfonso Ang Po holds 0.0008% of the equity interest in Philippines Co III. Each of these individuals is a director of Philippines Co III. We entered into contractual arrangements with these individual shareholders which provide us with an exclusive option to purchase all of the individual shareholders' equity interests in Philippines Co III and the power to exercise their respective shareholder rights.

(3)
Jack Jiajia Huang holds 99.90% of the equity interest in Philippines Co I; Kei Hattori holds 0.02% of the equity interest in Philippines Co I; Nelson Tan holds 0.06% of the equity interest in Philippines Co I; and Frank Lin holds 0.02% of the equity interest in Philippines Co I. Each of Mr. Hattori, Mr. Tan and Mr. Lin is a director of Philippines Co I.

(4)
Jack Jiajia Huang, our founder, chairman and chief executive officer, holds 61.25% of the equity interest in Dasheng Zhixing; Ting Shu, our co-founder, director and senior vice president, holds 26.25% of the equity interest in Dasheng Zhixing; Ling Chen, an affiliate of an angel investor of our company, holds 12.50% of the equity interest in Dasheng Zhixing.

  Contractual Arrangements with Dasheng Zhixing, Philippines Co I, Philippines Co II and Philippines Co III

        The following is a summary of (i) the contracts by and among our subsidiary Dasheng Online, our PRC consolidated VIE Dasheng Zhixing, and the shareholders of Dasheng Zhixing; (ii) the contracts by and among our subsidiary COE HK Co I, our consolidated VIE Philippines Co I, and the shareholders of Philippines Co I; (iii) the contracts by and among COE, Philippines Co II, and the shareholders of Philippines Co II; and (iv) contracts by and among COE, Philippines Co III and the shareholders of Philippines Co III, each of which is currently in full force and effect.

        Amended and Restated Exclusive Business Cooperation Agreement.    Under the amended and restated exclusive business cooperation agreement between Dasheng Online and Dasheng Zhixing, Dasheng Online has the exclusive right to provide or to designate any third party to provide, among other things, technical support, consulting services and other services to Dasheng Zhixing, and Dasheng Zhixing agrees to accept all the consultation and services provided by Dasheng Online or any third party service provider designated by Dasheng Online. Without Dasheng Online's prior written consent, Dasheng Zhixing is prohibited from directly or indirectly engaging any third party to provide same or any similar services under this agreement or establishing similar corporation relationship with any third party regarding the matters contemplated by this agreement. In addition, Dasheng Online or the third party service providers designated by Dasheng Online, as the case may be, have exclusive and proprietary ownership, rights and interests in any and all intellectual properties arising out of or created during the performance of this agreement. Dasheng Zhixing agrees to pay a monthly service fee to Dasheng Online at an amount determined at the sole discretion of Dasheng Online after taking into account factors including the complexity and difficulty of the services provided, the title of and time consumed by employees of Dasheng Online or third party service providers designated by Dasheng Online providing the services, the content and value of services provided and the market price of the same type of services. The original exclusive business cooperation agreement was entered into and made effective on June 18, 2013, which was subsequently amended and restated in its entirety on December 14, 2015. This agreement will remain effective unless terminated in accordance with its provisions or terminated in writing by Dasheng Online. Unless otherwise required by applicable laws, Dasheng Zhixing does not have any right to terminate this agreement in any event. Dasheng Online has the right to terminate this agreement and/or require Dasheng Zhixing to indemnify all damages in the event of any material breach of any term of this agreement by Dasheng Zhixing. Dasheng Zhixing agrees to indemnify and hold harmless Dasheng Online from any losses, injuries, obligations or expenses caused by any lawsuits, claims or other demands against Dasheng Online arising from or caused by the services provided by Dasheng Online to Dasheng Zhixing pursuant to this agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Dasheng Online.

        COE HK Co I and Philippines Co I also entered into an exclusive business cooperation agreement on July 21, 2014, whereby COE HK Co I has the exclusive right to provide, among other things, technical support, consulting services and other services to Philippines Co I and Philippines Co I agrees to accept all the consultation and services provided by COE HK Co I. Without COE HK Co I's prior written consent, Philippines Co I is prohibited from directly or indirectly engaging any third party to provide same or any similar services under this agreement or establishing similar corporation relationship with any third party regarding the matters contemplated by this agreement. Philippines Co I agrees to pay a monthly service fee to COE HK Co I at an amount determined by COE HK Co I and Philippines Co I through negotiation after taking into account factors including the complexity and difficulty of the services provided, the title of and time consumed by employees of COE HK Co I providing the services, the content and value of services provided, the market price of the same type of services. The agreement shall remain effective unless terminated in accordance with the provisions of this agreement or terminated in writing by COE HK Co I. Unless otherwise required by applicable laws, Philippines Co I does not have any right to terminate this agreement in any event.

        Powers of Attorney.    Pursuant to the powers of attorney executed by the shareholders of Dasheng Zhixing on June 18, 2013, the shareholders of Dasheng Zhixing each irrevocably authorized Dasheng Online to act on their respective behalf as exclusive agent and attorney with respect to all matters concerning all equity interests held by each of them now and in the future in Dasheng Zhixing, including but not limited to attend shareholders' meetings, exercise all the shareholder's rights and shareholder's voting rights that each of them is entitled to under the relevant PRC laws and Dasheng Zhixing Articles of Association (including but not limited to the sale, transfer, pledge, or disposition of all equity interests held in part or in whole), and designate and appoint on their respective behalf the legal representative, directors, supervisors, chief executive officer and other senior management members of Dasheng Zhixing. Dasheng Online is entitled to re-authorize or assign its rights under this appointment to any other person or entity at its sole discretion and without giving prior notice to the shareholders of Dasheng Zhixing or obtaining their consent. Each power of attorney will remain in force until the shareholder ceases to hold any equity interest in Dasheng Zhixing. During the term of the powers of attorney, the shareholders waive all the rights associated with the equity interests held by them, which have been authorized to Dasheng Online through this power of attorney, and would not exercise such rights by themselves. The power of attorney was each executed on June 18, 2013, and shall remain effective until the shareholder ceases to hold any equity interest in Dasheng Zhixing.

        On July 21, 2014, August 31, 2015 and February 1, 2016, the individual shareholders of each of Philippines Co I, Philippines Co II and Philippines Co III, respectively, have also each executed an irrevocable power of attorney appointing COE HK Co I and COE, respectively, as their attorney-in-fact to vote on their behalf on all matters requiring shareholder approval, with terms substantially similar to the powers of attorney executed by the shareholders of Dasheng Zhixing described above.

        Equity Interest Pledge Agreements.    Under the equity interest pledge agreements between Dasheng Online, the shareholders of Dasheng Zhixing and Dasheng Zhixing, the shareholders pledged all of their equity interests in Dasheng Zhixing to Dasheng Online as security for performance of the obligations of Dasheng Zhixing and its shareholders under the amended and restated exclusive business cooperation agreement, exclusive option agreements, the powers of attorney and the equity interest pledge agreements. Dasheng Online is entitled to receive dividends distributed by the pledged equity interests during the term of the pledge. Dasheng Zhixing may receive dividends distributed only with prior written consent of Dasheng Online. If any event of default as provided in the contractual arrangements occurs, Dasheng Online may exercise the right to enforce the pledge after issuing a notice of default to Dasheng Zhixing in accordance with the equity interest pledge agreements. Dasheng Online may exercise any remedy measure under applicable PRC laws, the amended and restated exclusive business cooperation agreement, the exclusive option agreements, the powers of attorney and the equity interest pledge agreements, including but not limited to being paid in priority with the equity interest based on monetary valuation that such equity interest is converted into or from the proceeds from auction or sale of the equity interest. The shareholders of Dasheng Zhixing and Dasheng Zhixing do not have the right to assign or delegate their rights and obligations under the amended and restated exclusive business cooperation agreement, the exclusive option agreements, the powers of attorney and the equity interest pledge agreements without Dasheng Online's prior written consent. Dasheng Online may assign any and all of its rights and obligations under the agreements to its designee(s) at any time. The agreements are binding on the shareholders of Dasheng Zhixing and their successors and permitted assignees and shall be valid with respect to Dasheng Online and each of its successors and assignees. The pledges were entered into and became effective on June 18, 2013 and will remain binding until the fulfillment of all obligations and the full payment under the equity interest pledge agreements.

        Exclusive Option Agreements.    Under the exclusive option agreements between Dasheng Online, each of the shareholders of Dasheng Zhixing and Dasheng Zhixing, in consideration of the payment of RMB10 by Dasheng Online, each of the shareholders irrevocably granted Dasheng Online a binding and exclusive right to purchase or designate one or more persons to purchase, equity interests in Dasheng Zhixing then held by each shareholder at once or at multiple times at any time in part or in whole at Dasheng Online's sole and absolute discretion to the extent permitted by PRC law and at the price of RMB10 (or such minimum price decided by PRC law higher than RMB10). Without Dasheng Online's prior written consent, Dasheng Zhixing's shareholders shall not sell, transfer, mortgage, or otherwise dispose in any manner any material assets of Dasheng Zhixing or legal or beneficial interest in the material business or revenues of Dasheng Zhixing in an amount exceeding RMB500,000, or allow the encumbrance thereon of any security interests; or cause Dasheng Zhixing to execute any contract with a price exceeding RMB500,000, except the contracts in the ordinary course of business. Unless otherwise required by PRC law, Dasheng Zhixing shall not be dissolved or liquidated without prior written consent by Dasheng Online. The shareholders of Dasheng Zhixing waive their rights of first refusal in regard to the transfer of equity interest by any other shareholder of Dasheng Zhixing to Dasheng Online (if any), give consents to the execution by each other shareholder of Dasheng Zhixing with Dasheng Online and Dasheng Zhixing the exclusive option agreements, the equity interest pledge agreements and the powers of attorney, and accept not to take any actions in conflict with such documents executed by other shareholders. The shareholders of Dasheng Zhixing agree to promptly donate any profits, interests, dividends, or proceeds of liquidation to Dasheng Online or any other person designated by Dasheng Online to the extent permitted under the applicable PRC laws. These agreements were entered into and became effective on June 18, 2013 and shall remain in effect until all equity interests in Dasheng Zhixing held by the shareholders have been transferred or assigned to Dasheng Online and/or any other person designed by Dasheng Online in accordance with this agreement. The shareholders of Dasheng Zhixing and Dasheng Zhixing do not have any right to terminate the exclusive option agreements in any event unless otherwise required by the applicable laws.

        COE HK Co I, Philippines Co I and the individual shareholders of Philippines Co I entered into exclusive option agreements on July 21, 2014 and August 31, 2015. COE, Philippines Co II and the individual shareholders of Philippines Co II entered into exclusive option agreements on August 31, 2015. COE, Philippines Co III and the individual shareholders of Philippines Co III entered into exclusive option agreements on February 1, 2016. Such exclusive option agreements contain terms substantially similar to the exclusive option agreements described above.

        Spousal Consent Letters.    Pursuant to the spousal consent letters executed by the spouses of the shareholders of Dasheng Zhixing, the spouse of each shareholder of Dasheng Zhixing agreed to the execution of the equity interest pledge agreement, the exclusive option agreement and the powers of attorney by the respective shareholder. The spouse of each shareholder of Dasheng Zhixing further undertakes not to make any assertions in connection with the equity interests of Dasheng Zhixing held by the respective shareholder, and further confirms in the spousal consent letters that the respective shareholder can perform the relevant transaction documents described above and further amend or terminate such transaction documents without the authorization or consent from him/her. The spouse of each shareholder agrees and undertakes that if he/she obtain any equity interests of Dasheng Zhixing held by the respective shareholder for any reasons, he/she would be bound by the transaction documents described above and the amended and restated exclusive business cooperation agreement between Dasheng Online and Dasheng Zhixing, and would comply with the obligations thereunder as a shareholder of Dasheng Zhixing. Xiaoping Xu, spouse of Ling Chen, has executed the spousal consent letter on June 18, 2013, and each of Jack Jiajia Huang and Ting Shu has executed and delivered the spousal consent letter on December 14, 2015.

        In the opinion of our PRC counsel, Han Kun Law Offices, the contractual arrangements among Dasheng Online, Dasheng Zhixing and its shareholders are valid, binding and enforceable under current PRC law. However, these contractual arrangements may not be as effective in providing control as direct ownership. There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. For a description of the risks related to our corporate structure, please see "Risk Factors—Risks Related to Our Corporate Structure."

        In the opinion of our Philippines counsel, Romulo Mabanta Buenaventura Sayoc & de los Angeles, the contractual arrangements in respect of Philippines Co I, Philippines Co II and Philippines Co III are valid, binding and enforceable under current laws of the Philippines.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated comprehensive loss data for the years ended December 31, 2013, 2014 and 2015, summary consolidated balance sheet data as of December 31, 2013, 2014 and 2015 and selected consolidated cash flow data for the years ended December 31, 2013, 2014 and 2015 and have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The following summary consolidated statements of comprehensive loss for the three months ended March 31, 2015 and 2016, summary consolidated balance sheet data as of March 31, 2016 and summary consolidated cash flow data for the three months ended March 31, 2015 and 2016 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Year Ended December 31,				For the Three Months Ended March 31,
	2013	2014	2015		2015	2016
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share, per share and per ADS data)
Selected Consolidated Statements of Comprehensive Loss:
Net revenues	21,665	52,210	154,675	23,878	24,374	72,191	11,196
Cost of revenues	(9,302)	(22,214)	(59,668)	(9,211)	(9,816)	(26,308)	(4,080)

Gross profit	12,363	29,996	95,007	14,667	14,558	45,883	7,116

Operating expenses:
Sales and marketing	(17,124)	(81,269)	(297,337)	(45,901)	(49,050)	(94,245)	(14,616)
Product development	(3,018)	(10,781)	(54,597)	(8,428)	(7,153)	(26,542)	(4,116)
General and administrative	(8,597)	(31,553)	(64,903)	(10,019)	(9,337)	(25,658)	(3,979)

Total operating expenses	(28,739)	(123,603)	(416,837)	(64,348)	(65,540)	(146,445)	(22,711)

Loss from operations	(16,376)	(93,607)	(321,830)	(49,681)	(50,982)	(100,562)	(15,595)
Interest and other (expense)/income, net	(710)	(1,213)	(353)	(54)	(322)	1,666	258

Loss before income tax expenses	(17,086)	(94,820)	(322,183)	(49,735)	(51,304)	(98,896)	(15,337)
Income tax expenses	(710)	(6,882)	(4,903)	(757)	(2,399)	(362)	(56)

Net loss	(17,796)	(101,702)	(327,086)	(50,492)	(53,703)	(99,258)	(15,393)
Accretions to preferred shares redemption value	(322)	(23,020)	(75,665)	(11,681)	(11,368)	(49,815)	(7,726)
Deemed dividends at re-designation of ordinary shares to preferred shares	(2,309)	(5,665)	—	—	—	—	—

Net loss attributable to ordinary shareholders	(20,427)	(130,387)	(402,751)	(62,173)	(65,071)	(149,073)	(23,119)

Net loss	(17,796)	(101,702)	(327,086)	(50,492)	(53,703)	(99,258)	(15,393)
Other comprehensive (loss)/income:
Foreign currency translation adjustments	(571)	2,308	3,014	465	(94)	581	90

Total comprehensive loss	(18,367)	(99,394)	(324,072)	(50,027)	(53,797)	(98,677)	(15,303)

Weighted average number of ordinary shares used in computing basic and diluted loss per share	84,660,041	76,308,165	72,267,532	72,267,532	72,267,532	72,267,532	72,267,532
Net loss per share attributable to ordinary shareholders	(0.24)	(1.71)	(5.57)	(0.86)	(0.90)	(2.06)	(0.32)
Loss per ADS(1)
Basic	(3.60)	(25.65)	(83.55)	(12.90)	(13.50)	(30.90)	(4.80)
Diluted	(3.60)	(25.65)	(83.55)	(12.90)	(13.50)	(30.90)	(4.80)
Non-GAAP Financial Measure(2)
Gross billings	36,097	116,921	353,277	54,537	53,302	154,770	24,003

Notes:

(1)
Each ADS represents 15 Class A ordinary shares.

(2)
For discussions of gross billings and reconciliation of gross billings to net revenues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure."

        The following table presents our selected consolidated balance sheet data as of December 31, 2013, 2014 and 2015 and March 31, 2016.

	As of December 31,				As of March 31, 2016
	2013	2014	2015
							RMB Pro forma(1)	US$ Pro forma(1)
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	61,502	209,774	46,873	7,236	76,873	11,922	76,873	11,922
Time deposits	—	—	167,078	25,792	125,584	19,476	125,584	19,476

Total assets	63,496	227,067	291,550	45,008	278,897	43,253	278,897	43,253

Deferred revenues	16,479	78,416	272,176	42,017	348,136	53,991	348,136	53,991
Accrued expenses and other current liabilities	5,861	25,155	84,323	13,017	92,120	14,287	92,120	14,287

Total liabilities	24,162	115,813	377,867	58,333	463,503	71,883	463,503	71,883

Total mezzanine equity	65,531	277,723	478,962	73,939	528,777	82,007	—	—

Total shareholders' deficit	(26,197)	(166,469)	(565,279)	(87,264)	(713,383)	(110,637)	(184,606)	(28,630)

Notes:

(1)
All of the preferred shares will automatically convert into Class B ordinary shares on a one-on-one basis immediately prior to the completion of this offering. The unaudited pro forma balance sheet information as of March 31, 2016 assumes the automatic conversion of all of the outstanding preferred shares into Class B ordinary shares on a one-to-one basis, as if conversion had occurred as of March 31, 2016.

        The following table presents our selected consolidated cash flow data for the years ended December 31, 2013, 2014 and 2015, as well as the three months ended March 31, 2015 and 2016.

	For the Year Ended December 31,				For the Three Months Ended March 31,
	2013	2014	2015		2015	2016
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data:
Net cash provided by/(used in) operating activities	1,956	(15,461)	(104,020)	(16,058)	(13,351)	(3,719)	(577)

Net cash (used in)/provided by investing activities	(386)	(7,814)	(192,884)	(29,776)	(6,520)	34,585	5,364

Net cash provided by financing activities	59,273	169,724	125,574	19,385	—	—	—

Effect of exchange rate changes on cash and cash equivalents	(565)	1,823	8,429	1,301	82	(866)	(134)

Net increase/(decrease) in cash and cash equivalents	60,278	148,272	(162,901)	(25,148)	(19,789)	30,000	4,653
Cash and cash equivalents at beginning of the period	1,224	61,502	209,774	32,384	209,774	46,873	7,269

Cash and cash equivalents at end of the period	61,502	209,774	46,873	7,236	189,985	76,873	11,922

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data and Operating Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a leading online education platform in China, with core expertise in English education. According to the Frost & Sullivan Report, we are one of the top online education platforms as measured by gross billings in 2015, and the largest online English education platform in China, as measured by gross billings in 2015 and the number of available foreign teachers as of December 31, 2015.

        Our proprietary online and mobile education platforms enable students across China to take one-on-one live interactive English lessons with overseas foreign teachers, on demand. Our teacher training, curriculum design and sales and marketing efforts are all driven by student and teacher feedback and data analytics.

        Our business model is highly scalable, characterized by the shared economy approach to assembling teachers, cost advantages of teachers in the Philippines, and online and mobile platforms. We are able to build a large pool of teachers because they can deliver lessons based on their scheduling availability, at appropriate locations of their choice, and get paid based on the number of lessons taught. We have developed significant operational expertise in areas such as teacher engagement and training, course content development, sales and marketing, as well as student services.

        We have experienced significant growth in gross billings and net revenues in recent years. Our gross billings increased from RMB36.1 million in 2013 to RMB116.9 million in 2014, and further to RMB353.3 million (US$54.5 million) in 2015, and increased from RMB53.3 million in the three months ended March 31, 2015 to RMB154.8 million (US$24.0 million) in the three months ended March 31, 2016. We define gross billings for a specific period as the total amount of cash received for the sale of course packages in such period, net of the total amount of refunds in such period. For discussions of gross billings and reconciliation of gross billings to net revenues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure." Our net revenues increased from RMB21.7 million in 2013 to RMB52.2 million in 2014, and further to RMB154.7 million (US$23.9 million) in 2015, and increased from RMB24.4 million in the three months ended March 31, 2015 to RMB72.2 million (US$11.2 million) in the three months ended March 31, 2016. We had a net loss of RMB17.8 million, RMB101.7 million and RMB327.1 million (US$50.5 million) in 2013, 2014 and 2015, respectively. In the three months ended March 31, 2016, we had a net loss of RMB99.3 million (US$15.4 million), compared to a net loss of RMB53.7 million in the three months ended March 31, 2015.

Major Factors Affecting Our Results of Operations

        Our results of operations and financial condition are affected by the general factors driving China's private education industry. We have benefited from the rapid economic growth, significant urbanization, and higher per capita disposable income of urban households in China, which has allowed many in China to spend more disposable income on education. We have also benefited from the increasing internet penetration in China. We anticipate that the demand for online education generally, and online English education specifically, will continue to grow. According to the Frost & Sullivan Report, China's online English education market in terms of gross billings increased from RMB3.4 billion (US$0.5 billion) in 2010 to RMB18.3 billion (US$2.8 billion) in 2015, representing a CAGR of 40.0%, and is expected to further increase to RMB160.9 billion (US$24.8 billion) in 2020, representing a CAGR of 54.5% from 2015.

        However, any adverse changes in the economic conditions in China that adversely affect the online English education and the broader online education markets in China may harm our business and results of operations. See "Risk Factors—Risks Related to Doing Business in China—Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations" and "Risk Factors—Risks Related to Doing Business in China—A severe or prolonged downturn in the global or PRC economy could materially and adversely affect our business and our financial condition."

        While our business is influenced by factors affecting the private education industry in China generally, we believe that our results of operations are more directly affected by company-specific factors, including the following factors:

  •
  our ability to increase gross billings and net revenues;

  •
  our ability to control teacher costs; and

  •
  our ability to effectively and efficiently sell and market our course packages.

  Our ability to increase gross billings and net revenues

        We consider gross billings, a non-GAAP financial measure, to be an important indicator of our business as it measures fees received from our students upfront. Our gross billings for a specific period refers to the total amount of cash received for the purchase of course packages in such period, net of the total amount of refunds in such period. As a result, gross billings offers management the ability to better evaluate our scale of business operations, our liquidity and the visibility of future revenues. The growth of our gross billings is driven by the increase in the number of paying students and the average spending per paying student. Our gross billings increased from RMB36.1 million in 2013 to RMB116.9 million in 2014, and further to RMB353.3 million (US$54.5 million) in 2015, and increased from RMB53.3 million in the three months ended March 31, 2015 to RMB154.8 million (US$24.0 million) in the three months ended March 31, 2016. Our paying students increased from 13.9 thousand in 2013 to 28.8 thousand in 2014, and further to 68.5 thousand in 2015, and increased from 13.2 thousand in the three months ended March 31, 2015 to 26.4 thousand in the three months ended March 31, 2016. Our gross billings are not equivalent to net revenues or any other metric presented in our consolidated financial statements. See "—Non-GAAP Financial Measure."

        Due to our increasing brand awareness, and word-of-mouth referrals, our students have increasingly purchased larger initial packages that can be used over a longer period of time and have a higher price, which in turn increases our gross billings. The average spending per paying student increased from RMB2.6 thousand in 2013 to RMB4.1 thousand in 2014 and further reached RMB5.2 thousand (US$0.8 thousand) in 2015, and increased from RMB4.0 thousand in the three months ended March 31, 2015 to RMB5.9 thousand (US$0.9 thousand) in the three months ended March 31, 2016. In particular, the average course package size initially purchased by our students experienced more significant growth, increasing from RMB1.9 thousand in 2013 to RMB3.4 thousand in 2014 and further reaching RMB4.7 thousand (US$0.7 thousand) in 2015, and increased from RMB4.0 thousand in the three months ended March 31, 2015 to RMB5.8 thousand (US$0.9 thousand) in the three months ended March 31, 2016. This trend has been particularly evident among our K-12 students. The average initial package size purchased by our K-12 students increased from RMB4.2 thousand in the three months ended March 31, 2015 to RMB5.3 thousand in the three months ended December 31, 2015 and RMB6.2 thousand in the three months ended March 31, 2016.

        The following table sets forth our active students, paying students and average spending per paying student for the periods indicated:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2013	2014	2015	2015	2016
Active students (in thousands)	15.2	35.0	86.5	32.4	71.9
Paying students (in thousands)	13.9	28.8	68.5	13.2	26.4
Average spending per paying student (in RMB thousands)	2.6	4.1	5.2	4.0	5.9

        Our revenue growth is driven by increases in the number of active students and the increase in average revenue per active student. These factors are directly affected by the increasing number of paying students, effectiveness of our curriculum and students' experience on our platform. The number of active students increased from 15.2 thousand in 2013 to 35.0 thousand in 2014, and further reached 86.5 thousand in 2015, and increased from 32.4 thousand in the three months ended March 31, 2015 to 71.9 thousand in the three months ended March 31, 2016. The number of active students reached 101.2 thousand in the 12 months ended March 31, 2016. An "active student" for a specified period refers to a student who booked at least one paid lesson. A lesson is considered "booked" when it is taken or when the student to such lesson is confirmed absent. A "paying student" for a specified period refers to a student that purchased either a prepaid credit or prepaid membership course package during the period, and the total number of "paying students" for a specified period refers to the total number of paying students for such period minus the total number of students that obtained refunds during such period.

  Our ability to control teacher costs

        Our profitability depends on our ability to control our costs as we expand. Our cost of revenues primarily consists of service fees to our teachers who delivered paid lessons. Teachers who deliver our lessons are generally independent contractors and are paid according to the number of lessons they teach. Substantially all of our teachers are based in the Philippines and we have benefited from lower labor costs in the Philippines. Whether we can continue to control our teacher cost in the future depends on, to a significant extent, the general labor market in the Philippines. As the Philippines is subject to a relatively high degree of political and social instability, any material disruptions resulting from this instability could increase our teacher costs.

        The average spending per paying student has increased historically, and our students have increasingly purchased larger initial packages that can be used over a longer period of time and have a higher price. We have observed a recent increase in the forfeiture rate of our prepaid credit packages. On the one hand, in terms of direct and immediate impact on our financial results, an increase in forfeiture rates increases our gross margin, because we were able to recognize fees for un-booked lesson credits as revenues without having to incur the cost of paying the teachers for providing the lessons. On the other hand, a continued increase in forfeiture rate might negatively impact the perceived effectiveness of our curriculum and the level of student engagement on our platform, which may discourage prospective and existing students from purchasing course packages from us or referring other students to us.

  Our ability to effectively and efficiently sell and market our course packages

        To maintain and improve our operating margins, we depend on our ability to effectively and efficiently sell and market our course packages and to benefit from economies of scale as we expand our business. Sales and marketing expenses historically represent a significant majority of our total operating expenses. Sales expenses are primarily composed of telemarketing sales and free trial lesson-related expenses. Marketing expenses are primarily composed of online and mobile marketing, and branding expenses. Our ability to lower our sales and marketing expenses as a percentage of net revenues depends on our ability to improve sales and marketing efficiency and leverage our existing brand value and word-of-mouth referrals in our marketing efforts.

        Going forward, we expect our operating expenses to increase due to the expansion of our business and the additional costs and expenses associated with becoming a public company. However, if our branding and marketing activities are not well received by students or fail to generate the increases in sales that we anticipate, we may need to allocate additional resources to these activities and our results of operations will be negatively impacted. See "Risk Factors—Risks Related to Our Business and Industry—If we are unable to conduct sales and marketing activities cost-effectively, our results of operations and financial condition may be materially and adversely affected."

Selected Income Statement Items

  Net Revenues

        We derive all of our net revenues from fees that we charge our students. In 2013, 2014 and 2015, we generated net revenues of RMB21.7 million, RMB52.2 million and RMB154.7 million (US$23.9 million), respectively. In the three months ended March 31, 2015 and 2016, we generated net revenues of RMB24.4 million and RMB72.2 million (US$11.2 million), respectively. We generally collect fees in advance, which we initially record as deferred revenues. We offer two types of course packages for our students to purchase, including prepaid credit packages and prepaid membership packages. We recognize fees as revenues as the lesson credits are consumed, in the case of prepaid credit packages, and proportionally throughout the membership period, in the case of prepaid membership packages. For prepaid credit packages, fees for lessons that have expired are automatically recognized as revenues. We had deferred revenues of RMB16.5 million, RMB78.4 million, RMB272.2 million (US$42.0 million) and RMB348.1 million (US$54.0 million) as of December 31, 2013, 2014 and 2015 and March 31, 2016, respectively. Our net revenues are presented net of value-added tax and surcharges.

  Cost of Revenues

        Our cost of revenues primarily consists of service fees to our teachers who delivered paid lessons and, to a lesser extent, payment processing fees charged by third party payment channels. We recorded cost of revenues of RMB9.3 million, RMB22.2 million and RMB59.7 million (US$9.2 million) in 2013, 2014 and 2015. In the three months ended March 31, 2015 and 2016, we recorded cost of revenues of RMB9.8 million and RMB26.3 million (US$4.1 million).

  Operating Expenses

        Our operating expenses consist of sales and marketing expenses and general and administrative expenses, and to a lesser extent, product development expenses. The following table sets forth, for the periods indicated, our operating expenses, in absolute amounts and as percentages of total net revenues:

	For the Year Ended December 31,							For the Three Months Ended March 31,
	2013		2014		2015			2015		2016
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Operating expenses:
Sales and marketing	17,124	79.0%	81,269	155.7%	297,337	45,901	192.2%	49,050	201.2%	94,245	14,616	130.5%
General and administrative	8,597	39.7	31,553	60.4	64,903	10,019	42.0	9,337	38.3	25,658	3,979	35.5
Product development	3,018	13.9	10,781	20.6	54,597	8,428	35.3	7,153	29.3	26,542	4,116	36.8

Total operating expenses	28,739	132.6%	123,603	236.7%	416,837	64,348	269.5%	65,540	268.8%	146,445	22,711	202.8%

        Our sales and marketing expenses primarily consist of telemarketing sales expenses, online and mobile marketing expenses, branding expenses and free trial lesson-related expenses.

        Our general and administrative expenses primarily consist of payroll and employee benefits to our management and administrative personnel. Our general and administrative expenses also include rental and utilities expenses relating to office and administrative functions as well as professional service fees.

        Our product development expenses primarily consist of payroll and employee benefits to our personnel involved in course content development, as well as to our employees involved in the research and development of technology for our online and mobile platforms.

Taxation

  Cayman Islands

        We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

  Hong Kong

        Our wholly owned subsidiaries in Hong Kong, COE HK Co I and COE HK Co II, are subject to Hong Kong profits tax on their activities conducted in Hong Kong at a uniform tax rate of 16.5%. No provision for Hong Kong profits tax has been made in our consolidated financial statements for the year ended December 31, 2013 and 2014 as neither COE HK Co I nor COE HK Co II had assessable income during such periods. We made provisions for Hong Kong profits tax for the year ended December 31, 2015 and three months ended March 31, 2016 as COE HK Co I reported taxable profit during such period. Payments of dividends by our subsidiaries to us are not subject to withholding tax in Hong Kong.

  Philippines

        Philippines Co II has been registered with the Philippine Economic Zone Authority, or PEZA, as an Ecozone IT Enterprise since December 19, 2014. As such, it is entitled to an income tax holiday, or 100% exemption from corporate income tax, for four years from its PEZA registration, a 5% special tax on gross income after the expiration of the income tax holiday in 2018, the tax and duty free importation of raw materials, capital equipment, machineries and spare parts, VAT zero-rating for local purchases of goods and services, and exemption from payment of local government imposts, fees, licenses, and taxes, and exemption from expanded withholding tax under Philippines tax law.

        Each of Philippines Co I and Philippines Co III is subject to a corporate income tax of 30% of the taxable net income on all income derived during each taxable year from sources within and outside of the Philippines.

        We made provisions for income tax expense in the Philippines for the years ended December 31, 2013, 2014 and 2015 as Philippines Co I reported taxable profit during such periods. No provision for income tax was made for three months ended March 31, 2016 as no taxable profit was reported during the period.

  PRC

        Our subsidiary and consolidated VIE in China are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the EIT Law, which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. The enterprise income tax is calculated based on the entity's global income as determined under PRC tax laws and accounting standards.

        We are subject to VAT at a rate of 6% on the services we provide, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law.

        As a Cayman Islands holding company, we may receive dividends from our PRC subsidiary through COE HK Co I. The EIT Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, COE HK Co I may be able to benefit from the 5% withholding tax rate for the dividends it receives from Dasheng Online, if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

        If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a "resident enterprise" under the EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See "Risk Factors—Risks Related to Doing Business in China—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC "resident enterprise" for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment."

Internal Control Over Financial Reporting

        Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in the course of auditing our consolidated financial statements as of and for the years ended December 31, 2015, we and our independent registered public accounting firm identified one material weakness and certain other deficiencies in our internal control over financial reporting, each as defined in the standards established by the Public Company Accounting Oversight Board of the United States. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness relates to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge and experience to establish and implement key controls over period end closing and financial reporting, and to properly prepare and review our financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements.

        We have implemented and will continue to implement initiatives to improve our internal control over financial reporting to address the material weakness that has been identified, including: (i) recently hired chief financial officer with relevant and sufficient U.S. GAAP accounting experience to lead accounting and financial reporting matters; (ii) recently recruited financial reporting director and financial reporting manager, both of whom have extensive work experience with "big four" accounting firms; (iii) obtain additional resources including experienced staff with U.S. GAAP and SEC reporting knowledge, to strengthen the financial reporting function and to set up financial and system control framework; (iv) further improve the period closing and reporting processes, including putting in place a formal policy and procedure manual, to allow early detection, prevention and resolution of potential accounting and reporting issues; (v) hiring tax manager or external consultants to optimize tax structure and to comply with tax reporting requirements; (vi) conducting regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, including sending our financial staff to attend external U.S. GAAP training courses, and (vii) establishing an accounting system in our Philippine subsidiaries to increase the level of automation in bookkeeping and financial reporting process in the Philippines, as well as further enhancing our control and supervision on our Philippine subsidiaries to ensure the compliance with local rules and regulations related to accounting, tax, legal, and etc.

        However, we cannot assure you that we will complete implementation of these measures in a timely manner, and the implementation of these initiatives may not fully address the material weakness and deficiencies in our internal control over financial reporting. See "Risk Factors—Risks Related to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected."

Critical Accounting Policies and Estimates

        We prepare our consolidated financial statements in accordance with U.S. GAAP. In doing so, we have to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. To the extent that there are material differences between these estimates and actual results, our financial condition or operating results and margins would be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies and estimates, which we discuss further below.

  Revenue recognition

        We generated revenue from providing online English language education services. Our main service offerings include (i) prepaid credit packages and (ii) prepaid membership packages.

        Revenues are recognized in accordance with ASC 605, Revenue Recognition, when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been provided; the selling price is fixed or determinable, and collectability is reasonably assured. Revenues are deferred until these criteria are met.

        Revenues from prepaid credit packages and prepaid membership packages are recognized on a gross basis, which represent amounts charged to and received from students, as we are the primary obligor in the arrangement and bear the risks and rewards, being responsible for the design and overall quality of the lessons.

  Deferred Income taxes

        Deferred income taxes are provided using the liability method. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

        We are required to estimate whether recoverability of its deferred tax assets is more likely than not based on forecasts of taxable earnings in the related tax jurisdiction. We use historical and projected future operating results, based upon approved business plans, including a review of the eligible carry forward period, tax planning opportunities and other relevant considerations including variances in future projected profitability.

  Fair Value Determination Related to the Accounting for Business Combinations

        We complete business combinations from time to time which require us to perform purchase price allocations. In order to recognize the fair value of assets acquired and liabilities assumed, mainly consisting of intangible assets and goodwill, as well as the fair value of any contingent consideration to be recognized, we use valuation techniques such as discounted cash flow analysis and ratio analysis in comparison to comparable companies in similar industries under the income approach, market approach and cost approach. Major factors considered include historical financial results and assumptions including future growth rates, an estimate of weighted average cost of capital and the effect of expected changes in regulation. Valuation of our acquired businesses have been by management with assistance from valuation specialists. We believe that the estimated fair value assigned to the assets acquired and liabilities assumed are based on reasonable assumptions and estimates that market participants would use. However, such assumptions are inherently uncertain and actual results could differ from those estimates.

  Impairment Assessment on Goodwill

        We test annually, or whenever events or circumstances indicate that the carrying value of assets exceeds the recoverable amounts, whether goodwill have suffered any impairment in accordance with our accounting policy. For the impairment assessment on goodwill, we have elected to perform a qualitative assessment to determine whether the two-step impairment testing of goodwill is necessary. In this assessment, we consider primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. Based on the qualitative assessment, if it is more likely than not that the fair value of each reporting unit is less than the carrying amount, the quantitative impairment test is performed.

        For the quantitative assessment of goodwill impairment, we identify the reporting units and compare the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit's goodwill.

        These assessments primarily use cash flow projections based on financial forecasts prepared by management and an estimated terminal value. The expected growth in revenues and operating margin, timing of future capital expenditures, an estimate of weighted average cost of capital and terminal growth rate are based on actual and prior year performance and market development expectations. Judgment is required to determine key assumptions adopted in the cash flow projections and changes to key assumptions can significantly affect these cash flow projections and the results of the impairment tests.

  Depreciation and Amortization

        The costs of property and equipment and intangible assets are charged ratably as depreciation and amortization expenses, respectively, over the estimated useful lives of the respective assets using the straight-line method. We periodically review changes in technology and industry conditions, asset retirement activity and residual values to determine adjustments to estimated remaining useful lives and depreciation and amortization rates. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore depreciation and amortization expenses in future periods.

  Share-based compensation

        We account for share-based awards in accordance with the authoritative guidance on share-based compensation expense. Under the fair value recognition provision of such guidance, compensation for share based awards granted, is measured at the grant date. We estimate the forfeiture rate based on historical forfeitures of equity awards and adjust the rate to reflect changes in facts and circumstances, if any. We revise our estimated forfeiture rate if actual forfeitures differ from our initial estimates. Grant date fair values of the awards are calculated using the binomial option pricing model. The Binomial option-pricing model is used to measure the value of the awards. The determination of the fair value is affected by the share price as well as assumptions regarding a number of complex and subjective variables, including the expected volatility, risk-free interest rates, exercise multiple, expected dividend yield and expected term.

        The following table sets forth the options granted under the 2013 Plan and the 2014 Plan as of the date of this prospectus:

			Fair Value of Option as of the Grant Date		Fair Value of the Underlying Ordinary Shares as of the Grant Date
		Exercise Price
	Number of Options Granted					Type of Valuation
Date of Options Granted		US$	US$		US$
September 27, 2013	4,000,000	0.0167	0.0532		0.0664	Restrospective
September 30, 2014	500,000	0.0500	0.2620		0.3044	Restrospective
December 19, 2014	1,650,000	0.0500	0.3066		0.3514	Restrospective
December 19, 2014(1)	5,600,000	0.0500	0.3069	(1)	0.3514	Restrospective
December 19, 2014(2)	2,050,000	0.0500	0.3082	(2)	0.3514	Restrospective
December 19, 2014	100,000	0.0500	0.3017		0.3514	Restrospective
March 31, 2015	920,000	0.0500	0.3546		0.3997	Restrospective
June 29, 2015	1,760,000	0.0700	0.4211		0.4819	Restrospective
June 29, 2015(1)	2,500,000	0.0700	0.4209	(1)	0.4819	Restrospective
June 30, 2015	300,000	0.0500	0.4320		0.4819	Restrospective
October 14, 2015	1,090,000	0.1000	0.5270		0.6129	Contemporaneous
January 7, 2016(1)	1,250,000	0.1500	0.5784	(1)	0.7000	Contemporaneous
January 7, 2016	224,000	0.1500	0.5738		0.7000	Contemporaneous
January 13, 2016	2,340,000	0.1500	0.5738		0.7000	Contemporaneous
February 28, 2016	600,000	0.1500	1.0865		1.2150	Contemporaneous
April 1, 2016(3)	1,619,000	0.2800	0.9869	(3)	1.2150	Contemporaneous
April 1, 2016(3)	2,500,000	0.2800	0.9819	(3)	1.2150	Contemporaneous
April 21, 2016(3)	2,000,000	0.2800	0.9900	(3)	1.2150	Contemporaneous
April 21, 2016(3)	200,000	0.2800	0.9813	(3)	1.2150	Contemporaneous

(1)
Options granted to officers and non-officer employees result in different fair value on the same grant date.

(2)
Options with different expected terms result in different fair value on the same grant date.

(3)
Options granted to officers and non-officer employees, and with different expected terms resulted in different fair value on the same grant date.

  Significant factors, assumptions, and methodologies used in determining fair value of options

        We estimated the fair value of share options using the binomial option-pricing model with the assistance from an independent appraiser. Our management is ultimately responsible for all assumptions and valuation methodologies used in such determination. The fair value of each option grant is estimated on the date of grant with the following key assumptions:

  •
  Expected volatility.  We estimated expected volatility based on the annualized standard deviation of the daily return embedded in historical share prices of comparable companies with a time horizon close to the expected expiry of the term.

  •
  Risk-free interest rate (per annum).  We estimated risk-free interest rate based on the yield to maturity of US Treasury Bond with a maturity similar to the expected expiry of the term.

  •
  Exercise multiple.  The exercise multiple is estimated as the ratio of fair value of underlying shares over the exercise price as at the time the option is exercised, based on a consideration of empirical studies on the actual exercise behavior of employees.

  •
  Expected dividend yield.  We have never declared or paid any cash dividends on our capital stock, and we do not anticipate any dividend payments on our ordinary shares in the foreseeable future.

  •
  Expected term (in years).  Expected term is the contract life of the option.

        Determining the fair value of our ordinary shares required us to make complex and subjective judgments, assumptions and estimates, which involved inherent uncertainty. Had our management used different assumptions and estimates, the resulting fair value of our ordinary shares and the resulting share-based compensation expenses could have been different.

  Fair Value of Our Ordinary Shares

        In determining the grant date fair value of our ordinary shares for purposes of recording share-based compensation in connection with employee stock options, we, with the assistance of independent appraisers, mainly performed retrospective valuations instead of contemporaneous valuations because, at the time of the valuation dates, our financial and limited human resources were principally focused on business development efforts. This approach is consistent with the guidance prescribed by the AICPA Audit and Accounting Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Specifically, the "Level B" recommendation in paragraph 16 of the Practice Aid sets forth the preferred types of valuation that should be used.

        We, with the assistance of an independent valuation firm, evaluated the use of three generally accepted valuation approaches: market, cost and income approaches to estimate our enterprise value. We and our appraisers considered the market and cost approaches as inappropriate for valuing our ordinary shares because no exactly comparable market transaction could be found for the market valuation approach and the cost approach does not directly incorporate information about the economic benefits contributed by our business operations. Consequently, we and our appraisers relied solely on the income approach in determining the fair value of our ordinary shares and we adopted market approach in verifying the fair value. This method eliminates the discrepancy in the time value of money by using a discount rate to reflect all business risks including intrinsic and extrinsic uncertainties in relation to our company.

        The income approach involves applying discounted cash flow analysis based on our projected cash flow using management's best estimate as of the valuation dates. Estimating future cash flow requires us to analyze projected revenue growth, gross margins, operating expense levels, effective tax rates, capital expenditures, working capital requirements, and discount rates. Our projected revenues were based on expected annual growth rates derived from a combination of our historical experience and the general trend in China's private education industry. The revenue and cost assumptions we used are consistent with our long-term business plan and market conditions in China's private education industry. We also have to make complex and subjective judgments regarding our unique business risks, our limited operating history, and future prospects at the time of grant. Other assumptions we used in deriving the fair value of our equity include:

  •
  no material changes will occur in the applicable future periods in the existing political, legal, fiscal or economic conditions in China;

  •
  no material changes will occur in the current taxation law in China and the applicable tax rates will remain consistent;

  •
  we have the ability to retain competent management and key personnel to support our ongoing operations; and

  •
  industry trends and market conditions for the online education will not deviate significantly from current forecasts.

        The following table sets forth the fair value of our ordinary shares estimated at different times with the assistance from an independent valuation firm.

Date	Fair Value Per Share (US$)	DLOM	Discount Rate
September 27, 2013	0.07	20%	26.5%
September 30, 2014	0.30	16%	24.0%
December 19, 2014	0.35	15%	23.0%
March 31, 2015	0.40	14%	23.0%
June 30, 2015	0.48	12%	23.0%
October 14, 2015	0.61	11%	21.0%
January 7, 2016	0.70	11%	21.0%
January 13, 2016	0.70	11%	21.0%
February 28, 2016	1.22	10%	19.0%
April 1, 2016	1.22	10%	19.0%
April 21, 2016	1.22	10%	19.0%

        The option-pricing method was used to allocate equity value of our company to preferred and ordinary shares, taking into account the guidance prescribed by the Practice Aid. This method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board and management.

        The other major assumptions used in calculating the fair value of ordinary shares include:

  •
  Weighted average cost of capital, or WACC: The WACCs were determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors.

  •
  Comparable companies: In deriving the WACCs, which are used as the discount rates under the income approach, certain publicly traded companies in the education industry were selected for reference as our guideline companies.

  •
  Discount for lack of marketability, or DLOM: DLOM was quantified by the Finnerty's Average-Strike put options mode. Under this option-pricing method, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM. This option pricing method is one of the methods commonly used in estimating DLOM as it can take into consideration factors like timing of a liquidity event, such as an initial public offering, and estimated volatility of our shares. The farther the valuation date is from an expected liquidity event, the higher the put option value and thus the higher the implied DLOM. The lower DLOM is used for the valuation, the higher is the determined fair value of the ordinary shares. DLOM remained in the range of 20% to 10% in the period from 2013 to 2016.

  Significant Factors Contributing to the Difference in Fair Value Determined

        The determined fair value of our ordinary shares increased from US$0.07 per share as of September 27, 2013 to US$0.30 per share as of September 30, 2014. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

  •
  we raised additional capital by issuing series B preferred shares in December 2013 to certain investors and by issuing series C preferred shares in July 2014, which provided us with additional capital for our business expansion;

  •
  we experienced and expected to continue to experience rapid and substantial growth in revenue and the number of daily paid lessons booked. We expected these would result in greater economies of scale and improvement in operating profit margin;

  •
  as we progressed towards being qualified for an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 20% as of September 27, 2013 to 16% as of September 30, 2014;

  •
  as a result of progress events described above and the continuous growth of our business, the discount rate is decreased from 26.5% as of September 27, 2013 to 24.0% as of September 30, 2014; and

  •
  management's adjustment of our financial forecasts to reflect the anticipated higher revenue growth rate.

        The determined fair value of our ordinary shares increased from US$0.30 per share as of September 30, 2014 to US$0.35 per share as of December 19, 2014 and further to US$0.40 per share as of March 31, 2015. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

  •
  our net revenue grew significantly from RMB21.7 million in 2013 to RMB52.2 million in 2014;

  •
  our monthly gross billings increased significantly during the period; and

  •
  management adjusted our financial forecast to reflect the anticipated higher revenue growth rate and better financial performance in the future due to the abovementioned developments.

        The determined fair value of our ordinary shares increased from US$0.61 per share as of October 14, 2015 to US$0.70 per share as of January 7, 2016 and January 13, 2016, and further to US$1.22 per share as of February 28, 2016, April 1, 2016 and April 21, 2016. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

  •
  our net revenue grew significantly from RMB52.2 million in 2014 to RMB154.7 million in 2015, representing a 196% annual growth rate;

  •
  we experienced and expected to continue to experience rapid and substantial growth in gross billings;

  •
  as we progressed towards this offering, we increased our estimated probability of a successful initial public offering. As our preferred shares would be automatically converted into ordinary shares upon the completion of a qualified offering, the increase in estimated probability of initial public offering success results in allocation of a higher portion of our business enterprise value to ordinary shares. The DLOM also decreased from 11% as of October 14, 2015 to 10% as of April 21, 2016; and

  •
  as a result of progress events described above, the discount rate is decreased from 21% as of October 14, 2015 to 19% as of April 21, 2016.

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of total net revenues. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,							For the Three Months Ended March 31,
	2013		2014		2015			2015		2016
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)							(in thousands, except for percentages)
								(Unaudited)		(Unaudited)
Net revenues	21,665	100.0%	52,210	100.0%	154,675	23,878	100.0%	24,374	100.0%	72,191	11,196	100.0%
Cost of revenues	(9,302)	42.9	(22,214)	42.5	(59,668)	(9,211)	38.6	(9,816)	40.3	(26,308)	(4,080)	36.4

Gross profit	12,363	57.1	29,996	57.5	95,007	14,667	61.4	14,558	59.7	45,883	7,116	63.6

Operating expenses:
Sales and marketing	(17,124)	79.0	(81,269)	155.7	(297,337)	(45,901)	192.2	(49,050)	201.2	(94,245)	(14,616)	130.5
Product development	(3,018)	13.9	(10,781)	20.6	(54,597)	(8,428)	35.3	(7,153)	29.3	(26,542)	(4,116)	36.8
General and administrative	(8,597)	39.7	(31,553)	60.4	(64,903)	(10,019)	42.0	(9,337)	38.3	(25,658)	(3,979)	35.5

Loss from operations	(16,376)	75.6	(93,607)	179.3	(321,830)	(49,681)	208.1	(50,982)	209.1	(100,562)	(15,595)	139.2
Interest and other (expense)/income, net	(710)	3.3	(1,213)	2.3	(353)	(54)	0.2	(322)	1.3	1,666	258	2.3

Loss before income tax expenses	(17,086)	78.9	(94,820)	181.6	(322,183)	(49,735)	208.3	(51,304)	210.4	(98,896)	(15,337)	136.9
Income tax expenses	(710)	3.3	(6,882)	13.2	(4,903)	(757)	3.2	(2,399)	9.8	(362)	(56)	0.5

Net loss	(17,796)	82.1%	(101,702)	194.8%	(327,086)	(50,492)	211.5%	(53,703)	220.2%	(99,258)	(15,393)	137.4%

  Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015

  Net revenues

        Our net revenues increased by 196.2% from RMB24.4 million in the three months ended March 31, 2015 to RMB72.2 million (US$11.2 million) in the three months ended March 31, 2016. This increase was primarily due to the increased number of our active students and, to a lesser extent, the increase in the average revenue per active student. The number of active students grew by 121.9% from 32.4 thousand in the three months ended March 31, 2015 to 71.9 thousand in the three months ended March 31, 2016.

        Our gross billings increased by 190.4% from RMB53.3 million in the three months ended March 31, 2015 to RMB154.8 million (US$24.0 million) in the three months ended March 31, 2016. For discussions of gross billings and reconciliation of gross billings to net revenues, see "—Non-GAAP Financial Measure." This increase was primarily due to the increased number of paying students and, to a lesser extent, the increase in the average spending per paying student during the period. The number of paying students grew by 100.4% from 13.2 thousand in the three months ended March 31, 2015 to 26.4 thousand in the three months ended March 31, 2016. The average spending per paying student increased by 44.9% from RMB4.0 thousand in the three months ended March 31, 2015 to RMB5.9 thousand (US$0.9 thousand) in the three months ended March 31, 2016.

  Cost of revenues

        Our cost of revenues increased by 168.0% from RMB9.8 million in the three months ended March 31, 2015 to RMB26.3 million (US$4.1 million) in the three months ended March 31, 2016. This increase was primarily due to an increase in total service fees paid to our teachers for delivering an increased number of paid lessons. The total amount of service fees paid to teachers for delivering paid lessons increased by 168.1% from RMB9.5 million in the three months ended March 31, 2015 to RMB25.4 million (US$3.9 million) in the three months ended March 31, 2016. The total number of paid lessons booked on our platform increased from 1.0 million in the three months ended March 31, 2015 to 2.4 million in the three months ended March 31, 2016.

  Gross profit

        As a result of the foregoing, our gross profit increased by 215.2% from RMB14.6 million in the three months ended March 31, 2015 to RMB45.9 million (US$7.1 million) in the three months ended March 31, 2016. Our gross margin increased from 59.7% in the three months ended March 31, 2015 to 63.6% in the three months ended March 31, 2016. We have been able to expand our profit margin by increasing our prices due to our highly competitive cost proposition to our students and our stable teacher cost.

  Operating expenses

        Our operating expenses increased by 123.4% from RMB65.5 million in the three months ended March 31, 2015 to RMB146.4 million (US$22.7 million) in the three months ended March 31, 2016, as a result of increases in our sales and marketing, general and administrative and product development expenses.

  Sales and marketing expenses

        Our sales and marketing expenses increased by 92.1% from RMB49.1 million in the three months ended March 31, 2015 to RMB94.2 million (US$14.6 million) in the three months ended March 31, 2016, mainly driven by increased investment in promoting our offering to K-12 students. Our sales and marketing expenses as a percentage of gross billings decreased from 92.0% in the three months ended March 31, 2015 to 60.9% in the three months ended March 31, 2016, primarily due to our increased brand value, higher referral rate among K-12 students and improved operating efficiency, particularly for our course consultants, telemarketing teams and account managers. The referral rate of K-12 students was 57.4% in the three months ended March 31, 2016, significantly higher than that of other demographics on our platform. We define the referral rate of K-12 students for a certain period as the percentage of new paying K-12 students in such period who informed us that they were referred by other people to our platform.

        Our total telemarketing sales expenses increased from RMB11.2 million in the three months ended March 31, 2015 to RMB31.8 million (US$4.9 million) in the three months ended March 31, 2016. This increase was primarily due to increased payroll and employee benefit expenses related to growth in our course consultant, telemarketing and account manager headcount from 558 as of March 31, 2015 to 1,117 (including 120 full-time employees and 997 Outsourced Personnel) as of March 31, 2016. A significant factor behind the increase in course consultant, telemarketing and account manager headcount was our planning for anticipated growth, including our investment in promoting our offering to K-12 students.

        Online and mobile marketing expenses increased from RMB13.2 million in the three months ended March 31, 2015 to RMB27.9 million (US$4.3 million) in the three months ended March 31, 2016.

        Our branding expenses decreased from RMB15.8 million in the three months ended March 31, 2015 to RMB13.6 million (US$2.1 million) in the three months ended March 31, 2016. This decrease was primarily due to our increased brand value.

        Our free trial lesson-related expense primarily consist of payroll and employee benefit expenses for our free trial teachers, which increased from RMB1.9 million in the three months ended March 31, 2015 to RMB5.2 million (US$0.8 million) in the three months ended March 31, 2016. Our free trial teacher headcount increased from 229 as of March 31, 2015 to 493 as of March 31, 2016. The vast majority of our free trial teachers are based in the Philippines.

        The payroll and employee benefit related to general student service representatives and teaching assistants increased from RMB1.9 million in the three months ended March 31, 2015 to RMB3.9 million (US$0.6 million) in the three months ended March 31, 2016 as a result of the increase in headcount from

117 as of March 31, 2015 to 166 (including 10 full-time employees and 156 Outsourced Personnel) as of March 31, 2016.

        Our rental expenses and depreciation expense recorded in sales and marketing expense increased from RMB1.9 million and 0.4 million, respectively, in the three months ended March 31, 2015 to RMB2.7 million (US$0.4 million), 1.7 million (US$0.3 million), respectively, in the three months ended March 31, 2016. The increase was due to increased rental payments for office sites and large purchases of fixed assets to support our growth.

  General and administrative expenses

        Our general and administrative expenses increased by 174.8% from RMB9.3 million in the three months ended March 31, 2015 to RMB25.7 million (US$4.0 million) in the three months ended March 31, 2016, primarily due to increased headcount to support our growing operations from 212 as of March 31, 2015 to 497 as of March 31, 2016. The amount of payroll and employee benefit expenses for our management and administrative personnel increased from RMB4.2 million in the three months ended March 31, 2015 to RMB16.2 million (US$2.5 million) in the three months ended March 31, 2016. We expect our general and administrative expenses to increase in the future on an absolute basis as our business grows and as we incur increased costs related to complying with our reporting obligations after we become a public company under U.S. securities laws.

  Product development expenses

        Our product development expenses increased by 271.1% from RMB7.2 million in the three months ended March 31, 2015 to RMB26.5 million (US$4.1 million) in the three months ended March 31, 2016, primarily due to the increased headcount of our course content development staff, from 57 as of March 31, 2015 to 148 as of March 31, 2016, as well as the increased headcount of our technology staff, from 83 as of March 31, 2015 to 210 as of March 31, 2016. The amount of payroll and employee benefit expenses for our product development personnel increased from RMB6.6 million in the three months ended March 31, 2015 to RMB23.6 million (US$3.7 million) in the three months ended March 31, 2016. We expect our product development expenses to continue to increase on an absolute basis in the future as we develop and update our course content and enhance our online and mobile platforms.

  Interest and other expense/income, net

        We recorded net interest and other income of RMB1.7 million (US$0.3 million) in the three months ended March 31, 2016, as compared to net interest and other expense of RMB0.3 million in the three months ended March 31, 2015. Our net interest and other income in the three months ended March 31, 2016 primarily consisted of foreign currency gain and interest earned on our cash and cash equivalents and time deposits deposited in commercial banks. Our net interest and other expense in the three months ended March 31, 2015 was mainly attributable to foreign currency loss, partially offset by interest earned on our cash and cash equivalents.

  Income tax expenses

        We incurred income tax expenses of RMB2.4 million and RMB0.4 million (US$0.1 million) in the three months ended March 31, 2015 and March 31, 2016, respectively, both of which were incurred in the Philippines as a result of our local business operations.

  Net loss

        As a result of the foregoing, our net loss increased from RMB53.7 million in the three months ended March 31, 2015 to RMB99.3 million (US$15.4 million) in the three months ended March 31, 2016.

  The Year Ended December 31, 2015 Compared to The Year Ended December 31, 2014

  Net revenues

        Our net revenues increased by 196.3% from RMB52.2 million in 2014 to RMB154.7 million (US$23.9 million) in 2015. This increase was primarily due to the increased number of active students and, to a lesser extent, the average revenue per active student. The number of active students grew by 146.8% from 35.0 thousand in 2014 to 86.5 thousand in 2015.

        Our gross billings increased by 202.2% from RMB116.9 million in 2014 to RMB353.3 million (US$54.5 million) in 2015. For discussions of gross billings and reconciliation of gross billings to net revenues, see "—Non-GAAP Financial Measure." This increase was primarily due to the increased number of paying students and, to a lesser extent, the increase in the average spending per paying student during the period as students increasingly purchased course packages that could be used over a longer period of time. The number of paying students grew by 137.7% from 28.8 thousand in 2014 to 68.5 thousand in 2015. The average spending per paying student increased by 27.1% from RMB4.1 thousand in 2014 to RMB5.2 thousand (US$0.8 thousand) in 2015.

  Cost of revenues

        Our cost of revenues increased by 168.6% from RMB22.2 million in 2014 to RMB59.7 million (US$9.2 million) in 2015. This increase was primarily due to an increase in total service fees paid to our teachers for delivering an increased number of paid lessons. The total amount of service fees paid to teachers for delivering paid lessons increased by 171.4% from RMB21.0 million in 2014 to RMB57.0 million (US$8.8 million) in 2015. The total number of paid lessons booked on our platform increased from 2.3 million in 2014 to 5.9 million in 2015.

  Gross profit

        As a result of the foregoing, our gross profit increased by 216.7% from RMB30.0 million in 2014 to RMB95.0 million (US$14.7 million) in 2015. Our gross margin increased from 57.5% in 2014 to 61.4% in 2015.

  Operating expenses

        Our operating expenses increased by 237.2% from RMB123.6 million in 2014 to RMB416.8 million (US$64.3 million) in 2015, as a result of increases in our sales and marketing, general and administrative and product development expenses.

  Sales and marketing expenses

        Our sales and marketing expenses increased by 265.9% from RMB81.3 million in 2014 to RMB297.3 million (US$45.9 million) in 2015. We expect our sales and marketing expenses to continue to increase on an absolute basis in the future as we further expand our operations. Our sales and marketing headcount increased from 736 as of December 31, 2014 to 1,837 as of December 31, 2015. The amount of payroll and employee benefit expenses for our sales and marketing staff increased from RMB30.8 million in 2014 to RMB130.0 million (US$20.1 million) in 2015.

        Our total telemarketing sales expenses increased from RMB19.1 million in 2014 to RMB85.8 million (US$13.2 million) in 2015. This increase was due to increased payroll and employee benefit expenses related to growth in our course consultant, telemarketing and account manager headcount from 390 as of December 31, 2014 to 971 as of December 31, 2015. This increase in headcount was in part due to our planning for anticipated growth.

        Online and mobile marketing expenses increased from RMB31.4 million in 2014 to RMB85.3 million (US$13.2 million) in 2015.

        Our branding expenses increased from RMB12.3 million in 2014 to RMB62.5 million (US$9.6 million) in 2015. This increase was primarily due to higher expenses associated with offline advertisements and marketing campaigns, such as branding campaigns in subways and other major public transportation terminals, which increased from RMB10.3 million in 2014 to RMB48.5 million (US$7.5 million) in 2015. The increase in branding expenses was also partially due to expenses associated with our engagement of Ms. Li Na as our brand ambassador in 2015.

        Our free trial lesson-related expense primarily consist of payroll and employee benefit expenses for our free trial teachers, which increased from RMB4.2 million in 2014 to RMB15.1 million (US$2.3 million) in 2015. Our free trial teacher headcount increased from 219 as of December 31, 2014 to 562 as of December 31, 2015. The vast majority of our free trial teachers are based in the Philippines. This increase in headcount was due to our planning for anticipated growth.

        The payroll and employee benefit related to general student service representatives and teaching assistants increased from RMB2.4 million in 2014 to RMB13.7 million (US$2.1 million) in 2015 as a result of the increase in headcount from 53 as of December 31, 2014 to 167 as of December 31, 2015.

        Our rental expenses and depreciation expense recorded in sales and marketing expense increased from RMB4.2 million, RMB0.8 million in 2014 to RMB9.9 million (US$1.5 million), RMB5.2 million (US$0.8 million) in 2015. The increase was due to the increased rental payments for office sites and the large purchase of fixed assets to support our growth.

  General and administrative expenses

        Our general and administrative expenses increased by 105.7% from RMB31.6 million in 2014 to RMB64.9 million (US$10.0 million) in 2015, primarily due to increased headcount to support our growing operations from 225 as of December 31, 2014 to 455 as of December 31, 2015. The amount of payroll and employee benefit expenses for our management and administrative personnel increased from RMB16.3 million in 2014 to RMB33.6 million (US$5.2 million) in 2015. We expect our general and administrative expenses to increase in the future on an absolute basis as our business grows and as we incur increased costs related to complying with our reporting obligations after we become a public company under U.S. securities laws.

  Product development expenses

        Our product development expenses increased by 406.4% from RMB10.8 million in 2014 to RMB54.6 million (US$8.4 million) in 2015, primarily due to the increased headcount of our course content development staff, from 46 as of December 31, 2014 to 115 as of December 31, 2015, as well as the increased headcount of our technology staff, from 63 as of December 31, 2014 to 190 as of December 31, 2015. The amount of payroll and employee benefit expenses for our product development personnel increased from RMB9.5 million in 2014 to RMB48.9 million (US$7.5 million) in 2015. We expect our product development expenses to continue to increase on an absolute basis in the future as we develop and update our course content and enhance our online and mobile platforms.

  Interest and other expense, net

        We recorded net interest and other expense of RMB0.4 million (US$0.06 million) in 2015, as compared to net interest and other expense of RMB1.2 million in 2014. Our net interest and other expense was mainly attributable to foreign currency loss.

  Income tax expenses

        We incurred income tax expenses of RMB6.9 million and RMB4.9 million (US$0.8 million) in 2014 and 2015, respectively, both of which were mostly incurred in the Philippines as a result of our local business operations.

  Net loss

        As a result of the foregoing, our net loss increased from RMB101.7 million in 2014 to RMB327.1 million (US$50.5 million) in 2015.

  The Year Ended December 31, 2014 Compared to The Year Ended December 31, 2013

  Net revenues

        Our net revenues increased by 141.0% from RMB21.7 million in 2013 to RMB52.2 million (US$8.4 million) in 2014. This increase was primarily due to the increased number of active students and, to a lesser extent, the average revenue per active student. The number of active students grew by 130.3% from 15.2 thousand in 2013 to 35.0 thousand in 2014.

        Our gross billings increased by 223.9% from RMB36.1 million in 2013 to RMB116.9 million (US$18.8 million) in 2014. For discussions of gross billings and reconciliation of gross billings to net revenues, see "—Non-GAAP Financial Measure." This increase was primarily due to the increased number of paying students and the increase in the average spending per paying student during the period. The number of paying students grew by 107.1% from 13.9 thousand in 2013 to 28.8 thousand in 2014. The average spending per paying student increased by 56.4% from RMB2.6 thousand in 2013 to RMB4.1 thousand (US$0.6 thousand) in 2014.

  Cost of revenues

        Our cost of revenues increased by 138.8% from RMB9.3 million in 2013 to RMB22.2 million (US$3.6 million) in 2014. This increase was primarily due to an increase in total service fees paid to our teachers for delivering an increased number of paid lessons. The total amount of service fees paid to teachers for delivering paid lessons increased by 130.9% from RMB9.1 million in 2013 to RMB21.0 million (US$3.4 million) in 2014. The total number of paid lessons booked on our platform increased from 1.0 million in 2013 to 2.3 million in 2014.

  Gross profit

        As a result of the foregoing, our gross profit increased by 142.6% from RMB12.4 million in 2013 to RMB30.0 million (US$4.8 million) in 2014. Our gross margin increased slightly from 57.1% in 2013 to 57.5% in 2014.

  Operating expenses

        Our operating expenses increased by 330.1% from RMB28.7 million in 2013 to RMB123.6 million (US$19.9 million) in 2014, as a result of increases in our sales and marketing, general and administrative and product development expenses.

  Sales and marketing expenses

        Our sales and marketing expenses increased by 374.6% from RMB17.1 million in 2013 to RMB81.3 million (US$13.1 million) in 2014. Our sales and marketing headcount increased from 138 as of December 31, 2013 to 736 as of December 31, 2014. The amount of payroll and employee benefit expenses for our sales and marketing staff increased from RMB6.7 million in 2013 to RMB30.8 million (US$5.0 million) in 2014.

        Our total telemarketing sales expenses increased from RMB3.8 million in 2013 to RMB19.1 million (US$3.1 million) in 2014. This increase was due to increased payroll and employee benefit expenses related to growth in our telemarketing, course consultant and account manager headcount from 55 as of December 31, 2013 to 390 as of December 31, 2014.

        Online and mobile marketing expenses, which increased from RMB9.3 million in 2013 to RMB31.4 million (US$5.1 million) in 2014.

        Our branding expenses increased from RMB0.2 million in 2013 to RMB12.3 million (US$2.0 million) in 2014. This increase was primarily due to higher marketing expenses associated with offline advertisements and marketing campaigns, which increased from RMB0.2 million in 2013 to RMB10.3 million (US$1.7 million) in 2014.

        Our free trial lesson-related expense primarily consist of payroll and employee benefit expenses for our free trial teachers, which increased from RMB0.9 million in 2013 to RMB4.2 million (US$0.7 million) in 2014. Our free trial headcount increased from 58 as of December 31, 2013 to 219 as of December 31, 2014. The vast majority of our free trial teachers are based in the Philippines.

  General and administrative expenses

        Our general and administrative expenses increased by 267.0% from RMB8.6 million in 2013 to RMB31.6 million (US$5.1 million) in 2014, primarily due to increased headcount to support our growing operations from 68 as of December 31, 2013 to 225 as of December 31, 2014. The amount of payroll and employee benefit expenses for our management and administrative personnel increased from RMB3.7 million in 2013 to RMB16.3 million (US$2.6 million) in 2014.

  Product development expenses

        Our product development expenses increased by 257.2% from RMB3.0 million in 2013 to RMB10.8 million (US$1.7 million) in 2014, primarily due to increased headcount of course content development staff from 11 as of December 31, 2013 to 46 as of December 31, 2014, as well as the increased headcount of technology staff from 24 as of December 31, 2013 to 63 as of December 31, 2014. The amount of payroll and employee benefit expenses for our product development personnel increased from RMB2.6 million in 2013 to RMB9.5 million (US$1.5 million) in 2014.

  Interest and other expense, net

        Our net interest and other expense increased from RMB0.7 million in 2013 to RMB1.2 million (US$0.2 million) in 2014. Our interest and other expense in both periods primarily consisted of foreign currency loss.

  Income tax expenses

        Our income tax expenses increased from RMB0.7 million in 2013 and RMB6.9 million (US$1.1 million) in 2014 as a result of our expanded business operations in the Philippines.

  Net loss

        As a result of the foregoing, our net loss increased from RMB17.8 million in 2013 to RMB101.7 million (US$16.4 million) in 2014.

Selected Quarterly Results of Operations

        The following table sets forth our unaudited condensed consolidated quarterly results of operations for each of the nine quarters in the period from January 1, 2014 to March 31, 2016. You should read the following table in conjunction with annual consolidated financial statements and the related notes included elsewhere in this prospectus. The unaudited condensed consolidated quarterly results of operations includes all adjustments that we consider necessary for a fair presentation of our operating results for the quarters presented.

	For the Three Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016
	(in RMB thousands)
Selected Consolidated Statements of Comprehensive Loss:
Net revenues	8,383	9,949	15,046	18,832	24,374	31,914	43,080	55,307	72,191
Cost of revenues	(3,556)	(4,617)	(5,947)	(8,094)	(9,816)	(12,040)	(16,775)	(21,037)	(26,308)
Gross profit	4,827	5,332	9,099	10,738	14,558	19,874	26,305	34,270	45,883
Operating expenses:
Sales and marketing	(8,355)	(15,138)	(27,216)	(30,560)	(49,050)	(66,979)	(82,172)	(99,136)	(94,245)
Product development	(1,455)	(2,209)	(3,143)	(3,974)	(7,153)	(10,634)	(15,460)	(21,350)	(26,542)
General and administrative	(4,580)	(4,875)	(10,053)	(12,045)	(9,337)	(12,403)	(18,131)	(25,032)	(25,658)
Total operating expenses	(14,390)	(22,222)	(40,412)	(46,579)	(65,540)	(90,016)	(115,763)	(145,518)	(146,445)
Loss from operations	(9,563)	(16,890)	(31,313)	(35,841)	(50,982)	(70,142)	(89,458)	(111,248)	(100,562)
Interest and other (loss)/income, net	(232)	116	(599)	(498)	(322)	313	2,694	(3,038)	1,666
Loss before income tax expenses	(9,795)	(16,774)	(31,912)	(36,339)	(51,304)	(69,829)	(86,764)	(114,286)	(98,896)
Income tax expenses	(1,008)	(1,378)	(1,989)	(2,507)	(2,399)	(902)	(1,558)	(44)	(362)
Net loss	(10,803)	(18,152)	(33,901)	(38,846)	(53,703)	(70,731)	(88,322)	(114,330)	(99,258)
Non-GAAP Financial Measure(1)
Gross billings	15,500	24,381	34,581	42,459	53,302	74,234	99,144	126,597	154,770

Note:

(1)
For discussions of gross billings and reconciliation of gross billings to net revenues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure."

        The growth of our gross billings was primarily driven by the increase in the number of paying students and the increase in the average spending per paying student over the nine quarters in the period from January 1, 2014 to March 31, 2016. The following table sets forth our paying students and average spending per paying student for each of the nine quarters in the period from January 1, 2014 to March 31, 2016:

	For the Three Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016
Paying students (in thousands)	5.2	7.1	9.6	10.8	13.2	15.5	20.0	25.6	26.4
Average spending per paying student (in RMB thousands)	3.0	3.4	3.6	3.9	4.0	4.8	5.0	4.9	5.9

        The growth of our revenue was primarily driven by the increase in the number of active students over the nine quarters in the period from January 1, 2014 to March 31, 2016. The following table sets forth our active students for each of the nine quarters in the period from January 1, 2014 to March 31, 2016:

	For the Three Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016
Active students (in thousands)	10.6	13.6	19.9	25.4	32.4	39.6	50.2	60.1	71.9

        Seasonal fluctuations have affected, and are likely to continue to affect, our business. We experienced lower gross billings and revenue growth in the first quarter of 2015 as a result of the Chinese New Year holiday. In 2015, we experienced higher gross billings and revenue growth in the second and third quarters, primarily due to the relatively high payment volume and activity level of our students, in particular, those of K-12 students during summer vacation and beginning of fall semester. Such trend was less prominent in 2014, because the percentage of K-12 students among our paying students and active students was smaller as compared with 2015. Our quarterly cost of revenue, product development expenses and general and administrative expenses generally increased in absolute amounts during the period from January 1, 2014 to March 31, 2016 as we enhanced our marketing efforts and increased the headcount of our teachers and staff. Overall, the historical seasonality of our business has been relatively mild due to our rapid growth. As the percentage of K-12 students among our paying students and active students has been increasing during the past year, the seasonality may become more prominent, especially in the third quarter of each year. Due to our limited operating history, the seasonal trends that we have experienced in the past may not be indicative of our future operating results. See also "Risk Factors—Risks Related to Our Business and Industry—Our results of operations are subject to seasonal fluctuations."

Non-GAAP Financial Measure

        Gross billings is a non-GAAP financial measure. We define gross billings for a specific period as the total amount of cash received for the sale of course packages in such period, net of the total amount of refunds in such period. Our management uses gross billings as a performance measurement because we generally bill our students at the time of sale of our course packages and recognize revenue either upon the completion of each lessons, in the case of prepaid credit packages, and proportionally throughout the membership period, in the case of prepaid membership packages, and a portion of our revenue may be recognized over a period of more than 12 months. For prepaid credit packages, fees for lesson credits that have expired are automatically recognized as revenues. We believe that gross billings provides valuable insight into the sales of our course packages and the performance of our business.

        This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, its most directly comparable financial measure prepared in accordance with GAAP. A reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP measure has been provided in the financial statement tables included below. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measure. As gross billings has material limitations as an analytical metrics and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider gross billings as a substitute for, or superior to, net revenues prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        We compensate for these limitations by relying primarily on our GAAP results and using gross billings only as a supplemental measure. Gross billings is calculated as follows for the periods presented:

	For the Year Ended December 31,				For the Three Months Ended March 31,
	2013	2014	2015		2016
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Net revenues	21,665	52,210	154,675	23,878	72,191	11,196
Add: VAT and surcharges	656	2,774	10,512	1,622	6,619	1,027
Add: ending deferred revenue	16,479	78,416	272,176	42,017	348,136	53,991
Less: beginning deferred revenue	2,703	16,479	78,416	12,105	272,176	42,211
Less: deferred revenue from the acquisition of 91Waijiao	—	—	5,670	875	—	—
Gross billings (non-GAAP)	36,097	116,921	353,277	54,537	154,770	24,003

	For the Three Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016
	(in RMB thousands)
Net revenues	8,383	9,949	15,046	18,832	24,374	31,914	43,080	55,307	72,191
Add: VAT and surcharges	203	514	934	1,123	1,519	1,539	2,942	4,512	6,619
Add: ending deferred revenue	23,393	37,311	55,912	78,416	111,495	152,276	205,398	272,176	348,136
Less: beginning deferred revenue	16,479	23,393	37,311	55,912	78,416	111,495	152,276	205,398	272,176
Less: deferred revenue from the acquisition of 91 Waijiao	—	—	—	—	5,670	—	—	—	—
Gross billings (non-GAAP)	15,500	24,381	34,581	42,459	53,302	74,234	99,144	126,597	154,770

Liquidity and Capital Resources

  Cash Flows and Working Capital

        Our principal sources of liquidity have been proceeds from the issuance and sale of our preferred shares and cash generated from operating activities. As of March 31, 2016, we had RMB202.5 million (US$31.4 million) in cash, cash equivalents and time deposits, and we had no bank borrowings. Our cash consists of cash on hand and cash in bank, which are unrestricted as to withdrawal. Cash equivalents consist of cash held in accounts managed by certain third party online payment channels in connection with the collection of fees online. Time deposits represent a demand deposit with an initial term of greater than three months but less than one year when purchased.

        As of March 31, 2016, China Online Education Group and its non-PRC subsidiaries held cash and cash equivalents and time deposit in the amount of US$12.0 million, PHP14.2 million and RMB44.4 million in bank accounts in the PRC, the United States, the Philippines and Hong Kong; our PRC subsidiary held cash, cash equivalents and time deposit in the amount of RMB38.6 million in the PRC; our consolidated VIE in the Philippines held cash and cash equivalents of PHP25.6 million and US$9.6 thousand in the Philippines; and our consolidated VIE in the PRC held cash and cash equivalents in the amount of RMB36.4 million in the PRC, which included cash reserved to settle payables to our subsidiary in China. For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see "—Holding Company Structure." We would need to accrue and pay withholding taxes if we were to distribute funds from our subsidiary in the PRC to our offshore subsidiaries.

        We believe that our current cash, cash equivalents and time deposits and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months.

        The following table sets forth a summary of our cash flows for the periods indicated:

	For the Year Ended December 31,				For the Three Months Ended March 31,
	2013	2014	2015		2015	2016
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash provided by/(used in) operating activities	1,956	(15,461)	(104,020)	(16,058)	(13,351)	(3,719)	(577)
Net cash (used in)/provided by investing activities	(386)	(7,814)	(192,884)	(29,776)	(6,520)	34,585	5,364
Net cash provided by financing activities	59,273	169,724	125,574	19,385	—	—	—
Effect of exchange rate changes on cash and cash equivalents	(565)	1,823	8,429	1,301	82	(866)	(134)
Net increase/(decrease) in cash and cash equivalents	60,278	148,272	(162,901)	(25,148)	(19,789)	30,000	4,653
Cash and cash equivalents at beginning of the period	1,224	61,502	209,774	32,384	209,774	46,873	7,269

Cash and cash equivalents at end of the period	61,502	209,774	46,873	7,236	189,985	76,873	11,922

  Operating Activities

        Net cash used in operating activities decreased significantly to RMB3.7 million (US$0.6 million) in the three months ended March 31, 2016, as compared to RMB13.4 million in the three months ended March 31, 2015, due to our business expansion and improved operating efficiency. Net cash used in operating activities in the three months ended March 31, 2016 was primarily attributable to a net loss of RMB99.3 million (US$15.4 million), adjusted for non-cash items of RMB3.2 million (US$0.5 million), and partially offset by a decrease of RMB92.4 million (US$14.3 million) in working capital. The non-cash items were mainly depreciation and amortization of RMB3.2 million (US$0.5 million). The decrease in working capital was mainly attributable to an increase in deferred revenue of RMB76.0 million (US$11.8 million), an increase of accrued expenses and other current liabilities of RMB9.8 million (US$1.5 million), a decrease in prepaid expenses and other current assets of RMB5.4 million (US$0.8 million) and an increase in taxes payable of RMB1.7 million (US$0.3 million). The increase of deferred revenue was primarily a result of increased gross billings. The increase in accrued expenses and other current liabilities was primarily attributable to accrued payroll and social benefit expenses and accrued professional service fees. The decrease in prepayments and other current assets was primarily due to decreased prepaid promotional fee.

        Net cash used in operating activities amounted to RMB104.0 million (US$16.1 million) in 2015, which was primarily attributable to a net loss of RMB327.1 million (US$50.5 million), adjusted for non-cash items of RMB7.4 million (US$1.1 million), and partially offset by a decrease of RMB215.7 million (US$33.3 million) in working capital. The non-cash items were mainly depreciation and amortization of RMB7.4 million (US$1.1 million). The decrease in working capital was mainly attributable to an increase in deferred revenue of RMB188.1 million (US$29.0 million) and an increase of accrued expenses and other current liabilities of RMB55.3 million (US$8.5 million), which was partially offset by an increase in prepaid expenses and other current assets of RMB34.3 million (US$5.3 million). The increase of deferred revenue was primarily a result of increased gross billings. The increase in accrued expenses and other current liabilities was primarily attributable to accrued payroll and social benefit expenses and accrued professional service fees. The increase in prepayments and other current assets was primarily due to increased prepaid promotional expenses.

        Net cash used in operating activities amounted to RMB15.5 million (US$2.5 million) in 2014, which was primarily attributable to a net loss of RMB101.7 million (US$16.4 million), adjusted for non-cash items of RMB3.0 million (US$0.5 million), and partially offset by a decrease of RMB83.2 million (US$13.4million) in working capital. The non-cash items were mainly depreciation and amortization of RMB1.4 million (US$0.2 million) and the compensation to our founding shareholders of RMB1.6 million (US$0.3 million). The decrease in working capital was mainly attributable to an increase in deferred revenue of RMB61.9 million (US$10.0 million) and an increase of accrued expenses and other current liabilities of RMB19.8 million (US$3.2 million). The increase of deferred revenue was primarily a result of increased gross billings. The increase in accrued expenses and other current liabilities was primarily attributable to accrued payroll and social benefit expenses and accrued professional service fees.

        Net cash generated in operating activities amounted to RMB2.0 million in 2013, which was primarily attributable to a net loss of RMB17.8 million, adjusted for non-cash items of RMB0.2 million, and partially offset by a decrease of RMB19.6 million in working capital. The non-cash item was depreciation and amortization of RMB0.2 million. The decrease in working capital was mainly attributable to an increase in deferred revenue of RMB13.8 million and an increase of accrued expenses and other current liabilities of RMB5.1 million. The increase of deferred revenue was primarily a result of increased gross billings. The increase in accrued expenses and other current liabilities was primarily attributable to accrued payroll and social benefit expenses and accrued professional service fees. The increase in prepayments and other current assets was primarily due to an increase in prepaid rental and office deposit.

  Investing Activities

        We lease all of our facilities. Our cash used in investing activities is primarily related to leasehold improvements, purchase of property and equipment, and investments in time deposits and short-term financial products.

        Net cash provided by investing activities amounted to RMB34.6 million (US$5.4 million) in the three months ended March 31, 2016, which was primarily attributable to the withdrawal of time deposits of approximately RMB81.5 million (US$12.6 million), and partially offset by placement of time deposits of RMB40.0 million (US$6.2 million), property and equipment, including computers and servers, of approximately RMB5.9 million (US$0.9 million) and purchase of intangible assets of RMB1.0 million (US$0.2 million) in connection with the expansion of our business operations.

        Net cash used in investing activities was RMB192.9 million (US$29.8 million) in 2015, consisting of purchase of time deposits of approximately RMB192.1 million (US$29.7 million), purchase of property and equipment, including computers and servers, of approximately RMB25.3 million (US$3.9 million) and purchase of intangible assets of RMB0.5 million (US$0.1 million) in connection with the acquisition of our business operations, and partially offset by income from the maturity of time deposits of approximately RMB25.0 million (US$3.9 million).

        Net cash used in investing activities was RMB7.8 million (US$1.3 million) in 2014, primarily consisting of purchases of property and equipment, including computers and servers, of approximately RMB7.5 million (US$1.2 million) in connection with the expansion of our business operations.

        Net cash used in investing activities was RMB0.4 million in 2013, primarily consisting of purchases of property and equipment, including computers and servers, in connection with the expansion of our business operations.

  Financing Activities

        There was no financing activities in the three months ended March 31, 2016.

        Net cash provided by financing activities in 2015 amounted to RMB125.6 million (US$19.4 million), which resulted solely from the issuance of series D preferred shares, after deducting payment of the relevant issuance costs.

        Net cash provided by financing activities in 2014 amounted to RMB169.7 million (US$27.4 million), which resulted solely from our issuance of series C preferred shares, after deducting payment of the relevant issuance costs.

        Net cash provided by financing activities in 2013 amounted to RMB59.3 million, which resulted solely from our issuance of ordinary shares, series A and series B preferred shares, after deducting payment of the relevant issuance costs.

Capital Expenditures

        Our capital expenditures are incurred primarily in connection with leasehold improvements and investments in office furnitures, computers and servers. Our capital expenditures were RMB0.4 million, RMB7.5 million and RMB25.3 million (US$3.9 million) and RMB5.9 million (US$0.9 million) in the years ended December 31, 2013, 2014 and 2015 and three months ended March 31, 2016. We intend to continue to utilize real estate leasing in order to allocate our capital resources cost-efficiently. We may make acquisitions of businesses and properties that complement our operations when suitable opportunities arise.

Contractual Obligations

        The following table sets forth our contractual obligations as of March 31, 2016:

	Payment due by period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(in RMB thousands)
Operating lease obligations(1)	31,935	19,958	11,977	—	—
Purchase commitment(2)	38,887	35,657	3,230	—	—

Notes:

(1)
Represents our non-cancelable leases for our offices and learning centers.

(2)
Represents our minimum commitments for brand promotion activities.

Holding Company Structure

        China Online Education Group is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries and our consolidated VIEs. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

        In addition, our subsidiary in China is permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance of the PRC, or PRC GAAP. In accordance with PRC company laws, our consolidated VIE in China must make appropriations from their after-tax profit to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of our consolidated VIE. Appropriation to discretionary surplus fund is made at the discretion of our consolidated VIE. Pursuant to the law applicable to China's foreign investment enterprise, our subsidiary that is a foreign investment enterprise in the PRC have to make appropriation from their after-tax profit, as determined under PRC GAAP, to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC

GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of our subsidiary. Appropriation to the other two reserve funds are at our subsidiary's discretion.

        As an offshore holding company, we are permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fund raising activities to our PRC subsidiary only through loans or capital contributions, and to our consolidated affiliated entity only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. See "Risk Factors—Risks Related to Doing Business in China—PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering and the Concurrent Private Placements to make loans to our PRC subsidiary and PRC consolidated VIE or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business." As a result, there is uncertainty with respect to our ability to provide prompt financial support to our PRC subsidiary and consolidated VIE when needed. Notwithstanding the forgoing, our PRC subsidiary may use its own retained earnings (rather than RMB converted from foreign currency denominated capital) to provide financial support to our consolidated affiliated entity either through entrustment loans from our PRC subsidiary to our consolidated VIE or direct loans to such consolidated affiliated entity's nominee shareholders, which would be contributed to the consolidated variable entity as capital injections. Such direct loans to the nominee shareholders would be eliminated in our consolidated financial statements against the consolidated affiliated entity's share capital.

        The table below sets forth the respective revenue contributions of (i) our company and our subsidiaries and (ii) our consolidated VIEs for the periods indicated as a percentage of total net revenues:

	Revenue(1)
	Year ended December 31,
				Three Months Ended March 31, 2016
	2013	2014	2015
Our company and our subsidiaries	—	—	—	—
Our consolidated VIE in the PRC	100.0%	100.0%	100.0%	100.0%
Our consolidated VIE in the Philippines	—	—	—	—

Total net revenues	100.0%	100.0%	100.0%	100.0%

Note:

(1)
The percentages exclude the inter-company transactions among China Online Education Group, its subsidiaries and its consolidated VIEs.

        The table below sets forth the respective asset contributions of (i) our company and our subsidiaries and (ii) our consolidated VIEs for the periods indicated as a percentage of total assets:

	Total assets(1)
	As of December 31,
				As of March 31, 2016
	2013	2014	2015
Our company and our subsidiaries	82.9%	87.9%	82.9%	77.4%
Our consolidated VIE in the PRC	15.2%	10.7%	15.5%	20.2%
Our consolidated VIE in the Philippines	1.9%	1.4%	1.6%	2.4%

Total assets	100.0%	100.0%	100.0%	100.0%

Note:

(1)
The percentages exclude the inter-company balances among China Online Education Group, its subsidiaries and its consolidated VIEs.

Off-Balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosure about Market Risk

  Interest Rate Risk

        Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

  Foreign Exchange Risk

        Substantially all of our revenues are denominated in Renminbi, and a significant portion of our costs is incurred and paid in Philippine Pesos. The Renminbi is not freely convertible into foreign currencies for capital account transactions. The value of the Renminbi against the U.S. dollar, the Philippine Pesos and other currencies is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. We are also exposed to the risk of an increase in the value of the Philippine Peso relative to the Renminbi, which would increase our expenses.

        To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.

        We estimate that we will receive net proceeds of approximately US$59.2 million from this offering and the Concurrent Private Placements, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$19.00 per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus). Assuming that we convert the full amount of the net proceeds from this offering and the Concurrent Private Placements into RMB, a 10% appreciation of the U.S. dollar against RMB, from a rate of RMB6.4480 to US$1.00 to a rate of RMB7.0928 to US$1.00, will result in an increase of RMB38.2 million in our net proceeds from this offering and the Concurrent Private Placements. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from a rate of RMB6.4480 to US$1.00 to a rate of RMB5.8032 to US$1.00, will result in a decrease of RMB38.2 million in our net proceeds from this offering and the Concurrent Private Placements.

  Inflation Risk

        Since our inception, inflation in China and the Philippines has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2013, 2014 and 2015 were increases of 2.5%, 1.5% and 1.6%, respectively. According to the Philippine Statistics Authority, the year-over-year headline inflation rates in the Philippines for June 2013, 2014 and 2015 were 2.7%, 4.4% and 1.2%, respectively.

        Although we have not in the past been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China and the Philippines.

Recent Accounting Pronouncements

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." This guidance supersedes current guidance on revenue recognition in Topic 605, "Revenue Recognition." In addition, there are disclosure requirements related to the nature, amount, timing, and uncertainty of revenue recognition. This guidance will be effective for annual reporting periods beginning after December 15, 2016, including interim reporting periods, and will be required to be applied retrospectively. Early application of the guidance is not permitted. In August 2015, the FASB issued ASU No. 2015-14 to defer the effective date of ASU No. 2014-09 for all entities by one year. Therefore, the Company will adopt this guidance for its 2018 fiscal year. In April 2016, the FASB issued ASU No. 2016-10 to clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for these areas. The Company is currently evaluating the impact of this guidance.

        In August 2014, FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern." The new standard addresses management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. Management's evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. The new standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect this guidance to have a material effect on its consolidated financial statements at the time of adoption of this standard.

        In November 2015, FASB issued ASU No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes". The new guidance requires entities to present all deferred tax assets and liabilities, along with any related valuation allowance, as non-current on the balance sheet. The guidance is effective for public-traded companies for interim and annual periods beginning after December 15, 2016 (early adoption is permitted). The Company does not expect this guidance to have a material effect on its consolidated financial statements at the time of adoption of this standard.

        In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)". The new guidance requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The Company is currently evaluating the impact of this guidance.

        In March 2016, the FASB issued ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting (Topic 718)". The new update will require all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also will allow an employer to repurchase more of an employee's shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur. The guidance is effective for the Company on January 1, 2017. Early application is permitted in any annual or interim period for which financial statements haven't been issued or made available for issuance, but all of the guidance must be adopted in the same period. The Company is currently evaluating the impact of this guidance.

 INDUSTRY OVERVIEW

China's Private Education Market

        Driven by rapid economic growth, urbanization and higher per capita disposable income of urban households, China has experienced significant growth in the private education market. According to the Frost & Sullivan Report, China's private education market reached RMB1,057.7 billion (US$163.3 billion) in 2015, and is expected to further grow at a CAGR of 15.4% to RMB2,161.8 billion (US$333.7 billion) in 2020.

China's Online Education Market

        Online education offers students easy access to a large pool of teachers, rich course materials and pre-lesson and post-lesson support at times and locations of their choice. Online education companies are not required to make significant capital investments as they expand, which allows them to concentrate their resources on improving teacher quality, curriculum development and upgrading their technology platforms as well as on realizing greater economies of scale compared to offline companies. Online education companies are also well positioned to gather and analyze data to drive optimized learning experiences.

        China's online education market in terms of gross billings increased from RMB46.1 billion (US$7.1 billion) in 2010 to RMB131.2 billion (US$20.3 billion) in 2015, representing a CAGR of 23.3%, and is expected to further increase to RMB655.0 billion (US$101.1 billion) in 2020, representing a CAGR of 37.9% from 2015. The following chart sets forth the historical and expected market size of China's online education in terms of gross billings for the periods indicated:

Source: The Frost & Sullivan Report

        With the rapid development of mobile internet infrastructure and technology, online education companies have increasingly developed more sophisticated mobile platforms that better engage students through social network functions. Mobile education platforms offer a comprehensive learning experience to students through integrated functions including lesson booking, pre-lesson study and live lessons. According to the Frost & Sullivan Report, mobile internet users as a percentage of all internet users in China is expected to increase from 90.1% in 2015 to 99.5% in 2020. As the adoption of smart devices in China continues to grow, mobile education platforms have become an increasingly important part of the learning experience for Chinese students. According to a survey conducted by Frost & Sullivan, or the Survey, more than 90% of the participants who have taken online courses intend to take online lessons on mobile platforms.

Online Platform Presents Significant Opportunities for the English Education Market in China

  China's English Education Market

        There are more opportunities for people in China to use English in their daily lives and significant and increasing demand among the Chinese population for improving their general English proficiency, owing to continued globalization, improvements in the standard of living and increasing demand from Chinese consumers for overseas services and products. According to the Frost & Sullivan Report, as of December 31, 2015, the population of K-12 students, college students and working adults in China reached 180.2 million, 26.3 million and 774.5 million, respectively, and the frequency of overseas travelling of residents in China reached 133.6 million times during 2015. All of these groups have potentially significant demand for English education. However, primarily due to the exam-driven curriculum design, China's compulsory education system is unable to adequately enhance individuals' English proficiency and address the large potential English education demand. In 2014, the English speaking population in China as a percentage of total population was significantly lower than those in Singapore, Hong Kong, and Malaysia.

        According to the Survey, people value quality of teachers, lesson format and brand reputation as the top considerations when selecting English education providers. In particular, the majority of the participants prefer small group or one-on-one lesson over large group lesson formats for English education.

        China's English education market in terms of gross billings grew from RMB79.5 billion (US$12.3 billion) in 2010 to RMB153.4 billion (US$23.7 billion) in 2015, representing a CAGR of 14.0%, and is expected to further increase to RMB445.8 billion (US$68.8 billion) in 2020, representing a CAGR of 23.8% from 2015. The following chart sets forth the historical and expected market size of China's English education market in terms of gross billings for the periods indicated:

Source: The Frost & Sullivan Report

  China's Online English Education Market

        Compared with traditional offline English education companies, online English education platforms are more efficient as they facilitate more frequent interactions between teachers and students, better student engagement and high frequency practice for knowledge reinforcement.

        China's online English education market in terms of gross billings increased from RMB3.4 billion (US$0.5 billion) in 2010 to RMB18.3 billion (US$2.8 billion) in 2015, representing a CAGR of 40.0%, and is expected to further increase to RMB160.9 billion (US$24.8 billion) in 2020, representing a CAGR of 54.5% from 2015. Meanwhile, the growth in household wealth has enabled parents in China to devote more resources to the education of their children, which makes the K-12 education sector an attractive market. According to the Frost & Sullivan Report, the K-12 segment of the online English education market in China is expected to grow from RMB7.1 billion (US$1.1 billion) in 2015 to RMB83.7 billion (US$12.9 billion) in 2020. The following chart sets forth the historical and expected market size of China's online English education market in terms of gross billings for the periods indicated:

Source: The Frost & Sullivan Report

        Pure online English education companies, which do not offer any lessons offline, possess the following competitive advantages:

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  greater scalability that requires a minimum amount of capital investment as they expand their business;

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  ability to potentially reach a significantly larger market of prospective students across a broader geographical area; and

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  ability to translate capital savings into affordable course prices for students, devote more resources towards technology development and data analytics knowhow, and the engagement of high quality teachers.

        Online live interactive English education is usually provided by companies using one-on-one or one-to-many lesson formats. Among them, the one-on-one format is generally considered to be more effective, flexible, and more tailored to students' specific needs. According to the Frost & Sullivan Report, China's online live interactive English education market in terms of gross billings increased from RMB75.1 million (US$11.6 million) in 2010 to RMB1.4 billion (US$0.2 billion) in 2015, representing a CAGR of 80.2%, and is expected to further increase to RMB64.7 billion (US$10.0 billion) in 2020, representing a CAGR of 114.4% from 2015. Compared to pre-recorded and live broadcast formats, online live interactive English education has the following advantages:

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  teachers are able to adjust their teaching plans to cater to different students' needs and address students' questions in a timely fashion;

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  interaction enhances students' attention levels as they are required to actively participate during each session; and

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  in spoken and listening English practice, interaction also strengthens learning efficiency as students can communicate directly with teachers and receive timely feedback.

Key Factors for Success in China's Online English Education Industry

        Key factors for success in China's online English education industry include (i) having stable sources of quality teachers, (ii) the ability to develop high quality course content catered to Chinese students' needs, (iii) the ability to develop a robust mobile platform and (iv) the capabilities to run efficient large-scale operations.

        Among the key factors, having a stable source of quality teachers at an efficient cost is critical. The Philippines has proven itself to be a cost-efficient source of high quality English teachers. Several general characteristics of the Philippine population are highly suited to English-related service industries in Asia, including having English as a primary language, strong work ethic, and the influence of both Asian and American cultures. There were 656.3 thousands students who graduated from colleges in the Philippines in 2015, according to the Frost & Sullivan Report, forming a large pool of well-educated teacher candidates. In addition, according to the Frost & Sullivan report, the number of Filipinos working in call centers, where they are constantly exposed to Western culture, reached 1,073.7 thousands by the end of 2015. Furthermore, according to the Frost & Sullivan Report, in 2015, the average monthly salary in the Philippines was US$197.8, as compared to the average monthly salary for foreign teachers in China of US$1,616.6. In addition, according to the Frost & Sullivan Report, the Philippines is ranked among the top 10 countries in the world by total number of English speakers in 2014.

BUSINESS

Overview

        Our mission is to make quality education accessible and affordable. Recognizing the strong demand for improving English proficiency and the lack of effective and affordable solutions in China, our founders started with English education as the first step of our journey.

        We are a leading online education platform in China, with core expertise in English education. According to the Frost & Sullivan Report, we are one of the top online education platforms as measured by gross billings in 2015, and the largest online English education platform in China, as measured by gross billings in 2015 and the number of available foreign teachers as of December 31, 2015.

        The charts below demonstrate our rapid growth:

        English education in China traditionally focuses on test preparation instead of improving English proficiency, especially improving English communication skills. To address this unmet need, we have developed proprietary online and mobile education platforms that enable students across China to take one-on-one live interactive English lessons with overseas foreign teachers, on demand, fostering the development of all aspects of English proficiency. We employ student and teacher feedback and data analytics to deliver a personalized learning experience. Our lessons are highly affordable, with each 25-minute lesson on average costing approximately RMB30 (US$5).

        We connect our students with a large pool of highly qualified foreign teachers that we have assembled using a shared economy approach. Once our teachers have gone through our rigorous selection and training process, we give them the flexibility to deliver lessons based on their own scheduling availability, at appropriate locations of their choice, and get paid based on the number of lessons taught. This shared economy approach has allowed us to quickly build a large pool of teachers in a cost-effective manner. Our platform analyzes teachers' teaching aptitudes, feedback and rating from students as well as background, and recommends suitable teachers to students according to their respective characteristics and learning objectives. The large pool of teachers not only allows us to provide live lessons to students on demand by giving them scheduling flexibility, but also ensures that we are able to accommodate and address students' individual learning behaviors and needs.

        We develop and tailor our proprietary curriculum specifically to our interactive lesson format and our goal of building an interactive and immersive English learning environment. Our flagship courses, Classic English and Classic English Junior, place specific emphasis on the development of English communication skills. We complement our flagship offerings with a number of specialty courses aimed at situation-based English education and test preparation needs, such as Business English and IELTS Speaking.

        We have designed a holistic learning solution that enhances effective learning through the integration of live lessons, practice, assessment and mentoring. Our live lessons allow for frequent interactions between students and teachers, which is a key factor in improving English communication skills. Prior to taking lessons, students preview course materials using exercises and illustrations, supported by a pronunciation recognition and rating system. Assessment includes post-lesson quizzes and level advancement exams, both of which help students better assess their learning outcome and identify areas for improvement. In addition, our teaching assistants mentor students by coaching them on the proper learning methods and attending to their needs throughout the learning process.

        Our proprietary online and mobile education platforms, particularly our Air Class platform, are critical to students' learning experience. The Air Class platform integrates a number of features that allows us to closely simulate, and in some ways surpass, a traditional classroom experience. Our 51Talk mobile app, which serves as an integral part of our students' overall learning experience, allows students to book and manage lessons, access pre-lesson preparation and review materials, and take lessons at locations of their choice. Approximately 82.3% of our active students utilized our mobile app in the three months ended March 31, 2016.

        We have experienced significant growth in gross billings and net revenues, in recent years. Our gross billings increased from RMB36.1 million in 2013 to RMB116.9 million in 2014, and further to RMB353.3 million (US$54.5 million) in 2015, and increased from RMB53.3 million in the three months ended March 31, 2015 to RMB154.8 million (US$24.0 million) in the three months ended March 31, 2016. We define gross billings for a specific period as the total amount of cash received for the sale of course packages in such period, net of the total amount of refunds in such period. For discussions of gross billings and reconciliation of gross billings to net revenues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure." Our net revenues increased from RMB21.7 million in 2013 to RMB52.2 million in 2014, and further reached 154.7 million (US$23.9 million) in 2015, and increased from RMB24.4 million in the three months ended March 31, 2015 to RMB72.2 million (US$11.2 million) in the three months ended March 31, 2016. We had a net loss of RMB17.8 million, RMB101.7 million, RMB327.1 million (US$50.5 million) in 2013, 2014 and 2015, respectively. In the three months ended March 31, 2016, we had a net loss of RMB99.3 million (US$15.4 million), compared to a net loss of RMB53.7 million in the three months ended March 31, 2015.

        We have recently experienced significant growth in the K-12 online English education market. In 2015, we released our Classic English Junior course which is customized to the learning objectives and patterns of K-12 students. We have also implemented a series of targeted initiatives to better engage K-12 students and their parents. As a result, K-12 students' contribution to our overall gross billings reached 42.2% in the first quarter of 2016, compared to 34.8% and 24.5% in the fourth quarter and first quarter of 2015, respectively. In the first quarter of 2016, the higher average initial course package size of RMB6.2 thousand purchased by K-12 students and the higher referral rate of 57.4% by K-12 students, as compared to those of other demographics of our student base, further validate our focus in this market. In March 2016, we launched our 51Talk New Concept course, which is a test preparation course tailored for K-12 students, and in May 2016, we introduced a new course package with teachers from North America for our K-12 students.

Our Value Propositions

        We believe that the success of our platform is a direct result of the unique value propositions that we offer to both students and teachers.

  Value propositions to students:

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  effective English education;

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  access to foreign teachers and proprietary course contents;

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  flexibility to learn English anytime, anywhere; and

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  highly affordable prices.

  Value propositions to teachers:

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  flexibility of working hours and locations;

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  competitive pay; and

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  sense of personal achievement.

Our Strengths

  Leading online education platform in China with a strong brand

        We are a leading online education platform in China, with core expertise in English education. According to the Frost and Sullivan report, we are one of the top online education platforms as measured by gross billings in 2015, and the largest online English education platform in China as measured by gross billings in 2015 and the number of available foreign teachers as of December 31, 2015.

        According to the Survey, students considered the quality of teachers to be the most important factor in selecting an English education provider and rated our teachers to be of the highest quality as compared with other leading online education companies. As of March 31, 2016, we had approximately 6.3 thousand highly qualified foreign teachers available to deliver lessons on our platform. The large pool of teachers not only allows us to provide live lessons to students on demand by giving them maximum scheduling flexibility, but also ensures that we are able to accommodate and address students' individual learning behavior and needs.

        We believe our leading industry position translates into a strong brand value. We believe our strong brand will allow us to continue to attract more prospective students and quality teachers.

  Highly effective and affordable English education program on demand

        English education in China traditionally focuses on test preparation and often requires students to memorize a large amount of vocabulary and grammatical structure, without placing equal importance on English communication skills, which are also critical to English proficiency.

        We believe we are one of the first online education platforms in China to offer live interactive English lessons with foreign teachers on demand, fostering the development of all aspects of English proficiency. Our innovative approach to online English education enables our students to learn English effectively, while enjoying highly affordable prices.

  Immersive and interactive learning environments with foreign teachers

        We believe that the best way to learn English is for students to have frequent and live interactions with foreign teachers. A large majority of the lessons on our platform are taught by teachers from the Philippines on a one-on-one basis. During the lesson, our students are immersed in an all-English setting that encourages them to actively participate by speaking and interacting significantly more than they would be able to in a traditional classroom setting in China, accelerating the development of their English proficiency.

        The majority of our teachers are university graduates in the Philippines, and many also have had extensive exposure to English-speaking work environments, allowing them to communicate effectively in English. In addition to identifying qualified candidates with strong skill sets, backgrounds, passion and the necessary patience for teaching through our rigorous selection process, we also have a systematic training program to further ensure that our teachers can effectively assist students in meeting their English learning objectives. Our training program is also personalized to address particular areas of improvement identified through our analysis of quality assurance and student feedback data. Furthermore, our student feedback and rating system rewards teachers with better performances by making their lessons more popular among and more likely to be booked by students.

  Holistic learning solution

        Our education program encompasses every step that is essential for effective learning. We understand that an effective learning experience goes beyond live lessons with foreign teachers. We have designed a holistic learning solution that enhances effective learning through the integration of live lessons, practice, assessment and mentoring. Our live lessons allow for frequent interactions between students and teachers, which is a key factor in improving English communication skills. Prior to taking lessons, students preview the course materials using exercises and illustrations, supported by a pronunciation recognition and rating system. Assessment includes post-lesson quizzes and level advancement exams, both of which help students better assess their learning outcome and identify areas for improvement. In addition, our teaching assistants mentor students by coaching them on the proper learning methods and attending to their needs throughout the learning process. We believe our knowhow and operational expertise in relation to the design of curriculum and course materials, teacher selection and training, as well as student services are crucial to our operation and represent significant entry barriers for our industry.

        We develop our proprietary materials in-house for substantially all of our courses. The design and uniformity of the curriculum is particularly important given that our platform allows students to take consecutive lessons of the same courses from different teachers. Our dedicated team of 148 professionals as of March 31, 2016, develops and updates our course materials, which are tailored to our interactive lesson format and our goal of building an immersive and effective English learning environment. Our teachers use our standardized curriculum and instructional guideline for each lesson, which have been designed by language acquisition experts to ensure a seamless and effective learning experience for our students.

  Personalized learning experience

        Our data-driven approach to each step of a student's learning process, as well as our highly interactive one-on-one lessons enable us to provide students with highly personalized learning experience. By analyzing a student's profile, learning objectives and English proficiency, and considering the key learning points of our curriculum, our system recommend a study plan that suits individual students. Our platform analyzes teachers' teaching aptitudes, interests and background and recommends suitable teachers according to their respective characteristics and learning objectives. For example, for students who are within the age group of K-12 students, our system automatically recommends teachers who had been tagged as being strongly suitable for K-12 English education, which tags are placed based on prior training and student feedback, among others. We also track individual student's learning progress, including how often a student takes lessons and his assessment results, in order to promptly address any particular needs or concerns.

  Highly affordable

        We believe our significant price advantage, together with our effective curriculum, not only provide existing English students in China with an attractive alternative to traditional forms of English learning, but also makes English learning available to a broader population who desire to improve their English proficiency but otherwise could not afford one-on-one lessons with foreign English teachers. According to the Survey, students perceived our course package to be of the highest value-for-money among leading online and offline English education companies. Our one-on-one 25-minute lessons with foreign teachers on average cost approximately RMB30 (US$5), while other leading online English education companies' comparable lessons typically cost approximately RMB50 to RMB250 per 25 minutes, and other leading offline English education companies' comparable lessons typically cost approximately RMB200 to RMB380 per 25 minutes, according to the Frost & Sullivan Report.

  Innovative and scalable business model, with strong operational expertise

        The heart of our business lies in our innovative approach to assembling teachers and connecting them with students on our platform. Meanwhile, we operate a highly scalable business model which is critical given the large number of teachers we constantly mobilize and manage and the rapidly-expanding student base that we serve. We have ramped up our business rapidly and successfully due to our shared economy approach to assembling our teachers, significant cost efficiency in the Philippines and a minimum requirement to invest in physical infrastructure, thanks to our online and mobile platforms.

        We had approximately 6.3 thousand foreign teachers available to deliver lessons on our platform as of March 31, 2016. These teachers deliver lessons based on their availability, at appropriate locations of their choice, and are only paid according to the number of lessons that they teach. This shared economy approach to assembling teachers provides us with significant operational flexibility and has proven to be highly attractive to prospective teachers in the Philippines, allowing us to rapidly build a large pool of teachers. The average monthly pay of a typical teacher on our platform is approximately RMB3,520 (US$543), assuming he or she instructs 16 lessons per day for five days each week, which is approximately one-third the pay of a typical foreign English teacher in China in 2015. However, our pay is highly competitive with other comparable opportunities in the Philippines, such as call centers and public school teachers, who in 2015 provided average monthly salaries of US$511.6 and US$423.9, respectively, according to the Frost & Sullivan Report.

        As opposed to offline education companies, our platform is not limited by physical infrastructure or the location of the student and requires a minimum amount of investment in physical infrastructure as we expand our business. We are able to provide English learning opportunities to anyone with an internet connection and, by not having to invest in brick and mortar infrastructure, we can pass such savings to our students in the form of highly affordable course packages.

        We have significant operational expertise and have developed systematic operations for critical aspects of our business. We have designed an efficient selection and training program for teachers and a proprietary curriculum development process. We also continually optimize our systematic approach that empowers our teams of telemarketing professionals to efficiently convert leads to students and serve and retain these students. We believe our excellence in each of these areas makes our success difficult to replicate.

  Proprietary online and mobile education platforms

        Our proprietary Air Class platform allows for an interactive and smooth learning experience. We have integrated a number of innovative features on the Air Class platform that allows it to closely simulate, and in some ways surpass, a traditional classroom learning experience, such as the interactive white board that allows teachers to highlight in real-time specific text phrases or knowledge points to students.

        Our mobile platform is an integral part of our students' overall learning experience. It allows students to book and manage lessons, access pre-lesson preparation and review materials, in addition to taking lessons at locations of their choice. The mobile platform also increases student stickiness to our platform with additional social features and content. For example, in the fourth quarter of 2015, we launched virtual study groups that assign students with similar English competencies and demographic backgrounds to the same group to foster a sense of class community. Students in the same group have access to each other's progress through the course levels, which fosters a competitive learning environment to further drive engagement and course consumption. To date, we have already demonstrated significant leadership on our mobile education platform. Approximately 82.3% of our active students accessed mobile platform at least once during the three months ended March 31, 2016.

        Our online and mobile education platforms provide a wealth of data with respect to teacher performance and learning outcomes from our lessons, forming a feedback loop that serves as a critical foundation for us to provide ongoing teacher training, update our course material, increase the effectiveness of our sales and marketing efforts and improve student experience on our platform.

  Rapidly-increasing student base and engagement

        The effectiveness of our platform is evident from the rapid expansion of our student base. The number of active students on our platform increased from 15.2 thousand in 2013 to 86.5 thousand in 2015, representing a growth of 5.7 times, and the number of paying students increased from 13.9 thousand to 68.5 thousand during the same periods, representing a growth of 5.0 times. The number of active students reached 101.2 thousand in the 12 months ended March 31, 2016. The number of active students on our platform increased from 32.4 thousand in the three months ended March 31, 2015 to 71.9 thousand in the three months ended March 31, 2016, representing a growth of 2.2 times, and the number of paying students increased from 13.2 thousand in the three months ended March 31, 2015 to 26.4 thousand in the three months ended March 31, 2016, representing a growth of 2.0 times. Our new paying students increased from 12.1 thousand in 2013 to 25.1 thousand in 2014, and reached 61.0 thousand in 2015, and increased from 10.4 thousand in the three months ended March 31, 2015 to 20.6 thousand in the three months ended March 31, 2016. The number of our new paying students represents a significant portion of our total paying students.

        In addition, we believe the growth of our student base and the success of our students in achieving their English learning objectives inspire prospective students to come to our platform, leading to larger average size of course package purchased by new paying students initially. The average size of the initial purchase of our new paying students increased from RMB1.9 thousand in 2013 to RMB4.7 thousand in 2015, and further reached RMB5.8 thousand in the three months ended March 31, 2016. The increase reflects our increasing brand value as well as our students' higher commitment to English education, particularly among K-12 students and their parents.

        We believe students on our platform have generally become more active and for a longer period of time. The active rate for K-12 students has been particularly favorable compared to those of other demographics. Approximately 63% of new paying K-12 students in the first quarter of 2015 remained on our platform as active students during the first quarter of 2016, as compared to 43% of overall new paying students during the same period. The active rates for both K-12 and overall new paying students have generally been increasing compared to our earlier students, validating our overall business strategies and our increasing focus on and initiatives addressing the K-12 market.

  Visionary and passionate management team with proven track record

        Our visionary management team is passionate about education and has been instrumental in driving the success of our business. Our founder and co-founders have extensive experience in language education, both online and offline. Their experiences include prior entrepreneurship with an online language education platform and a leading traditional offline English education institution. We believe our management team's collective experience and strong execution capabilities present a significant advantage and enable us to realize attractive growth opportunities.

Our Strategies

        Our goal is to strengthen our leading position in the online education market in China, creating a foundation for us to develop a global online education platform. We intend to achieve our goal by pursuing the following strategies:

  Further enhance our brand image to grow our student base and increase student enrollments

        We seek to expand our student base and grow our student enrollments by implementing various targeted marketing and branding initiatives, increasing our penetration in our existing geographic markets across China and further expanding into new ones.

        We believe that building our brand and strengthening our reputation for providing quality online English education is critical to the success of our platform. We seek to deploy marketing initiatives strategically to maximize returns across both online and offline channels. For example, we plan to continue our search engine marketing and performance-based display advertising campaigns, particularly via mobile channels. We also intend to further enhance the efficiency of our telemarketing professionals, course consultants and teaching assistants to improve our student support services and increase lead conversion.

        As part of our branding efforts, we announced our engagement of Li Na, a former professional tennis player and grand slam champion, as our ambassador. We believe Ms. Li's success in her career and image echo with our belief that students should practice often and not be afraid to make mistakes as they seek to improve English. Li Na has appeared in a number of video advertisements and display advertisement banners and will continue to be involved actively in promoting our platform via social media and through participation in major promotional events.

        In addition, we intend to form partnerships with corporate clients. We have already established relationships with a number of corporate clients to offer their staff English education programs on our platforms. Through these partnerships, we will be able to access a large number of working adults and establish our platform as the leading brand for English education for working professionals.

  Increase our market penetration amongst K-12 students

        We believe the K-12 population in China is a large market with attractive growth potential, especially as parents increasingly focus on their children's education and English proficiency. We have launched and will continue to launch course offerings and features that are specifically tailored for this demographic. For example, in 2015 we released our Classic English Junior course which is customized to the learning objectives and patterns of K-12 students. In March 2016, we launched 51Talk New Concept course to better serve our students' need for test preparation. Our teacher ratings include specific ranking categories to identify the teachers with the more experience and better performance in engaging our younger students and instructing K-12-specific courses.

        We also intend to continue to adopt targeted marketing strategies to engage a large number of K-12 students and their parents. We intend to focus on targeting parents of prospective K-12 students in our marketing efforts. We also plan to seek collaborative opportunities with education institutions, such as primary schools across China which may want to complement their existing English curriculum with after-school lessons on our online and mobile platforms.

        We have seen a significant increase in the number of K-12 students on our platform, particularly after the launch of our Classic English Junior and 51Talk New Concept courses. K-12 students represented 28.3% of our paying students in 2015, compared to 19.9% in 2013 and 21.8% in 2014. In the first quarter of 2016, K-12 students represented 38.9% of our paying students, compared to 31.7% in the fourth quarter of 2015 and 23.2% in the first quarter of 2015. Gross billings contributed by K-12 students increased from RMB8.6 million in 2013 to RMB28.1 million in 2014, and further to RMB106.9 million in 2015. In the first quarter of 2016, gross billings contributed by K-12 students was RMB65.4 million (US$10.1 million), representing 42.2% of our total gross billings for the quarter. In comparison, gross billings contributed by K-12 students was RMB13.1 million and RMB44.0 million in the first quarter and the fourth quarter of 2015, respectively, representing 24.5% 34.8% of our total gross billings for the quarter, respectively.

  Expand our course offerings and enhance our teaching approaches

        We believe the quality of our course offerings is important to our continued growth and success. We intend to devote significant resources and to leverage our knowledge and expertise in the online education industry in China to develop new course offerings that will better address the needs of our current students and attract new prospective students from various demographic groups.

        We are developing new courses that will complement our core Classic English and Classic English Junior courses, such as courses to improve reading comprehension, as well as courses specifically designed to be conducted in a group setting. We also intend to release enhanced test preparation courses to help prepare students for ESL examinations. We also plan to continue to update our existing courses based on student, teacher and sales staff feedback and our in-house market research.

        We believe that continually enhancing and refining our teaching methods, teacher training and course offerings is essential to maintaining our leading position among online education providers. We will continue to invest in our teachers by providing training and career advancement opportunities. We will also seek opportunities to better develop our teachers' capabilities through partnerships with training and certification bodies in the future.

  Improve our online and mobile platforms

        We periodically introduce new features to our Air Class platform to further improve the learning experience and student engagement. In addition to the core function of delivering live lessons in a virtual classroom setting, we intend to develop and release a number of social features on our mobile app. For example, in the fourth quarter of 2015, we launched virtual study groups, which groups our students together based on English proficiency. We plan to expand these study groups and release additional features to connect students of similar backgrounds and interests to increase student engagement.

        We plan to further optimize and develop attractive new features for our mobile platform. Our 51Talk mobile app has evolved into an important component of our multi-screen approach to online education, enabling our students to book and take lessons and review study materials anywhere and at any time.

        In addition to our main 51Talk mobile app, DuoShuoYingYu ( ) is our free mobile app that engages users who may not have purchased our course packages, but are interested in improving all aspects of their English proficiency. We plan to continue attracting a larger user base through DuoShuoYingYu and begin monetizing the app once its user base has reached critical mass by promoting course package offerings from 51Talk.

  Strengthen our technologies and data analytics capabilities

        We intend to continue to devote substantial resources to our product development efforts. To ensure efficient delivery of our course offerings, we plan to continue to invest in infrastructure and technological advancements. Our in-house product development team is developing our own audio and video streaming technologies to further advance the quality of our course delivery and our student experience.

        Our proprietary technologies allow us to track a wide range of metrics across our student and teacher base and from our teaching sessions. This has created a substantial database of student and teacher data. We aim to actively enhance the learning experience for our students by analyzing this data, utilizing algorithms to identify trends and traits that will help better address the learning objectives and needs of our students. For example, we currently cross-reference students' English proficiency, learning progression, age group, profession, gender, platform against traits of our teachers to match each student to a shortlist of suitable teachers. We seek to improve these processes and algorithms in the future by making them more robust and accurate to continue to offer our students a personalized learning experience. Furthermore, we recently launched our new pre-lesson studying system, which features voice recognition technology that evaluates the spoken English proficiency of students and helps students identify new vocabulary and sentences that they find the hardest to pronounce. We are in the process of enhancing our pre-lesson studying system to share the data related to student pronounciation with teachers, thereby allowing them to better focus their instructions on the areas that students require the most practice. We also intend to develop similar smart technology for our post-lesson review process.

  Pursue selective strategic acquisitions and partnerships

        We intend to pursue acquisition, investment or strategic cooperation opportunities with prudence and will consider opportunities that complement or enhance our existing operations and are strategically beneficial to our long-term goals. We believe that selective strategic acquisitions of and alliances with complementary businesses can further broaden our course offerings, attract new students and strengthen the quality of our programs.

        We plan to expand our certification programs for our teachers and seek to partner with licensing bodies in the future. We intend to introduce formal TESOL certifications for our more experienced teachers as validation of the skill sets and competencies that they have developed on our platform and as a demonstration of our teachers' capabilities to existing and prospective students. We may also partner with content providers to expand the curriculum of our specialty courses. We believe that combining our expertise with that of reputable educational material developers will further improve the results our students see when learning on our platform.

Learning Process

        Our holistic learning process consists of four aspects: live lessons, effective practice, assessment and mentoring from teaching assistants.

        In order to recommend the proper course level that a new student should take, we first assess the student's English proficiency, using a 16-level scale for adult students and a 13-level scale for K-12 students. These assessments are typically carried out by our foreign teachers in one-on-one settings.

        Once a student is enrolled, he or she first picks the courses based on our recommendation and then selects the timing for each one-on-one lesson according to the individual preferences and scheduling needs of each student. Lessons can be scheduled as late as one hour or as early as two weeks in advance, and are available between 6:00 a.m. to 11:30 p.m. each day. Once a lesson is scheduled, the student has access to pre-lesson study materials. After each lesson, the student is encouraged to assess their learning outcome by taking the post-lesson quizzes. If the student has any further question on the course materials, our teaching assistants are available to help.

  Live lessons

  One-on-one lessons with foreign teachers

        A substantial majority of our students take live one-on-one lessons with our Filipino teachers. We believe one-on-one lessons are key to an effective English learning experience, because they allow for the greatest amount of interaction between the student and the teacher as well as individual attention to the student. Each student has access to a large pool of qualified teachers. Students have the flexibility to select teachers based on a wide range of attributes, including their rating and feedback from other students, as well as teaching aptitudes and characteristics. We also cross reference students' English proficiency, learning progression, age group, profession, gender and platform engagement against certain traits of our teacher base to provide each student an individualized shortlist of most suitable teachers.

        Lesson are typically 25 minutes long. Teachers and students interact using real-time audio and visual streaming technology. Our proprietary Air Class platform contains study aids that allow students to view the computer screen of their teacher, including interactive white boards and course materials, over their desktop, laptop or mobile device. This makes the instructional process more efficient and the learning experience more interactive. Students can also take our lessons using QQ or Skype while using the interactive white boards on our website.

        Our teachers provide instructions using our standardized curriculum. Within the framework of our standardized course materials, our one-on-one lesson format allows our teachers to adjust the pace of each lesson according to student performance and reaction, thus accommodating students across all learning curves.

        In order to give students a consistent and seamless learning experience from different teachers, after each lesson teachers record the strengths of the students, summaries of knowledge points and areas that need improvement of the student and other information that would be helpful to teachers of future lessons. These memos are available to future teachers that the student might schedule lessons with, allowing subsequent teachers to be briefed on the student's learning background and to continue to provide the student an adaptive and effective learning experience. Furthermore, these memos are also made available to students as a study tool.

        In the third quarter of 2015, we began offering one-on-one lessons with Western teachers to complement our pool of Filipino teachers. Each such lesson also lasts for 25 minutes, and is offered at a higher price than one-on-one lessons with Filipino teachers.

        In 2015, a total of 5.9 million paid lessons were booked by our students, compared with 2.3 million paid lessons booked in 2014. In the three months ended March 31, 2016, a total of 2.4 million paid lessons were booked by our students.

  Group lessons

        In addition to our predominantly one-on-one lesson format, we also offer group lessons offered by foreign teachers that last for 50 minutes and can accommodate up to six students. Our group lessons taught by foreign teachers cover a wide range of interest-based topics, and are designed to foster lively group discussions among students.

        We began offering group lessons taught by Chinese tutors in the fourth quarter of 2015. The purpose of such group lessons is to build a basic level of English proficiency and to serve as a transition for students to eventually become comfortable taking lessons from foreign teachers. Our group lessons with Chinese tutors are divided into ones for adults and ones for K-12 students. The course materials for group lessons include a combination of phonetics training and beginner level Classic English or Classic English Junior course content, with the Classic English or Classic English Junior course content revised by adding more situation-based examples. Each group lesson for adults can accommodate up to seven students, and lasts for 50 minutes. Each group lesson for K-12 students also lasts for 50 minutes, and can accommodate up to five students.

  Effective Practice

        Students are encouraged to preview course materials through the Air Class platform. Pre-lesson learning is particularly important given our one-on-one lesson format, as such process allows students to engage in more productive interactions with teachers during live lessons.

        Our pre-lesson studying system contains key vocabulary and grammar learning points, illustrated by explanations and examples. Our system is also interactive, featuring audio functions that allow students to hear the correct pronunciation of key vocabulary words and model sentences. Students can record their pronunciation of individual words to be graded by our system on a scale of one to one hundred, and record their pronunciation of whole sentences, in which case our system will flag words that the students did not pronounce properly. To build a more instinctive understanding of the English language for our students, our pre-lesson studying system relies on graphic illustrations to explain the meaning of vocabulary and phrases, rather than simply presenting the Chinese translation.

        Our pre-lesson studying system also allows students to build a searchable custom library of vocabulary flash cards by adding unfamiliar words that are featured in key lesson vocabulary sections. Students can then delete words as they commit them to memory, and can print out vocabulary flash cards.

  Assessment

        To assess learning outcomes and to reinforce memories on course materials, students may access our post-lesson review system through the Air Class platform and our mobile app. Our post-lesson review system includes quizzes that are designed to capture the key takeaways from each lesson. In order to advance to a higher level of Classic English or Classic English Junior course, a student is encouraged to take a level advancement exam designed to test the student's grasp of the key knowledge points from the previous course level.

  Mentoring from teaching assistants

        We maintain a pool of teaching assistants to answer questions from students. Our teaching assistants provide timely responses to student inquiries through our QQ or WeChat study groups. To ensure that our teaching assistants are suitably qualified to support our students, we have established stringent selection criteria and make hiring decisions based on English proficiency, academic qualifications and teaching experience. We require our teaching assistants to possess, at a minimum, a college degree. Our teaching assistants also host open classes on learning methods. We had 67 (including five full-time employees and 62 Outsourced Personnel) teaching assistants as of March 31, 2016.

Teachers

        Our teaching staff is critical to the quality of our programs and to promoting our brand and reputation. We have assembled a large pool of teachers in the Philippines who deliver paid lessons based on their individual availability, at appropriate locations of their choice, and are paid according to the number of lessons they teach. Teachers who deliver paid lessons are generally engaged by us as independent contractors. We enter into service agreements with our teachers for an initial term of one year which automatically renews at the end of each term. We monitor the aggregate number of hours our teachers provide each day and the rate at which our students take lessons in order to provide both an optimal number of teachers for our large and growing student base and sufficient teaching opportunities for our teachers. As of December 31, 2013, 2014 and 2015 and March 31, 2016, we had approximately 0.8 thousand, 2.1 thousand, 4.7 thousand and 6.3 thousand available teachers who have been qualified to deliver lessons on our platform, respectively.

  Teacher engagement

        Our teachers have high English proficiency through education and training, and many of them have had extensive exposure to English-speaking work environments and experience in service industries, such as in call centers for Western multi-national enterprises. The individual skill sets and backgrounds of prospective teachers, combined with our rigorous selection and training program, have enabled us to build a team of passionate and patient teachers who are highly qualified to assist students in meeting their learning objectives. The majority of our teachers are university graduates in the Philippines, including many from reputable universities, medical and nursing schools, as well as experienced teachers. We also engage qualified Chinese tutors and Western teachers to establish a diversified and comprehensive teacher base to accommodate the different preferences of our students.

        We attract applicants through various online social media platforms and career websites and regularly participate in job fairs in the Philippines. We have established official partnerships with leading universities in the Philippines, through which we promote our job offerings to and accept applications from their students. We also reach out to prospective Chinese tutors and Western teachers through major job posting portals. Our teachers are attracted to our platform as it grants them the flexibility of scheduling and location, allows them to utilize their English skills to receive competitive service fees, and gives them the opportunity to interact with students. In addition, we have a strong brand presence in the Philippines and a significant percentage of our teachers are referred to us from our existing teachers, which drives cost efficiency of our teacher engagement. Teachers engaged through internal referrals have historically demonstrated higher instructional quality and retention rates.

        To ensure the quality of our teachers, we seek teachers capable of, and preferably experienced in, delivering effective instruction. Given the interactive nature of our live lessons, we seek to engage teachers who have a strong command of the English language and good communication skills. Prospective candidates must go through a resume screening, phone interview screening, pre-service orientation, new teacher training and demonstration in order to be qualified to deliver live lessons to our students. In 2015 and in the three months ended March 31, 2016, we qualified only approximately 2.5% and 3.2% of the total applicants, respectively.

  Teacher training and development

        Through the ongoing enhancement and refinement of our teaching methods and teacher training, our teachers are able to develop the skills necessary to more effectively communicate key learning points from our self-developed curriculum to our students. We believe that empowering our teachers with these skills is essential to maintaining our leading position as online and mobile education platforms and improving student experience and ensuring that our students receive quality education.

        Our newly-engaged teachers are generally required to undergo standard training programs that focus on our curriculum and teaching skills in a live lesson setting, as well as the specific learning behavior and objectives to a typical Chinese student. Our trainers also provide customized training based on a new teacher's educational background and previous professional experience. New teachers also learn how to use our proprietary Air Class platform and how it can improve their teaching effectiveness. After completing our new teacher training program, the candidates will be assessed by our team of experienced evaluators before they are allowed to offer lessons on our platform.

        To ensure our teachers continue to improve, we offer standardized training modules based on their progress and experience level on our platform. Our teachers are ranked according to a five-star scale and most of them begin their careers as one-star teachers. In order to advance through our system, teachers must accumulate the required amount of teaching hours, maintain high student ratings and complete the training modules. Our training program is updated and customized based on changes to our curriculum and feedback from our quality assurance team and students. We also operate a quality assurance team to monitor teacher performance, review recordings of one-on-one lessons based on random samplings and handle student complaints.

        We plan to maintain this level of commitment to our teachers as we expand our platform and develop our teachers' capabilities through partnerships with training and certification bodies in the future.

  Teacher evaluation and promotion

        We collect student feedback on our teachers on a regular basis. Each teacher's rating and student reviews are publicly available to students. Teachers with higher ratings and more favorable reviews tend to earn higher incomes as their teaching slots are filled by students more quickly.

        We offer our teachers career advancement prospects with competitive service fees. The service fees of our teachers based on student reviews, number of lessons taught and the completion of on-going training. Each advancement along the five-star system results in a pay raise for each lesson taught. We also offer our teachers discretionary merit-based incentive bonuses, as well as opportunities for teachers who aspire to further their career in teacher training or course development based on their performance and capability.

Course Offerings

        In addition to building general proficiency in listening, speaking, reading and writing skills, our proprietary course materials have a special emphasis on developing English communication skills. Each of our courses for one-on-one lessons is broken down into 25-minute, highly interactive sessions with clear learning objectives. The materials for our courses are designed for one-on-one teaching settings that are conducted in live audio-visual lesson format and delivered by foreign teachers completely in English.

        We currently offer two flagship courses, namely Classic English and Classic English Junior, both of which were developed under the guidance of the Common European Framework of Reference for Languages: Learning, Teaching, Assessment, or the CEFR. We launched our Classic English Junior course in 2015 and our 51Talk New Concept course in March 2016 as part of our efforts to expand further into the

K-12 English education market. In addition, we offer a number of specialty English courses aimed at situation-based English education, such as in business settings, as well as test preparation needs.

  Classic English and Classic English Junior

        Classic English and Classic English Junior are our flagship courses and are taken by the substantial majority of our students, with the former targeting adult students and the latter catering to K-12 students. Our proprietary Classic English curriculum and course materials were developed under the guidance of the CEFR and are grouped into six general stages of English proficiency, split across a total of 16 levels. The different levels of our Classic English and Classic English Junior course materials correspond to the English proficiency levels of new students as determined by our initial assessment process and also correspond to the six levels of language proficiency as described under the CEFR. Students are recommended to begin on our platform with the level of Classic English or Classic English Junior that corresponds to their individual English proficiency. In order to advance to a higher level of Classic English or Classic English Junior course, a student is encouraged to take a level advancement exam designed to test the student's grasp of the key knowledge points from the previous course level. Such exams also serve as a studying tool for students to hone what they had previously learned during the course by requiring students to review their notes and study materials from earlier lessons.

        The following table summarizes the course content of our Classic English course based on the general stage of English proficiency and corresponding levels of course materials.

General Stage of English Proficiency	Corresponding Level(s) in Classic English Course Material	Focus of Course Content
Beginner	L1 to L3	Beginner English—basic daily communications
Elementary	L4 to L6	Survival English—relatively complex daily communications; basic grammar and sentence structures
Intermediate	L7 to L9	Conversational English—Accuracy in word and grammar usage; proficiency in common or routine topics
Upper Intermediate	L10 to L12	Workplace English—enrich vocabulary and styles of expression in order to engage in complex professional conversations; develop a deeper sense of tone and connotations
Advanced	L13 to L15	Professional English—develop fluency and depth of discussion of a wide variety of topics both of personal and professional interest
Expert	L16	Near Native English—logic and coherency in English expression

        In addition to being guided by the CEFR, our proprietary Classic English Junior curriculum and course materials are developed under the further guidelines of the Content and Language Integrated Learning teaching method, and are split across 13 levels (from L0 to L12) in aggregate. As a curriculum for K-12 students, our Classic English Junior course materials are adapted in particular to the learning patterns of children and teenagers, with a strong emphasis on teaching the subject matters in addition to English language skills.

        We continue to expand our K-12 student course offerings and employ targeted marketing strategies to capture K-12 student market opportunities. In March 2016, we launched a new course, 51Talk New Concept, which is a test preparation course tailored for K-12 students. We also began to work with primary schools in larger cities in China to offer free group lessons by our free trial teachers to introduce students to our English education method, following which we offer interested students promotional packages for one-on-one lessons on our platforms. In May 2016, we introduced a new course package with teachers from North America for our K-12 students.

  Specialty courses

        In addition to our flagship courses, we currently offer 16 specialty English courses aimed at situation-based English education and test preparation. Our most popular specialty courses include Business English, IELTS Speaking, Free-talk, Interview English, Travel English and Daily English. We also provide a number of specialty courses that draw upon English news and popular English TV series.

Course Content Development

  Team

        We have dedicated course content development teams based in Beijing and Manila, employing a total of 148 professionals as of March 31, 2016. Our content development team members focus exclusively on developing, updating and improving our curriculum and course materials. We leverage the familiarity of our professionals in Beijing with the learning patterns of Chinese students, as well as the high English proficiency of our professionals in the Philippines to produce customized and high quality course material for our students.

  Process

        Our Classic English and Classic English Junior course materials and content for substantially all of our popular specialty courses are developed in-house.

        We regularly and systematically update our existing curriculum to make them more effective and appealing to our students, and to adopt the latest English teaching methods. We also regularly engage in new course development in order to capture the demands created by evolving needs for English education. The feedback and market information we gather provide us with a wealth of resources for updating our existing course materials and developing new courses. For major updates to our flagship courses, we first pilot test the new versions for several months to assess student and teacher satisfaction. We then broadly release such new versions on our platform after we have incorporated the relevant feedback.

        We regularly release updates to our course materials. For our Classic English and Classic English Junior course materials, we generally release a major update every year. We will continue to launch new courses in the future, especially in the area of K-12 English education, in order to meet the varied interests and English learning needs of young students across China and to realize greater cross-selling opportunities.

Online Education Platform

  Proprietary Air Class platform

        We developed our proprietary Air Class platform, which includes innovative features that simulate, and in some ways surpass, a classroom learning experience, such as the interactive white board that allows teachers to highlight in real-time specific text phrases or important points to students. Our Air Class platform integrates high quality video and audio streaming features to create an interactive learning experience for our students. Each aspect of our holistic learning solution is available through our Air Class platform. The Air Class platform is available online and through our mobile app.

  Mobile app

        Our mobile platform is an integral part of our students' overall learning experience. Through our mobile app, we enhance the learning experiences of our students with better flexibility and higher frequency of engagement. It allows students to book and manage lessons, access pre-lesson preparation and review materials and take lessons over their mobile devices. It also supports live lessons with features specifically designed for mobile devices. We continually upgrade and optimize our mobile app to improve our student experience. Approximately 82.3% of our active students accessed our mobile platform at least once during the three months ended March 31, 2016.

        In the fourth quarter of 2015, we began to introduce virtual study groups that assign students with similar English proficiency to the same group to foster a community through which they can share their learning experiences and key accomplishments with their peers. We offer our mobile app on both iOS and Android.

  DuoShuoYingYu ( )

        Our DuoShuoYingYu (which means "speak English more often") app is a free mobile app targeted to address the needs of a broader user base. It features speech recognition technology to provide real-time pronunciation assistance and periodically updated topics. We offer our DuoShuoYingYu app on iOS and Android. We had 6.6 million cumulative activations and 5.5 million registered users as of March 31, 2016, as well as 1.3 million monthly active users for the month of March 2016. A monthly active student of DuoShuoYingYu for a specific month refers to a DuoShuoYingYu user who launched the DuoShuoYingYu mobile app at least once during such month.

Students

        In 2013, 2014, 2015 and in the twelve months ended March 31, 2016, we had 15.2 thousand, 35.0 thousand, 86.5 thousand and 101.2 thousand active students, respectively. An "active student" for a specified period refers to a student who booked at least one paid lesson. A lesson is considered "booked" when it is taken or when the student to such lesson is confirmed absent.

  Profile

        In the first quarter of 2016, 36.5% of our active students were K-12 students, compared to 31.7% in the fourth quarter of 2015 and 26.5% in the first quarter of 2015, 8.0% were college students and 53.6% were working adults. The percentage of K-12 students has risen in the past year as we expanded our targeted marketing efforts and launched the flagship Classic English Junior course to cater to K-12 English education needs.

        In the first quarter of 2016, 48.8% of our active students resided in tier-one cities in China. We plan to increase penetration in our existing geographic markets in China and further expand into new ones with great growth potential.

  Student Services

        We employ a service-oriented approach and devote significant resources to developing course-related support and services for our students.

        Our technology support personnel are available during lesson hours to monitor and provide real-time support services to students encountering technical difficulties. In addition to addressing issues with respect to our Air Class platform, our technology support personnel are also experienced with QQ and Skype systems, which are both tools used by some of our teachers and students to facilitate live lessons.

        In addition to the student services described above, our general student service representatives counsel potential and existing students on our courses, assist in course-package purchases, handle student complaints and provide other support services. They are available online and by phone between 9:00 a.m. and 10:30 p.m., seven days a week. Our dedicated general student service team had 99 individuals (including five full-time employees and 94 Outsourced Personnel) as of March 31, 2016. We engage student service personnel from candidates with good communication skills and student service ethics and provide on-the-job training for our new staffs. We conduct ongoing evaluations of our student service staff and provide periodic training to improve their skills.

Sales and Marketing

        We market our platform through a combination of online and offline channels, and we also generate sales leads through referrals and by offering corporate packages to businesses. Our tele-marketing teams in Beijing follow-up on sales leads by providing additional information and support and trying to convince prospective students to enroll in our free trial lessons. Our course consultants then follow up with prospective students who have taken our free trial lessons and promote course packages most suited to each student's background, proficiency and learning objectives. In addition, we engage in various branding activities to promote brand awareness among prospective students.

  Branding

        We are focused on promoting our 51Talk brand and to increase the overall effectiveness of our sales and marketing efforts. In 2015, we engaged Li Na, a former professional tennis player and grand slam champion, as our ambassador. We believe Ms. Li's success in her career and image echo with our belief that students should practice often and not be afraid to make mistakes as they seek to improve English. We also sponsor English language competitions in select regions of China to improve brand awareness and instill a sense of competitive learning among prospective K-12 students.

  Channels

  Online channels

        We place online and mobile advertisements mainly on search engines and conduct marketing on leading web portals, job recruitment websites and social media platforms in China. We also place banner advertisements on popular internet education platforms and apps, as well as mobile news apps. We purchase pre-roll advertising slots during western TV shows streaming on leading internet television platforms in China. As part of our efforts to increase K-12 enrollment, we recently began to place advertisements on online parenting community portals in order to reach a broader audience of parents of prospective students.

  Offline channels

        We place outdoor display advertisements in public transportation terminals and residential complexes in selected large Chinese cities, such as subway stations, as well as with a national radio station.

        We established a physical store in Beijing, which showcases our lessons to prospective students. Sales representatives in our physical classroom assist prospective students with course enrollment.

  Referrals

        We have historically generated a significant percentage of our sales leads through word-of-mouth referrals by our students and, for K-12 students, their parents. According to a customer satisfaction survey conducted by Frost & Sullivan on our students, more than 90% of the participants indicated that they are willing to recommend our platform to others. New enrollments through word-of-mouth referrals has benefited from the rapid growth in our student base, as well as our reputation, brand and the proven learning results of our students. We integrated social network functionalities into our mobile app, such as red packet sharing functions with Wechat, to encourage students to share their learning experience with their friends.

        We believe the rapid growth of our K-12 student base, greater brand awareness and the success of our K-12 students in achieving their English learning objectives lead to more word-of-mouth referrals and the purchase of larger course packages by our K-12 students initially.

  Corporate packages for businesses

        Many employers in China, including foreign-invested enterprises, branch offices of multinational corporations, as well as domestic enterprises involved in international business transactions or the tourism industry, require their employees to have a certain level of English proficiency. We provide attractive packages to corporate employers in China for group purchases, and our dedicated corporate sales force regularly communicates with our corporate clients on their English education needs.

  Sales Process

        The sales leads generated by our various marketing channels are initially handled by our tele-marketing teams based in Beijing. The primary function of our tele-marketing personnel is to encourage prospective students who have registered their information on our online and mobile platforms to sign-up for free trial lessons and to assist with the sign-up process.

        We offer free trial lessons to prospective students. In addition to giving prospective students a preview of our interactive learning experience, we also use free trial lessons to assess the English proficiency of prospective students. A majority of our free trial lessons are delivered by our free trial teachers, who are our full-time employees. We have a highly selective process for free trial teachers. Free trial teachers must also participate in regular training programs. A significant portion of the training programs for free trial teachers concern salesmanship and client communication. As of March 31, 2016, we had 493 free trial teachers. Students who took free trial lessons, or who were users of our DuoShuoYingYu mobile app but who did not book any paid lesson, are not counted as "active students."

        After prospective students have completed their trial lessons, our dedicated course consultants offer feedback on the results of the English proficiency assessment, as well as introduce our holistic learning solution to prospective students. Based on this assessment and the data we had gathered from the student questionnaires, our course consultants recommend an appropriate starting level and provide advice as to the most appropriate course package and study plan for each prospective student. As of March 31, 2016, we had a total of 844 (including 104 full-time employees and 740 Outsourced Personnel) dedicated course consultants.

        After a student has purchased a course package, the student is assigned to an account manager who provides personalized and ongoing support services. Our account managers track the English proficiency progress as well as the lesson booking and participation status of each student. Our account managers also assist students with future lesson bookings and course selection to increase their activity level on our platform and regularly communicate with our students to solicit their feedback on our education program, such as teaching quality and learning experience. As of March 31, 2016, we had a total of 187 (including 11 full-time employees and 176 Outsourced Personnel) account managers. Our account manager team plays a critical role in increasing the course package upgrades and renewals among our students.

Fees

        We offer the following two payment plans for our students:

  •
  Prepaid credit Packages.  We offer standard prepaid credit packages typically ranging from 60 lesson credits to 720 lesson credits with validity periods ranging from three months to 36 months. Each 25-minute one-on-one live lesson and 50-minute group lesson with Filipino teachers per student costs one lesson credit and each 25-minute live lesson with Western teachers costs four lesson credits. Our prepaid credit packages are currently priced from approximately RMB3,200 (US$494)

    to approximately RMB18,000 (US$2,779). Students can book lessons at any time within the validity period. We also offer special prepaid credit packages for group lessons with Chinese tutor. We also offer prepaid credit packages with 20 credits to offer our students more options.

  •
  Prepaid membership Packages.  We currently offer prepaid membership packages typically ranging from six months to 30 months, with the prices of approximately RMB5,000 (US$772) to approximately RMB13,500 (US$2,084). Students who purchase a prepaid membership package can book one lesson per day within their membership period.

        We accept fee payments through major third party online payment channels in China, including Alipay, 99Bill.com, Union Pay and WeChat Pay, major credit cards and bank transfer. We do not offer refunds for unused packages 30 days after purchase.

Technology

  Network infrastructure

        Building a reliable, scalable and secure technology infrastructure is crucial to our ability to support our lessons and the various services that we provide to our students on our online platforms. We manage our lesson delivery system mainly using our proprietary technology, and to a lesser extent, commercially available technology. In June 2014, we entered into a five-year technology service agreement with Guangzhou Huaduo, an affiliated entity of YY, which was amended in December 2015. This agreement allows us to utilize YY's technology in streaming audio and video data. In February 2016, we entered into a four-year license agreement with Shanghai Zhaoyan, as an additional service provider for audio and video data delivery and to enhance the compatibility of our platforms on Mac. We have built a robust technology infrastructure to optimize the performance of our Air Class platform.

        The telecommunication infrastructure in the Philippines is less developed than in other countries. We have designed our infrastructure based on our insights into the local environment to ensure an optimal streaming experience for our teachers and our students. We plan to work with leading network providers in the Philippines to build an exclusive network infrastructure to support our online performance by increasing stability and reliability. See "Risk Factors—Risks Related to Our Business and Industry—Unexpected network interruptions, security breaches or computer virus attacks and system failures could have a material adverse effect on our business, financial condition and results of operations."

        All of our servers and routers, including backup servers, are currently hosted by third-party service providers in multiple cities in China. We back up our databases daily. Our IT department regularly monitors the performance of our websites, mobile apps and technology infrastructure to enable us to respond quickly to potential problems. We have not experienced any major problems in our network infrastructure.

  Proprietary CRM and ERP systems

        We developed our proprietary ERP system to management and integrate our key administrative and operational functions, especially those related to our teachers. Each step of our teachers' interaction with our platform, from initial engagement, to interviews, orientation, teacher training, evaluation and promotion, is systematically managed and processed by our ERP system. We have also developed our proprietary CRM software to organize and manage every aspect of our students' engagement with our platform. Our CRM software manages student information from leads generation through every step of our sales efforts, as well as tracks student feedback and performance on our platform throughout their entire learning experience.

  Data analytics

        Our online and mobile education platforms monitor and collect data with respect to teacher performance and learning outcomes from each lesson, forming a feedback loop that serves as a critical foundation for us to provide ongoing teacher training, update our courses, increase the effectiveness of our sales and marketing efforts and improve student experience on our platform.

        We gather and analyze student data at essentially each stage of their interaction with our platform, beginning from the extensive student questionnaires that they fill out prior and after free trial lessons containing their background information and learning objectives, to their selections of courses and teachers, performance during pre-lesson studying process, evaluation of teachers after each lesson, as well as the lesson memos prepared by the teachers after each lesson. We similarly gather a wide range of data on our teachers based on feedback from our quality assurance team and students, as well as the personal background information. We analyze this information through our internally developed adaption engine and prediction model, which enables us to offer personalized learning experience for our students and personalized teacher training process for our students. We are also able to forecast the frequency of lesson bookings, preferences of course topics and learning progress through the data analytic to make our operations more efficient. Furthermore, our course content development and sales and marketing efforts also heavily draw upon our data analytics capability.

Intellectual Property

        We own copyrights to the course contents we developed in-house.

        Our trademarks, software copyrights, domain names, trade secrets and other intellectual property rights distinguish our program from those of our competitors and contribute to our ability to compete in our target markets. We rely on a combination of copyright and trademark law, trade secret protection and confidentiality agreements with our employees to protect our intellectual property rights. In addition, under the employment agreements we enter into with our employees, they acknowledge that the intellectual property made by them in connection with their employment with us are our property. We also regularly monitor any infringement or misappropriation of our intellectual property rights.

        As of March 31, 2016, we had registered 21 domain names relating to our business, including our www.51talk.com website, with the Internet Corporation for Assigned Names and Numbers and China Internet Network Information Center. We also hold 1 works of art copyright, 10 registered software copyrights and 13 trademarks in the PRC as of March 31, 2016.

Employees

        We are headquartered in Beijing, where most of our senior management and technology teams are based. We also host part of our general and administrative personnel, content development professionals and sales and marketing staff in our Beijing offices. The rest of our sales and marketing staff are based in Shanghai. Our offices in Manila and Baguio in the Philippines host our teacher engaging and training team, free trial teachers, and part of our general and administrative personnel.

        We had a total of 241, 1,070, 2,597 and 1,586 full-time employees as of December 31, 2013, 2014 and 2015 and March 31, 2016, respectively. As of March 31, 2016, we had 609 full-time employees in Beijing, 118 full-time employees in Shanghai, 858 full-time employees in the Philippines and one full-time employee in Hong Kong. In addition to our full-time employees, Dasheng Zhixing entered into services outsource agreements with independent third party suppliers in December 2015 through which it outsourced part of its marketing and sales functions. As of March 31, 2016, we had 1,211 outsourced personnel mainly performing sales and marketing functions for us. The following table sets forth the number of our full-time employees, categorized by function, as of March 31, 2016:

	Number of full-time employees
Function	China		the Philippines	Total
Telemarketing sales	120		—	120
Student support	10		—	10
Free trial teachers	8		485	493
Marketing and branding	108		—	108
General and administrative	154	(1)	343	497
Technology and product development	328		30	358

Total	728		858	1,586

Note:

(1)
One employee is based in Hong Kong.

        We enter into employment contracts with our full-time employees. For our full-time employees in the Philippines, the employment contracts we have with them contain confidentiality and non-compete provisions. For our full-time employees in China, we also enter into stand-alone confidentiality and non-compete agreements with them. In addition to salaries and benefits, we provide performance-based bonuses for our full-time employees and commission-based compensation for our sales and marketing force.

        Foreign teachers delivering paid lessons on our platform are generally not our full-time employees. We enter into service contracts with such teachers, and pay service fees to them based on the number of lessons they teach and their teaching performance. We had approximately 0.8 thousand, 2.1 thousand, 4.7 thousand and 6.3 thousand foreign teachers available to deliver lessons on our platform as of December 31, 2013, 2014 and 2015 and March 31, 2016, respectively.

        As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under PRC law to make contributions from time to time to employee benefit plans for our PRC-based full-time employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China.

        Our employees are not covered by any collective bargaining agreement. We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes.

Seasonality

        Seasonal fluctuations have affected, and are likely to affect our business in the future. Historically, our industry experiences lower gross billings growth rate in the first quarter of each year due to the Chinese New Year holiday, and our industry enjoys increases in gross billings growth during the summer months as students are generally on summer holiday and have more time to take courses. Overall, the historical seasonality of our business has been relatively mild due to our rapid growth. As the percentage of K-12 students among our paying students and active students has been increasing during the past year, the seasonality may become more prominent, especially in the third quarter of each year. Due to our limited operating history, the seasonal trends that we have experienced in the past may not be indicative of our future operating results. See "Risk Factor—Risks Related to Our Business and Industry—Our results of operations are subject to seasonal fluctuations."

Competition

        The online English education services market in China in general, and especially for K-12 students, is fragmented, rapidly evolving and highly competitive. We face competition in general English proficiency education, as well as in K-12, test preparation and other specialized areas of language education, from existing online and offline companies. We face competition from other companies that provide online English education as well as from those that provide traditional offline English education in China. We also face competition from other online and mobile platforms or internet companies that plan to expand their business into English education.

        We believe that the principal competitive factors in our markets include the following:

  •
  scope and quality of course offerings;

  •
  quality and performance of the teachers;

  •
  overall student experience and satisfaction;

  •
  brand recognition;

  •
  ability to effectively market course offerings to a broad base of prospective students;

  •
  cost-effectiveness of courses;

  •
  ability to provide students access to courses; and

  •
  ability to align course offerings to specific needs of students.

        We believe that we are well-positioned to effectively compete in the markets in which we operate on the basis of our innovative approach to online English education, immersive and interactive learning environment, scalable and efficient business model, extensive and high-quality teacher network, education quality, strong course development capabilities and experienced management team. However, some of our current or future competitors may have longer operating histories, greater brand recognition, or greater financial, technical or marketing resources than we do. For a discussion of risks related to competition, see "Risk Factors—Risk Related to Our Business and Industry—We face significant competition, and if we fail to compete effectively, we may lose our market share or fail to gain additional market share, which would adversely impact our business and financial conditions and operating results."

Facilities

        Our current principal executive offices are located at 6th Floor, Deshi Building North, Shangdi Street, Haidian District, Beijing, the People's Republic of China. We maintain offices in Beijing, China, with an aggregate of 7,070 square meters. These facilities currently accommodate our management headquarters, as well as part of our sales and marketing, product development and general and administrative activities. We also maintain offices in Shanghai, China, with an aggregate of 2,631 square meters, to support our sales and marketing activities. In addition, in April 2016 we entered into a lease agreement in respect of an office facility in Wuhan, China, with an aggregate of 1,266 square meters, to support our sales and marketing activities.

        In addition to our facilities in China, we also maintain offices in Manila and Baguio City, Philippines and Hong Kong with an aggregate of 6,088 square meters.

        We lease all of the facilities that we currently occupy from independent third parties.

        We believe that the facilities that we currently lease are adequate to meet our needs for the foreseeable future, and we believe that we will be able to obtain adequate facilities, principally through leasing of additional properties, to accommodate our future expansion plans.

Insurance

        We do not maintain any liability insurance or property insurance policies covering students, equipment and facilities for injuries, death or losses due to fire, earthquake, flood or any other disaster. Consistent with customary industry practice in China, we do not maintain business interruption insurance, nor do we maintain key-man life insurance. We maintain medical insurance for our management in China and certain of our employees in the Philippines. Uninsured injury or death to our staff, or damage to any of our equipment or buildings could have a material adverse effect on our results of operations. See "Risk Factors—Risks Related to Our Business and Industry—We have limited insurance coverage for our operations in China and the Philippines, which could expose us to significant costs and business disruption."

Legal Proceedings

        From time to time, we may in the future become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract and labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash-flow or results of operations.

REGULATION

PRC Regulations

        This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Relating to Foreign Investment

        Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, or the Catalog, which was promulgated and is amended from time to time by the Ministry of Commerce, or MOFCOM, and the National Development and Reform Commission, or NDRC. The Catalog divides industries into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalog are generally open to foreign investment unless specifically restricted by other PRC regulations. Establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalog are generally open to foreign investment unless specifically restricted by other PRC regulations. For example, pursuant to the latest Catalog amended in March 2015, or the 2015 Catalog, the provision of value-added telecommunications services falls in the restricted category and the percentage of foreign ownership cannot exceed 50% (except for e-commence).

Regulation Relating to Value-added Telecommunications Services

  Licenses for Value-Added Telecommunications Services

        On September 25, 2000, the State Council issued the Regulations on Telecommunications of China, or the Telecommunications Regulations, to regulate telecommunications activities in China. The Telecommunications Regulations divide the telecommunications services into two categories, namely "infrastructure telecommunications services" and "value-added telecommunications services." Pursuant to the Telecommunications Regulations, operators of value-added telecommunications services must first obtain a Value-added Telecommunications Business Operating License, or VAT License, from the Ministry of Industry and Information Technology, or MIIT, or its provincial level counterparts. On March 1, 2009, the MIIT promulgated the Administrative Measures on Telecommunications Business Operating Licenses, which set forth more specific provisions regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses.

        According to the Catalog of Classification of Telecommunications Businesses effective from April 1, 2003, internet information services, also called internet content services, or ICP services, are deemed as a type of value-added telecommunications services. On December 28, 2015, the MIIT published a revised Catalog of Classification of Telecommunication Business, or the 2016 MIIT Catalog, which took effect on March 1, 2016. According to the 2016 MIIT Catalog, internet information services, which include information release and delivery services, information search and query services, information community platform services, information real-times interactive services, and information protection and processing services, continues to be classified as a category of value-added telecommunication services. The Administrative Measures on Internet Information Services, or ICP Measures, also promulgated by the PRC State Council on September 25, 2000, set forth more specific rules on the provision of ICP services. According to ICP Measures, any company that engages in the provision of commercial ICP services shall obtain a sub-category VAT License for Internet Information Services, or ICP license, from the relevant government authorities before providing any commercial internet content services within the PRC, and when the ICP services involve areas of news, publication, education, medical treatment, health, pharmaceuticals and medical equipment, and if required by law or relevant regulations, specific approval from the respective regulatory authorities must be obtained prior to applying for the ICP License from the MIIT or its provincial level counterpart. Pursuant to the above mentioned regulations, "commercial ICP services" generally refers to provision of specific information content, online advertising, web page construction and other online application services through internet for profit making purpose. Operating our online platform to provide information and services to our students is classified as commercial ICP services. We currently, through Dasheng Zhixing, our PRC consolidated VIE, hold an ICP license that is valid until September 15, 2016.

  Foreign Investment in Value-Added Telecommunication Services

        The Regulations on Administration of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, which took effect on January 1, 2002 and amended on September 10, 2008, are the key regulations that regulate foreign direct investment in telecommunications companies in China. The FITE Regulations stipulate that the foreign investor of a telecommunications enterprise is prohibited from holding more than 50% of the equity interest in a foreign-invested enterprise that provides value-added telecommunications services. In addition, for a foreign investor to acquire any equity interest in a business providing value-added telecommunications services in China, it must demonstrate a positive track record and experience in providing such services.

        On July 13, 2006, the MIIT issued the Circular on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Services, or the MIIT Circular 2006, which requires that (i) foreign investors can only operate a telecommunications business in China through establishing a telecommunications enterprise with a valid telecommunications business operation license; (ii) domestic license holders are prohibited from leasing, transferring or selling telecommunications business operation licenses to foreign investors in any form, or providing any resource, sites or facilities to foreign investors to facilitate the unlicensed operation of telecommunications business in China; (iii) value-added telecommunications services providers or their shareholders must directly own the domain names and registered trademarks they use in their daily operations; (iv) each value-added telecommunications services provider must have the necessary facilities for its approved business operations and maintain such facilities in the geographic regions covered by its license; and (v) all value-added telecommunications services providers should improve network and information security, enact relevant information safety administration regulations and set up emergency plans to ensure network and information safety. The provincial communications administration bureaus, as local authorities in charge of regulating telecommunications services, (i) are required to ensure that existing qualified value-added telecommunications service providers will conduct a self-assessment of their compliance with the MIIT Circular 2006 and submit status reports to the MIIT before November 1, 2006; and (ii) may revoke the value-added telecommunications business operation licenses of those that fail to comply with the above requirements or fail to rectify such non-compliance within specified time limits. Due to the lack of any additional interpretation from the regulatory authorities, it remains unclear what impact MIIT Circular 2006 will have on us or the other PRC internet companies with similar corporate and contractual structures. After the MOFCOM and NDRC amended the Catalog in March 2015, MIIT also issued the Circular on Removing the Restrictions on Shareholding Ratio Held by Foreign Investors in Online Data Processing and Transaction Processing (Operating E-commerce) Business on June 19, 2015, which amended the relevant provision in FITE Regulations by allowing foreign investors to own more than 50% of the equity interest in an operator of e-commerce business. However, foreign investors continue to be prohibited from holding more than 50% of the equity interest in a provider of other category of value-added telecommunications services except for e-commerce.

        To comply with the above mentioned foreign ownership restrictions, we operate our online platform in China through Dasheng Zhixing, which is owned by Jack Jiajia Huang, Ting Shu and Ling Chen, all of whom are PRC citizens, and is controlled by Dasheng Online, our PRC subsidiary, through a series of contractual arrangements. Dasheng Zhixing is the holder of the domain names, trademarks and facilities necessary for daily operations of our online platform in compliance with the MIIT Circular 2006. Based on our PRC legal counsel's understanding of the current PRC law, rules and regulations, our corporate structure complies with all existing PRC laws and regulations. However, we were further advised by our PRC legal counsel that there are substantial uncertainties with respect to the interpretation and application of existing or future PRC laws and regulations and thus there is no assurance that Chinese governmental authorities would take a view consistent with the opinions of our PRC legal counsel.

Regulation Relating to Private Education

  Education Law of the PRC

        On March 18, 1995, the PRC National People's Congress promulgated the Education Law of the PRC, or the Education Law. The Education Law stipulates that the government formulates plans for the development of education, establishes and operates schools and other types of educational institutions, and in principle, enterprises, institution, social organizations and individuals are encouraged to operate schools and other types of educational organizations. It is provided in the Education Law that no organization or individual may establish or operate a school or any other educational institution for commercial purposes. However, private schools may be operated for "reasonable returns" as described in more detail below. On December 27, 2015, the Standing Committee of the PRC National People's Congress, or the NPC Standing Committee, published the Decision on Amendment of the Education Law, which will take effect on June 1, 2016. The NPC Standing Committee narrowed the provision prohibiting the establishment or operation of schools or other educational institutions for commercial purposes to only restricting a school or other educational institution founded with governmental funds or donated assets in the amended Education Law.

  The Law for Promoting Private Education and its Implementing Rules

        On December 28, 2002, the Standing Committee of the PRC National People's Congress promulgated the Law for Promoting Private Education, or the Private Education Law, which became effective on September 1, 2003 and was amended on June 29, 2013. On March 5, 2004, the PRC State Council promulgated the Implementation Rules for the Law for Promoting Private Education, which became effective on April 1, 2004, or the PE Implementation Rules. Private Education Law and the Private Education Law Implementation Rules provide rules for social organizations or individuals to establish schools or other educational organizations using non-government funds in PRC, such schools or educational organizations established using non-government funds are referred to as "private school."

        According to the Private Education Law, establishment of private schools for academic education, pre-school education, self-taught examination support and other cultural education shall be subject to approval by the authorities in charge of education, while establishment of private schools for vocational qualification training and vocational skill training shall be subject to approvals from the authorities in charge of labor and social welfare. A duly approved private school will be granted a private school operating permit, and shall be registered with the Ministry of Civil Affairs, or MCA, or its local counterparts as a private non-enterprise institution.

        Under Private Education Law and PE Implementation Rules, private education is deemed as a public welfare undertaking, and entities and individuals who establish private schools are commonly referred to as "sponsors" instead of "investors" or "shareholders." Nonetheless, sponsors of a private school may choose to require "reasonable returns" from the annual net balance of the school after deduction of costs, donations received, government subsidies, if any, the reserved development fund and other expenses as required by the regulations. The election to establish a private school requiring reasonable returns shall be provided in the articles of association of the school, and the percentage of the school's annual net balance that can be distributed as a reasonable return shall be determined by the school's board of directors, taking into consideration the following factors: (i) school fee types and collection criteria, (ii) the ratio of the school's expenses used for educational activities and improving the educational conditions to the total fees collected, and (iii) the admission standards and educational quality. The relevant information relating to the above factors shall be publicly disclosed before the school's board determines the percentage of the school's annual net balance that can be distributed as reasonable returns, and such information and the decision to distribute reasonable returns shall also be filed with the approval authorities within 15 days from the decision made by the board. However, none of the current PRC laws and regulations provides a formula or guidelines for determining "reasonable returns." In addition, none of the current PRC laws and regulations sets forth sponsors' economic rights in schools that do not distribute reasonable returns, nor do they have different requirements or restrictions on a private school's ability to operate its education business based on such school's status as a school that requires reasonable returns or a school that does not require reasonable returns.

        In January 2016, the NPC Standing Committee published the second review draft of the proposed amendments to the Private Education Law, or the Draft Amendments, for public review and comments. The Draft Amendments classifies private education institutions as either "nonprofit private schools" or "commercial private schools." Under the Draft Amendments, nonprofit private schools are prohibited from making profits from the establishment and operations and all surplus should be used for future operations. On the other hand, commercial private schools are allowed to distribute the profits to its founders in accordance with the provisions of the Company Law and other relevant laws and regulations in PRC. Pursuant to the Draft Amendments, a private school operating permit and the registration of the schools with applicable registry agency as legal entities are required for establishing a private school. The Draft Amendments are open for review and comments until February 6, 2016.

Regulations Relating to Commercial Private Training

        Private Education Law provides that the regulations applicable to private training institutions registered with the SAIC and its local counterparts shall be formulated by the State Council separately. However, as of the date of this prospectus, no specific regulations on private training institutions registered with the SAIC and its local counterparts has been promulgated by the State Council.

        On July 8, 2010, the State Council and the Central Committee of the Communist Party of PRC jointly promulgated the Outline of China's National Plan for Medium to Long-Term Education Reform and Development (2010-2020), which announced that the central government will actively explore classification management schemes for management of nonprofit private schools and commercial private schools, and will implement a pilot reform programe to try out certain classification management schemes for management of private schools. On October 24, 2010, the General Office of the State Council issued the Notices on the National Education System Innovation Pilot, which announced the plan to implement a pilot reform programe on classification management of private schools in Shanghai, Zhejiang, Shenzhen and Jilin Huaqiao Foreign Language School. No further national law or regulation has been promulgated with regard to the implementation of such pilot reform program and, though the local government of certain pilot areas, such as Shanghai, has promulgated specific regulations on classification management of the private schools.

        On January 5, 2011, the Standing Committee of the Shanghai People's Congress promulgated Regulations of Shanghai Municipality on Promotion of Lifelong Education, or Shanghai Lifelong Education Regulations, to formally implement a classification management scheme on private training institutions in Shanghai. The Shanghai Lifelong Education Regulations provides different requirement and procedures for establishment of nonprofit training institution and commercial training institutions. Specifically, with respect to establishment, Shanghai Lifelong Education Regulations stipulate that (i) to set up a nonprofit training institutions, the applicants shall first apply to the relevant authorities in charge of education or human resources and social welfare for approval and register such institution as a public institution or private non-enterprise institution after obtaining a private school operating permit in accordance with the relevant regulations of the state, while (ii) to establish a commercial training institution, the applicants shall apply with the local counterparts of the SAIC for business registration directly, and the local counterparts of the SAIC will then consult with authorities in charge of education or human resources and social welfare before it decides whether to accept the application for business registration.

        On June 20, 2013, Shanghai's local authorities in charge of education, human resources and social welfare, and administration of industrial and commerce has jointly promulgated the Interim Measures for Administration of Operational Private Training Institutions, or Shanghai No. 5 Measure, and the Interim Measures for Registration of Operational Private Training Institutions, or Shanghai No. 228. These

regulations set forth specific rules on business registration and operation of a commercial training institution, which include without limitation, that a commercial training institution shall open a special deposit account for tuition and fees, and shall establish a control system on management of such special deposit account for tuition and fees, and a commercial institution shall execute a normative training services agreement with the trainee or such trainee's guardian. Both Shanghai No. 5 Measure and Shanghai No. 228 Measure became effective from July 20, 2013 and shall be effective for two years until July 20, 2015. No new rules regarding commercial training institution have been promulgated by the Shanghai government. Besides Shanghai, the local governments of certain other areas, such as Wenzhou of Zhejiang province and Chongqing have also promulgated specific rules on commercial training institutions. However, the local government of Beijing, where Dasheng Zhixing is incorporated, has not promulgated any specific rules on commercial training institutions as of the date of this prospectus.

Regulations on Online and Distance Education

        Pursuant to the Administrative Regulations on Educational Websites and Online and Distance Education Schools issued by the Ministry of Education on July 5, 2000, educational websites and online education schools may provide educational services in relation to higher education, elementary education, pre-school education, teaching education, occupational education, adult education, other education and public educational information services. "Educational websites" refer to organizations providing education or education-related information services to website visitors by means of a database or online education platform connected via the Internet or an educational television station through an Internet Service Provider, or ISP. "Online education schools" refer to educational websites providing academic education services or training services with the issuance of various certificates. Setting up education websites and online education schools is subject to approval from relevant education authorities, depending on the specific types of education. Any educational website and online education school shall, upon the receipt of approval, indicate on its website such approval information as well as the approval date and file number.

        On June 29, 2004, the State Council promulgated the Decision on Setting Down Administrative Licenses for the Administrative Examination and Approval Items Really Necessary to be Retained, pursuant to which the administrative license for "online education schools" was retained, while the administrative license for "educational websites" was not retained. On January 28, 2014, the State Council promulgated the Decision on Abolishing and Delegating Certain Administrative Examination and Approval Items, pursuant to which the administrative approval for "online education schools" of higher education was abolished.

        Notwithstanding these decisions formulated by the State Council, as the Administrative Regulations on Educational Websites and Online Education Schools were not explicitly abolished, in practice, certain local authorities continue to implement the approval requirement for setting up education websites and online education schools. On February 3, 2016, the State Council promulgated the Decision on Cancelling the Second Batch of 152 Items Subject to Administrative Examination and Approval by Local Governments Designated by the Central Government, explicitly cancelled the approval requirements for operating educational websites and online education schools that provided by the Administrative Regulations on Educational Websites and Online Education Schools, and reiterated the principle that administrative approval requirements may only be imposed in accordance with the Administrative Licensing Law.

Regulation Relating to Internet Culture Activities

        On February 17, 2011, the Ministry of Culture, or MOC, promulgated the Interim Administrative Provisions on Internet Culture, or the Internet Culture Provisions, which became effective on April 1, 2011. The Internet Culture Provisions require ICP services providers engaging in commercial "internet culture activities" to obtain a permit from the MOC. "Internet cultural activities" is defined in the Internet Culture Provisions as an act of provision of Internet cultural products and related services, which includes

(i) the production, duplication, importation, and broadcasting of the Internet cultural products; (ii) the online dissemination whereby cultural products are posted on the Internet or transmitted via the Internet to end-users, such as computers, fixed-line telephones, mobile phones, television sets and games machines, for online users' browsing, use or downloading; and (iii) the exhibition and comparison of the Internet cultural products. In addition, "Internet cultural products" is defined in the Internet Culture Provisions as cultural products produced, broadcast and disseminated via the Internet, which mainly include internet cultural products specially produced for the Internet, such as online music entertainment, online games, online shows and plays (programs), online performances, online works of art and online cartoons, and internet cultural products produced from cultural products such as music entertainment, games, shows and plays (programs), performances, works of art, and cartoons through certain techniques and duplicate those to internet for dissemination. We currently hold an Internet Culture Business Operating License that is valid until May 11, 2019.

Regulation Relating to Online Publishing

        On June 27, 2002, the General Administration of Press and Publication, or GAPP (currently known as the State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT) and the MIIT jointly promulgated the Tentative Internet Publishing Administrative Measures, or the Internet Publishing Measures, which took effect on August 1, 2002. The Internet Publishing Measures require entities that engage in Internet publishing to obtain an Internet Publishing License for engaging in Internet publishing from the SAPPRFT. Pursuant to the Internet Publishing Measures, the definition of "internet publishing" is broad and refers to the act by ICP services providers to select, edit and process works created by themselves or others and subsequently post such works on the internet or transmit such works to the users' end through internet for the public to browse. The "works" as defined under the Internet Publishing Measures include (i) contents from books, newspapers, periodicals, audio-video products, electronic publications that have already been formally published or works that have been made public in other media, and (ii) all other edited or processed works of literatures, art, natural science, social science, engineering technology, etc.

        On February 4, 2016, the SAPPRFT and the MIIT jointly issued the Administrative Provisions on Online Publishing Services, or the Online Publishing Provisions. The Online Publishing Provisions, taking effect as of March 10, 2016, superseded the Internet Publishing Measures. Compared with the Internet Publishing Measures, the Online Publishing Provisions set out more detailed provisions for online publishing activities, which mainly cover issues such as defining online publishing services, licensing and approvals, the administrative and supervisory regime and legal liabilities. According to the Online Publishing Provisions, all online publishing services provided within the territory of China are subject to the Online Publishing Provisions, and an online publishing services permit shall be obtained to provide online publishing services. Pursuant to the Online Publishing Provisions, "online publishing services" refer to providing online publications to the public through information networks; and "online publications" refer to digital works with publishing features such as having been edited, produced or processed and are made available to the public through information networks, including: (i) written works, pictures, maps, games, cartoons, audio/video reading materials and other original digital works containing useful knowledge or ideas in the field of literature, art, science or other fields; (ii) digital works of which the content is identical to that of any published book, newspaper, periodical, audio/video product, electronic publication or the like; (iii) network literature databases or other digital works, derived from any of the aforesaid works by selection, arrangement, collection or other means; and (iv) other types of digital works as may be determined by the SAPPRFT. As the scope of online publication is broad, certain contents we post on our website, such as video-audio clips and course materials, may be deemed as online publications. We currently do not hold the license required to provide online publishing services.

Regulation Relating to Publication Distribution

        Under the Administrative Measures for the Publication Market, or Publication Market Measures, which was jointly promulgated by the SAPPRFT and the Ministry of Commerce and became effective on March 25, 2011, any enterprise or individual who engages in publication distribution activities shall obtain permission from SAPPRFT or its local counterpart. "Publication" is defined as "books, newspapers, periodicals, audio-video products, and electronic publications," and "distributing" is defined as "general distribution, wholesale, retail, rental, exhibition and other activities," respectively, in the Publication Market Measures. Any enterprise or individual that engages in retail of publications shall obtain a Publication Business Operating License issued by the local counterpart of SAPPRFT at the county level. In addition, any enterprise or individual that holds a Publication Business Operating License shall file with the relevant local counterpart of SAPPRFT that granted such license to it within 15 days since it begins to carry out any online publication distribution business.

Regulation Relating to Online Transmission of Audio-Visual Programs

        The Measures for the Administration of Publication of Audio-Visual Programs through Internet or Other Information Network, or the Audio-Visual Measures, promulgated by the State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT (formerly known as the State Administration of Radio, Film and Television, or SARFT), on July 6, 2004 and put into effect on October 11, 2004, apply to the activities relating to the opening, broadcasting, integration, transmission or download of audio-visual programs using internet or other information network. Under the Audio-Visual Measures, to engage in the business of transmitting audio-visual programs, a license issued by SAPPRFT is required, and "audio-visual programs (including audio-visual products of films and televisions)" is defined as the audio-visual programs consisting of movable pictures or sounds that can be listened to continuously, which are shot and recorded using video cameras, vidicons, recorders and other audio-visual equipment for producing programs. Foreign invested enterprises are not allowed to carry out such business. On April 13, 2005, the State Council promulgated the Certain Decisions on the Entry of the Non-state-owned Capital into the Cultural Industry. On July 6, 2005, five PRC governmental authorities, including the SAPPRFT, jointly adopted the Several Opinions on Canvassing Foreign Investment into the Cultural Sector. According to these regulations, non-state-owned capital and foreign investors are not allowed to engage in the business of transmitting audio-visual programs through information networks. However, the Audio-Visual Measures will be repealed according to the Administrative Provisions on Audio-Visual Program Service through Special Network and Directed Transmission that promulgated by the ASPPRFT on May 4, 2016 as of June 1, 2016.

        To further regulate the provision of audio-visual program services to the public via the internet, including through mobile networks, within the territory of the PRC, the SAPPRFT and the MIIT jointly promulgated the Administrative Provisions on Internet Audio-Visual Program Service, or the Audio-Visual Program Provisions, on December 20, 2007, which came into effect on January 31, 2008. Under the Audio-Visual Program Provisions, "internet audio-visual program services" is defined as activities of producing, redacting and integrating audio-visual programs, providing them to the general public via internet, and providing service for other people to upload and transmiss audio-visual programs, and providers of internet audio-visual program services are required to obtain a License for Online Transmission of Audio-Visual Programs issued by SAPPRFT, or complete certain registration procedures with SAPPRFT. In general, providers of internet audio-visual program services must be either state-owned or state-controlled entities, and the business to be carried out by such providers must satisfy the overall planning and guidance catalog for internet audio-visual program service determined by SAPPRFT. In a press conference jointly held by SAPPRFT and MIIT to answer questions relating to the Audio-Visual Program Provisions in February 2008, SAPPRFT and MIIT clarified that providers of internet audio-visual program services who engaged in such services prior to the promulgation of the Audio-Visual Program Provisions are eligible to re-register with the relevant authorities and continue their operation of internet audio-visual program services so long as those providers did not violate the relevant laws and regulations in the past. On May 21, 2008, SAPPRFT issued a Notice on Relevant Issues Concerning Application and Approval of License for the Online Transmission of Audio-Visual Programs, which further sets out detailed provisions concerning the application and approval process regarding the License for Online Transmission of Audio-Visual Programs. The notice also states that providers of internet audio-visual program services that engaged in such services prior to the promulgation of the Audio-Visual Program Provisions are eligible to apply for the license so long as their violation of the laws and regulations is minor in scope and can be rectified in a timely manner and they have no records of violation during the last three months prior to the promulgation of the Audio-Visual Program Provisions. Further, on March 30, 2009, SAPPRFT promulgated the Notice on Strengthening the Administration of the Content of Internet Audio-Visual Programs, which reiterates the pre-approval requirements for the audio-visual programs transmitted via the internet, including through mobile networks, where applicable, and prohibits certain types of internet audio-visual programs containing violence, pornography, gambling, terrorism, superstition or other similarly prohibited elements.

        On April 1, 2010, SAPPRFT promulgated the Provisional Implementation of the Tentative Categories of Internet Audio-Visual Program Services, or the Categories, which clarified the scope of Internet audio-video programs services. According to the Categories, there are four categories of Internet audio-visual program services which are further divided into seventeen sub-categories. The third sub-category to the second category covers the making and editing of certain specialized audio-video programs concerning, among other things, educational content, and broadcasting such content to the general public online. However, there are still significant uncertainties relating to the interpretation and implementation of the Audio-Visual Program Provisions, in particular, the scope of "internet audio-video programs."

Regulations Relating to Privacy Protection

        The PRC Constitution states that PRC law protects the freedom and privacy of communications of citizens and prohibits infringement of these rights. In recent years, PRC government authorities have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. Pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee of the National People's Congress on December 28, 2012 and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT in July 16, 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. "Personal information" is defined in these regulations as information that identifies a citizen, the time or location for his use of telecommunication and internet services, or involves privacy of any citizen such as his birth date, ID card number, and address. An ICP services provider must also keep information collected strictly confidential, and is further prohibited from divulging, tampering or destroying of any such information, or selling or providing such information to other parties. Any violation of the above decision or order may subject the ICP service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities. Pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the National People's Congress in August 2015, which became effective in November 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client's information; (iii) any serious loss of criminal evidence; or (iv) other severe situation, and any individual or entity that (i) sells or provides personal information to others in a way violating the applicable law, or (ii) steals or illegally obtains any personal information, shall be subject to criminal penalty in severe situation. As an ICP services provider, we are subject to these laws and regulations relating to protection of privacy.

The Draft PRC Foreign Investment Law

        On January 19, 2015, MOFCOM published a discussion draft of the proposed Foreign Investment Law for public review and comments. The draft Foreign Investment Law purports to change the existing "case-by-case" approval regime to a "filing or approval" procedure for foreign investments in China. The MOFCOM, together with other relevant authorities, will determine a catalogue for special administrative measures, or the "negative list," which will consist of a list of industry categories where foreign investments are strictly prohibited and a list of industry categories where foreign investments are subject to certain restrictions. Foreign investments in business sectors outside of the "negative list" will only be subject to filing procedures, in contrast to the existing prior approval requirements, whereas foreign investments in the restricted industries must apply for approval from the foreign investment administration authority.

        The draft Foreign Investment Law for the first time defines "foreign investor," "foreign investment," "Chinese investor" and "actual control." A foreign investor is not only determined based on the place of its incorporation, but also on the conditions of the "actual control." The draft Foreign Investment Law specifically provides that entities established in China but "controlled" by foreign investors, such as via contracts or trust, will be treated as Foreign-invested enterprises, or FIEs, whereas foreign investment in China in the foreign investment restricted industries by a foreign investor may nonetheless apply for being, when approving market entry clearance by the foreign investment administration authority, treated as a PRC domestic investment if the foreign investor is determined by the foreign investment administration authority as being "controlled" by PRC entities and/or citizens. In this connection, "actual control" is broadly defined in the draft Foreign Investment Law to cover the following summarized categories: (i) holding 50% of more of the voting rights of the subject entity; (ii) holding less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to materially influence the board, the shareholders' meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity's operations, financial matters or other key aspects of business operations. According to the draft Foreign Investment Law, VIEs would also be deemed as FIEs, if they are ultimately "controlled" by foreign investors, and be subject to restrictions on foreign investments. However, the draft Foreign Investment Law has not taken a position on what actions will be taken with respect to the existing companies with the "variable interest entity" structure, whether or not these companies are controlled by Chinese parties.

        The draft Foreign Investment Law emphasizes the security review requirements, whereby all foreign investments concerning national security must be reviewed and approved in accordance with the security review procedure. In addition, the draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. In addition to the investment implementation report and investment amendment report that are required at each investment and alteration of investment specifics, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

        It is still uncertain when the draft would be signed into law and whether the final version would have any substantial changes from this draft. When the Foreign Investment Law becomes effective, the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations, will be abolished.

Regulations Relating to Intellectual Property Rights

  Copyright and Software Registration

        The Standing Committee of National People's Congress of PRC adopted the Copyright Law in 1990 and amended it in 2001 and 2010, respectively. The amended Copyright Law extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. The amended Copyright Law also requires registration of a copyright pledge. To address the problem of copyright infringement related to the content posted or transmitted over the Internet, the National Copyright Administration and the MIIT jointly promulgated the Measures for Administrative Protection of Copyright Related to Internet on April 29, 2005. This measure became effective on May 30, 2005.

        The Administrative Measures on Software Products, issued by the MIIT March 2009, provide a registration and filing system with respect to software products made in or imported into China. These software products may be registered with the relevant local authorities in charge of software industry administration. Registered software products may enjoy preferential treatment status granted by relevant software industry regulations. Software products can be registered for five years, and the registration is renewable upon expiration. In order to further implement the Computer Software Protection Regulations promulgated by the State Council on December 20, 2001 and amended on January 30, 2013, the State Copyright Bureau issued the Computer Software Copyright Registration Procedures on February 20, 2002, which apply to software copyright registration, license contract registration and transfer contract registration. In compliance with, and in order to take advantage of the above rules, as of March 31, 2016, we have registered one work of arts copyright and ten software copyrights in China. We also have copyright in the course materials our in-house team has developed, including nine of our Classic English course books and nine of our Classic English Junior course books.

  Patents

        The Standing Committee of National People's Congress adopted the Patent Law of the People's Republic of China in 1984 and amended it in 1992, 2000 and 2008, respectively. A patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date. Except under certain specific circumstances provided by law, any third party user must obtain consent or a proper license from the patent owner to use the patent, or else the use will constitute an infringement of the rights of the patent holder. We are in the process of applying for one patent.

  Domain Name

        In September 2002, the China Internet Network Information Center, or CNNIC, issued the Implementing Rules for Domain Name Registration setting forth detailed rules for registration of domain names, which was amended on May 28, 2012. On November 5, 2004, the MIIT promulgated the Measures for Administration of Domain Names for the Chinese Internet, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the first tier domain name ".cn." On May 28, 2012, the CNNIC issued the Measures on Domain Name Dispute Resolution and relevant implementing rules, pursuant to which the CNNIC can authorize a domain name dispute resolution institution to decide disputes. We have registered 21 domain names in China as of March 31, 2016.

  Trademark

        Trademarks are protected by the PRC Trademark Law which was adopted in 1982 and subsequently amended in 1993, 2001 and 2013 as well as the Implementation Regulation of the PRC Trademark Law adopted by the State Council in 2002 and amended in 2014. The Trademark Office under the SAIC handles trademark registrations and grants a term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. Trademark license agreements must be filed with the Trademark Office for record. The PRC Trademark Law has adopted a "first-to-file" principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a "sufficient degree of reputation" through such party's use. We have registered 13 trademarks in China as of March 31, 2016.

Regulations on Foreign Exchange

  Foreign Currency Exchange

        Pursuant to the Foreign Currency Administration Rules, as amended, and various regulations issued by SAFE and other relevant PRC government authorities, RMB is freely convertible to the extent of current account items, such as trade related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, unless expressly exempted by laws and regulations, still require prior approval from SAFE or its provincial branch for conversion of RMB into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside of the PRC. Payments for transactions that take place within the PRC must be made in RMB. Foreign currency revenues received by PRC companies may be repatriated into China or retained outside of China in accordance with requirements and terms specified by SAFE.

  Dividend Distribution

        Wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises may not pay dividends unless they set aside at least 10% of their respective accumulated profits after tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50% of the enterprise's registered capital. In addition, these companies also may allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends.

  Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

        SAFE Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or Circular 37, issued by SAFE and effective in July 4, 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing and conduct round trip investment in China. Under Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while "round trip investment" refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. Circular 37 requires that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with the SAFE or its local branch. SAFE Circular 37 further provides that option or share-based incentive tool holders of a non-listed SPV can exercise the options or share incentive tools to become a shareholder of such non-listed SPV, subject to registration with SAFE or its local branch.

        PRC residents or entities who have contributed legitimate domestic or offshore interests or assets to SPVs but have yet to obtain SAFE registration before the implementation of the Circular 37 shall register their ownership interests or control in such SPVs with SAFE or its local branch. An amendment to the registration is required if there is a material change in the SPV registered, such as any change of basic information (including change of such PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures set forth in Circular 37, or making misrepresentation on or failure to disclose controllers of foreign-invested enterprise that is established through round-trip investment, may result in restrictions on the foreign exchange activities of the relevant foreign-invested enterprises, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. Jack Jiajia Huang and Ting Shu, who directly or indirectly hold shares in our Cayman Islands holding company and who are PRC residents have completed the initial foreign exchange registrations amended their registrations to reflect our corporate restructuring in November 2014, and are in the process of updating their registrations required in connection with our recent corporate restructuring.

  Regulations on Stock Incentive Plans

        Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or Circular 7, issued by SAFE in February 2012, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. If we fail to complete the SAFE registrations, such failure may subject us to fines and legal sanctions and may also limit our ability to contribute additional capital into our wholly foreign-owned subsidiary in China and limit such subsidiary's ability to distribute dividends to us.

        In addition, the State Administration for Taxation has issued certain circulars concerning employee share options or restricted shares. Under these circulars, the employees working in the PRC who exercise share options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of such overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If the employees fail to pay or the PRC subsidiaries fail to withhold their income taxes according to relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulation on Tax

  PRC Enterprise Income Tax Law

        In January 2008, the PRC Enterprise Income Tax Law took effect. The PRC Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Under the PRC Enterprise Income Tax Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008 and payable to its foreign investor may be subject to a withholding tax rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008 are exempt from PRC withholding tax.

        Under the PRC Enterprise Income Tax Law, an enterprise established outside China with "de facto management bodies" within China is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. A circular issued by the State Administration of Taxation in April 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese enterprise groups and established outside of China as "resident enterprises" clarified that dividends and other income paid by such PRC "resident enterprises" will be considered PRC-source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non-PRC enterprise shareholders. This circular also subjects such PRC "resident enterprises" to various reporting requirements with the PRC tax authorities. Under the implementation regulations to the PRC Enterprise Income Tax Law, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, the tax circular mentioned above specifies that certain PRC-invested overseas enterprises controlled by a Chinese enterprise or a Chinese enterprise group in the PRC will be classified as PRC resident enterprises if the following are located or resided in the PRC: (i) senior management personnel and departments that are responsible for daily production, operation and management; (ii) financial and personnel decision making bodies; (iii) key properties, accounting books, the company seal, and minutes of board meetings and shareholders' meetings; and (iv) half or more of the senior management or directors who have the voting rights.

        Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, COE HK Co I may be able to benefit from the 5% withholding tax rate for the dividends it receives from Dasheng Online, if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

        In January 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Non-resident Enterprises Measures, pursuant to which entities that have direct obligation to make certain payments to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise. Further, the Non-resident Enterprises Measures provides that, in case of an equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. On April 30, 2009, the MOF and the SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. On December 10, 2009, the SAT issued the Notice on Strengthening the Administration of the Enterprise Income Tax concerning Proceeds from Equity Transfers by Non-resident Enterprises, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 1, 2008. By promulgating and implementing these two circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

        On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7, to supersede existing provisions in relation to the Indirect Transfer as set forth in Circular 698, while the other provisions of Circular 698 remain in force. SAT Bulletin 7 introduces a new tax regime that is significantly different from that under Circular 698. Public Notice extends its tax jurisdiction to capture not only Indirect Transfer as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment and place, in China of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Bulletin 7 also addresses transfer of the equity interest in a foreign intermediate holding company widely. In addition, SAT Bulletin 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the Indirect Transfer as they have to make self-assessment on whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly.

        Where non-resident investors were involved in our private equity financing, if such transactions were determined by the tax authorities to lack reasonable commercial purpose, we and our non-resident investors may become at risk of being required to file a return and taxed under Circular 698 and/or SAT Bulletin 7 and we may be required to expend valuable resources to comply with Circular 698 and/or SAT Bulletin 7 or to establish that we should not be held liable for any obligations under Circular 698 and/or SAT Bulletin 7.

  PRC Value-added Tax ("VAT") in lieu of Business Tax (the "VAT Pilot Program")

        On January 1, 2012, the Chinese State Council officially launched a pilot value-added tax ("VAT") reform program, or Pilot Program, applicable to businesses in selected industries. Businesses in the Pilot Program would pay VAT instead of business tax. The Pilot Industries in Shanghai included industries involving the leasing of tangible movable property, transportation services, product development and technical services, information technology services, cultural and creative services, logistics and ancillary services, certification and consulting services. Revenues generated by advertising services, a type of "cultural and creative services," are subject to the VAT tax rate of 6%. According to official announcements made by competent authorities in Beijing and Guangdong province, Beijing launched the same Pilot Program on September 1, 2012, and Guangdong province launched it on November 1, 2012. On May 24, 2013, the Ministry of Finance and the State Administration of Taxation issued the Circular on Tax Policies in the Nationwide Pilot Collection of Value Added Tax in Lieu of Business Tax in the Transportation Industry and Certain Modern Services Industries, or the Pilot Collection Circular. The scope of certain modern services industries under the Pilot Collection Circular extends to the inclusion of radio and television services. On August 1, 2013, the Pilot Program was implemented throughout China. On December 12, 2013, the Ministry of Finance and the SAT issued the Circular on the Inclusion of the Railway Transport Industry and Postal Service Industry in the Pilot Collection of Value-added Tax in Lieu of Business Tax, or the 2013 VAT Circular. Among the other things, the 2013 VAT Circular abolished the Pilot Collection Circular, and refined the policies for the Pilot Program. On April 29, 2014, the Ministry of Finance and the SAT issued the Circular on the Inclusion of Telecommunications Industry in the Pilot Collection of Value-added Tax in Lieu of Business Tax. On March 23, 2016, the Ministry of Finance and the SAT issued the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax in Lieu of Business Tax. Effective from May 1, 2016, the PRC tax authorities collect VAT in lieu of Business Tax on a trial basis within the territory of China, and in industries such as construction industries, real estate industries, financial industries, and living service industries. We currently pay the pilot VAT instead of business taxes for our services activities, and for any other parts of our business that are deemed by the local tax authorities to belong to the applicable industries.

Regulations Relating to Employment and Social Insurance

        We are subject to laws and regulations governing our relationship with our employees, including wage and hour requirements, working and safety conditions, and social insurance, housing funds and other welfare. The compliance with these laws and regulations may require substantial resources.

        Pursuant to the PRC Labor Law effective as of January 1, 1995 and the PRC Labor Contract Law effective as of January 1, 2008 (as amended on December 28, 2012), a written labor contract shall be executed by employer and an employee when the employment relationship is established, and an employer is under an obligation to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, with certain exceptions. The employer must also pay severance to an employee in nearly all instances where a labor contract, including a contract with an unlimited term, is terminated or expires. All employers must compensate their employees equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. In addition, the government has continued to introduce various new labor-related regulations after the Labor Contract Law. Among other things, new annual leave requirements mandate that annual leave ranging from 5 to 15 days is available to nearly all employees and further require that the employer compensate an employee for any annual leave days the employee is unable to take in the amount of three times his daily salary, subject to certain exceptions. Moreover, all PRC enterprises are generally required to implement a standard working time system of eight hours a day and forty hours a week, and if the implementation of such standard working time system is not appropriate due to the nature of the job or the characteristics of business operation, the enterprise may implement a flexible working time system or comprehensive working time system after obtaining approvals from the relevant authorities. In addition, employers in China are obliged to pay contributions to the social insurance plan and the housing fund plan for their employees, and such contribution amount payable shall be calculated based on the employee actual salary in accordance with the relevant regulations.

        We have entered into employment agreements with all of our full-time employees. We currently implement a standard working time system with regard to all of our employees and a comprehensive working time system to certain of our employees work in sales and/or student services departments. We have not fully contributed to the social insurance plan and the housing fund plan as required by applicable PRC regulations. As of March 31, 2016, with regards to the outstanding contributions to such plans, we made provisions of approximately RMB56.6 million. While we believe we have made adequate provision of such outstanding amounts of contributions to such plans in our audited financial statements, our failure to make sufficient payments to such plans does not fully comply with applicable PRC laws and regulations and we may be required to make up the contributions for such plans as well as to pay late fees and fines. Meanwhile, we began to outsource part of our marketing and sales functions to independent third party suppliers who provide management and business outsourcing services to us in December 2015. There remains a degree of uncertainty as to whether such service outsourcing arrangement will be deemed labor dispatch arrangements under current PRC laws and regulations. If the authorities take the view that such outsourcing arrangements constitute labor dispatch and violate relevant labor laws, we may be ordered to terminate such outsource arrangement and may be fined or have our business license revoked if the relevant authorities deem such arrangements constitute a serious violation of the PRC laws and regulations relating to labor dispatch.

M&A Rule and Overseas Listing

        The Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, were jointly adopted by six PRC regulatory authorities, including China Securities Regulatory Commission, or CSRC, on August 8, 2006 and became effective as of September 8, 2006, and were later amended on June 22, 2009. This M&A Rule purports to require, among other things, offshore SPVs, formed for listing purposes through acquisition of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. We believe that CSRC approval is not required in the context of our initial public offering as we are not a special purpose vehicle formed for listing purpose through acquisition of domestic companies that are controlled by our PRC individual shareholders, as we acquired contractual control rather than equity interests in our PRC consolidated VIE.

        However, we cannot assure you that the relevant PRC government authority, including the CSRC, would reach the same conclusion as we do. If the CSRC or other PRC regulatory authority subsequently determines that we need to obtain the CSRC's approval for our initial public offering or if CSRC or any other PRC government authorities will promulgate any interpretation or implementing rules before our listing that would require CSRC or other governmental approvals for our initial public offering, we may face sanctions by the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from our initial public offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, and prospects, as well as the trading price of our ADSs.

Philippine Regulations

        This section sets forth a summary of the most significant rules and regulations that affect our business activities in the Philippines.

Regulations on Tax

        On January 1, 1998, Republic Act No. 8424, otherwise known as the "National Internal Revenue Code," or NIRC, took effect. Since NIRC came into effect, numerous laws have been passed to amend the various provisions within the NIRC.

        Effective January 1, 2009, generally, the rate of income tax for all corporations is 30% of all taxable net income derived during each taxable year from sources within and outside of the Philippines.

        In the case of entities registered with the Philippine Economic Zone Authority, or PEZA, they are entitled to fiscal incentives including income tax holiday or 100% exemption from corporate income tax for four years from PEZA registration for non-pioneer projects, 5% special tax on gross income after the expiration of the income tax holiday, tax and duty free importation of raw materials, capital equipment, machineries and spare parts, VAT zero rating, exemption from payment of local government imposts, fees, licenses, and taxes; and exemption from expanded withholding tax.

Philippine Economic Zone Authority ("PEZA")

        PEZA is an attached agency to the Department of Trade and Industry. It is tasked to promote investments, extend assistance, register, grant incentives to, and facilitate the business operations of investors in export-oriented manufacturing and service facilities located inside selected areas throughout the Philippines proclaimed by the President of the Philippines as PEZA Special Economic Zones. The PEZA oversees and administers incentives to developers/operators and locators in PEZA Special Economic Zones.

        On December 19, 2014, Philippines Co II was registered with the PEZA as an Ecozone IT Enterprise.

        Entities registered with the PEZA are entitled to fiscal and non-fiscal incentives. Fiscal Incentives include: income tax holiday income tax holiday or 100% exemption from corporate income tax for four years from PEZA registration for non-pioneer projects, 5% Special Tax on Gross Income after the expiration of the income tax holiday, tax and duty free importation of raw materials, capital equipment, machineries and spare parts, VAT zero rating; exemption from payment of local government imposts, fees, licenses, and taxes, and exemption from expanded withholding tax. Non-fiscal incentives include: simplified import-export procedures; special non-immigrant visa with multiple entry privileges for certain officers and employees. PEZA also extends visa facilitation assistance to foreign nationals and their spouses and dependents.

        PEZA registered entities are required to maintain distinct and separate books for its operations inside the PEZA Special Economic Zones and are mandated to submit financial and other reports/documents to PEZA. Below are some of the periodic reports/documents required to be submitted to PEZA and their respective due dates:

Types of Report	Due Date
Economic Zone Monthly Performance Report	Every 20th day of the following month
Annual Report (For Developer/Operator Enterprises)	90 days after the end of the accounting period
Audited Financial Statements (For Developer/Operator Enterprises)	30 days after filing with the Bureau of Internal Revenue, or BIR
Quarterly Income Tax Returns (For Developer/Operator Enterprises)	15 days after filing with BIR
Annual Income Tax Returns (ITR) (For Developer/Operator Enterprises)	30 days after filing with BIR
Breakdown/Schedule of Sales per Activity	Together with the Annual Financial Statement, or AFS & Annual Income Tax Return, or ITR
Breakdown/Schedule of Other Income	Together with AFS & Annual ITR
Data on Revenues and Taxes Paid	Together with AFS & Annual ITR
Change of Corporate Name & Equity Ownership	30 days after the said change
Replacement of any Board of Director or Officer	30 Days after the said change

        As a PEZA-registered entity, Philippines Co II is required to submit the periodic reports described above to PEZA. The failure to comply with these reporting requirements and with any other requirements or regulations of the PEZA could expose Philippines Co II to penalties and the revocation of its PEZA registration.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Jack Jiajia Huang	30	Founder, Director, Chief Executive Officer
Ting Shu	30	Co-Founder, Director, Senior Vice President
Liming Zhang	46	Co-Founder, Chief Operating Officer
Jimmy Lai	59	Chief Financial Officer
Yong Lu	42	Chief Technology Officer
Frank Lin	51	Director
Xing Liu	45	Director
Wei Li	39	Director
Conor Chia-hung Yang	53	Independent Director Appointee*
Xiaoguang Wu	40	Independent Director Appointee*

*
Each of Conor Chia-hung Yang and Xiaoguang Wu has accepted appointment as our independent director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

        Mr. Jack Jiajia Huang is our founder and has served as our director and chief executive officer since our inception. Prior to founding our company, he served as an operations manager at Mitsubishi Corporation (China) Co., Ltd. from 2007 to 2010. Mr. Huang founded Couponia, a group-buying website targeting the Japanese market, in 2010, and TalkChina, an online Chinese-teaching platform targeting Japanese students, in 2007. Mr. Huang received his bachelor's degree in Japanese language from Tsinghua University in 2007. In 2015, Mr. Huang was named a leading entrepreneur under 30 by Cyzone, an entrepreneur service platform in China.

        Ms. Ting Shu is our co-founder and has served as our director and senior vice president since our inception. From 2010 to 2012, Ms. Shu worked in the enterprise risk services department of Deloitte in China. Prior to that, Ms. Shu co-founded TalkChina with Mr. Jack Jiajia Huang in 2007. Ms. Shu received her master's degree in language science from the University of Tokyo in 2010 and her bachelor's degree in Japanese language from Tsinghua University in 2007. Mr. Jack Jiajia Huang and Ms. Ting Shu are husband and wife.

        Mr. Liming Zhang is our co-founder and has served as our chief operating officer since October 2014. Prior to joining us, Mr. Zhang served as the vice general manager of Wall Street English, a leading private English education institution in China, from 2000 to 2014. Mr. Zhang received his MBA degree from The Universtiy of Hull in 2001 and his bachelor's degree in Chinese literature from Shanghai Normal University in 1992.

        Mr. Jimmy Lai has served as our chief financial officer since June 2015. Mr. Lai is also an independent director of Sky-mobi Limited, a NASDAQ-listed company, and an independent director and chairman of the audit committee of Qunar Cayman Islands Limited, a NASDAQ-listed company. Prior to joining us, Mr. Lai served as the chief financial officer of Chukong Technologies Corp., a leading mobile entertainment platform company in China from 2013 to 2015. Mr. Lai served as the chief financial officer of Gamewave Corporation, a leading webgame company in China, from 2011 to 2013. Prior to that, Mr. Lai served as the chief financial officer of Daqo New Energy Corp., an NYSE-listed company and a leading polysilicon manufacturer based in China, from 2009 to 2011. From 2008 to 2009, Mr. Lai served as the chief financial officer of Linktone Ltd., a NASDAQ-listed company and a leading provider of wireless interactive entertainment services to consumers in China. From 2006 to 2008, Mr. Lai was the chief financial officer of Palm Commerce Holdings, a leading information technology solution provider for the

China lottery industry. Prior to that, he served as an associate vice president of investor relations at Semiconductor Manufacturing International Corporation, a company listed on the NYSE and the Main Board of the Hong Kong Stock Exchange, from 2002 to 2006, and as a controller and director of financial planning at AMX Corporation from 1997 to 2001. Mr. Lai received his MBA from the University of Texas at Dallas and his bachelor's degree in statistics from the National Cheng Kung University in Taiwan. Mr. Lai is a certified public accountant licensed in the State of Texas.

        Mr. Yong Lu has served as our chief technology officer since April 2016. Prior to joining us, Mr. Lu served as the general manager of advertisement platform at Weibo Corporation, a NASDAQ-listed company and a leading social media company in China from 2014. From 2012 to 2014, Mr. Lu worked at Facebook in Seattle as a software engineer. Prior to that, Mr. Lu worked at Microsoft in Seattle from 2003 to 2012 as a senior software engineer. Mr. Lu received a master's degree in computer science from University of Denver in 2003 and a master's degree in chemistry from Zhejiang University in 2000. Mr. Lu is also a named contributor in five IT patents in the United States.

        Mr. Frank Lin has served as our director since June 2013. Mr. Lin is a general partner of DCM, a technology venture capital firm. Prior to joining DCM in 2006, Mr. Lin was the chief operating officer of SINA Corporation, a NASDAQ-listed company. He co-founded SINA's predecessor, SinaNet, in 1995 and later guided SINA through its listing on NASDAQ. Mr. Lin had also held various marketing, engineering and managerial positions at Octel Communication Inc. and NYNEX. Mr. Lin currently serves on the board of directors of various DCM portfolio companies, including Tuniu Corporation, a NASDAQ-listed company, Vipshop Holdings Limited and 58.com, Inc., which are NYSE-listed companies. Mr. Lin received an MBA degree from Stanford University and a bachelor's degree in engineering from Dartmouth College.

        Mr. Xing Liu has served as our director since July 2014. Mr. Liu is a partner of Sequoia Capital China. Prior to joining Sequoia Capital China in 2007, Mr. Liu had over nine years of experience in investment banking, technology and product development and consulting at Merrill Lynch, Xerox and GlobalSight. Mr. Liu currently serves on the board of directors of various Sequoia Capital China portfolio companies, including Vipshop Holdings Limited, a NYSE-listed company. Mr. Liu received an MBA degree from The Wharton School of the University of Pennsylvania in 2004, a master's degree in computer engineering from Syracuse University in 1995, and a bachelor's degree in management information systems from Fudan University in 1992.

        Mr. Wei Li has served as our director since July 2014. Mr. Li has been a vice president of Shunwei Capital since May 2012, a firm focusing on TMT related investment in the greater China region. Prior to that, Mr. Li worked as a vice president of CAIIF Capital, a Chinese private equity fund based in Beijing, China. Prior to joining CAIIF Capital in 2011, Mr. Li served as a vice president of China eCapital Corporation from 2009 to 2011 and focused on fund-raising and mergers and acquisitions advisory work in the TMT sector. Mr. Li worked in London between August 2005 and August 2009, first with Standard Chartered Bank and then with Straumur Burdaras. Prior to joining Standard Chartered Bank in 2004, Mr. Li was an auditor at KPMG Beijing office. Mr. Li received his master's degree in English Literature from Peking University in 2003 and his bachelor's degree in Mathematics from Peking University in 1999.

        Mr. Conor Chia-hung Yang will serve as our independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Yang has served as the chief financial officer of Tuniu Corporation, a NASDAQ-listed company, since January 2013. Prior to joining Tuniu Corporation, Mr. Yang was the chief financial officer of E-Commerce China Dangdang Inc., a NYSE-listed company, from March 2010 to July 2012 and the chief financial officer of AirMedia Group Inc., a Nasdaq-listed company, from March 2007 to March 2010. Mr. Yang was the chief executive officer of RockMobile Corporation from 2004 to February 2007. From 1999 to 2004, Mr. Yang served as the chief financial officer of the Asia Pacific region for CellStar Asia Corporation. Mr. Yang was an executive director of Goldman Sachs (Asia) L.L.C. from 1997 to 1999. Prior to that, Mr. Yang was a vice president of Lehman Brothers Asia Limited from 1994 to 1996 and an associate at Morgan Stanley Asia Limited from 1992 to 1994. Mr. Yang currently serves as an independent director and chairman of the audit committee of AirMedia Group Inc., a Nasdaq-listed company. Mr. Yang received a master's degree of business administration from University of California, Los Angeles in 1992.

        Mr. Xiaoguang Wu will serve as our independent director immediately upon the effectiveness of our registration statement on From F-1, of which this prospectus is a part. Mr. Wu is the founding partner of Welight Capital (Hong Kong) Limited. Mr. Wu joined Tencent Inc., a company listed on the Hong Kong Stock Exchange, in 1999 as a member of the early founding team. He worked as a project manager for the research and development team for instant messaging products, a general manager for the internet business division and later became the senior executive vice president of the internet service division and the chief executive officer of Tencent E-Commerce Holdings Limited, a subsidiary of Tencent Inc. Mr. Wu has served as a senior management advisor for Tencent Inc. since June 2015. Mr. Wu has extensive experience in product research and development, product planning, product operation and marketing internet businesses. Mr. Wu currently serves as an independent director of 58.com, Inc., a NYSE-listed company. Mr. Wu received his EMBA from China Europe International Business School (CEIBS) in 2008 and his bachelor of science degree in weather dynamics from Nanjing University in 1996.

Employment Agreements and Indemnification Agreements

        We have entered into employment agreements with each of our executive officers. We may terminate an executive officer's employment for cause at any time without advance notice or remuneration, if (i) the executive officer is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement, (ii) the executive officer has been negligent or acted dishonestly to our detriment, (iii) the executive officer has engaged in actions amounting to misconduct or failed to perform his/her duties thereunder and such failure continues after the executive officer is afforded a reasonable opportunity to cure such failure, (iv) the executive officer has died, or (v) the executive officer has a disability which shall mean a physical or mental impairment which, as reasonably determined by our board of directors, renders the executive officer unable to perform the essential functions of his/her employment with us, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply. We may also terminate an executive officer's employment by giving a three-month prior written notice. An executive officer may terminate his or her employment at any time by giving a three-month prior written notice.

        Each executive officer has agreed to hold, at all times during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information, or the confidential or proprietary information disclosed to the executive officer by or obtained by the executive officer from us either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential.

        In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and for two years following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts of us or other persons or entities introduced to the executive officer in the executive officer's capacity as our representative for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities; (ii) unless expressly consented to by us, assume employment with or provide services to any of our competitors, engage, whether as principal, partner, licensor or otherwise, any of our competitors; or (iii) unless expressly consented to by us, seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any of our employees who is employed by us.

        We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Board of Directors

        Our board of directors will consist of seven directors upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract, or arrangement in which he or she is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Committees of the Board of Directors

        Immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part, we will establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We have adopted a charter for each of the three committees prior to the completion of this offering. Each committee's members and functions are described below.

        Audit Committee.    Our audit committee will consist of Conor Chia-hung Yang, Xiaoguang Wu and Xing Liu and will be chaired by Conor Chia-hung Yang. We have determined that each of Conor Chia-hung Yang and Xiaoguang Wu satisfies the "independence" requirements of Section 303A of the Corporate Governance Rules of the NYSE and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Conor Chia-hung Yang qualifies as an "audit committee financial expert." The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

  •
  selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

  •
  reviewing with the independent registered public accounting firm any audit problems or difficulties and management's response;

  •
  reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

  •
  discussing the annual audited financial statements with management and the independent registered public accounting firm;

  •
  reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

  •
  annually reviewing and reassessing the adequacy of our audit committee charter;

  •
  meeting separately and periodically with management and the independent registered public accounting firm;

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

  •
  reporting regularly to the board.

        Compensation Committee.    Our compensation committee will consist of Frank Lin, Conor Chia-hung Yang and Xiaoguang Wu, and will be chaired by Frank Lin. We have determined that each of Conor Chia-hung Yang and Xiaoguang Wu satisfies the "independence" requirements of Section 303A of the Corporate Governance Rules of the NYSE. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee will be responsible for, among other things:

  •
  reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

  •
  reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

  •
  reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements; and

  •
  selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person's independence from management.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Jack Jiajia Huang, Conor Chia-hung Yang and Xiaoguang Wu, and will be chaired by Jack Jiajia Huang. We have determined that each of Conor Chia-hung Yang and Xiaoguang Wu satisfies the "independence" requirements of Section 303A of the Corporate Governance Rules of the NYSE. The nominating and corporate governance committee will assist the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

  •
  recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

  •
  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversing and availability of service to us;

  •
  selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

  •
  developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

  •
  evaluating the performance and effectiveness of the board as a whole.

Duties of Directors

        Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. A shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to "Description of Share Capital—Differences in Corporate Law" for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

        Our officers are elected by and serve at the discretion of the board. Each director is not subject to a term of office and holds office until such time as his successor takes office or until the earlier of his death, resignation or removal from office by special resolution or the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) dies or is found by our company to be of unsound mind.

Compensation of Directors and Executive Officers

        For the fiscal year ended December 31, 2015, we paid an aggregate of RMB1.7 million (US$0.3 million) in cash to our executive officers, and we did not pay any cash compensation to our non-executive directors. For share incentive grants to our directors and executive officers, see "—Share Incentive Plans."

Share Incentive Plans

2013 Plan and 2014 Plan

        We have adopted an employee equity incentive plan in 2013, or the 2013 Plan, and another in 2014, or the 2014 Plan. The 2014 Plan was amended in February 2016. The 2013 Plan and the 2014 Plan are hereinafter collectively referred as the Pre-IPO Plans. The purpose of the Pre-IPO Plans is to attract and retain the best available personnel to provide additional incentives to employees, directors and consultants and to promote the success of the company's business.

        As of the date of this prospectus, we are authorized to grant options or share purchase rights to purchase up to an aggregate of 36,229,922 ordinary shares under the Pre-IPO Plans. As of the date of this prospectus, options to purchase an aggregate number of 29,035,000 ordinary shares have been granted and are outstanding. Upon completion of this offering, an option to purchase our ordinary shares granted under the Pre-IPO Plans prior to the offering will entitle the holder to purchase an equivalent number of Class A ordinary shares.

        The terms of the Pre-IPO Plans are substantially similar. The following paragraphs summarize the terms of the Pre-IPO Plans.

        Types of Awards.    The Pre-IPO Plans permit the awards of options, share appreciation rights, dividend equivalent rights, restricted shares, restricted share units and other rights or benefits under the Pre-IPO Plans.

        Plan Administration.    Our board of directors administers the Pre-IPO Plans. The board of directors may authorize the chief executive officer to grant any awards and may limit such authority as the board determines from time to time.

        Eligibility.    We may grant awards to our employees, directors and consultants. An employee, director or consultant who has been granted an award may, if otherwise eligible, be granted additional awards.

        Designation of Award.    Each award under the Pre-IPO Plans is designated in the award agreement, which is the written agreement evidencing the grant of an award executed by the company and the grantee, including any amendments thereto.

        Conditions of Award.    The board of directors or any entity appointed by the board to administrate the Pre-IPO Plans determines the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement of the award and payment contingencies.

        Terms of Award.    The term of each award is stated in the relevant award agreement. The specified term of any award will not include any period for which the grantee has elected to defer the receipt of the shares or cash issuable pursuant to the award.

        Transfer Restrictions.    The awards are transferable (i) by will and by the laws of descent and distribution and (ii)  during the lifetime of the grantee, to the extent and in the manner authorized by the administrator. The grantee may designate one or more beneficiaries of the grantee's award in the event of the grantee's death on a beneficiary designation form provided by the administrator.

        Time of Granting Awards.    The date of grant of an award is the date on which the administrator makes the determination to grant such award, or such other date as is determined by the administrator.

        Acceleration of Award Upon Corporate Transaction or Change in Control.    Except as provided otherwise in a separate board resolution or an individual award agreement and except for the complete liquidation or dissolution of the company, in the event of a corporate transaction, for the portion of each award under the Pre-IPO Plans that is neither assumed nor replaced, such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the shares at the time represented by such portion of the award, immediately prior to the specified effective date of such corporate transaction, provided that the grantee's continuous service has not terminated prior to such date. The portion of the award under the Pre-IPO Plans that is not assumed will terminate under the Pre-IPO Plans to the extent not exercised prior to the consummation of such corporate transaction. Except as provided otherwise in a separate board resolution or an individual award agreement, in the event of a change in control (other than a change in control which also is a corporate transaction), each award which is at the time outstanding under the Pre-IPO Plans automatically will become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the specified effective date of such change in control, for all of the shares at the time represented by such award, provided that the grantee's continuous service has not terminated prior to such date.

        Exercise of Award.    Any award granted under the Pre-IPO Plans is exercisable at such times and under such conditions as determined by the administrator under the terms of the Pre-IPO Plans and specified in the award agreement. An award is deemed to be exercised when written notice of such exercise has been given to the company in accordance with the terms of the award by the person entitled to exercise the award and full payment for the shares with respect to which the award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in the Pre-IPO Plans.

        Term of the Pre-IPO Plans.    The Pre-IPO Plans will continue in effect for a term of ten years unless sooner terminated by the approval of the board of the company with its unanimous resolutions.

        Amendment, Suspension or Termination of the Pre-IPO Plans.    The board of directors may at any time amend, suspend or terminate the Pre-IPO Plans; provided, however, that no such amendment shall be made without the approval of the company's shareholders to the extent such approval is required by applicable laws, or if such amendment would change any of the provisions related to (i) the amendment to the terms of any outstanding award granted under the Pre-IPO Plans or (ii) board's right to amend, suspend or terminate the Pre-IPO Plans. No award may be granted during any suspension of the Pre-IPO Plans or after termination of the Pre-IPO Plans. No suspension or termination of the Pre-IPO Plans (including termination of the Pre-IPO Plans after it has served its term) shall adversely affect any rights under awards already granted to a grantee.

        The following table summarizes, as of the date of this prospectus, the outstanding options granted to our directors and executive officers under the 2014 Plan.

Name	Class A Ordinary Shares Underlying Options Awarded	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Jack Jiajia Huang	*	0.28	April 1, 2016	April 1, 2026
Liming Zhang	*	0.05	December 19, 2014	December 31, 2024
Liming Zhang	*	0.15	January 7, 2016	December 31, 2025
Jimmy Lai	*	0.07	June 29, 2015	June 30, 2025
Yong Lu	*	0.28	April 21, 2016	April 21, 2026

Total	13,850,000

*
The aggregate number of ordinary shares exercisable within 60 days of the date of this prospectus is less than 1% of our total ordinary shares.

        As of the date of this prospectus, other current and former employees as a group held options to purchase 15,185,000 ordinary shares of our company, with exercise prices ranging from US$0.0167 to US$0.28 per ordinary share.

2016 Plan

        We adopted the 2016 share incentive plan, or the 2016 Plan, in May 2016. The maximum aggregate number of shares which may be issued pursuant to all awards under the 2016 Plan is initially 4,600,000 Class A ordinary shares. Beginning in 2017, the number of shares reserved for future issuances under the 2016 Plan will be increased by a number equal to 1.5% of the total number of outstanding shares on the last day of the immediately preceding calendar year, or such lesser number of Class A ordinary shares as determined by our board of directors, during the term of the 2016 Plan. As of the date of this prospectus, no share-based award has been granted under our 2016 Plan. The following paragraphs summarize the terms of the 2016 Plan.

        Types of Awards.    The 2016 Plan permits the awards of options, restricted shares and restricted share units.

        Plan Administration.    Our board or a committee of one or more members of our board duly authorized for the purpose of the 2016 Plan can act as the plan administrator.

        Award Agreement.    Options, restricted shares or restricted share units granted under the 2016 Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each grant.

        Eligibility.    We may grant awards to our employees, directors, consultants, or other individuals as determined, authorized and approved by the plan administrator.

        Acceleration of Awards upon Corporate Transactions.    Except otherwise provided in the Award Agreement or other written agreement entered into by and between the Company and a participant of the 2016 Plan, if a corporate transaction occurs, the plan administrator may, in its sole discretion, provide for (i) any and all awards outstanding to terminate at a specific time in the future and give each participant the right to exercise the vested portion of such awards during a specific period of time as the plan administrator shall determine, or (ii) the purchase of any award for an amount of cash equal to the amount that could have been attained upon the exercise of such award, or (iii) the replacement of such award with other rights or property selected by the plan administrator in its sole discretion or the assumption of or substitution of such award by the successor or surviving corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of Class A ordinary shares and prices, or (iv) payment of award in cash based on the value of Class A ordinary shares on the date of the corporate transaction plus reasonable interest.

        Exercise of Options.    The exercise price in respect of any option will be determined by the plan administrator and set forth in the award agreement which may be a fixed or variable price related to the fair market value of the shares. The exercise price per share subject to an option may be amended or adjusted in the absolute discretion of the plan administrator, the determination of which shall be final, binding and conclusive.

        Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is set forth in the award agreement.

        Transfer Restrictions.    Awards may not be transferred in any manner by the recipient other than by will or the laws of descent and distribution, or pursuant to the other exceptions provided under the 2016 Plan, except as otherwise provided by the plan administrator.

        Termination.    Unless terminated earlier, the 2016 Plan will terminate automatically in 2026.

PRINCIPAL SHAREHOLDERS

        The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus, assuming conversion of (i) all of our outstanding series A, series B, series C and series D preferred shares and (ii) all of our outstanding ordinary shares into Class B ordinary shares, on a one-to-one basis by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to beneficially own more than 5% of our ordinary shares.

        We will adopt a dual class ordinary share structure immediately prior to the completion of this offering. The calculations in the table below are based on 243,196,171 ordinary shares on an as-converted basis outstanding as of the date of this prospectus and 294,985,644 ordinary shares outstanding immediately after the completion of this offering, including (i) 36,000,000 Class A ordinary shares to be sold by us in this offering in the form of ADSs, (ii) 15,789,473 Class A ordinary shares to be sold by us through the Concurrent Private Placements, which number of shares has been calculated based on an initial offering price of US$19.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus, and (iii) 243,196,171 Class B ordinary shares redesignated and converted from our outstanding ordinary shares and preferred shares, assuming that the underwriters do not exercise their option to purchase additional ADSs.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering			Ordinary Shares Beneficially Owned After This Offering
	Number		%**	Class A ordinary shares		Class B ordinary shares	Percentage of total ordinary shares on an as-converted basis	Percentage of aggregate voting power***
Directors and Executive Officers:†
Jack Jiajia Huang(1)	58,414,744		24.0	—		58,414,744	19.8	23.5
Ting Shu(1)	58,414,744		24.0	—		58,414,744	19.8	23.5
Frank Lin(2)	—		—	—		—	—	—
Xing Liu(3)	—		—	—		—	—	—
Wei Li(4)	—		—	—		—	—	—
Liming Zhang	*		*	*		—	*	*
Jimmy Lai	*		*	*		—	*	*
Yong Lu	—		—	—		—	—	—
Conor Chia-hung Yang†[nc_cad,217]	—		—	—		—	—	—
Xiaoguang Wu†[nc_cad,217]	—		—	—		—	—	—
All directors and executive officers as a group	60,889,744		24.8	*		58,414,744	20.5	23.6
Principal Shareholders:
DCM Funds	58,703,507	(5)	24.1	11,842,105	(6)	58,703,507	23.9	24.1
Dasheng International Holdings Limited(1)	58,414,744		24.0	—		58,414,744	19.8	23.5
Sequoia Capital China Investment Funds	47,032,920	(7)	19.3	3,947,368	(8)	47,032,920	17.3	19.1
Shunwei TMT II Limited(9)	37,329,473		15.3	—		37,329,473	12.7	15.0
Duowan Entertainment Corp.(10)	25,382,985		10.4	—		25,382,985	8.6	10.2

Notes:

*
Less than 1% of our total outstanding shares on an as-converted basis.

**
For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 243,196,171, being the number of ordinary shares on an as-converted basis outstanding as of the date of this prospectus and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this prospectus.

***
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to ten votes per share on all matters submitted to them for vote. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

†
Except for Frank Lin, Xing Liu and Wei Li, the business address for our directors and officers is 6th Floor Deshi Building North, Shangdi Street, Haidian District, Beijing 100085, PRC.

††
Each of Conor Chia-hung Yang and Xiaoguang Wu has accepted appointment as our independent director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(1)
Consists of (i) 40,890,321 ordinary shares held by Dasheng Global Limited, a company incorporated in the British Virgin Islands and (ii) 17,524,423 ordinary shares held by Dasheng Online Limited, a company incorporated in the British Virgin Islands. The registered office address of Dasheng Global Limited is Quastisky Building, P.O. Box 4389, Road Town, Tortola, British Virgin Islands. The registered office address of Dasheng Online Limited is c/o Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola. British Virgin Islands. Each of Dasheng Global Limited and Dasheng Online Limited is wholly owned by Dasheng International Holdings Limited, a company incorporated in the British Virgin Islands which is wholly owned by a family trust, of which Jack Jiajia Huang, Ting Shu and their respective family members are beneficiaries. Mr. Huang and Ms. Shu are husband and wife.

(2)
The business address of Frank Lin is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, United States.

(3)
The business address of Xing Liu is Suite 3613, Two Pacific Place, 88 Queensway, Hong Kong.

(4)
The business address of Wei Li is Room 801, Tower D1, Liangmaqiao Diplomatic Office Building, No. 19 Dongfangdong Road, Chaoyang District, Beijing 100600, PRC.

(5)
Consists of ordinary shares issuable upon conversion of (i) 30,000,000 series A preferred shares; (ii) 9,638,710 series B preferred shares; (iii) 13,972,645 series C preferred shares and (iv) 5,092,152 series D preferred shares. The registered office address of DCM Hybrid RMB Fund, L.P. is c/o Campbell Corporate Services Limited, Scotia Centre, P.O. Box 268, Grand Cayman, KY1-1104, Cayman Islands. The general partner of DCM Hybrid RMB Fund, L.P. is DCM Hybrid RMB Fund Investment Management, L.P., whose general partner in turn, is DCM Hybrid RMB Fund International, Ltd. DCM Hybrid RMB Fund International, Ltd., through DCM Hybrid RMB Fund Investment Management, L.P., has sole voting and investment power over these shares, and such voting and investment power is exercised by K. David Chao, Thomas Blaisdell, Jason Krikorian and Peter W. Moran, the directors of DCM Hybrid RMB Fund International, Ltd. Each of the directors disclaims beneficial ownership of the shares held by DCM Hybrid RMB Fund, L.P., except to the extent of each person's pecuniary interest therein. The business address of DCM Hybrid RMB Fund Investment Management, L.P. and DCM Hybrid RMB Fund International, Ltd. is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, the United States.

(6)
Includes (1) 11,184,217 Class A ordinary shares that DCM Ventures China Turbo Fund, L.P. has agreed to purchase in the private placement concurrently with this offering, assuming an initial offering price of US$19.00 per ADS, the mid-point of the estimated offering price range shown on the front cover page of this prospectus and (2) 657,888 Class A ordinary shares that DCM Ventures China Turbo Affiliates Fund, L.P. has agreed to purchase in the private placement concurrently with this offering, assuming an initial offering price of US$19.00 per ADS, the mid-point of the estimated offering price range shown on the front cover page of this prospectus. The registered office address of each of DCM Ventures China Turbo Fund, L.P. and DCM Ventures China Turbo Affiliates Fund, L.P. is c/o Campbell Corporate Services Limited, Scotia Centre, P.O. Box 268, Grand Cayman, KY1-1104, Cayman Islands. The general partner of each of DCM Ventures China Turbo Fund, L.P. and DCM Ventures China Turbo Affiliates Fund, L.P. is DCM Turbo Fund Investment Management, L.P., whose general partner in turn, is DCM Turbo Fund International, Ltd. DCM Turbo Fund International, Ltd. through DCM Turbo Fund Investment Management, L.P. has sole voting and investment power over these shares, and such voting and investment power is exercised by K. David Chao and Jason Krikorian, the directors of DCM Turbo Fund International, Ltd. The business address of DCM Turbo Fund Investment Management, L.P. and DCM Turbo Fund International, Ltd. is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, the United States.

(7)
Consists of (i) 36,285,762 ordinary shares issuable upon conversion of series C preferred shares held by SCC Venture V Holdco I, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and (ii) 10,747,158 ordinary shares issuable upon conversion of series D preferred shares held by SCC Growth I Holdco A, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands. SCC Venture V Holdco I, Ltd. is wholly owned by Sequoia Capital China Venture Fund V, L.P., whose general partner is SC China Venture V Management L.P., whose general partner in turn, is SC China Holding Limited. SCC Growth I Holdco A, Ltd. is wholly owned by Sequoia Capital China Growth Fund I, L.P. The general partner of Sequoia Capital China Growth Fund I, L.P. is Sequoia Capital China Growth Fund Management I, L.P., whose general partner is SC China Holding Limited. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, which in turn is wholly owned by Neil Nanpeng Shen. The registered address of SCC Growth I Holdco A, Ltd., Sequoia Capital China Growth Fund I, L.P., Sequoia Capital China Growth Fund Management I, L.P., SCC Venture V Holdco I, Ltd., Sequoia Capital China Venture Fund V, L.P., SC China Venture V Management L.P., SC China Holding Limited, SNP China Enterprises Limited and Neil Nanpeng Shen is c/o Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

(8)
Includes 3,947,368 Class A ordinary shares that SCC Growth I Holdco A, Ltd. has agreed to purchase in the private placement concurrently with this offering, assuming an initial offering price of US$19.00 per ADS, the mid-point of the estimated offering price range shown on the front cover page of this prospectus. SCC Growth I Holdco A, Ltd., which is an exempted company with limited liability incorporated under the laws of the Cayman Islands, is wholly owned by Sequoia Capital China Growth Fund I, L.P. The general partner of Sequoia Capital China Growth Fund I, L.P. is Sequoia Capital China Growth Fund Management I, L.P., whose general partner is SC China Holding Limited. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, which in turn is wholly owned by Neil Nanpeng Shen. The registered address of SCC Growth I Holdco A, Ltd., Sequoia Capital China Growth Fund I, L.P., Sequoia Capital China Growth Fund Management I, L.P., SC China Holding Limited, SNP China Enterprises Limited and Neil Nanpeng Shen is c/o Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

(9)
Consists of ordinary shares issuable upon conversion of (i) 21,455,500 series B preferred shares; (ii) 12,635,881 series C preferred shares; and (iii) 3,238,092 series D preferred shares. The registered office address of Shunwei TMT II Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Shunwei TMT II Limited is wholly owned by Shunwei China Internet Fund, L.P., whose general partner is Shunwei Capital Partners GP, L.P., whose general partner in turn, is Shunwei Capital Partners GP Limited. The shareholders of Shunwei Capital Partners GP Limited are Team Guide Limited, a company incorporated in the British Virgin Islands, and Gifted Ventures Limited, a company incorporated in the British Virgin Islands. Team Guide Limited is wholly owned by Mr. Jun Lei and Gifted Ventures Limited is wholly owned by Mr. Tuck Lye Koh. The business address of both Mr. Jun Lei and Mr. Tuck Lye Koh is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

(10)
Consists of ordinary shares issuable upon conversion of (i) 17,139,500 series B preferred shares held by Duowan Entertainment Corp.; (ii) 6,041,674 series C preferred shares held by Duowan Entertainment Corp.; and (iii) 2,201,811 series D preferred shares held by Engage Capital Partners I, L.P. The general partner of Engage Capital Partners I, L.P. is Engage Capital Partners I GP Limited, whose members in turn are Duowan Entertainment Corp. and a natural person. The registered office address of Engage Capital Partners I, L.P. and Engage Capital Partners I GP Limited is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9007, Cayman Islands. The registered office address of Duowan Entertainment Corp. is P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands. Duowan Entertainment Corp. is wholly owned by YY Inc., a NASDAQ-listed company.

        As of the date of this prospectus, none of our outstanding ordinary shares or outstanding preferred shares are held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See "Description of Share Capital—History of Securities Issuances" for a description of issuances of our ordinary shares and preferred shares that have resulted in significant changes in ownership held by our major shareholders.

 RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our PRC Consolidated VIE and its Shareholders, as well as Philippines Co I, Philippines Co II, Philippines Co III and their respective Individual Shareholders

        PRC law currently limits direct foreign equity ownership of business entities providing value-added telecommunications services. To comply with these foreign ownership restrictions requirements, we operate our online platform through a series of contractual arrangements with Dasheng Zhixing and its shareholders. We have also entered into a series of contractual arrangements with Philippines Co I, Philippines Co II, Philippines Co III and their respective shareholders. For a description of these contractual arrangements, see "Corporate History and Structure."

Transactions with Duowan Entertainment Corporation

        In June 2014, Dasheng Zhixing entered into a five-year technology service agreement with Guangzhou Huaduo, an affiliated entity of YY, which was amended in December 2015. This agreement provides Dasheng Zhixing with the right to use the audio and video streaming software, technical support service, servers and Internet connection bandwidth capacity from YY. The right to use the audio and video streaming software, servers, Internet connection bandwidth capacity and technology support are collectively referred to as "audio and video streaming solution". The audio and video streaming solution provided by YY is free of charge up to a preset level of bandwidth usage.

        We estimated the fair value of the audio and video streaming solution service provided by YY. For the three-month period ended March 31, 2016, the fair value of the audio and video streaming solution provided by YY is estimated to be RMB0.4 million, which is recognized as cost of revenues and a shareholder contribution.

Private Placements

        See "Description of Share Capital—History of Securities Issuances."

Shareholders Agreement

        We entered into our third amended and restated shareholders' agreement on August 31, 2015 with our shareholders, which consist of holders of ordinary shares, series A preferred shares, series B preferred shares, series C preferred shares and series D preferred shares. Under the shareholders' agreement, holders of our registrable shares are entitled to registration rights, including demand registration rights, Form F-3 registration rights and piggyback registration rights. For a more detailed description of these registration rights, see "Description of Share Capital—History of Securities Issuances—Registration Rights."

        The shareholders agreement provides that our board of directors will consist of seven directors at maximum, including (i) one director designated by the holder of a majority of series A preferred shares then issued and outstanding, (ii) one director designated by the holder of a majority of series B preferred shares then issued and outstanding, (iii) one director designated by SCC Venture V Holdco I, Ltd. and SCC Growth I Holdco A, Ltd., and (iv) four directors designated by the holders of a majority of the then outstanding ordinary shares, initially to be Mr. Jack Jiajia Huang and Ms. Ting Shu. Mr. Jack Jiajia Huang shall initially be the chairman of the company.

        The shareholders agreement also provides for certain preferential rights, including information rights, right of participation, right of first refusal, co-sale rights and drag-along right. Except for the registration rights, all the preferential rights, as well as the provisions governing the board of directors, will automatically terminate upon the completion of this offering.

Employment Agreements and Indemnification Agreements

        See "Management—Employment Agreements and Indemnification Agreements."

Share Incentive Plan

        See "Management—Share Incentive Plans."

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and Companies Law (2013 Revision) (as amended or modified from time to time) of the Cayman Islands, which we refer to as the Companies Law below.

        Our share capital is US$50,000 divided into ordinary shares and preferred shares. In respect of all of our ordinary shares and preferred shares we have power insofar as is permitted by law, to redeem or purchase any of our shares and to increase or reduce the said capital subject to the provisions of the Companies Law and the articles of association and to issue any part of our capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers under our memorandum and articles of association.

        As of the date hereof, our authorized share capital consists of 329,071,361 ordinary shares with a par value of US$0.0001 each and 170,928,639 preferred shares with a par value of US$0.0001 each, of which 30,000,000 preferred shares are designated as series A preferred shares, 48,233,710 preferred shares are designated as series B preferred shares, 71,200,613 preferred shares are designated as series C preferred shares and 21,494,316 preferred shares are designated as series D preferred shares. As of the date of this prospectus, there are 72,267,532 ordinary shares, 30,000,000 series A preferred shares, 48,233,710 series B preferred shares, 71,200,613 series C preferred shares and 21,494,316 series D preferred shares issued and outstanding. Immediately prior to the completion of this offering, all of our issued and outstanding ordinary shares and preferred shares will be redesignated or converted into Class B ordinary shares on a one-for-one basis.

        We plan to adopt a fifth amended and restated memorandum and articles of association, which will become effective and replace the current fourth amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. Our authorized share capital upon completion of the offering will be US$150,000 divided into (i) 1,000,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 350,000,000 Class B ordinary shares of a par value of US$0.0001 each and (iii) 150,000,000 shares of a par value of US$0.0001 each of such class or classes as the board may determine in accordance with our post-offering amended and restated memorandum and articles of association. Immediately upon the completion of this offering, we will have 243,196,171 Class B ordinary shares outstanding. We will issue 36,000,000 Class A ordinary shares represented by our ADSs in this offering and issue 15,789,473 Class A ordinary shares in the Concurrent Private Placements, which number of shares has been calculated based on an initial offering price of US$19.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus. All options, regardless of grant dates, will entitle holders to an equivalent number of Class A ordinary shares once the vesting and exercising conditions are met. The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

Ordinary Shares

        General.    Upon the completion of this offering, our authorized share capital is US$150,000 divided into 1,500,000,000 ordinary shares, with a par value of US$0.0001 each, which will be divided into (i) 1,000,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 350,000,000 Class B ordinary shares of a par value of US$0.0001 each and (iii) 150,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with our post-offering amended and restated memorandum and articles of association. Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our post-offering amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. Holders of Class A and Class B ordinary shares will be entitled to the same amount of dividends, if declared.

        Voting Rights.    In respect of all matters subject to a shareholders' vote, each Class A ordinary share is entitled to one vote for each Class A ordinary share registered in his or her name on our register of members, and each Class B ordinary share is entitled to ten votes for each Class B ordinary share registered in his or her name on our register of members. Holders of Class A ordinary shares and Class B ordinary shares shall at all times vote together on all resolutions submitted to a vote of the members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder.

        A quorum required for a meeting of shareholders consists of two or more shareholders who hold at least one-half of all voting power of our share capital in issue at the date of the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders' meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the aggregate voting power of our company. Advance notice of at least 10 days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

        An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes cast at a meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering amended and restated memorandum and articles of association.

        Conversion.    Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares.

        Transfer of Ordinary Shares.    Subject to the restrictions set out below and the provisions above in respect of Class B ordinary shares, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of ordinary shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

  •
  the shares are free from any lien in favour of the Company; and

  •
  a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, after compliance with any notice required of the NYSE, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

        Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately. Any distribution of assets or capital to a holder of a Class A ordinary share and a holder of a Class B ordinary share will be the same in any liquidation event.

        Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption of Ordinary Shares.    The Companies Law and our post-offering amended and restated articles of association permit us to purchase our own shares. In accordance with our post-offering amended and restated articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

        Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares, or by the creation or issue of shares with preferred or other rights including without limitation, the creation of shares with enhanced or weighted voting rights.

        Inspection of Books and Records.    Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

        Issuance of Additional Shares.    Our post-offering amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

        Our post-offering amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the dividend rights, dividend rates, conversion rights, voting rights; and

  •
  the rights and terms of redemption and liquidation preferences.

        Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

        Anti-Takeover Provisions.    Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

        Exempted Company.    We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

  •
  does not have to file an annual return of its shareholders with the Registrar of Companies;

  •
  is not required to open its register of members for inspection;

  •
  does not have to hold an annual general meeting;

  •
  may issue negotiable or bearer shares or shares with no par value;

  •
  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  may register as a limited duration company; and

  •
  may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Differences in Corporate Law

        The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

        Mergers and Similar Arrangements.    A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (i) a special resolution of the shareholders and (ii) such other authorization, if any, as may be specified in such constituent company's articles of association.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.
        When a takeover offer is made and accepted by holders of 90% of the shares within four (4) months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

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  a company acts or proposes to act illegally or ultra vires;

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

        Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

        Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Cayman Islands law does not provide shareholders any right to put proposal before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our post-offering amended and restated articles of association allow our shareholders holding not less than one-third of all voting power of our share capital in issue to requisition a shareholder's meeting. Other than this right to requisition a shareholders' meeting, our post-offering amended and restated articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

        Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

        Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

        Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

        Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

        Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our post-offering amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

        Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

        The following is a summary of our securities issuances in the past three years.

  Ordinary Shares

        In June 2013, a total of 12,500,000 ordinary shares were issued and sold to Kei Hattori for an aggregate consideration of US$6,250, and a total of 12,500,000 ordinary shares were issued and sold to Zhen Partners Fund I, L.P. for an aggregate consideration of US$161,125.

  Preferred Shares

        In June 2013, we issued a total of 30,000,000 series A preferred shares to DCM Hybrid RMB Fund, L.P., for an aggregate consideration of US$2 million.

        In December 2013, we issued a total of 42,838,710 series B preferred shares to DCM Hybrid RMB Fund, L.P., Shunwei TMT II Limited and Duowan Entertainment Corp., for an aggregate consideration of US$7.7 million. Kei Hattori sold a total of 5,395,000 ordinary shares to Shunwei TMT II Limited and Duowan Entertainment Corp. for an aggregate consideration of US$0.8 million. Such ordinary shares were all converted into 5,395,000 series B preferred shares at a conversion ratio of one-to-one.

        In July 2014 and August 2014, we issued a total of 63,863,145 series C preferred shares to DCM Hybrid RMB Fund, L.P., Shunwei TMT II Limited, Duowan Entertainment Corp. and SCC Venture V Holdco I, Ltd., for an aggregate consideration of US$28.2 million. Shunwei TMT II Limited purchased a total of 5,072,817 ordinary shares from Zhen Partners Fund I, L.P. for an aggregate consideration of US$2.2 million, which were converted into a total of 5,072,817 series C preferred shares at an conversion ratio of one-to-one. Huaxing Capital Partners, L.P. purchased a total of 679,395 ordinary shares from Kei Hattori and 1,585,256 ordinary shares from Dasheng Global Limited for an aggregate consideration of US$1 million which were converted into a total of 2,264,651 series C preferred shares at a conversion ratio of one-to-one.

        In August 2015, we issued a total of 21,494,316 series D preferred shares to DCM Hybrid RMB Fund, L.P., Shunwei TMT II Limited, Engage Capital Partners I, L.P., Huaxing Capital Partners, L.P. and SCC Growth I Holdco A, Ltd. for an aggregate consideration of US$20 million.

        As none of the holders of our series A preferred shares, series B preferred shares, series C preferred shares or series D preferred shares were related parties prior to such holders' initial investment in our securities, the prices of our series A preferred shares, series B preferred shares, series C preferred shares and series D preferred shares were determined based on negotiations between us and the investors and were approved by our board of directors. Our series A preferred shares, series B preferred shares, series C preferred shares and series D preferred shares will automatically convert into Class B ordinary shares upon the completion of this offering at an initial conversion ratio of one-to-one, adjusted for share splits, share dividends, recapitalizations and similar transactions.

  Option Grants

        We have granted options to purchase our ordinary shares to certain of our executive officers and employees. Upon completion of this offering, an option to purchase our ordinary shares granted under the 2013 Plan or the 2014 Plan prior to this offering will entitle the holder to purchase an equivalent number of Class A ordinary shares.

        As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 29,035,000. See "Management—Share Incentive Plans."

  Registration Rights

        In connection with our issuance of series D preferred shares, we and all of our then shareholders entered into a third amended and restated shareholders' agreement in August 2015.

        Under the shareholders' agreement, our preferred shareholders are entitled to registration rights and certain preferential rights, including, among others, preferential and non-cumulative dividend rights, information rights, right of participation to purchase and subscribe for their respective pro rata portions of new securities to be issued, right of first refusal before any securities of the company may be sold or otherwise transferred or disposed of by any founder, founder entity and/or angel investor under the shareholders' agreement, co-sale rights in the event that any offered securities are not purchased by the preferred shareholders exercising their rights of first refusal, drag-along rights in the event that shareholders approve a drag-along transaction which has been approved by the board of directors, and redemption rights in the event of liquidation. Except for the registration rights and certain tax-related rights, all preferred shareholders' rights will automatically terminate upon the completion of this offering.

        Pursuant to our shareholders' agreement, we have granted certain registration rights to our shareholders. Such registration rights would terminate upon the earlier of (i) the fifth anniversary of the closing of a qualified IPO, or (ii) such time at which all registrable securities held by the preferred shareholder (and any associate of the preferred shareholder with whom the preferred shareholder must aggregate its sales under Rule 144 of the Securities Act) proposed to be sold may be sold under Rule 144 of the Securities Act in any 90-day period without registration in compliance with Rule 144 of the Securities Act. Set forth below is a description of the registration rights granted under the agreement.

        Demand Registration Rights.    At any time after the earlier of (i) August 31, 2019 or (ii) the date 6 months following the consummation of this offering, upon a written request from the holders of at least 30% of the registrable securities then outstanding, we must file a registration statement covering the offer and sale of the registrable securities held by the requesting shareholders and other holders who choose to participate in the offering in the event that the anticipated gross receipts from this offering are to exceed US$7,500,000. Registrable securities include, among others, our ordinary shares issued or to be issued upon conversion of the preferred shares.

        However, we are not obligated to proceed with a demand registration if we have, within the six-month period preceding the date of such request, already effected a registration under the Securities Act pursuant to the exercise of the holders' demand registration rights or Form F-3 registration rights, or in which the holders had an opportunity to participate in the piggyback registration rights, unless the registrable securities of the holders were excluded from such registration. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith that the filing of a registration statement would be materially detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any 12-month period. We are obligated to effect only two demand registrations so long as such registrations have been declared or ordered effective.

        Piggyback Registration Rights.    If we propose to file a registration statement under the Securities Act for purposes of effecting a public offering of our securities (including, but not limited to, registration statements relating to secondary offerings of our securities, but excluding registration statements relating to any registration exercising demand registration rights or Form F-3 registration rights or to any employee benefit plan or a corporate reorganization), we must afford holders of registrable securities an opportunity to include in that registration all or any part of their registrable securities then held. We have the right to terminate or withdraw any registration initiated by us under the piggyback registration rights prior to the effectiveness of such registration whether or not any holder has elected to include securities in such registration. The underwriters of any underwritten offering have the right to limit the number of shares with registration rights to be included in the registration statement, subject to certain limitations.

        F-3 Registration Rights.    When we are eligible for registration on Form F-3, upon a written request from the holders of at least 30% of all registrable securities then outstanding held by our preferred shareholders, we must effect a registration on Form-3 and any related qualification or compliance covering the offer and sale of the registrable securities.

        We are not obligated to effect a Form F-3 registration, among other things, if we have, within the 12-month period preceding the date of the request, already effected two registrations under the Securities Act, unless the registrable securities of the holders were excluded from such registration.

        Expenses of Registration.    We will pay all expenses relating to any demand, Form F-3, or piggyback registration, with certain limited exceptions.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of 15 Class A ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find Additional Information."

Holding the ADSs

  How will you hold your ADSs?

        You may hold ADSs either (i) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (ii) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

  How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Class A ordinary shares) set by the depositary with respect to the ADSs.

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  Cash.  The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the Class A ordinary shares or any net proceeds from the sale of any Class A ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not possible or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held or the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

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  Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Shares.  For any Class A ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such Class A ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional Class A ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell Class A ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed Class A ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

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  Elective Distributions in Cash or Shares.  If we offer holders of our Class A ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Class A ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Class A ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Class A ordinary shares.

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  Rights to Purchase Additional Shares.  If we offer holders of our Class A ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

  If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Class A ordinary shares (rather than ADSs).

    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

    There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Class A ordinary shares or be able to exercise such rights.

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  Other Distributions.  Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

  How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

        Except for Class A ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180 day lock up period is subject to adjustment under certain circumstances as described in the section entitled "Shares Eligible for Future Sales — Lock-up Agreements."

        The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such securities.

  How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

  How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

  How do you vote?

        You may instruct the depositary to vote the Class A ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Class A ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Class A ordinary shares.

        If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Class A ordinary shares or other deposited securities represented by such holder's ADSs; and (c) a brief statement as to the manner in which such instructions may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Class A ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the Class A ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Class A ordinary shares.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our Class A ordinary shares.

        The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Class A ordinary shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 days in advance of the meeting date.

Compliance with Regulations

  Information Requests

        Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the Class A ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or Class A ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or Class A ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held Class A ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

  Disclosure of Interests

        Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the NYSE and any other stock exchange on which the Class A ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

        As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•

To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

        As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

  •
  Fees for the transfer and registration of Class A ordinary shares charged by the registrar and transfer agent for the Class A ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of Class A ordinary shares).

  •
  Expenses incurred for converting foreign currency into U.S. dollars.

  •
  Expenses for cable, telex and fax transmissions and for delivery of securities.

  •
  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Class A ordinary shares are deposited or withdrawn from deposit).

  •
  Fees and expenses incurred in connection with the delivery or servicing of Class A ordinary shares on deposit.

  •
  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to Class A ordinary shares, deposited securities, ADSs and ADRs.

  •
  Any applicable fees and penalties thereon.

        The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        The depositary has agreed to pay certain amounts to us in exchange for its appointment as depositary. We may use these funds towards our expenses relating to the establishment and maintenance of the ADR program, including investor relations expenses, or otherwise as we see fit. The depositary may pay us a fixed amount, it may pay us a portion of the fees collected by the depositary from holders of ADSs, and it may pay specific expenses incurred by us in connection with the ADR program. Neither the depositary nor we may be able to determine the aggregate amount to be paid to us because (i) the number of ADSs that will be issued and outstanding and the level of dividend and/or servicing fees to be charged may vary, and (ii) our expenses related to the program may not be known at this time.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our Class A ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the Class A ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

  How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

  How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Class A ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary's only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

        The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

        These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

  Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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  are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

  •
  are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

  •
  are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting Class A ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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  are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

  •
  disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class A ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

  •
  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

        The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, Class A ordinary shares or deposited securities, or (vi) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

        In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company related to our shares, the ADSs or the deposit agreement.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of Class A ordinary shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

  •
  satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

  •
  compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

        You have the right to cancel your ADSs and withdraw the underlying Class A ordinary shares at any time except:

  •
  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class A ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our Class A ordinary shares;

  •
  when you owe money to pay fees, taxes and similar charges;

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A ordinary shares or other deposited securities, or

  •
  other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

  •
  for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Class A ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver Class A ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Class A ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of Class A ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the Class A ordinary shares or ADSs to be deposited, (b) agrees to indicate the depositary as owner of such Class A ordinary shares or ADSs in its records and to hold such Class A ordinary shares or ADSs in trust for the depositary until such Class A ordinary shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver such Class A ordinary shares or ADSs to the depositary or the custodian, as the case may be, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate; (2) the pre-release is fully collateralized with cash, United States government securities or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have 2,400,000 ADSs outstanding, representing 36,000,000 Class A ordinary shares, or approximately 12.2% of our outstanding ordinary shares, assuming (i) the underwriters do not exercise their option to purchase additional ADSs, and (ii) we will issue and sell 15,789,473 Class A ordinary shares through the Concurrent Private Placements, which number of shares has been calculated based on an initial offering price of US$19.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus. All of the ADSs sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while application has been made for the ADSs to be listed on the NYSE, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

        We, our directors and executive officers, our existing shareholders, certain of our option holders and the Concurrent Private Placements investors have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers and our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

        All of our ordinary shares outstanding prior to this offering are "restricted shares" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

        Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

  •
  1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which will equal approximately 517,895 Class A ordinary shares immediately after this offering, assuming (i) the underwriters do not exercise their option to purchase additional ADSs, and (ii) we will issue and sell 15,789,473 Class A ordinary shares through the Concurrent Private Placements, which number of shares has been calculated based on an initial offering price of US$19.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus; or

  •
  the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

        Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

        Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital—Registration Rights."

 TAXATION

        The following discussion of Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Travers Thorp Alberga, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Han Kun Law Offices, our PRC counsel.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Payments of dividends and capital in respect of the Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Shares, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax.

        No stamp duty is payable in respect of the issue of the Shares or on an instrument of transfer in respect of a Share.

People's Republic of China Taxation

        Under the EIT Law, an enterprise established outside the PRC with "de facto management bodies" within the PRC is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

        Our PRC subsidiary and PRC consolidated VIE are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the EIT Law, which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. The enterprise income tax is calculated based on the entity's global income as determined under PRC tax laws and accounting standards. We are subject to VAT at a rate of 6% on the services we provide, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law.

        In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, minutes of board meetings and shareholders' meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. COE is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that COE meet all of the conditions above or are PRC resident enterprises for PRC tax purposes. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. One example is that a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ADSs and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ADSs. See "Risk Factors—Risk Related to Doing Business in China—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC "resident enterprise" for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment."

        As a Cayman Islands holding company, we may receive dividends from our PRC subsidiary through COE HK Co I. The EIT Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, COE HK Co I may be able to benefit from the 5% withholding tax rate for the dividends it receives from Dasheng Online, if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

        In January 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, pursuant to which the entities that have the direct obligation to make certain payments to a non-resident enterprise should be the relevant tax withholders for the non-resident enterprise, and such payments include: income from equity investments

(including dividends and other return on investment), interest, rents, royalties and income from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China. Further, the measures provide that in case of an equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment must, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred should assist the tax authorities to collect taxes from the relevant non-resident enterprise. The SAT issued a SAT Circular 59 together with the MOF in April 2009 and a SAT Circular 698 in December 2009. Both Circular 59 and Circular 698 became effective retroactively as of January 1, 2008. By promulgating and implementing these two circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. Under SAT Circular 698, where a non-resident enterprise transfers the equity interests of a PRC "resident enterprise" indirectly by disposition of the equity interests of an overseas holding company, and such overseas holding company is located in certain low tax jurisdictions, the non-resident enterprise, being the transferor, must report to the relevant tax authority of the PRC "resident enterprise" this Indirect Transfer. The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%. On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7, to supersede existing provisions in relation to the Indirect Transfer as set forth in Circular 698, while the other provisions of Circular 698 remain in force. SAT Bulletin 7 introduces a new tax regime that is significantly different from that under Circular 698. Public Notice extends its tax jurisdiction to capture not only Indirect Transfer as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment and place, in China of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Bulletin 7 also addresses transfer of the equity interest in a foreign intermediate holding company widely. In addition, SAT Bulletin 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the Indirect Transfer as they have to make self-assessment on whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. Although it appears that SAT Circular 698 and/or SAT Bulletin 7 was not intended to apply to share transfers of publicly traded companies, there is uncertainty as to the application of SAT Circular 698 and/or SAT Bulletin 7 and we and our non-resident investors may be at risk of being required to file a return and being taxed under SAT Circular 698 and/or SAT Bulletin 7 and we may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698 and/or SAT Bulletin 7.

United States Federal Income Taxation

        The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our ADSs or ordinary shares. This summary applies only to U.S. Holders that hold our ADSs or ordinary shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. Moreover, this summary does not address the U.S. federal estate, gift, Medicare, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our ADSs or ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

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  banks and other financial institutions;

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  insurance companies;

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  pension plans;

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  cooperatives;

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  regulated investment companies;

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  real estate investment trusts;

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  broker-dealers;

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  traders that elect to use a mark-to-market method of accounting;

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  certain former U.S. citizens or long-term residents;

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  tax-exempt entities (including private foundations);

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  persons liable for alternative minimum tax;

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  persons holding stock as part of a straddle, hedging, conversion or integrated transaction;

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  persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock; or

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  partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding common stock through such entities.

        Prospective investors are urged to consult their own tax advisors regarding the application of U.S. federal taxation to their particular circumstances, and the state, local, non-U.S., or other tax consequences of the ownership and disposition of our ADSs or ordinary shares.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or ordinary shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

        For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of our ordinary shares for our ADSs will generally not be subject to U.S. federal income tax. The U.S. Treasury has expressed concerns that parties to whom ADSs are released before shares are delivered to the depositary (a "pre-release transaction"), or intermediaries in the chain of ownership between holders of ADSs and the issuer of the security underlying the ADSs, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of ADSs. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of any PRC taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries in respect of a pre-release transaction.

  Passive Foreign Investment Company Considerations

        A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the "asset test"). For this purpose, cash and cash equivalents are categorized as passive assets and the company's goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

        Although the law in this regard is not clear, we treat our consolidated VIEs as being owned by us for U.S. federal income tax purposes because we exercise effective control over the consolidated VIEs and are entitled to substantially all of their economic benefits. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined that we are not the owner of the consolidated VIEs for U.S. federal income tax purposes, we would likely be treated as a PFIC for the current taxable year and any subsequent taxable year. Assuming that we are the owner of the VIEs for U.S. federal income tax purposes, and based upon our current and expected income and assets (including goodwill, other unbooked intangibles, and the cash proceeds following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future.

        While we do not expect to be or become a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our current market capitalization. If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years.

        Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our

ADSs or ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our ADSs or ordinary shares even if we cease to be a PFIC in subsequent years, unless certain elections are made.

        The discussion below under "Dividends" and "Sale or Other Disposition" is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. If we are treated as a PFIC, the U.S. federal income tax considerations that apply generally are discussed under "Passive Foreign Investment Company Rules."

  Dividends

        Subject to the discussion below under "Passive Foreign Investment Company Rules," any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a "dividend" for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a "qualified foreign corporation" at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) that is readily tradable on an established securities market in the United States, including the NYSE. We intend to apply to list the ADSs on the NYSE. Provided the listing is approved on the NYSE, the ADSs are expected to be readily tradable on an established securities market in the United States. Thus, we believe that we will be treated as a qualified foreign corporation with respect to the dividends we pay on our ADSs, but there can be no assurance in this regard. Since we do not expect that our ordinary shares will be listed on an established securities market, it is unclear whether dividends that we pay on our ordinary shares that are not represented by ADSs will meet the conditions required for the reduced tax rate. However, in the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see "Taxation—People's Republic of China Taxation"), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our ADS or ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our ADSs or ordinary shares. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends-received deduction allowed to corporations.

        Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder's individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder's individual facts and circumstances. Accordingly, U.S.

Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

  Sale or Other Disposition

        Subject to the discussion below under "Passive Foreign Investment Company Rules," a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long term if the ADSs or ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates taxation. In the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

  Passive Foreign Investment Company Rules

        If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or ordinary shares. Under these rules,

  •
  the U.S. Holder's gain or excess distribution will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (each, a "pre-PFIC year"), will be taxable as ordinary income;

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  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

  •
  an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

        If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is "regularly traded" within the meaning of applicable U.S. Treasury regulations. For this purpose, our ADSs, but not our ordinary shares, will be treated as marketable stock upon their listing on the NYSE. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a

PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a "qualified electing fund" election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

        If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

        You should consult your tax advisors regarding how the PFIC rules apply to your investment in our ADSs or ordinary shares.

  Information Reporting

        Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in "specified foreign financial assets," including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

        In addition, U.S. Holders may be subject to information reporting to the Internal Revenue Service with respect to dividends on and proceeds from the sale or other disposition of our ADSs or ordinary shares. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the U.S. information reporting rules to their particular circumstances.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. International plc and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Morgan Stanley & Co. International plc
Credit Suisse Securities (USA) LLC

Total	2,400,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent registered public accounting firm. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. The underwriters are not required, however, to take or pay for the ADSs covered by the underwriters' over-allotment option to purchase additional ADSs described below. Any offers or sales of the ADSs in the United States will be conducted by registered broker-dealers in the United States.

        The underwriters initially propose to offer part of the ADSs directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$            per ADS under the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 360,000 additional ADSs at the public offering price listed on the cover page of this prospectus less underwriting discounts and commissions. The underwriters may exercise this option for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter's name in the preceding table bears to the total number of ADSs listed in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be US$            , the total underwriters' discounts and commissions would be US$            and the total proceeds to us (before expenses) would be US$            .

        The table below shows the per ADS and total underwriting discounts and commissions that we will pay to the underwriters. The underwriting discounts and commissions are determined by negotiations among us and the underwriters and are a percentage of the offering price to the public. Among the factors considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

        These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 360,000 ADSs.

Underwriting Discounts and Commissions	No Exercise	Full Exercise
Per ADS	US$	US$
Total by us	US$	US$

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered by them.

        The total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately US$3.2 million. Expenses include the SEC and the Financial Industry Regulatory Authority, or FINRA, filing fees, the NYSE listing fee, and printing, legal, accounting and miscellaneous expenses.

        We have applied for approval for listing the ADSs on NYSE under the symbol "COE."

        We have agreed that, without the prior written consent of the representatives, subject to certain exceptions, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; or

  •
  file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs (other than a registration statement on Form S-8), whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

        Our directors, executive officers, existing shareholders, certain option holders and the Concurrent Private Placements investors have agreed that, without the prior written consent of the representatives, such director, officer, shareholder, option holder or investor, subject to certain exceptions, will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs, or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

        The restrictions described in the preceding paragraphs to do not apply to:

  •
  the sale of shares to the underwriters;

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  the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  •
  transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; or

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

        Subject to compliance with the notification requirements under FINRA Rule 5131 applicable to lock-up agreements with our directors or officers, if the representatives, in their sole discretion, agree to release or waive the restrictions set forth in a lock-up agreement for an officer or director of us and provides us with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, we agree to announce the impending release or waiver by issuing a press release through a major news service at least two business days before the effective date of the release or waiver. Currently, there are no agreements, understandings or intentions, tacit or explicit, to release any of the securities from the lock-up agreements prior to the expiration of the corresponding period.

        In addition, we have instructed Deutsche Bank Trust Company Americas, as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary otherwise.

        Concurrently with, and subject to, the completion of this offering, DCM (through two affiliated entities) and Sequoia (through SCC Growth I Holdco A, Ltd.), all of which are non-US entities, have agreed to purchase from us US$15 million and US$5 million of our Class A ordinary shares, respectively, at a price per share equal to the initial public offering price adjusted to reflect the ADS-to-Class A ordinary share ratio, or the Concurrent Private Placements. Assuming an initial offering price of US$19.00 per ADS, the mid-point of the estimated offering price range shown on the front cover page of this prospectus, DCM and Sequoia will purchase 11,842,105 and 3,947,368 Class A ordinary shares from us, respectively. Our proposed issuance and sale of Class A ordinary shares to these investors are being made through private placements pursuant to an exemption from registration with the SEC under Regulation S of the Securities Act. Under the subscription agreements executed on May 27, 2016, the completion of this offering is the only substantive closing condition precedent for the Concurrent Private Placements and if this offering is completed, the Concurrent Private Placements will be completed concurrently. The investors have agreed with the underwriters not to, directly or indirectly, sell, transfer or dispose of any Class A ordinary shares acquired in the Concurrent Private Placements for a period of 180 days after the date of this prospectus, subject to certain exceptions.

        To facilitate this offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over- allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed share program referred to below. If we are unable to provide this indemnification, we will contribute to payments that the underwriters may be required to make for these liabilities.

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to 120,000 ADSs offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees, business associates and related persons. If purchased by these persons, these ADSs will be subject to a 180-day lock-up restriction. We will pay all fees and disbursements of counsel incurred by the underwriters in connection with offering the ADSs to such persons. Any sales to these persons will be made through a directed share program. The number of ADSs available for sale to the general public will be reduced to the extent such persons purchase such reserved ADSs. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered by this prospectus.

        The address of Morgan Stanley & Co. International plc is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, NY 10010, United States.

Electronic Offer, Sale and Distribution of ADSs

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Pricing of the Offering

        Prior to this offering, there has been no public market for the ordinary shares or ADSs. The initial public offering price is determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price are our future prospects and those of our industry in general, our sales, earnings, certain other financial and operating information in recent periods, the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours, the general condition of the securities markets at the time of this offering, the recent market prices of, and demand for, publicly traded ordinary share of generally comparable companies, and other factors deemed relevant by the representatives and us. Neither we nor the underwriters can assure investors that an active trading market will develop for the ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

Selling Restrictions

        No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

        Australia. This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  (a)
  you confirm and warrant that you are either:

  (i)
  "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

  (ii)
  "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  (iii)
  person associated with the company under section 708(12) of the Corporations Act; or

  (iv)
  "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance;

  (b)
  you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

        Canada.    The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

        Cayman Islands.    This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

        European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State unless the prospectus has been approved by the competent authority in such Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

        For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member

State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

  •
  it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

  •
  in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

        Japan.    The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        Hong Kong.    The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

        Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

        People's Republic of China.    This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

EXPENSES RELATING TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NYSE listing fee, all amounts are estimates.

SEC Registration Fee	US$	5,559
NYSE Listing Fee	US$	125,000
FINRA Filing Fee	US$	8,780
Printing and Engraving Expenses	US$	300,000
Legal Fees and Expenses	US$	1,755,000
Accounting Fees and Expenses	US$	620,347
Miscellaneous	US$	400,000

Total	US$	3,214,686

 LEGAL MATTERS

        The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Kirkland & Ellis International LLP. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Travers Thorp Alberga. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Commerce & Finance Law Offices. Legal matters as to Philippine law will be passed upon for us by Romulo Mabanta Buenaventura Sayoc & de los Angeles. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Travers Thorp Alberga with respect to matters governed by Cayman Islands law, Han Kun Law Offices with respect to matters governed by PRC law and Romulo Mabanta Buenaventura Sayoc & de los Angeles with respect to matters governed by Philippine law. Kirkland & Ellis International LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

 EXPERTS

        The consolidated financial statements as of December 31, 2013, 2014 and 2015 and for each of the three years in the period ended December 31, 2015 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

        The office of PricewaterhouseCoopers Zhong Tian LLP is located at 26/F Office Tower A, Beijing Fortune Plaza, 7 Dongsanhuan Zhong Road, Chaoyang District, Beijing 100020, People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

        Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the internet at the SEC's website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

CHINA ONLINE EDUCATION GROUP

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CHINA ONLINE EDUCATION GROUP

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of China Online Education Group:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of comprehensive loss, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of China Online Education Group and its subsidiaries at December 31, 2015, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People's Republic of China
March 7, 2016

CHINA ONLINE EDUCATION GROUP

CONSOLIDATED BALANCE SHEETS

As of December 31, 2013, 2014 and 2015

(In thousands, except for share and per share data)

			As of December 31,
	Notes		2013	2014	2015	2015
			RMB	RMB	RMB	US$ (Note 2(e))
ASSETS
Current assets:
Cash and cash equivalents			61,502	209,774	46,873	7,236
Time deposits	2	(g)	—	—	167,078	25,792
Prepaid expenses and other current assets	6		868	7,837	42,130	6,504

Total current assets			62,370	217,611	256,081	39,532

Non-current assets:
Property and equipment, net	7		372	6,514	25,012	3,861
Intangible assets, net	8		539	801	2,608	403
Goodwill	5		—	—	4,223	652
Other non-current assets			215	2,141	3,626	560

Total non-current assets			1,126	9,456	35,469	5,476

Total assets			63,496	227,067	291,550	45,008

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT
Current liabilities:
Deferred revenues (including deferred revenue of the consolidated variable interest entities ("VIEs") without recourse to the Company of RMB16,407, RMB76,880 and RMB 264,411 as of December 31, 2013, 2014, and 2015, respectively, Note 1)			16,407	76,880	264,411	40,818
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to the Company of RMB4,539, RMB21,864 and RMB 51,678 as of December 31, 2013, 2014 and 2015, respectively, Note 1)	9		5,861	25,155	84,323	13,017
Taxes payable (including taxes payable of the consolidated VIEs without recourse to the Company of RMB1,822, RMB12,219 and RMB18,660 as of December 31, 2013, 2014 and 2015, respectively, Note 1)			1,822	12,242	20,314	3,136

Total current liabilities			24,090	114,277	369,048	56,971

The accompanying notes are an integral part of these consolidated financial statements.

 CHINA ONLINE EDUCATION GROUP

CONSOLIDATED BALANCE SHEETS (Continued)

As of December 31, 2013, 2014 and 2015

(In thousands, except for share and per share data)

			As of December 31,
	Notes		2013	2014	2015	2015
			RMB	RMB	RMB	US$ (Note 2(e))
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT
Non-current liabilities:
Deferred revenues (including deferred revenues of the consolidated VIEs without recourse to the Company of RMB72, RMB1,536 and RMB7,765 as of December 31, 2013, 2014 and 2015, respectively, Note 1)			72	1,536	7,765	1,199
Deferred tax liabilities	10	(d)	—	—	380	59
Other non-current liabilities			—	—	674	104

Total non-current liabilities			72	1,536	8,819	1,362

Total liabilities			24,162	115,813	377,867	58,333

Commitments and contingencies	17
Mezzanine equity:
Series A Preferred Shares (US$0.0001 par value; 30,000,000 shares authorized, issued and outstanding with redemption value of RMB27,914, RMB83,427 and RMB163,720 as of December 31, 2013, 2014 and 2015, respectively; aggregated liquidation value of RMB12,357, RMB12,357 and RMB12,357 as of December 31, 2013, 2014 and 2015, respectively)	12		12,274	17,949	30,996	4,785
Series B Preferred Shares (US$0.0001 par value; 48,233,710 shares authorized, issued and outstanding with redemption value of RMB64,151, RMB142,451 and RMB274,066 as of December 31, 2013, 2014 and 2015, respectively; aggregated liquidation value of RMB53,275, RMB53,275 and RMB53,275 as of December 31, 2013, 2014 and 2015, respectively)	12		53,257	63,366	87,263	13,471

The accompanying notes are an integral part of these consolidated financial statements.

 CHINA ONLINE EDUCATION GROUP

CONSOLIDATED BALANCE SHEETS (Continued)

As of December 31, 2013, 2014 and 2015

(In thousands, except for share and per share data)

		As of December 31,
	Notes	2013	2014	2015	2015
		RMB	RMB	RMB	US$ (Note 2(e))
Commitments and contingencies	17
Mezzanine equity:
Series C Preferred Shares (US$0.0001 par value; 71,200,613 shares authorized, issued and outstanding with redemption value of RMB271,867, and RMB432,467 as of December 31, 2014 and 2015, respectively; aggregated liquidation value of RMB193,592 and RMB193,592 as of December 31, 2014 and 2015, respectively)	12	—	196,408	231,296	35,706
Series D Preferred Shares (US$0.0001 par value; 21,494,316 shares authorized, issued and outstanding with redemption value of RMB173,755 as of December 31, 2015; aggregated liquidation value of RMB127,571 as of December 31, 2015)	12	—	—	129,407	19,977

Total mezzanine equity		65,531	277,723	478,962	73,939

Shareholders' deficit:
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized; 79,605,000, 72,267,532 and 72,267,532 shares issued and outstanding as of December 31, 2013, 2014 and 2015, respectively)	11	50	45	45	7
Additional paid-in capital	15	—	—	—	—
Accumulated other comprehensive (loss)/income		(684)	1,624	4,638	716
Accumulated deficit		(25,563)	(168,138)	(569,962)	(87,987)

Total shareholders' deficit		(26,197)	(166,469)	(565,279)	(87,264)

Total liabilities, mezzanine equity and shareholders' deficit		63,496	227,067	291,550	45,008

The accompanying notes are an integral part of these consolidated financial statements.

CHINA ONLINE EDUCATION GROUP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the years ended December 31, 2013, 2014 and 2015

(In thousands, except for share and per share data)

			For the year ended December 31,
	Notes		2013	2014	2015	2015
			RMB	RMB	RMB	US$ (Note 2(e))
Net revenues			21,665	52,210	154,675	23,878
Cost of revenues			(9,302)	(22,214)	(59,668)	(9,211)

Gross profit			12,363	29,996	95,007	14,667

Operating expenses:
Sales and marketing expenses			(17,124)	(81,269)	(297,337)	(45,901)
Product development expenses			(3,018)	(10,781)	(54,597)	(8,428)
General and administrative expenses			(8,597)	(31,553)	(64,903)	(10,019)

Total operating expenses			(28,739)	(123,603)	(416,837)	(64,348)

Loss from operations			(16,376)	(93,607)	(321,830)	(49,681)
Interest and other expense, net			(710)	(1,213)	(353)	(54)

Loss before income tax expenses			(17,086)	(94,820)	(322,183)	(49,735)
Income tax expenses	10	(c)	(710)	(6,882)	(4,903)	(757)

Net loss			(17,796)	(101,702)	(327,086)	(50,492)
Accretions to preferred shares redemption value	12		(322)	(23,020)	(75,665)	(11,681)
Deemed dividends at re-designation of ordinary shares to preferred shares	11		(2,309)	(5,665)	—	—

Net loss attributable to ordinary shareholders			(20,427)	(130,387)	(402,751)	(62,173)

Net loss			(17,796)	(101,702)	(327,086)	(50,492)
Other comprehensive (loss)/income:
Foreign currency translation adjustments			(571)	2,308	3,014	465

Total comprehensive loss			(18,367)	(99,394)	(324,072)	(50,027)

Weighted average number of ordinary shares used in computing basic and diluted loss per share			84,660,041	76,308,165	72,267,532	72,267,532
Net loss per share attributable to ordinary shareholders—basic and diluted	14		(0.24)	(1.71)	(5.57)	(0.86)

The accompanying notes are an integral part of these consolidated financial statements.

CHINA ONLINE EDUCATION GROUP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

For the years ended December 31, 2013 2014 and 2015

(In thousands, except for share and per share data)

		Ordinary Shares			Accumulated Other Comprehensive (Loss) / Income
				Additional Paid-in Capital		Accumulated Deficit	Total Shareholders' Deficit
	Notes	Shares	Amount
			RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2012		85,000,000	53	2,075	(113)	(3,587)	(1,572)
Re-designation of ordinary shares to Series B Preferred Shares and deemed dividends	11, 12	(5,395,000)	(3)	(2,075)	—	(3,858)	(5,936)
Accretions to preferred shares redemption value	12	—	—	—	—	(322)	(322)
Net loss		—	—	—	—	(17,796)	(17,796)
Foreign currency translation adjustment		—	—	—	(571)	—	(571)

Balances as of December 31, 2013		79,605,000	50	—	(684)	(25,563)	(26,197)

Re-designation of ordinary shares to Series C Preferred Shares and deemed dividends	11, 12	(7,337,468)	(5)	—	—	(17,853)	(17,858)
Accretions to preferred shares redemption value	12	—	—	—	—	(23,020)	(23,020)
Net loss		—	—	—	—	(101,702)	(101,702)
Foreign currency translation adjustment		—	—	—	2,308	—	2,308

Balance as of December 31, 2014		72,267,532	45	—	1,624	(168,138)	(166,469)

Contribution from a shareholder	18	—	—	927	—	—	927
Accretions to preferred shares redemption value	12	—	—	(927)	—	(74,738)	(75,665)
Net loss		—	—	—	—	(327,086)	(327,086)
Foreign currency translation adjustment		—	—	—	3,014	—	3,014

Balance as of December 31, 2015		72,267,532	45	—	4,638	(569,962)	(565,279)

The accompanying notes are an integral part of these consolidated financial statements.

CHINA ONLINE EDUCATION GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2013, 2014 and 2015

(In thousands, except for share and per share data)

	For the year ended December 31,
	2013	2014	2015	2015
	RMB	RMB	RMB	US$ (Note 2(e))
Cash flows from operating activities:
Net loss	(17,796)	(101,702)	(327,086)	(50,492)
Adjustments to reconcile net loss to net cash used in operating activities:
Compensation to founding shareholders in connection with the re-designation of the ordinary shares	—	1,590	—	—
Depreciation and amortization	177	1,412	7,431	1,147
Changes in assets and liabilities:
Prepaid expenses and other current assets	(862)	(6,970)	(34,293)	(5,294)
Other non-current assets	(212)	(1,926)	(1,485)	(229)
Deferred revenue	13,775	61,937	188,090	29,036
Accrued expenses and other current liabilities	5,149	19,778	55,251	8,528
Taxes payable	1,725	10,420	8,072	1,246

Net cash provided by/(used in) operating activities	1,956	(15,461)	(104,020)	(16,058)

Cash flows from investing activities:
Placement of time deposits	—	—	(192,078)	(29,651)
Maturity of time deposits	—	—	25,000	3,859
Purchase of property and equipment	(377)	(7,472)	(25,308)	(3,907)
Purchase of intangible assets	(9)	(342)	(498)	(77)

Net cash used in investing activities	(386)	(7,814)	(192,884)	(29,776)

Cash flows from financing activities:
Proceeds from issuance of Series A Preferred Shares (net of issuance cost of RMB218)	12,139	—	—	—
Proceeds from issuance of Series B Preferred Shares (net of issuance cost of RMB181)	47,134	—	—	—
Proceeds from issuance of Series C Preferred Shares (net of issuance cost of RMB3,883)	—	169,724	—	—
Proceeds from issuance of Series D Preferred Shares (net of issuance cost of RMB1,997)	—	—	125,574	19,385

Net cash provided by financing activities	59,273	169,724	125,574	19,385

Effect of exchange rate changes on cash and cash equivalents	(565)	1,823	8,429	1,301

Net increase/(decreased) in cash and cash equivalents	60,278	148,272	(162,901)	(25,148)

Cash and cash equivalents at the beginning of the year	1,224	61,502	209,774	32,384

Cash and cash equivalents at the end of the year	61,502	209,774	46,873	7,236

Supplemental disclosure of cash flow information
Cash paid for income taxes	—	449	1,473	227
Non-cash supplemental financing activities
Accretion to preferred shares redemption value	322	23,020	75,665	11,681
Deemed dividends at re-designation of ordinary shares to preferred shares	2,309	5,665	—	—
Contribution from a shareholder (Note 18)	—	—	927	143
Identifiable assets acquired and liabilities assumed through non-cash business combination (Note 4)	—	—	4,223	652

The accompanying notes are an integral part of these consolidated financial statements.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for share and per share data)

1. Operations and Reorganization

        China Online Education Group (the "Company" or "COE"), through its consolidated subsidiaries and variable interest entities ("VIEs") (collectively referred to as the "Group") is primarily engaged in providing online English language education services to students in the People's Republic of China (the "PRC" or "China").

        As of December 31, 2015, the Company's subsidiaries and VIEs are as follows:

Company	Place of Incorporation/ Establishment	Date of Incorporation/ Establishment	Percentage of Direct or Indirect Economic Ownership
Subsidiaries
China Online Education (HK) Limited	Hong Kong	April 1, 2013	100%
51Talk English International Limited	Hong Kong	October 7, 2014	100%
China Online Innovations Inc.*	Philippines	October 9, 2014	99.99986%
Beijing Dasheng Online Technology Co., Ltd.	PRC	June 4, 2013	100%
VIEs
Beijing Dasheng Zhixing Technology Co., Ltd	PRC	July 8, 2011	100%
51Talk English Philippines Corporation	Philippines	August 3, 2012	100%

*
The Company directly holds the 99.99986% shares of China Online Innovations Inc. and there is no substance of non-controlling interest for China Online Innovations Inc. as of December 31, 2013, 2014 and 2015. The non-controlling shareholders are nominee shareholders consisting of local residents to comply with local regulations of the Philippines.
a.
History of the Group and Basis of Presentation for the Reorganization

        The Group began operations in July 2011 through Beijing Dasheng Zhixing Technology Co., Ltd.("Dasheng Zhixing"). The beneficial interest of Dasheng Zhixing was held by Mr. Jiajia Huang and Ms. Ting Shu (the "Founding Shareholders") and an angel investor in 2011.

        On January 5, 2012, another angel investor invested into Dasheng Zhixing. In accordance with the investment agreement, the Founding Shareholders set aside from their own holdings 15% of the ownership of Dasheng Zhixing for an employee option plan. While the plan to establish employee option plan was cancelled, the 15% ownership interest in Dasheng Zhixing was not returned to the Founding Shareholders. Consequently, beneficial interest of Dasheng Zhixing was then 71% by the Founding Shareholders and 29% held by angel investors.

        Given the cost advantage and high English proficiency of teachers in the Philippines, the Group retains teachers in the Philippines. To do this, in August 2012, the Founding Shareholders established, a company in the Philippines, 51Talk English Philippines Corporation (the "Philippines Co I"), using funds provided by Dasheng Zhixing. On September 3, 2012, Dasheng Zhixing entered into a service agreement with Philippines Co I, to formalize the business arrangements. Under the agreement, Philippines Co I provides teaching service for the Group in accordance with the Group's instructions. In return, Dasheng Zhixing pays for all the expenses incurred for the services provided by Philippines Co I. Philippines Co I is considered to have total equity investment at risk not sufficient to permit itself to finance its activities without additional subordinated financial support provided by another party. As a result of the above, Dasheng Zhixing is considered to be the primary beneficiary of Philippines Co I as it has the power to

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

direct the activities of Philippines Co I that most significantly impact Philippines Co I's economic performance and has obligation to absorb losses of Philippines Co I. As such, Dasheng Zhixing consolidates Philippines Co I.

        Dasheng Zhixing was the predecessor of the Group and operated substantially all of the businesses of the Group prior to November 2012. In order to facilitate international financing, the Group underwent a reorganization (the "Reorganization") from November 2012 until October 2014.

        In November 2012, the Founding Shareholders incorporated the Company under the Laws of the Cayman Islands to be an offshore holding company for the Group. In June 2013, the Company issued ordinary shares to the two angel investors, in exchange for their equity beneficial ownerships in Dasheng Zhixing. Following the exchange, the ownership of the Company was held 71% by the Founding Shareholders and 29% by the angel investors.

        In April 2013, China Online Education (HK) Limited (the "COE HK Co I") was incorporated in Hong Kong as a wholly owned subsidiary of the Company. Beijing Dasheng Online Technology Co. Ltd., ("Dasheng Online"), was set up in June 2013 as a wholly owned subsidiary of COE HK Co I in the PRC.

        Due to PRC legal restrictions on foreign ownership and investment in the companies in value-added telecommunications market, the Group continues operate its online education platform through Dasheng Zhixing. Dasheng Zhixing holds the Internet Content Provider license ("ICP") and domain names of www.51talk.com and www.51talk.cn that are necessary to conduct online English education services in China. To comply with PRC laws and regulations, the Group provides substantially all of its services in China via Dasheng Zhixing.

        On June 18, 2013, as part of the restructuring, a series of contractual agreements discussed in 1.b. below were entered into among Dasheng Online, Dasheng Zhixing and shareholders of Dasheng Zhixing. As a result of the agreements, Dasheng Online has the ability to direct substantially all the activities of Dasheng Zhixing, and absorb substantially all of the risks and rewards of the Dasheng Zhixing. Dasheng Online became the primary beneficiary of Dasheng Zhixing and consolidates the financial results of Dasheng Zhixing. The restructuring provided the beneficial interest holders of Dasheng Zhixing received an interest in the Company equal to their beneficial interest in Dasheng Zhixing.

        On July 21 2014, a series of contractual agreements discussed in 1.b. below were entered into among COE HK Co I, Philippines Co I and the shareholders of Philippines Co I. Pursuant to these agreements COE HK Co I has the ability to direct substantially all the activities of Philippines Co I, and absorb substantially all of the risks and rewards of Philippines Co I. COE HK Co I replaced Dasheng Zhixing as the primary beneficiary of Philippines Co I, and the Group continued to consolidate the financial results of Philippines Co I.

        To further optimize the organizational structure of the Group, in October 2014, 51 Talk English International Limited (the "COE HK Co II") was incorporated with limited liability in Hong Kong as a wholly owned subsidiary of COE HK Co I. China Online Innovations Inc. (the "Philippines Co II") was incorporated by the Company with limited liability in the Philippines to eventually replace Philippines Co I. The Company owns 99.99986% of the equity interest of Philippines Co II. In order to comply with local laws, there are seven individual shareholders holding an aggregate of 0.00014% of the equity interest of Philippines Co II. A series of contractual arrangements was entered into among the Company, Philippines

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

Co II and the seven individual shareholders. Under these contractual arrangements, the Company has an exclusive option to purchase all of the equity interests in Philippines Co II held by the seven individuals and to exercise their rights as shareholders of Philippines Co II. Since then, Philippine foreign teachers delivering paid lessons on the Company's platform no longer entered into service agreements with Philippines Co I, but rather entered into service agreements with COE HK Co II. Furthermore, the bulk of the business operations in Philippines Co I was transferred to Philippines Co II, and the Group began to enter into employment agreements with free trial teachers and other full-time employees in the Philippines through Philippines Co II.

        The above series of transactions to reorganize the Group were accounted for in a manner similar to a pooling of interest with assets and liabilities at their historical amounts in the Group's consolidated financial statements. As such, the Group's consolidated financial statements were prepared as if the current corporate structure had been in existence for all periods presented.

b.
Contractual agreements with VIEs

        The following is a summary of (i) the contracts by and among Dasheng Online, Dasheng Zhixing, and the shareholders of Dasheng Zhixing; and (ii) the contracts by and among COE HK Co I, Philippines Co I, and the shareholders of Philippines Co I.

Contractual Agreements with Dasheng Zhixing

        Exclusive Business Cooperation Agreements.    Under the Exclusive Business Cooperation Agreement between Dasheng Online and Dasheng Zhixing, Dasheng Online has the exclusive right to provide technical support, consulting services and other services to Dasheng Zhixing in relation to the Dasheng Zhixing's principal business. Dasheng Zhixing agrees to accept all the consultation and services provided by Dasheng Online. Without Dasheng Online's prior written consent, Dasheng Zhixing is prohibited from engaging any third party to provide any of the services under this agreement. In addition, Dasheng Online exclusively owns all intellectual property rights arising out of or created during the performance of the agreement. The service fees to be paid by Dasheng Zhixing is determined by Dasheng Zhixing and Dasheng Online, after taking into account factors including the complexity and difficulty of the services provided, the time consumed, the seniority of the Dasheng Online employees providing services to Dasheng Zhixing, contents and value of services provided, the market price of comparable services and the operating conditions of Dasheng Zhixing. This agreement will remain effective unless Dasheng Online terminates the agreement in writing or a competent governmental authority rejects the renewal applications by either Dasheng Zhixing or Dasheng Online to renew its respective business license upon expiration. Dasheng Zhixing is not permitted to terminate this agreement in any event unless required by applicable laws. The service agreement was revised on December 14, 2015, that the service is solely determined by Dasheng Online.

        Exclusive Option Agreements.    Under the Exclusive Option Agreements between Dasheng Online, each of the shareholders of Dasheng Zhixing and Dasheng Zhixing, each of the shareholders irrevocably granted Dasheng Online or its designated representative(s) an exclusive option to purchase, to the extent permitted under PRC law, all or part of his, her or its equity interests in Dasheng Zhixing, for a consideration of RMB 10 (US$1.6). If the lowest price permitted under PRC law is higher than the above price, the lowest price permitted under PRC law shall apply. Dasheng Online or its designated

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

representative(s) have sole discretion as to when to exercise such options, either in part or in full. Without Dasheng Online's prior written consent, Dasheng Zhixing's shareholders shall not sell, transfer, pledge, or otherwise dispose any equity interests in Dasheng Zhixing. These agreements will remain effective until all equity interests held in Dasheng Zhixing by Dasheng Zhixing's shareholders are transferred or assigned to Dasheng Online or Dasheng Online's designated representatives.

        Powers of Attorney.    Pursuant to the Powers of Attorney, the shareholders of Dasheng Zhixing each irrevocably appointed Dasheng Online as the attorney-in-fact to act on their behalf on all matters pertaining to Dasheng Zhixing and to exercise all of their rights as a shareholder of Dasheng Zhixing, including but not limited to attend shareholders' meetings, vote on their behalf on all matters of Dasheng Zhixing requiring shareholders' approval under PRC laws and regulations and the articles of association of Dasheng Zhixing, designate and appoint legal representative, directors, supervisors, chief executive officer, and other senior management members of Dasheng Zhixing. Dasheng Online may authorize or assign its rights under this appointment to any other person or entity at its sole discretion without prior notice to the shareholders of Dasheng Zhixing. Each Power of Attorney will remain in force until the shareholders cease to hold any equity interest in Dasheng Zhixing.

        Equity Interest Pledge Agreements.    Under the Equity Interest Pledge Agreements between Dasheng Online, Dasheng Zhixing and the shareholders of Dasheng Zhixing, the shareholders pledged all of their equity interests in Dasheng Zhixing to Dasheng Online to guarantee Dasheng Zhixing's and Dasheng Zhixing's Shareholders' performance of their obligations under the contractual arrangements including the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, and the Powers of Attorney.

        If Dasheng Zhixing or any of Dasheng Zhixing's shareholders breaches its contractual obligations under the contractual arrangements, Dasheng Online, will be entitled to certain rights and entitlements, including receiving proceeds from the auction or sale of whole or part of the pledged equity interests of Dasheng Zhixing in accordance with legal procedures. Dasheng Online has the right to receive dividends generated by the pledged equity interests during the term of the pledge. The pledge will remain binding until Dasheng Zhixing and the shareholders discharge all their obligations under the contractual arrangements. The equity pledge has been registered with the registration authorities of industries and commerce in accordance with PRC law.

Contractual Agreements with Philippines Co I

        Exclusive Business Cooperation Agreements.    Under the Exclusive Business Cooperation Agreement between COE HK Co I and Philippines Co I, COE HK Co I has the exclusive right to provide technical support, consulting services and other services to Philippines Co I, respectively, in relation to Philippines Co I's principal business. And Philippines Co I agrees to accept all the consultation and services provided by COE HK Co I. Without COE HK Co I's prior written consent, Philippines Co I is prohibited from engaging any third party to provide any of the services under this agreements. In addition, COE HK Co I exclusively owns all intellectual property rights arising out of or created during the performance of the agreements. Due to its control over Philippines Co I, COE HK Co I has the sole right to determine the service fees to be paid by Philippines Co I, after taking into account factors including the complexity and difficulty of the services provided, the time consumed, the seniority of COE HK Co I employees providing services to Philippines Co I, contents and value of services provided, the market price of comparable

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

services and the operating conditions of Philippines Co I. This agreement will remain effective unless COE HK Co I terminates the agreement in writing or a competent governmental authority rejects the renewal applications by either Philippines Co I or COE HK Co I to renew its respective business license upon expiration. Philippines Co I is not permitted to terminate this agreements in any event unless required by applicable laws.

        Exclusive Option Agreements.    Under the Exclusive Option Agreements between COE HK Co I, each of the shareholders of Philippines Co I and Philippines Co I, each of the Shareholders irrevocably granted COE HK Co I or its designated representative(s) an exclusive option to purchase, to the extent permitted under Philippine law, all or part of his, her or its equity interests in Philippines Co I, for a consideration of US$1. If the lowest price permitted under Philippine law is higher than the above price, the lowest price permitted under Philippine law shall apply. COE HK Co I or its designated representative(s) have sole discretion as to when to exercise such options, either in part or in full. Without COE HK Co I's prior written consent, Philippines Co I's Shareholders shall not sell, transfer, pledge, or otherwise dispose any equity interests in Philippines Co I. These agreements will remain effective until all equity interests held in Philippines Co I by Philippines Co I's Shareholders are transferred or assigned to COE HK Co I or COE HK Co I's designated representatives.

        Powers of Attorney.    Pursuant to the Powers of Attorney, the Shareholders of Philippines Co I each irrevocably appointed COE HK Co I as the attorney-in-fact to act on their behalf on all matters pertaining to Philippines Co I and to exercise all of their rights as a shareholder of Philippines Co I, including but not limited to attend shareholders' meetings, vote on their behalf on all matters of Philippines Co I requiring shareholders' approval under Philippine laws and regulations and the articles of association of Philippines Co I, designate and appoint legal representative, directors, supervisors, chief executive officer, and other senior management members of the VIE. COE HK Co I may authorize or assign its rights under this appointment to any other person or entity at its sole discretion without prior notice to the shareholders of Philippines Co I. Each Power of Attorney will remain in force until the Shareholder ceases to hold any equity interest in Philippines Co I.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

c.
Risks in relation to the VIE structure

        The following table sets forth the assets, liabilities, results of operations and changes in cash and cash equivalents of the VIEs taken as a whole, which were included in the Group's consolidated balance sheets and statements of comprehensive loss:

Dasheng Zhixing:

	As of December 31,
	2013	2014	2015
	RMB	RMB	RMB
Cash and cash equivalents	8,334	14,467	26,731
Prepaid expenses and other current assets	461	3,676	11,391
Amounts due from inter-company entities*	474	5,831	87,040
Property and equipment, net	308	4,347	9,191
Other assets	576	1,871	8,013

Total assets	10,153	30,192	142,366

Deferred revenue—current	16,407	76,880	264,411
Deferred revenue—non-current	72	1,536	7,765
Accrued expenses and other current liabilities	3,477	19,523	50,134
Taxes payable	1,589	3,081	6,631
Amounts due to inter-company entities*	7,142	39,875	121,730

Total liabilities	28,687	140,895	450,671

*
All inter-company balances have been eliminated upon consolidation.

	For the year ended December 31,
	2013	2014	2015
	RMB	RMB	RMB
Net revenues	21,665	52,210	154,675
Net loss	(16,960)	(92,170)	(198,527)

	For the year ended December 31,
	2013	2014	2015
	RMB	RMB	RMB
Net cash provided by operating activities	7,740	10,932	21,567
Net cash used in investing activities	(302)	(4,799)	(10,230)
Net cash provided by financing activities	—	—	927

Net increase in cash and cash equivalents	7,438	6,133	12,264

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

Philippines Co I:

	As of December 31,
	2013	2014	2015
	RMB	RMB	RMB
Cash and cash equivalents	554	245	1,453
Prepaid expenses and other current assets	355	738	1,751
Amounts due from inter-company entities*	629	2,573	2,534
Property and equipment, net	64	1,581	952
Other assets	178	600	498

Total assets	1,780	5,737	7,188

Advanced from inter-company entities*	—	—	2,502
Accrued expenses and other current liabilities	1,062	2,341	1,544
Taxes payable	233	9,138	12,029

Total liabilities	1,295	11,479	16,075

*
All inter-company balances have been eliminated upon consolidation.

	For the year ended December 31,
	2013	2014	2015
	RMB	RMB	RMB
Net revenues**	14,655	39,949	26,973
Net income/(loss)	456	(6,181)	(3,260)

**
All net revenues of Philippines Co I are service fees from Dasheng Zhixing, which have been eliminated upon consolidation.

	For the year ended December 31,
	2013	2014	2015
	RMB	RMB	RMB
Net cash provided by operating activities	332	2,082	1,186
Net cash used in investing activities	(74)	(2,344)	(92)
Effect of exchange	(33)	(47)	114

Net increase/(decrease) in cash and cash equivalents	225	(309)	1,208

        Under the contractual arrangements with the VIEs, the Company has the power to direct activities of the VIEs through Dasheng Online and COE HK Co I, and can have assets transferred freely out of the VIEs without restrictions. Therefore, the Company considers that there is no asset of the VIEs that can only be used to settle obligations of the respective VIEs, except for registered capital of Dasheng Zhixing amounting to RMB1,143, RMB1,143 and RMB1,143 as of December 31, 2013, 2014 and 2015 respectively. Since the VIEs are incorporated as limited liability companies under the PRC and Philippine Company

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

Law, creditors of the VIEs do not have recourse to the general credit of the Company. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIEs.

The Group believes that the contractual arrangements among Dasheng Online, COE HK Co I, the VIEs and their shareholders are in compliance with PRC and Philippine laws and regulations, as applicable, and are legally binding and enforceable. However, uncertainties in the PRC and Philippine legal system could limit the Company's ability to enforce these contractual arrangements.

        On January 19, 2015, the Ministry of Commerce ("MOFCOM"), released for public comment a proposed PRC law, the Draft FIE Law, that appears to include VIEs within the scope of entities that could be considered to be foreign invested enterprises, or FIEs, that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of "actual control" for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of "actual control." If the Draft FIE Law is passed by the People's Congress of the PRC and goes into effect in its current form, these provisions regarding control through contractual arrangements could be construed to include the Group's VIE arrangements, and as a result the Group's PRC-organized VIEs could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. The Draft FIE Law includes provisions that would exempt from the definition of foreign invested enterprises entities where the ultimate controlling shareholders are either entities organized under PRC law or individuals who are PRC citizens. The Draft FIE Law is silent as to what type of enforcement action might be taken against existing VIE, that operates in restricted or prohibited industries and is not controlled by entities organized under PRC law or individuals who are PRC citizens. If the restrictions and prohibitions on foreign invested enterprises included in the Draft FIE Law are enacted and enforced in their current form, the Group's ability to use the Group's VIE arrangements and the Group's ability to conduct business through the Group's PRC VIE could be severely limited.

        The Company's ability to control the VIEs also depends on the Power of Attorney Dasheng Online and COE HK Co I has to vote on all matters requiring shareholder approval in the VIEs. As noted above, the Company believes these Power of Attorney are legally enforceable but may not be as effective as direct equity ownership.

        In addition, if the Group's corporate structure or the contractual arrangements with the VIEs were found to be in violation of any existing PRC or Philippine laws and regulations, the PRC or the Philippine regulatory authorities could, within their respective jurisdictions:

  •
  revoke the Group's business and operating licenses;

  •
  require the Group to discontinue or restrict its operations;

  •
  restrict the Group's right to collect revenues;

  •
  block the Group's websites;

  •
  require the Group to restructure the operations, re-apply for the necessary licenses or relocate the Group's businesses, staff and assets;

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

  •
  impose additional conditions or requirements with which the Group may not be able to comply; or

  •
  take other regulatory or enforcement actions against the Group that could be harmful to the Group's business.

The imposition of any of these restrictions or actions may result in a material adverse effect on the Group's ability to conduct its business. In addition, if the imposition of any of these restrictions causes the Group to lose the right to direct the activities of the VIEs or the right to receive their economic benefits, the Group would no longer be able to consolidate the financial statements of the VIEs. In the opinion of management, the likelihood of losing the benefits in respect of the Group's current ownership structure or the contractual arrangements with its VIEs is remote.

        As of December 31, 2013, 2014 and 2015, the aggregate accumulated deficit of the Group's VIEs was approximately RMB20,091, RMB118,441 and RMB320,229 respectively, which have been included in the Company's accompanying consolidated financial statements.

d.
Liquidity

        The Group's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Group incurred net losses of RMB17,796, RMB101,702 and RMB327,086 in the years ended December 31, 2013, 2014 and 2015, respectively, and the net cash used in operating activities was RMB104,020 for the year ended December 31, 2015. Accumulated deficit was RMB25,563, RMB168,138 and RMB569,962 as of December 31, 2013, 2014 and 2015, respectively. The Group had negative cash flows from operating activities for the years ended December 31, 2014 and 2015. The net current liabilities were RMB112,967 as of December 31, 2015. The Group assesses its liquidity by its ability to generate cash from operating activities to fund its operations, attract investors and borrow funds on favorable economic terms.

        Historically, the Group has relied principally on both operational sources of cash and non-operational sources of financing from investors to fund its operations and business development. The Group's ability to continue as a going concern is dependent on management's ability to successfully execute its business plan, which includes increasing revenues while controlling operating expenses, as well as, generating operational cash flows and continuing to gain support from outside sources of financing. The Group has been continuously receiving financing support from outside investors through the issuance of preferred shares. The latest round of preferred shares financing was completed in August 31, 2015, with a total consideration of RMB127,571 (US$20,000). In addition, if the Company successfully completes a qualified initial public offering before July 21, 2019, thereby triggering the automatic conversion of all series of preferred shares into ordinary shares, it will eliminate the possibility of any future cash outflow that may result from the holders of preferred shares exercising their share redemption rights. In the event the initial public offering has to be deferred to beyond July 21, 2019, management is of the opinion that the Group will be able to continue to gain the support from its existing investors, and management does not foresee a request for shares redemption from its preferred shares holders. Moreover, the Company can adjust the pace of its operation expansion and control the operating expenses of the Group. Based on the above considerations, the Group's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies

a.
Basis of presentation

        The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

b.
Principles of consolidation

        The consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIEs for which the Company is the primary beneficiary.

        Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of board of directors, or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

        A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significant impact the entity's economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

        All transactions and balances among the Company, its subsidiaries and the VIEs have been eliminated upon consolidation.

c.
Use of estimates

        The preparation of the Group's unaudited interim condensed consolidated financial statements in conformity with the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the balance sheet date and reported revenues and expenses during the reported periods in the unaudited interim condensed consolidated financial statements and accompanying notes. Significant accounting estimates include, but are not limited to, the determination of the fair value of identifiable assets and liabilities acquired through business combinations, assessment for the impairment of long-lived assets, the valuation allowance of deferred tax assets, determination of the fair value of ordinary shares and preferred shares, and the valuation and recognition of share-based compensation.

d.
Functional currency and foreign currency translation

        The Group uses Renminbi ("RMB") as its reporting currency. The functional currency of the Company and its overseas subsidiaries incorporated in the Cayman Islands and Hong Kong is United States dollars ("US$"), and the functional currency of the Philippines entities is Peso ("PHP"). The functional currency of the PRC entities in the Group is RMB.

        In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the year. Translation

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

adjustments are reported as foreign currency translation adjustments, and are shown as a component of other comprehensive (loss)/income in the consolidated statements of comprehensive loss.

        Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in interest and other expense, net.

e.
Convenience Translation

        Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive loss and statements of cash flows from RMB into US$ as of and for the year ended December 31, 2015 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.4778, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 2015. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2015, or at any other rate.

f.
Fair value measurments

Financial instruments

        Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

        Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

  •
  Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

  •
  Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

        The Company's financial instruments include time deposits, other current assets and accrued expenses, tax payable and other current liabilities. Their carrying amounts approximate their fair value due to their relatively short maturity.

g.
Time deposits

        Time deposits represent demand deposits placed with banks with original maturities of more than three months but less than one year. Interest earned is recorded as interest income in the consolidated statements of comprehensive loss during the periods. Time deposits are valued based on the prevailing interest rates in the market.

h.
Cash and cash equivalents

        The Group considers all highly liquid investments, which are unrestricted as to withdrawal or use, with original maturities of three months or less as cash equivalents. As of December 31, 2013, 2014 and 2015, the Group had certain amounts of cash held in accounts managed by Alipay and 99bill in connection with the collection of tuition fees online for a total amount of RMB6,637, RMB4,177 and RMB4,794, respectively, which have been classified as cash and cash equivalents on the balance sheets.

i.
Long-lived assets

Property and equipment

        Property and equipment are stated at cost less accumulated depreciation, amortization and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally from three years for computers and equipment and five years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the remaining lease term. Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of comprehensive loss.

Intangible assets

        Intangible assets mainly comprise of intellectual property and a trademark. Intangible assets are recorded at cost less accumulated amortization with no residual value. Amortization is computed using the straight-line method over the estimated useful lives of the assets.

Goodwill

        Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities of 91waijiao.com when it was acquired by Dasheng Zhixing in January 2015.

        Goodwill is not depreciated or amortized but is tested for impairment at the reporting unit level on an annual basis every December 31, and in between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired. Commencing September 2011, in accordance with the FASB revised guidance on "Testing of Goodwill for Impairment," a company first has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

unit is less than its carrying amount. If the company decides, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of each reporting unit with its carrying amount, including goodwill. If the carrying amount of each reporting unit exceeds its fair value, an impairment charge equal to the difference between the implied fair value of the reporting unit's goodwill and the carrying amount of goodwill will be recorded. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit.

        The Group as a whole, including recently acquired 91waijiao.com, is determined to be one reporting unit for goodwill impairment testing. The Company directly applied the quantitative assessment and performed the goodwill impairment test by quantitatively comparing the fair values of the reporting unit to its carrying amounts, and no impairment loss has been identified for the year ended December 31, 2015.

Impairment of long-lived assets

        Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for any of the periods presented.

j.
Revenue recognition

        Revenues are generated from providing online English language education services. Students purchase the services by subscribing to prepaid credit packages or prepaid membership packages directly from the Company or through authorized distribution agents. Tuition is generally paid in advance and is initially recorded as deferred revenue.

        Revenues are recognized when the following four revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been provided; (3) the selling price is fixed or determinable, and (4) collectability is reasonably assured. Revenues are deferred until these criteria are met.

        Sales commission to third-party distribution agents are calculated based on the sales volume within a specific period of time in accordance to the Company's sales commission policy and are recorded as sales and marketing expense.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

Prepaid credit packages

        Prepaid credit packages typically ranging from 60 lesson credits to 720 lesson credits with validity period from 3 months to 36 months. The package subscription fees are paid in advance. The students can book lessons within the validity period. Revenue is recognized when the lesson credit is consumed. Actual usage is tracked by the Company on an individual basis. Upon the expiration of the prepaid credit packages, the Company will recognize any remaining untaken lessons as revenue. For the years ended December 31, 2013, 2014 and 2015, expiration rate of the prepaid credit packages were approximately 7%, 10% and 15%, respectively. Expiration rate represents total number of lessons expired and untaken during the year, divided by total number of lessons taken during the year.

Prepaid membership packages

        Prepaid membership packages range from 3 months to 36 months. Students can book one lesson per day within their membership period. The package subscription fees are paid in advance. Revenue is recognized on a straight-line basis over the membership period from the day in which the students subscribe to the courses to the day in which the membership period expires.

        The Company offers free-trial lessons to students upon registration. Students are not obligated to subscribe any course packages with the Company to obtain the free-trial lessons. The Company records the cost incurred in providing the free-trial lessons as sales and marketing expenses when the lesson is booked and taken by the students.

k.
Cost of revenues

        Cost of revenues primarily include service expenses involved in the delivery of paid courses and payment processing fees paid to payment channels for processing the payments from students. These costs are expensed as incurred except for payment processing fees in relation to the deferral of the revenues as described above, which are recognized as "cost of revenue" in the period in which the related revenues are recognized in the consolidated statements of comprehensive loss. The indirect cost of server and bandwidth is expensed as incurred.

l.
Product development expenses

        Product development expenses consist primarily of payroll-related expenses incurred for the innovation of course content, as well as the development and enhancement to the Company's websites and platforms of applications. The Group expenses all costs incurred for the planning and post implementation phases of development and costs associated with repair or maintenance of the existing platform. Since the inception, the amount of costs qualifying for capitalization has been immaterial and, as a result, all development costs have been expensed as incurred.

m.
Sales and marketing expenses

        Sales and marketing expenses consist primarily of marketing and promotional expenses, salaries and other compensation-related expenses to the Group's sales and marketing personnel and office rental, depreciation and other related expenses related to the Group's sales and marketing team. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. The Group expenses all advertising costs as incurred and classifies these costs under sales and marketing

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

expense. For the years ended December 31, 2013, 2014 and 2015, the advertising expenses were RMB8,770, RMB40,393 and RMB136,507, respectively.

n.
Operating leases

        Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. The Group leases office space under operating lease agreements with initial lease term up to three years. Rental expense is recognized from the date of initial possession of the leased property on a straight-line basis over the term of the lease. Certain lease agreements contain rent holidays, which are recognized on a straight-line basis over the lease term. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease terms. Rental expenses incurred were RMB1,335, RMB5,946 and RMB15,364 for the years ended December 31, 2013, 2014 and 2015, respectively.

        The Group has no capital leases for any of the periods presented.

o.
Share-based compensation

        The Company accounts for share-based awards granted to employees in accordance with ASC 718 Stock Compensation and share-based awards to nonemployees in accordance with ASC 505. In accordance with the guidance, the Company determines whether a share-based award should be classified and accounted for as a liability award or equity award.

        For options granted to employees determined to be equity classified awards, the related share-based compensation expense is recognized in the financial statements based on their grant date fair values which are calculated using the binomial option pricing model. The binomial option pricing model requires a number of complex assumptions. The determination of the fair value is affected by the share price as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility, actual and projected employee share option exercise behavior, risk-free interest rates and expected dividends. Share-based compensation expense is recorded net of estimated forfeitures using graded-vesting method, such that expenses are recorded only for those share-based awards that are expected to ultimately vest.

        Stock options granted to employees vest upon satisfaction of a service condition, which is generally satisfied over four years. Additionally, employees can only exercise vested options upon the occurrence of an IPO. Options for which the service condition has been satisfied are forfeited should employment terminate prior to the occurrence of an IPO, which substantially creates a performance condition. Because the IPO performance condition has not occurred and is outside the Company's control, the satisfaction of the IPO performance condition becomes probable upon occurrence. For options granted for which the service condition has been satisfied as of such date, cumulative stock-based compensation expense for these options will be recorded upon the completion of the IPO.

p.
Employee benefits

PRC Contribution Plan

        Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIEs of the Group make contributions to the government for these benefits based on certain percentages of the employees' salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefit expenses, which were expensed as incurred, were approximately RMB2,597, RMB14,329 and RMB49,925 for the years ended December 31, 2013, 2014, and 2015, respectively.

Philippine Employee Benefit Plan

        The Company's subsidiary and VIE in the Philippines participate in government mandated, multiemployer, defined contribution plans, including Social Security System ("SSS Benefits"), Home Development Mutual Fund ("Pag-IBIG Fund") and Philippine Health Insurance Corporation ("PhilHealth"). Pursuance to these plans certain retirement, medical and housing benefits are provided to full-time employees. Obligations for contributions to these defined contribution plans are recognized as expenses in the consolidated statements of comprehensive loss as incurred. The total amounts for such employee benefits were RMB146, RMB717 and RMB1,335 for the years ended December 31, 2013, 2014 and 2015, respectively.

        In addition, the Company's subsidiary and VIE in the Philippines also participate in a defined benefits plan, which was unfunded as of December 31, 2015. The liability recognized in the consolidated balance sheets in respect of defined benefit pension plan is the present value of the defined benefit obligation at the end of the reporting period. Changes in the present value of the defined benefit obligation is included in operating expenses in the consolidated statements of comprehensive loss. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The total liability amounts for such employee benefits were RMB674 for the year ended December 31, 2015.

q.
Taxation

Income taxes

        Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of comprehensive loss in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

Uncertain tax positions

        In order to assess uncertain tax positions, the Group applies a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Group recognizes interest and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheet and under other expenses in its consolidated statement of comprehensive loss. The Group did not have any significant unrecognized uncertain tax positions as of and for the years ended December 31, 2013, 2014 and 2015.

r.
Related parties

        Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

s.
Loss per share

        Loss per share is computed in accordance with ASC 260, Earnings per Share. The two-class method is used for computing earnings per share in the event the Group has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. The Company's preferred shares are participating securities because they are entitled to receive dividends or distributions on an as converted basis. For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Group is in a net loss position and net loss is not allocated to other participating securities because in accordance with their contractual terms they are not obligated to share in the losses.

        Basic net loss per share is computed using the weighted average number of ordinary shares outstanding during the period. Options are not considered outstanding in computation of basic earnings per share. Diluted net income (loss) per share is computed using the weighted average number of ordinary shares and potential ordinary shares outstanding during the period under treasury stock method. Potential ordinary shares include options to purchase ordinary shares and preferred shares, unless they were anti-dilutive. The computation of diluted net income (loss) per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e. an increase in earnings per share amounts or a decrease in loss per share amounts) on net income (loss) per share.

t.
Comprehensive income/(loss)

        Comprehensive income/(loss) is defined to include all changes in equity/(deficit) of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Other comprehensive (loss)/income, as presented on the accompanying consolidated balance sheets, consists of accumulated foreign currency translation adjustments.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

u.
Segment reporting

        Based on the criteria established by ASC 280 "Segment Reporting", the Group's chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group has internal reporting of revenue, cost and expenses by nature as a whole. Hence, the Group has only one operating segment.

        The Group operates in two principal geographical areas—China and the Philippines. For all periods presented, all revenues from external customers are attributed to China.

        The following table summarizes property, plant and equipment of the Group by geographical location.

	Property, plant and equipment As of December 31,
	2013	2014	2015
	RMB	RMB	RMB
China	308	4,933	18,779
Philippines	64	1,581	6,233
v.
Statutory reserves

        In accordance with China's Company Laws, the Company's VIE in PRC must make appropriations from their after-tax profit (as determined under the Accounting Standards for Business Enterprises as promulgated by the Ministry of Finance of the People's Republic of China ("PRC GAAP")) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

        Pursuant to the laws applicable to China's Foreign Investment Enterprises, the Company's subsidiary that is a foreign investment enterprise in China have to make appropriations from their after-tax profit (as determined under PRC GAAP) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the other two reserve funds are at the respective companies' discretion.

        The Group has made no appropriations to statutory surplus fund and other reserve funds for all periods presented as the Company's subsidiary and VIE in China were in accumulated loss position.

w.
Recently issued accounting pronouncements

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." This guidance supersedes current guidance on revenue recognition in Topic 605, "Revenue Recognition." In addition, there are disclosure requirements related to the nature, amount, timing, and uncertainty of revenue recognition. This guidance will be effective for annual reporting periods beginning

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

after December 15, 2016, including interim reporting periods, and will be required to be applied retrospectively. Early application of the guidance is not permitted. In August 2015, the FASB issued ASU No.2015-14 to defer the effective date of ASU No. 2014-09 for all entities by one year. Therefore, the Company will adopt this guidance for its 2018 fiscal year. The Company is currently evaluating the impact of this guidance.

        In June 2014, the FASB issued ASU No. 2014-12, "Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period". The new standard requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718, Compensation-Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. The performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The Company is currently evaluating the impact of this guidance.

        In August 2014, FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern." The new standard addresses management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. Management's evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. The new standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the impact of this guidance.

        In September 2015, the FASB issued ASU No. 2015-16, "Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments". The new guidance requires entities to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Measurement period adjustments were previously required to be retrospectively adjusted as of the acquisition date. The provisions of this update are effective for public-traded companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 (early adoption is permitted), and should be applied prospectively. The Company does not expect this guidance to have a material effect on its consolidated financial statements at the time of adoption of this standard.

        In November 2015, FASB issued ASU No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes". The new guidance requires entities to present all deferred tax assets and liabilities, along with any related valuation allowance, as non-current on the balance sheet. The guidance is effective for public-traded companies for interim and annual periods beginning after December 15, 2016 (early adoption is permitted). The Company is currently evaluating the impact of this guidance.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

3. Risks and Concentration

a.
Concentration of credit risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents. The Company limits its exposure to credit loss by depositing its cash and cash equivalents with financial institutions in the PRC, Hong Kong, Philippines and the United States, which are among the largest and most reputable with high ratings from internationally-recognized rating agencies, that management believes are of high credit quality. The Company periodically reviews these institutions' reputations, track records and reported reserves.

        As of December 31, 2013, 2014 and 2015, the Group had RMB47,771, RMB188,567 and RMB10,387 in cash and cash equivalents with a large bank in Hong Kong, respectively. Hong Kong has an official Deposit Protection Scheme (DPS), similar to the Federal Deposit Insurance Corporation (FDIC) in the United States. Deposits in the licensed banks are protected by DPS, up to a limit of HKD 500,000. In addition, the Group believes that the risk of failure of the Hong Kong bank is remote.

        As of December 31, 2013, 2014 and 2015, the Group had RMB6,445, RMB16,524 and RMB27,338 in cash and cash equivalents and RMB123,078(US$19,000) time deposits with large domestic banks in China, respectively. In May 2015, a new Deposit Insurance System (DIS) managed by the People's Bank of China ("PBOC") was implemented by the Chinese government. Deposits in the licensed banks are protected by DIS, up to a limit of RMB 500,000. In addition, the Group believes that the risk of failure of the banks in China is remote.

        As of December 31, 2015, the Group had RMB44,000 time deposits with a large bank in the United States. The Group believes that the credit risk associated with this institution is remote.

b.
Major customers and supplying channels

        There were no customers whose revenues individually represent greater than 10% of the total revenues of the Group for the years ended December 31, 2013, 2014 and 2015.

        Also there were no distribution channels individually represent greater than 10% of the total revenues of the Group for the years ended December 31, 2013, 2014 and 2015.

c.
Concentration of foreign currency risks

        For the years ended December 31, 2013, 2014 and 2015, the majority of the Group's revenues derived were in RMB. As of December 31, 2013, 2014 and 2015, the Group's cash and cash equivalents and time deposits balance denominated in RMB was RMB8,238, RMB58,284 and RMB74,862, accounting for 13.4%, 27.8% and 35.0% of the Group's total cash and cash equivalents and time deposits balance. As of December 31, 2013, 2014 and 2015, the Group's liabilities balance denominated in RMB was RMB21,500, RMB101,326 and RMB353,592, accounting for 89.0%, 87.5% and 93.6% of its total liabilities balance, respectively.

        RMB is not freely convertible into foreign currencies. The value of the RMB is affected by changes in central government policies and international economic and political developments. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by PBOC. Remittances in currencies other than RMB by companies in China must be processed through PBOC or other PRC foreign exchange regulatory bodies and requires certain supporting documentation in order to affect the remittance.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

4. Business Combination

        The Company accounts for business combinations using acquisition method of accounting, which requires the acquisition cost be allocated to the assets and liabilities of the company acquired, including separately identifiable intangible assets, based on their estimated fair values. The Company makes estimates and judgments in determining the fair value of the acquired assets and liabilities based on independent appraisal reports as well as its experience with similar assets and liabilities in similar industries. If different judgments or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different.

91waijiao.com

        On January 9, 2015, Dasheng Zhixing entered into an agreement with Oneworld Education Limited and its affiliates in PRC as well as the founder Ms. Rose Gong (together as the "Transferor"), pursuant to which, the Company acquired from the transferor 100% business operation of one high-end online one-on-one English tutoring platform, 91waijiao.com and all associated assets and liability with zero cash consideration. The Company will undertake all contractual obligations, including unfinished course service agreements and employment contracts as of December 31, 2014. The main purpose of the transaction is to further expand the service offerings to the Group's customers and achieve synergies between 51talk.com and 91waijiao.com. The transaction was completed on January 9, 2015.

        In accordance with ASC 805, the acquisition of 91waijiao.com had been accounted for as a business combination and the results of operations of the 91waijiao.com from the acquisition date, i.e. January 9, 2015, have been included in the Group's consolidated financial statements. The Group made estimates and judgments in determining the fair value of acquired assets and liabilities, based on an independent valuation report and management's experiences with similar assets and liabilities.

        The allocation of the purchase price is as follows:

	As of acquisition date	Amortization Years
	RMB
Identifiable assets acquired and liabilities assumed
Brand name and domain name	1,050	9
Software	880	3
Deferred revenue	(5,670)
Deferred tax liabilities	(483)

Identifiable net liabilities acquired (a)	(4,223)
Total consideration (b)	—

Goodwill (b-a)	4,223

        Goodwill arising from this transaction primarily represents the expected synergies from combining the operations of the Group with 91waijiao.com, which are complementary in a way to each other, and any other intangible benefits that would accrue to the Group that do not qualify for separate recognition. The excess of purchase price over net tangible assets and identifiable intangible assets acquired were recorded as goodwill. The goodwill is not expected to be deductible for tax purposes. No measurement period adjustment has been recorded. Total identifiable intangible assets acquired upon acquisition mainly

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

4. Business Combination (Continued)

included brand name and domain name of RMB1,050 and software of RMB880, with estimated average weighted useful life of nine and three years respectively.

        Based on the assessment on the financial performance of 91waijiao.com made by the Group, acquired company including its subsidiary is not considered material to the Group. Thus the presentation of the pro-forma financial information with regard to a summary of the results of operations of the Group for the business combination is not required.

5. Goodwill

        The changes in the carrying value of goodwill is as follows:

Balance
RMB
As of December 31, 2014	—
Acquisition of 91waijiao.com	4,223
Impairment losses	—

As of December 31, 2015	4,223

6. Prepaid expenses and other current assets

        Prepaid expenses and other current assets consist of the following:

	As of December 31,
	2013	2014	2015
	RMB	RMB	RMB
Prepaid advertising expenses	69	2,896	21,341
Prepaid value-added tax input	46	1,666	7,481
Prepaid rental and other deposits	306	1,695	3,525
Advance to employees	231	344	2,957
Prepaid professional service fees	—	267	2,296
Prepaid commission fees to third-party payment channels	133	512	1,736
Others	83	457	2,794

Total	868	7,837	42,130

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

7. Property and equipment, net

        Property and equipment consist of the following:

	As of December 31,
	2013	2014	2015
	RMB	RMB	RMB
Computers and equipment	486	5,093	17,114
Leasehold improvement	—	2,457	13,514
Furniture and fixtures	13	421	2,651

Total	499	7,971	33,279
Less: Accumulated depreciation	(127)	(1,457)	(8,267)

Property and equipment, net	372	6,514	25,012

        For the years ended December 31, 2013, 2014 and 2015, depreciation expenses amounted to RMB108, RMB1,330 and RMB6,810, respectively.

8. Intangible assets, net

        The following table summarizes the Group's intangible assets, net:

	As of December 31,
	2013	2014	2015
	RMB	RMB	RMB
Trademark	—	26	1,187
Computer software	708	1,026	2,293

Total	708	1,052	3,480
Less: Accumulated amortization	(169)	(251)	(872)

Intangible assets, net	539	801	2,608

        For the years ended December 31, 2013, 2014 and 2015, amortization expenses amounted to RMB69, RMB82 and RMB621 respectively.

        As of December 31, 2015, amortization expense of intangible assets for future years is expected to be as follows:

Amortization Expense
RMB
2016	645
2017	636
2018	243
2019	239
2020 and thereafter	845

2,608

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

9. Accrued expenses and other current liabilities

        Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2013	2014	2015
	RMB	RMB	RMB
Salaries and welfare payable	4,308	20,027	75,033
Accrued advertising and other expenses	11	551	6,397
Accrued professional service fees	1,200	3,079	1,754
Security deposits	—	420	601
Advance from agents	—	943	407
Others	342	135	131

Total	5,861	25,155	84,323

10. Taxation

a.
Transition from PRC Business Tax to PRC Value Added Tax

        A Pilot Program for transition from Business Tax to value-added tax ("VAT") for revenues from certain industries was launched in Shanghai on January 1, 2012. On August 1, 2013, all regions in China have launched the pilot program.

b.
Business Tax and Value-added tax ("VAT")

        Prior to the pilot program, the Company's subsidiary and VIE incorporated in China were subject to Business Tax of 5% and related surcharges on revenues from providing online English language education services. Business tax and the related surcharges are recognized when the revenue is earned. After the launch of the pilot program, the Group's subsidiary and VIE incorporated in China, Dasheng Online and Dasheng Zhixing, were subject to 3% VAT for revenues from providing online English language education services before May 1, 2015 and May 1, 2014, respectively. After then, Dasheng Online and Dasheng Zhixing were subject to 6% VAT for revenues from providing online English language education services.

        The Group adopted the net presentation method for its revenues from providing online English language education services.

c.
Income taxes

Cayman Islands ("Cayman")

        Under the current tax laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

        Under the current Hong Kong Inland Revenue Ordinance, the Company's Hong Kong subsidiary is subject to Hong Kong profits tax at the rate of 16.5% on its taxable income generated from the operations

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

10. Taxation (Continued)

in Hong Kong. Payments of dividends by the subsidiary to the Company is not subject to withholding tax in Hong Kong.

Philippines

        Entities incorporated in the Philippines are subject to enterprise income tax in the Philippines at a rate of 30%. As of December 31, 2013, 2014 and 2015, the Company's subsidiary and VIE in the Philippines were in the position of accumulated profit. The deferred tax assets for the Philippine subsidiary and VIE as at December 31, 2013, 2014 and 2015 consisted of accrued expenses and other current liabilities, for which no valuation allowance has been provided, as management believes it is more likely than not that these assets will be realized in the future. Payments of dividends by Philippines Co I and Philippines Co II is subject to withholding tax in the Philippines at the rate of 30%. As of December 31, 2013, 2014 and 2015, the Company did not record any withholding tax on the retained earnings of its subsidiary and consolidated VIE in the Philippines, as the impact was immaterial as of December 31, 2013, and they were in accumulated deficit position as of December 31, 2014 and 2015.

        Philippines Co II is registered with the Philippine Economic Zone Authority ("PEZA"). The registration with PEZA provides Philippines Co II a four-year income tax holiday from year 2015 to 2018. The income tax holiday can be extended at PEZA's discretion for another three years provided specific criteria are met for each additional year and prior PEZA's approval is obtained.

PRC

        Effective January 1, 2008, the Enterprise Income Tax Law (the "EIT Law") in China unifies the enterprise income tax rate for the entities incorporated in China at 25% if they are not eligible for any preferential tax treatment. Accordingly, the Company's subsidiary and VIE operated in PRC were subject to tax at statutory rate of 25% for the years ended December 31, 2013, 2014 and 2015.

        The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose "de facto management body" is located in the PRC should be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the "de facto management body" as "the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located." Based on a review of surrounding facts and circumstances, the Company does not believe that it is likely that its operations outside of the PRC should be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC tax on worldwide income at a uniform tax rate of 25% retroactive to January 1, 2008.

PRC Withholding Tax on Dividends

        The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign-invested entity ("FIE") to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

10. Taxation (Continued)

company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Such withholding income tax was exempted under the Previous EIT Law. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The State Administration of Taxation ("SAT") further promulgated Circular 601 on October 27, 2009, which provides that tax treaty benefits will be denied to "conduit" or shell companies without business substance and that a beneficial ownership analysis will be used based on a "substance-over-form" principle to determine whether or not to grant the tax treaty benefits.

        Dasheng Zhixing is controlled by the Company through various contractual agreements. To the extent that Dasheng Zhixing has undistributed earnings, the Company will accrue appropriate expected tax associated with repatriation of such undistributed earnings. As of December 31, 2013, 2014 and 2015, the Company did not record any withholding tax on the retained earnings of its subsidiary and VIE in the PRC as they were still in accumulated deficit position.

	For the year ended December 31,
	2013			2014			2015
	Overseas entities	PRC entities	Total	Overseas entities	PRC entities	Total	Overseas entities	PRC entities	Total
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
(Loss)/income before income tax expenses	(469)	(16,617)	(17,086)	(2,792)	(92,028)	(94,820)	3,637	(325,820)	(322,183)
Current income tax expenses	257	453	710	6,923	—	6,923	5,005	—	5,005
Deferred income tax (benefit)	—	—	—	(41)	—	(41)	—	(102)	(102)

Income tax expenses	257	453	710	6,882	—	6,882	5,005	(102)	4,903

Reconciliation of the differences between statutory tax rate and the effective tax rate for China operations

        Reconciliation of the differences between the PRC statutory tax rate of 25% and the Group's effective tax rate is as follows:

	As of December 31,
	2013	2014	2015
PRC statutory tax rate	25.00%	25.00%	25.00%
Permanent book-tax differences—non-deductible expenses	(17.60)%	(9.00)%	(4.70)%
Effect on tax rates in different tax jurisdiction	(2.30)%	(8.10)%	(6.80)%
Changes in valuation allowance	(9.30)%	(15.20)%	(15.00)%

Effective tax rate	(4.20)%	(7.30)%	(1.50)%

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

10. Taxation (Continued)

d.
Deferred Tax Assets and Liabilities Deferred taxes were measured using the enacted tax rates for the periods in which they are expected to be reversed. Significant components of the Group's deferred tax assets are as follows:

	As of December 31,
	2013	2014	2015
	RMB	RMB	RMB
Deferred tax assets, current
Accruals and other liabilities	—	439	886

Total current deferred tax assets	—	439	886
Less: Valuation allowance	—	(398)	(846)

Total current deferred tax assets, net	—	41	40

Deferred tax assets, non-current
Tax loss carryforwards	27	5,418	26,289
Advertising expenses carryforwards	—	8,076	35,286

Total non-current deferred tax assets	27	13,494	61,575
Less: Valuation allowance	(27)	(13,494)	(61,575)

Total non-current deferred tax assets, net	—	—	—

        Significant components of the Group's deferred tax liabilities are as follows:

	As of December 31,
	2013	2014	2015
	RMB	RMB	RMB
Deferred tax liabilities, non-current
Intangible assets from business acquisitions	—	—	380

Total deferred tax liabilities	—	—	380

Movement of Valuation Allowance The following table shows the movement of valuation allowance for the periods presented:

	For the year ended December 31,
	2013	2014	2015
	RMB	RMB	RMB
Balance at beginning of the year	—	(27)	(13,892)
Current period addition	(27)	(13,865)	(48,529)

Balance at end of the year	(27)	(13,892)	(62,421)

11. Ordinary shares

        In December 2013, in order to minimize dilution of the existing shareholders' equity interest at the issuance of Series B Preferred Shares, the Company redesignated 5,395,000 ordinary shares held by one

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

11. Ordinary shares (Continued)

ordinary shareholder into Series B Preferred Shares, and the ordinary shareholder then sold the 5,395,000 Series B Preferred Shares to two of the Series B Preferred Shares subscribers at the price of RMB4,768 (US$780). The Company did not receive any proceeds for the transfer between the ordinary shareholder and the Series B Preferred Shareholders, nor did the Company receive any consideration for the redesignation for the shares transferred between the ordinary shareholder and the Series B Preferred Shares subscribers. Neither the selling ordinary shareholders nor the Series B Preferred Shares subscribers were officers or employees of the Company. Such redeisgnation, in substance, is the same as a repurchase and cancellation of ordinary shares and a separate issuance of Series B Preferred Shares. The Company accounted for such redesignation as a retirement of treasury stock and issuance of new preferred shares whereby the difference of the fair value of ordinary shares and the par value of ordinary shares of RMB3,624 is allocated to accumulated deficit; and the difference of the fair value of Series B Preferred Shares and the fair value of ordinary shares, of RMB2,309, is accounted for as deemed dividend. In the absence of retained earnings, the total amount was recognized in additional paid-in capital and in accumulated deficit after the additional paid-in capital was reduced to zero.

        In July and August 2014, in order to minimize dilution of the existing shareholders' equity interest at the issuance of Series C Preferred Shares, the Company redesignated 5,752,212 ordinary shares held by two ordinary shareholders into Series C Preferred Shares, and the ordinary shareholders then sold 5,752,212 Series C Preferred Shares to two of the Series C Preferred Shares subscribers at the price of RMB15,633 (US$2,540). The Company did not receive any proceeds for the transfer between ordinary shareholders and Series C Preferred Share subscribers, nor did the Company receive any consideration for the redesignation for the shares transferred between ordinary shareholders and Series C Preferred Shares subscribers. Neither the selling ordinary shareholders nor the Series C Preferred Shares subscribers were officers or employees of the Company. Such redesignation, in substance, is the same as a repurchase and cancellation of ordinary shares and a separate issuance of Series C Preferred Shares. The Company accounted for such redesignation as a retirement of treasury stock and issuance of new preferred shares whereby the difference of the fair value of ordinary shares and the par value of ordinary shares, of RMB9,555, is allocated to accumulated deficit; and the difference of the fair value of ordinary shares and the fair value of the Series C Preferred Shares, of RMB5,665, is accounted for as deemed dividend and allocated to accumulated deficit.

        Concurrent with the issuance of Series C Preferred Share, in July 2014, in order to minimize further dilution of the existing shareholders' equity interest, the Company redesignated 1,585,256 ordinary shares held by the Founders, who are employees of the Company, into Series C Preferred Shares, and the Founding Shareholders then sold 1,585,256 Series C Preferred Shares to two of the Series C Preferred Shares subscribers at the purchase price of RMB4,308 (US$700). The Company did not receive any proceeds for the transfer between the Founding Shareholders and Series C Preferred Shares subscribers, nor did the Company receive any consideration for the redesignation for the shares transferred between the Founding Shareholders and Series C Preferred Shares subscribers. Such redesignation, in substance, is the same as a repurchase and cancellation of ordinary shares and a separate issuance of Series C Preferred Shares. The Company accounted for such redesignation as a retirement of treasury stock and issuance of new preferred share whereby the difference of the fair value of ordinary shares and par values of ordinary shares, of RMB2,633 is allocated to accumulated deficit; and the difference of the fair value of Series C Preferred Shares and fair value of ordinary shares, of RMB1,590, is accounted as compensation expense.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

11. Ordinary shares (Continued)

        As of December 31, 2013, 2014 and 2015, there were 500,000,000 ordinary shares authorized, and 79,605,000, 72,267,532 and 72,267,532 ordinary shares issued and outstanding respectively.

12. Preferred shares

        In May 2013, the Company entered into an agreement with DCM Hybrid RMB Fund, L.P. ("DCM"), and issued 30,000,000 Series A Convertible Preferred Shares ("Series A Preferred Shares") for a total cash consideration of RMB12,357 (US$2,000).

        In December 2013, the Company entered into an agreement with DCM, Shunwei TMT II Limited ("Shunwei") and Duowan Entertainment Corp. ("YY") and issued 9,638,710; 18,758,000 and 14,442,000 Series B Convertible and Redeemable Preferred Shares ("Series B Preferred Shares") for cash considerations of RMB10,637 (US$1,740), RMB20,723 (US$3,390) and RMB15,955 (US$2,610), respectively.

        In July and August 2014, the Company entered into an agreement with DCM, Shunwei, YY and SCC Venture V Holdco I, Ltd ("Sequoia") and issued 13,972,645; 7,563,064; 6,041,674 and 36,285,762 Series C Convertible and Redeemable Preferred Shares ("Series C Preferred Shares") for cash considerations of RMB37,974 (US$6,170), RMB20,601(US$3,340), RMB16,433(US$2,670) and RMB98,599(US$16,020), respectively.

        In August 2015, the Company entered into an agreement with Sequoia, DCM, Shunwei, Engage Capital Partners I, L.P., and Huaxing Capital Partners, L.P. and issued 10,747,158; 5,092,152; 3,238,092; 2,201,811 and 215,103 Series D Convertible and Redeemable Preferred Shares ("Series D Preferred Shares") for cash considerations of RMB63,893 (US$10,000), RMB30,273 (US$4,738), RMB19,036(US$3,013), RMB13,090 (US$2,049), and RMB1,279 (US$200), respectively.

        The Series A, B, C and D Preferred Shares are collectively referred to as the "Preferred Shares".

Accounting of Preferred Shares

        The Company has classified the Preferred Shares in the mezzanine equity of the consolidated balance sheets. In addition, the Company records accretions on the Preferred Shares to the redemption value from the issuance dates to the earliest redemption dates. The accretions are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. Each issuance of the Preferred Shares is recognized at the respective issue price at the date of issuance net of issuance costs. The issuance costs for Series A, Series B, Series C and Series D Preferred Shares were RMB218, RMB181, RMB3,883 and RMB1,997, respectively.

        The preferred shareholders have the ability to convert the Preferred Shares into the Company's ordinary shares at any time, at the option of the holder, on a one to one share basis. Upon the occurrence of certain events, the conversion ratio may be subsequently adjusted.

        The Company has determined that there was no beneficial conversion feature attributable to any of the preferred shares because the initial effective conversion prices of these preferred shares were higher than the fair value of the Company's common shares determined by the Company with the assistance from an independent valuation firm. In addition, the carrying values of the Preferred Shares are accreted from

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

12. Preferred shares (Continued)

the share issuance dates to the redemption value on the earliest redemption dates. The accretions are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

        The Company assesses whether an amendment to the terms of its Preferred Shares is an extinguishment or a modification using the fair value model. When Preferred Shares are extinguished, the difference between the fair value of the consideration transferred to the convertible preferred shareholders and the carrying amount of the convertible preferred shares (net of issuance costs) is treated as deemed dividends to preferred shareholders. The Company considers that a significant change in fair value after the change of the terms to be substantive and thus triggers extinguishment. A change in fair value which is not significant immediately after the change of the terms is considered non-substantive and thus is subject to modification accounting. When Preferred Shares are modified, the Company evaluates whether there is a transfer of value from ordinary shareholders to preferred shareholders as a result of the modification and therefore, should record a reduction of, or increase to, retained earnings as a deemed dividend.

        As of December 31, 2015, the preferred shares are comprised of the following:

Series	Issuance date	Shares authorized	Shares issued		Issue price per share	Proceeds from issuance
					US$	RMB
A	June 28, 2013	30,000,000	30,000,000		0.0667	12,357 (US$2,000)
B	December 9, 2013	48,233,710	48,233,710	*	0.1807	47,315 (US$7,740)
C	July 21, 2014	71,200,613	71,200,613	**	0.4416	173,607 (US$28,200)
D	August 31, 2015	21,494,316	21,494,316		0.9305	127,571 (US$20,000)

*
Including 5,395,000 shares re-designated from issued ordinary shares;

**
Including 7,337,468 shares re-designated from issued ordinary shares.

        The Group has classified all preferred shares as mezzanine equity as they are contingently redeemable at the options of the holders.

        The key terms of the preferred shares are as follows:

Conversion right

        The Preferred Shares are convertible, at the option of the holders, into the Company's ordinary shares at an initial conversion ratio of 1:1 at any time after the original issuance date. In the event that the Company issues additional ordinary shares at a price lower than the then-applicable conversion price for the Preferred Shares, the conversion price of the Preferred Shares shall be adjusted. The conversion prices are also subject to adjustments upon certain dilution events. In addition, the Preferred Shares are automatically convertible into such number of ordinary shares of the Company as shall be determined by reference to the then effective and applicable conversion ratio upon the earlier of (i) the closing of a Qualified Initial Public Offering as defined in the Memorandum and Articles of Association, or (ii) the date specified by written consent or agreement of holders of a majority of the outstanding Series A, B, C and D Preferred Shares, each voting as a separate class.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

12. Preferred shares (Continued)

Redemption right

        Prior to the issuance of Series B Preferred Shares, the Series A Preferred Shares were redeemable only upon a liquidation event or deemed liquidation events, as defined in the Memorandum and Articles of Association. The redemption price was to be the sum of the original issue price of Series A Preferred Shares and all declared but unpaid dividend.

        Upon the issuance of the Series B Preferred Shares, Series A Preferred Shares was modified to be redeemable, at the holders' discretion, at any time on or after the earlier to occur of (i) at any time on or after sixty (60) months of the closing date of Series B Preferred Shares, and (ii) there is a material breach by any group company or any Founding Shareholder, The redemption price shall be the greater of (a) each series issue price per share, plus all declared but unpaid dividends and (b) the fair market value of the relevant series of Preferred Shares on the date of redemption.

        Upon the issuance of Series C Preferred Shares, Series A Preferred Shares and Series B Preferred Shares become redeemable at the holders' discretion at any time on or after sixty (60) months of the Series C Issue Date. The holders of Series C Preferred Shares shall also have the rights, at the holders' discretion, at any time on or after the earlier to occur of (i) sixty months of the Series C Issue Date, and (ii) any material breach by any group company or any Founding Shareholder, to request the Company to redeem all of the then outstanding Series C Preferred Shares. The redemption price shall be the greater of (a) each series issue price per share, plus all declared but unpaid dividends and (b) the fair market value of the relevant series of Preferred Shares on the date of redemption.

        There was no change in the redemption period upon the Company's issuance of the Series D Preferred Shares on August 31, 2015.

        The Company accretes changes in the redemption value over the period from the date of issuance to the earliest redemption date of the Preferred Shares using effective interest method. Changes in the redemption value are considered to be changes in accounting estimates. The accretion will be recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges should be recorded by increasing the accumulated deficit.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

12 Preferred shares (Continued)

        The Company's preferred shares activities for the years ended December 31, 2013, 2014 and 2015 are summarized below:

	Series A Preferred Shares		Series B Preferred Shares		Series C Preferred Shares		Series D Preferred Shares		Mezzanine Equity
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Total number of shares	Total Amount
		RMB		RMB		RMB		RMB		RMB
Balance as of January 1, 2013	—	—	—	—	—	—	—	—	—	—
Issuance of Preferred Shares	30,000,000	12,139	42,838,710	47,134	—	—	—	—	72,838,710	59,273
Re-designation of ordinary shares to Series B preferred shares	—	—	5,395,000	5,936	—	—	—	—	5,395,000	5,936
Accretion to preferred shares redemption value	—	135	—	187	—	—	—	—	—	322

Balance as of December 31, 2013	30,000,000	12,274	48,233,710	53,257	—	—	—	—	78,233,710	65,531
Issuance of Preferred Shares	—	—	—	—	63,863,145	169,724	—	—	63,863,145	169,724
Re-designation of ordinary shares to Series C preferred shares	—	—	—	—	7,337,468	19,448	—	—	7,337,468	19,448
Accretion to preferred shares redemption value	—	5,675		10,109	—	7,236	—	—	—	23,020

Balance as of December 31, 2014	30,000,000	17,949	48,233,710	63,366	71,200,613	196,408	—	—	149,434,323	277,723
Issuance of Preferred Shares	—	—	—	—	—	—	21,494,316	125,574	21,494,316	125,574
Accretion to preferred shares redemption value	—	13,047	—	23,897	—	34,888	—	3,833	—	75,665

Balance as of December 31, 2015	30,000,000	30,996	48,233,710	87,263	71,200,613	231,296	21,494,316	129,407	170,928,639	478,962

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

12. Preferred shares (Continued)

Liquidation right

        In the event of any liquidation including deemed liquidation, dissolution or winding up of the Company, holders of the Preferred Shares shall be entitled to receive a per share amount equal to 100% of the original preferred share issue price of the respective series of Preferred Shares, as adjusted for share dividends, share splits, combinations, recapitalizations or similar events, plus all accrued and declared but unpaid dividends thereon, in the sequence of Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares. After such liquidation amounts have been paid in full, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares, on an as-converted basis, together with the holders of the ordinary shares.

Dividend right

        Preferred Shares holders are entitled to receive dividends if declared by the Board of Directors, in an amount equal to 8% of the original preferred share issue price of the respective series of Preferred Shares per annum non-cumulative from the issuance date of the respective Preferred Shares.

        The remaining undistributed earnings of the Company after full payment of the above amounts on the Preferred Shares, shall be distributed on a pro rata basis to the holders of ordinary shares and Preferred Shares on an as-converted basis.

Voting rights

        Each preferred share shall be entitled to that number of votes corresponding to the number of ordinary shares on an as-converted basis. Preferred shares shall vote separately as a class with respect to certain specified matters. Otherwise, the holders of preferred shares and ordinary shares shall vote together as a single class.

13. Share-based Compensation

        The Company adopted 2013 Employee Stock Option Plan (the "2013 Plan") and 2014 Employee Stock Option Plan (the "2014 Plan"), which allow the plan administrator to grant stock options, share appreciation rights, dividend equivalent right, restricted share units and restricted shares to employees, directors and consultants of the Company and its affiliates, up to a maximum of 18,333,333 ordinary shares. In 2014, the Board of Directors approved an increase in the number of shares available for issuance under the plan to 36,229,922 ordinary shares respectively. In February 2016, the Company amended the number of shares available for issuance under 2014 Plan to 32,229,922 ordinary share.

        Since adoption of the 2013 Plan and 2014 Plan, the Company only granted options to employees. All options granted have a contractual term of ten years, and vest over a period of four years of continuous service, one half (1/2) of which vest upon the second anniversary of the date of vesting commencement date and the remaining vest monthly thereafter in 36 equal monthly instalments. Under the option plan, options are only exercisable subject to the grantee's continuous service and the listing of the stock of the Company on a public stock exchange market, and options for which the service condition has been satisfied are forfeited should employment terminate before the Company's public listing. For the years ended December 31, 2013, 2014 and 2015, the Group did not recognize any stock-based compensation for the

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

13. Share-based Compensation (Continued)

options granted as the performance condition is contingent upon IPO which is not considered probable until the event happens.

Valuation of Stock Options

        The Group uses the Binominal option pricing model to estimate the fair value of stock options. The assumptions used to value the Company's option grants were as follows:

For the year ended December 31,
	2013	2014	2015
Stock options:
Expected term (in years)	10.01-10.01	9.76-10.25	10.00-10.00
Expected volatility	55.7%-55.7%	54.6%-55.3%	54.2%-55.4%
Exercise multiple	2.2-2.2	2.2-2.8	2.2-2.8
Expected dividend yield	—	—	—
Risk-free interest rate (per annum)	2.6%-2.6%	2.2%-2.5%	1.9%-2.4%
Expected forfeiture rate (post-vesting)	—	—	—

        The Group estimated the risk free rate based on the yield to maturity of U.S. treasury bonds denominated in USD at the option valuation date. The exercise multiple is estimated as the ratio of fair value of underlying shares over the exercise price as at the time the option is exercised, based on a consideration of empirical studies on the actual exercise behavior of employees. Expected term is the contract life of the option. The expected volatility at the date of grant date and each option valuation date was estimated based on the historical stock prices of comparable companies. The Group has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

13. Share-based Compensation (Continued)

Summary of option activities under the 2013 Plan and 2014 Plan

        The following table sets forth the summary of option activities under the Company's 2013 Plan and 2014 Plan:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value		Weighted Average Grant Date Fair Value
		US$	(In years)	US$	RMB	US$	RMB
December 31, 2012 (Unaudited)	—	—	—	—	—	—	—
Granted	4,000,000	0.0167	—	—	—	0.0532	0.3381
Forfeited	—	—	—	—	—	—	—

December 31, 2013	4,000,000	0.0167	9.75	373	2,372	0.0532	0.3381
Granted	9,900,000	0.0500		—	—	0.3047	1.9366
Forfeited	(1,000,000)	0.0167		—	—	0.0532	0.3381

December 31, 2014	12,900,000	0.0423	9.63	3,970	25,231	0.2545	1.6173
Granted	6,570,000	0.0713		—	—	0.4296	2.7828
Forfeited	(600,000)	0.0533		—	—	0.3238	2.0975

December 31, 2015	18,870,000	0.0520	8.73	12,039	77,986	0.3338	2.1625

        The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value of the underlying stock at each reporting date. As a result of the exercisable event conditions included in the option plan, none of the options vested were exercisable as of December 31, 2013, 2014 and 2015, respectively.

        As of December 31, 2013, 2014 and 2015, the unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested stock options with IPO vesting condition granted to the Group's employees was RMB1,217, RMB19,570 and RMB36,112, respectively. The options with IPO vesting condition would be recognized upon the completion of the Company's IPO.

14. Net loss per share

        Basic net loss per share is computed using the weighted average number of the ordinary shares outstanding during the period. Diluted earnings per share ("EPS") is computed using the weighted average number of ordinary shares and potential ordinary shares outstanding during the period under the treasury stock method. For the years ended December 31, 2013, 2014 and 2015, stock options to purchase ordinary shares that were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company were 2,522,182, 7,475,147 and 10,233,127 on a weighted average basis, respectively. For the years ended December 31, 2013, 2014 and 2015, the Series A, Series B, Series C and Series D Preference Shares convertible into ordinary shares that were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company were 21,145,869, 110,030,148 and 156,677,613 on a weighted average basis, respectively.

        In periods during which the Company is profitable, the preferred shares issued and outstanding are participating securities and, therefore, all profits of the Company are allocated to ordinary shares and

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

14. Net loss per share (Continued)

participating securities based on their dividend rights, as if all of the earnings for the period had been distributed. Considering that the holder of preferred shares has no contractual obligation to fund the losses of the Group in excess of the initial investment, the Group believes that in applying the two-class method of calculating EPS in accordance with ASC 260-10 in periods during which the Group recognizes losses, any losses from the Group should not be allocated to the preferred shares.

        The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

	For the year ended December 31,
	2013	2014	2015
	RMB	RMB	RMB
Numerator:
Net loss	(17,796)	(101,702)	(327,086)
Deemed dividends at re-designation of ordinary shares to preferred shares	(2,309)	(5,665)	—
Accretion to Series A Preferred Shares redemption value	(135)	(5,675)	(13,047)
Accretion to Series B Preferred Shares redemption value	(187)	(10,109)	(23,897)
Accretion to Series C Preferred Shares redemption value	—	(7,236)	(34,888)
Accretion to Series D Preferred Shares redemption value	—	—	(3,833)

Numerator for basic and diluted loss per share	(20,427)	(130,387)	(402,751)

Denominator:
Weighted average ordinary shares outstanding—basic and diluted	84,660,041	76,308,165	72,267,532

Basic and diluted net loss per share attributable to ordinary shareholders	(0.24)	(1.71)	(5.57)

15. Unaudited pro forma loss per share

        All of the preferred shares will automatically be converted into ordinary shares at the applicable conversion price upon closing of a qualified initial public offering.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

15. Unaudited pro forma loss per share (Continued)

        Unaudited pro forma basic and diluted net loss per ordinary share reflects the effect of the conversion of Preferred Shares as follows, as if the conversion occurred at January 1, 2015:

For the year ended December 31, 2015
RMB
Numerator:
Net loss attribute to ordinary sharholders	(402,751)
Accretion to Preferred Shares redemption value reversed	75,665

Numerator for pro forma basic and diluted loss per share	(327,086)
Denominator:
Weighted average number of ordinary shares outstanding	72,267,532
Pro forma effect of the conversion of Preferred Shares	170,928,639

Denominator for pro forma basic and diluted loss per share	243,196,171

Pro forma basic and diluted net loss per share	(1.34)

16. Fair value measurement

        The Company's time deposits and non-financial assets, such as property and equipment, intangible assets were measured at fair value, only if they were determined to be impaired on an other than temporary basis.

        Time deposits placed with banks have an original maturity over three months. The fair value of time deposits is determined based on the prevailing interest rates in the market, which are also the interest rates as stated in the contracts with the banks. The Company classifies the valuation techniques that use the prevailing interest rates input as Level 2 of fair value measurements. This is because there generally are no quoted prices in active markets for identical time deposits at the reporting date. Hence, in order to determine the fair value, the Company must use observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

17. Commitments and contingencies

a.
Commitments

        Operating lease commitments include the commitments under the lease agreements for the Group's office premises. The Group leases its office facilities under non-cancelable operating leases with various expiration dates through 2017. For the years ended December 31, 2013, 2014 and 2015, lease expenses

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

17. Commitments and contingencies (Continued)

were RMB1,335 RMB5,946 and RMB15,364, respectively. Based on the current rental lease agreements, future minimum lease payments required as of December 31, 2015 were as follows:

	Total	Less than One Year	One to Three Years	Over Three Years
	RMB	RMB	RMB	RMB
Operating lease commitments	36,917	21,958	14,959	—

        Purchase commitments mainly include minimum commitments for non-cancellable advertising service contracts. Purchase commitments as of December 31, 2015 were as follows:

	Total	Less than One Year	Over One Year
	RMB	RMB	RMB
Purchase commitments	50,332	47,195	3,137
b.
Contingencies

        There are no claims, lawsuits, investigations and proceedings, including unasserted claims that are probable to be assessed, that have in the recent past had, or to the Group's knowledge, are likely to have, a material change on the Group's financial position results of operations or cash flow.

18. Related party transactions

        In June 2014, Dasheng Zhixing entered into a technology service agreement with Duowan Entertainment Corporation ("YY"), one of the Company's principal shareholders, for a term of five years. This agreement provides Dasheng Zhixing with the right to use the audio and video streaming software, technical support service, servers and Internet connection bandwidth capacity from YY. The right to use the audio and video streaming software, servers, Internet connection bandwidth capacity and technology support are collectively referred to as "audio and video streaming solution". The audio and video streaming solution provided by YY is free of charge up to a preset level of bandwidth usage.

        The Company estimated the fair value of the audio and video streaming solution service provided by YY based on market value. For the year ended 2015, the fair value of the audio and video streaming solution provided by YY is estimated to be RMB927, which is recognized as cost of revenues in the consolidated statement of comprehensive loss, and a shareholder contribution in the consolidated balance sheet of the Company. For the year ended 2014, the fair value of the audio and video streaming solution service provided by YY was estimated to be immaterial.

19. Profit appropriation and restricted net assets

        PRC laws and regulations permit payments of dividends by the subsidiaries and the VIEs incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, each of the Company's subsidiaries VIEs and VIE subsidiaries is required to annually appropriate 10% of net after-tax income to the statutory general reserve fund (Note 2(v)) prior to payment of any dividends, unless such reserve funds have reached 50% of its respective registered capital.

CHINA ONLINE EDUCATION GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

19. Profit appropriation and restricted net assets (Continued)

        As a result of these and other restrictions under PRC laws and regulations, the Company's PRC subsidiary and VIE are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances of the Group's total consolidated net assets. Total restricted net assets of the Company's PRC subsidiary and VIE as of December 31, 2013, 2014 and 2015 were RMB4,593, RMB11,095 and RMB61,217, respectively.

        Even though the Company currently does not require any such dividends, loans or advances from subsidiaries and VIEs for working capital and other funding purposes, the Company may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development or merely to declare and pay dividends or distributions to its shareholders.

        Except for the above, there is no other restriction on the use of proceeds generated by the Company's subsidiaries and VIEs to satisfy any obligations of the Company.

20. Subsequent events

        On January 14, 2016, On Demand English Innovations Inc. (the "Philippines Co III") was incorporated by the Company with limited liability in the Philippines to eventually replace Philippines Co I. The Company is in the process of transfering all business operations and assets of Philippines Co I to Philippines Co III, including the office leasehold and office equipment in Baguio City, Philippines. Philippines Co III will also make offers to the free trial teachers and support staff currently employed by Philippines Co I and enter into new employment agreements with them upon their acceptance. The Company owns 99.996% of the equity interest of Philippines Co III. In order to comply with local laws, there are five individual shareholders, who are also directors, of Philippines Co III holding an aggregate of 0.004% of the equity interest of Philippines Co III. A series of contractual arrangements were entered into among the Company, Philippines Co III and such five shareholders of Philippines Co III on February 1, 2016. These contractual arrangements provide the Company with an exclusive option to purchase all of the equity interests in Philippines Co III held by these five individual shareholders and the power to exercise their respective shareholder's rights.

CHINA ONLINE EDUCATION GROUP

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

CHINA ONLINE EDUCATION GROUP

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2015 and March 31, 2016

(In thousands, except for share and per share data)

		As of
		December 31, 2015	March 31, 2016	March 31, 2016	March 31, 2016	March 31, 2016
	Notes
		RMB	RMB	US$	RMB	US$
				(Note 2(e))	Pro forma	(Note 2(e))
					(Note 11)	Pro forma
						(Note 11)
ASSETS
Current assets:
Cash and cash equivalents		46,873	76,873	11,922	76,873	11,922
Time deposits		167,078	125,584	19,476	125,584	19,476
Prepaid expenses and other current assets	5	42,130	36,719	5,695	36,719	5,695

Total current assets		256,081	239,176	37,093	239,176	37,093

Non-current assets:
Property and equipment, net		25,012	27,887	4,325	27,887	4,325
Intangible assets, net		2,608	3,406	528	3,406	528
Goodwill	3,4	4,223	4,223	655	4,223	655
Other non-current assets		3,626	4,205	652	4,205	652

Total non-current assets		35,469	39,721	6,160	39,721	6,160

Total assets		291,550	278,897	43,253	278,897	43,253

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT
Current liabilities:
Deferred revenues (including deferred revenue of the consolidated variable interest entities ("VIEs") without recourse to the Company of RMB264,411 and RMB333,150 as of December 31, 2015 and March 31, 2016, respectively, Note 1)		264,411	333,150	51,667	333,150	51,667
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to the Company of RMB51,678 and RMB55,761 as of December 31, 2015 and March 31, 2016, respectively, Note 1)	6	84,323	92,120	14,287	92,120	14,287
Taxes payable (including taxes payable of the consolidated VIEs without recourse to the Company of RMB18,660 and RMB20,316 as of December 31, 2015 and March 31, 2016, respectively, Note 1)		20,314	22,036	3,417	22,036	3,417

Total current liabilities		369,048	447,306	69,371	447,306	69,371

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

 CHINA ONLINE EDUCATION GROUP

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

As of December 31, 2015 and March 31, 2016

(In thousands, except for share and per share data)

			As of
			December 31, 2015	March 31, 2016	March 31, 2016	March 31, 2016	March 31, 2016
	Notes
			RMB	RMB	US$	RMB	US$
					(Note 2(e))	Pro forma	(Note 2(e))
						(Note 11)	Pro forma
							(Note 11)
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT
Non-current liabilities:
Deferred revenues (including deferred revenues of the consolidated VIEs without recourse to the Company of RMB7,765 and RMB14,986 as of December 31, 2015 and March 31, 2016, respectively, Note 1)			7,765	14,986	2,324	14,986	2,324
Deferred tax liabilities	7	(d)	380	354	55	354	55
Other non-current liabilities			674	857	133	857	133

Total non-current liabilities			8,819	16,197	2,512	16,197	2,512

Total liabilities			377,867	463,503	71,883	463,503	71,883

Commitments and contingencies	13
Mezzanine equity:
Series A Preferred Shares (US$0.0001 par value; 30,000,000 shares authorized, issued and outstanding with redemption value of RMB163,720 and RMB279,465 as of December 31, 2015 and March 31, 2016, respectively; aggregated liquidation value of RMB12,357 and RMB12,357 as of December 31, 2015 and March 31, 2016, respectively; none issued and outstanding on a pro forma basis as of March 31, 2016)	8		30,996	38,382	5,953	—	—
Series B Preferred Shares (US$0.0001 par value; 48,233,710 shares authorized, issued and outstanding with redemption value of RMB274,066 and RMB452,037 as of December 31, 2015 and March 31, 2016, respectively; aggregated liquidation value of RMB53,275 and RMB53,275 as of December 31, 2015 and March 31, 2016, respectively; none issued and outstanding on a pro forma basis as of March 31, 2016)	8		87,263	101,188	15,693	—	—

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

 CHINA ONLINE EDUCATION GROUP

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

As of December 31, 2015 and March 31, 2016

(In thousands, except for share and per share data)

		As of
		December 31, 2015	March 31, 2016	March 31, 2016	March 31, 2016	March 31, 2016
	Notes
		RMB	RMB	US$	RMB	US$
				(Note 2(e))	Pro forma	(Note 2(e))
					(Note 11)	Pro forma
						(Note 11)
Commitments and contingencies	13
Mezzanine equity:
Series C Preferred Shares (US$0.0001 par value; 71,200,613 shares authorized, issued and outstanding with redemption value of RMB432,467 and RMB682,482 as of December 31, 2015 and March 31, 2016, respectively; aggregated liquidation value of RMB193,592 and RMB193,592 as of December 31, 2015 and March 31, 2016, respectively; none issued and outstanding on a pro forma basis as of March 31, 2016)	8	231,296	253,686	39,343	—	—
Series D Preferred Shares (US$0.0001 par value; 21,494,316 shares authorized, issued and outstanding with redemption value of RMB173,775 and RMB231,147 as of December 31, 2015 and March 31, 2016, respectively; aggregated liquidation value of RMB127,571 and RMB127,571 as of December 31, 2015 and March 31, 2016, respectively; none issued and outstanding on a pro forma basis as of March 31, 2016)	8	129,407	135,521	21,018	—	—

Total mezzanine equity		478,962	528,777	82,007	—	—

Shareholders' deficit:
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized; 72,267,532 shares issued and outstanding as of December 31, 2015 and March 31, 2016, respectively; 243,196,171 Class B ordinary shares issued and outstanding on a pro forma basis as of March 31, 2016)		45	45	7	155	24
Additional paid-in capital	11	—	—	—	528,667	81,990
Accumulated other comprehensive income		4,638	5,219	809	5,219	809
Accumulated deficit		(569,962)	(718,647)	(111,453)	(718,647)	(111,453)

Total shareholders' deficit		(565,279)	(713,383)	(110,637)	(184,606)	(28,630)

Total liabilities, mezzanine equity and shareholders' deficit		291,550	278,897	43,253	278,897	43,253

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CHINA ONLINE EDUCATION GROUP

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE LOSS

For the three months ended March 31, 2015 and 2016

(In thousands, except for share and per share data)

			For the three months ended March 31,
	Notes		2015	2016	2016
			RMB	RMB	US$
					(Note 2(e))
Net revenues			24,374	72,191	11,196
Cost of revenues			(9,816)	(26,308)	(4,080)

Gross profit			14,558	45,883	7,116

Operating expenses:
Sales and marketing expenses			(49,050)	(94,245)	(14,616)
Product development expenses			(7,153)	(26,542)	(4,116)
General and administrative expenses			(9,337)	(25,658)	(3,979)

Total operating expenses			(65,540)	(146,445)	(22,711)

Loss from operations			(50,982)	(100,562)	(15,595)
Interest and other (expense)/income, net			(322)	1,666	258

Loss before income tax expenses			(51,304)	(98,896)	(15,337)
Income tax expenses	7	(c)	(2,399)	(362)	(56)

Net loss			(53,703)	(99,258)	(15,393)
Accretions to preferred shares redemption value	8		(11,368)	(49,815)	(7,726)

Net loss attributable to ordinary shareholders			(65,071)	(149,073)	(23,119)

Net loss			(53,703)	(99,258)	(15,393)
Other comprehensive (loss)/income:
Foreign currency translation adjustments			(94)	581	90

Total comprehensive loss			(53,797)	(98,677)	(15,303)

Weighted average number of ordinary shares used in computing basic and diluted loss per share			72,267,532	72,267,532	72,267,532
Net loss per share attributable to ordinary shareholders—basic and diluted	10		(0.90)	(2.06)	(0.32)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CHINA ONLINE EDUCATION GROUP

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
SHAREHOLDERS' DEFICIT

For the three months ended March 31, 2015 and 2016
(In thousands, except for share and per share data)

		Ordinary Shares			Accumulated Other Comprehensive Income
				Additional Paid-in Capital		Accumulated Deficit	Total Shareholders' Deficit
	Notes	Shares	Amount
			RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2015		72,267,532	45	—	1,624	(168,138)	(166,469)
Contribution from a shareholder	14	—	—	93	—	—	93
Accretions to preferred shares redemption value	8	—	—	(93)	—	(11,275)	(11,368)
Net loss		—	—	—	—	(53,703)	(53,703)
Foreign currency translation adjustment		—	—	—	(94)	—	(94)

Balance as of March 31, 2015		72,267,532	45	—	1,530	(233,116)	(231,541)

Balance as of January 1, 2016		72,267,532	45	—	4,638	(569,962)	(565,279)
Contribution from a shareholder	14	—	—	388	—	—	388
Accretions to preferred shares redemption value	8	—	—	(388)	—	(49,427)	(49,815)
Net loss		—	—	—	—	(99,258)	(99,258)
Foreign currency translation adjustment		—	—	—	581	—	581

Balance as of March 31, 2016		72,267,532	45	—	5,219	(718,647)	(713,383)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CHINA ONLINE EDUCATION GROUP

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2015 and 2016

(In thousands, except for share and per share data)

	For the three months ended March 31,
	2015	2016	2016
	RMB	RMB	US$
			(Note 2(e))
Net cash used in operating activities	(13,351)	(3,719)	(577)

Cash flows from investing activities:
Placement of time deposits	—	(40,000)	(6,203)
Withdrawal of time deposits	—	81,494	12,639
Purchase of property and equipment	(6,520)	(5,919)	(918)
Purchase of intangible assets	—	(990)	(154)

Net cash (used in)/provided by investing activities	(6,520)	34,585	5,364

Net cash used in financing activities	—	—	—

Effect of exchange rate changes on cash and cash equivalents	82	(866)	(134)

Net (decrease)/increase in cash and cash equivalents	(19,789)	30,000	4,653

Cash and cash equivalents at the beginning of the period	209,774	46,873	7,269

Cash and cash equivalents at the end of the period	189,985	76,873	11,922

Non-cash supplemental financing activities
Accretion to preferred shares redemption value (Note 8)	11,368	49,815	7,726
Contribution from a shareholder (Note 14)	93	388	60
Identifiable assets acquired and liabilities assumed through non-cash business combination (Note 3)	4,223	—	—

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for share and per share data)

1. Operations and Reorganization

        China Online Education Group (the "Company" or "COE"), through its consolidated subsidiaries and variable interest entities ("VIEs") (collectively referred to as the "Group") is primarily engaged in providing online English language education services to students in the People's Republic of China (the "PRC" or "China").

        As of March 31, 2016, the Company's subsidiaries and VIEs are as follows:

Company	Place of Incorporation/ Establishment	Date of Incorporation/ Establishment	Percentage of Direct or Indirect Economic Ownership
Subsidiaries
China Online Education (HK) Limited	Hong Kong	April 1, 2013	100%
51Talk English International Limited	Hong Kong	October 7, 2014	100%
China Online Innovations Inc.*	Philippines	October 9, 2014	99.99986%
On Demand English Innovations Inc.*	Philippines	January 14, 2016	99.996%
Beijing Dasheng Online Technology Co., Ltd.	PRC	June 4, 2013	100%
VIEs
Beijing Dasheng Zhixing Technology Co., Ltd.	PRC	July 8, 2011	100%
51Talk English Philippines Corporation	Philippines	August 3, 2012	100%

*
The Company directly holds the 99.99986% and 99.996% shares of China Online Innovations Inc. and On Demand English Innovations Inc., respectively. There is no substance of non-controlling interest for China Online Innovations Inc. and On Demand English Innovations Inc. as of March 31, 2016. The non-controlling shareholders are nominee shareholders mainly consisting of local residents to comply with local regulations of the Philippines.
a.
History of the Group and Basis of Presentation for the Reorganization

        The Group began operations in July 2011 through Beijing Dasheng Zhixing Technology Co., Ltd. ("Dasheng Zhixing"). The beneficial interest of Dasheng Zhixing was held by Mr. Jiajia Huang and Ms. Ting Shu (the "Founding Shareholders") and an angel investor in 2011.

        On January 5, 2012, another angel investor invested into Dasheng Zhixing. In accordance with the investment agreement, the Founding Shareholders set aside from their own holdings 15% of the ownership of Dasheng Zhixing for an employee option plan. While the plan to establish employee option plan was cancelled, the 15% ownership interest in Dasheng Zhixing was not returned to the Founding Shareholders. Consequently, beneficial interest of Dasheng Zhixing was then 71% by the Founding Shareholders and 29% held by angel investors.

        Given the cost advantage and high English proficiency of teachers in the Philippines, the Group retains teachers in the Philippines. To do this, in August 2012, the Founding Shareholders established, a company in the Philippines, 51Talk English Philippines Corporation (the "Philippines Co I"), using funds provided by Dasheng Zhixing. On September 3, 2012, Dasheng Zhixing entered into a service agreement with Philippines Co I, to formalize the business arrangements. Under the agreement, Philippines Co I provides teaching service for the Group in accordance with the Group's instructions. In return, Dasheng Zhixing pays for all the expenses incurred for the services provided by Philippines Co I. Philippines Co I is

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

considered to have total equity investment at risk not sufficient to permit itself to finance its activities without additional subordinated financial support provided by another party. As a result of the above, Dasheng Zhixing is considered to be the primary beneficiary of Philippines Co I as it has the power to direct the activities of Philippines Co I that most significantly impact Philippines Co I's economic performance and has obligation to absorb losses of Philippines Co I. As such, Dasheng Zhixing consolidates Philippines Co I.

        Dasheng Zhixing was the predecessor of the Group and operated substantially all of the businesses of the Group prior to November 2012. In order to facilitate international financing, the Group underwent a reorganization (the "Reorganization") from November 2012 until October 2014.

        In November 2012, the Founding Shareholders incorporated the Company under the Laws of the Cayman Islands to be an offshore holding company for the Group. In June 2013, the Company issued ordinary shares to the two angel investors, in exchange for their equity beneficial ownerships in Dasheng Zhixing. Following the exchange, the ownership of the Company was held 71% by the Founding Shareholders and 29% by the angel investors.

        In April 2013, China Online Education (HK) Limited (the "COE HK Co I") was incorporated in Hong Kong as a wholly owned subsidiary of the Company. Beijing Dasheng Online Technology Co. Ltd., ("Dasheng Online"), was set up in June 2013 as a wholly owned subsidiary of COE HK Co I in the PRC.

        Due to PRC legal restrictions on foreign ownership and investment in the companies in value-added telecommunications market, the Group continues operate its online education platform through Dasheng Zhixing. Dasheng Zhixing holds the Internet Content Provider license ("ICP") and domain names of www.51talk.com and www.51talk.cn that are necessary to conduct online English education services in China. To comply with PRC laws and regulations, the Group provides substantially all of its services in China via Dasheng Zhixing.

        On June 18, 2013, as part of the restructuring, a series of contractual agreements discussed in 1.b. below were entered into among Dasheng Online, Dasheng Zhixing and shareholders of Dasheng Zhixing. As a result of the agreements, Dasheng Online has the ability to direct substantially all the activities of Dasheng Zhixing, and absorb substantially all of the risks and rewards of the Dasheng Zhixing. Dasheng Online became the primary beneficiary of Dasheng Zhixing and consolidates the financial results of Dasheng Zhixing. The restructuring provided the beneficial interest holders of Dasheng Zhixing received an interest in the Company equal to their beneficial interest in Dasheng Zhixing.

        On July 21 2014, a series of contractual agreements discussed in 1.b. below were entered into among COE HK Co I, Philippines Co I and the shareholders of Philippines Co I. Pursuant to these agreements COE HK Co I has the ability to direct substantially all the activities of Philippines Co I, and absorb substantially all of the risks and rewards of Philippines Co I. COE HK Co I replaced Dasheng Zhixing as the primary beneficiary of Philippines Co I, and the Group continued to consolidate the financial results of Philippines Co I.

        To further optimize the organizational structure of the Group, in October 2014, 51 Talk English International Limited (the "COE HK Co II") was incorporated with limited liability in Hong Kong as a wholly owned subsidiary of COE HK Co I. China Online Innovations Inc. (the "Philippines Co II") was

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

incorporated by the Company with limited liability in the Philippines to eventually replace Philippines Co I. The Company owns 99.99986% of the equity interest of Philippines Co II. In order to comply with local laws, there are seven individual shareholders holding an aggregate of 0.00014% of the equity interest of Philippines Co II. A series of contractual arrangements was entered into among the Company, Philippines Co II and the seven individual shareholders. Under these contractual arrangements, the Company has an exclusive option to purchase all of the equity interests in Philippines Co II held by the seven individuals and to exercise their rights as shareholders of Philippines Co II. Since then, foreign teachers delivering paid lessons on the Company's platform no longer entered into service agreements with Philippines Co I, but rather entered into service agreements with COE HK Co II. Furthermore, the bulk of the business operations in Philippines Co I was transferred to Philippines Co II, and the Group began to enter into employment agreements with free trial teachers and other full-time employees in the Philippines through Philippines Co II.

        To further optimize group structure, on January 14, 2016, On Demand English Innovations Inc. (the "Philippines Co III") was incorporated by the Company with limited liability in the Philippines to replace Philippines Co I. The Company owns 99.996% of the equity interest of Philippines Co III. In order to comply with local laws, there are five individual shareholders holding an aggregate of 0.004% of the equity interest of Philippines Co III. A series of contractual arrangements was entered into among the Company, Philippines Co III and the five individual shareholders. Under these contractual arrangements, the Company has an exclusive option to purchase all of the equity interests in Philippines Co III held by the five individuals and the power to exercise their rights as shareholders of Philippines Co III. In April 2016, all business operations and assets of Philippines Co I were transferred to Philippines Co III, including the office leasehold and office equipment in Baguio City, Philippines. Philippines Co III also entered into new employment agreement with the free trial teachers and support staff previously employed by Philippines Co I.

        The above series of transactions to reorganize the Group were accounted for in a manner similar to a pooling of interest with assets and liabilities at their historical amounts in the Group's consolidated financial statements. As such, the Group's consolidated financial statements were prepared as if the current corporate structure had been in existence for all periods presented.

b.
Contractual agreements with VIEs

        The following is a summary of (i) the contracts by and among Dasheng Online, Dasheng Zhixing, and the shareholders of Dasheng Zhixing; and (ii) the contracts by and among COE HK Co I, Philippines Co I, and the shareholders of Philippines Co I.

Contractual Agreements with Dasheng Zhixing

        Exclusive Business Cooperation Agreements.    Under the Exclusive Business Cooperation Agreement between Dasheng Online and Dasheng Zhixing, Dasheng Online has the exclusive right to provide technical support, consulting services and other services to Dasheng Zhixing in relation to the Dasheng Zhixing's principal business. Dasheng Zhixing agrees to accept all the consultation and services provided by Dasheng Online. Without Dasheng Online's prior written consent, Dasheng Zhixing is prohibited from engaging any third party to provide any of the services under this agreement. In addition, Dasheng Online

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

exclusively owns all intellectual property rights arising out of or created during the performance of the agreement. The service fees to be paid by Dasheng Zhixing is determined by Dasheng Zhixing and Dasheng Online, after taking into account factors including the complexity and difficulty of the services provided, the time consumed, the seniority of the Dasheng Online employees providing services to Dasheng Zhixing, contents and value of services provided, the market price of comparable services and the operating conditions of Dasheng Zhixing. This agreement will remain effective unless Dasheng Online terminates the agreement in writing or a competent governmental authority rejects the renewal applications by either Dasheng Zhixing or Dasheng Online to renew its respective business license upon expiration. Dasheng Zhixing is not permitted to terminate this agreement in any event unless required by applicable laws. The service agreement was revised on December 14, 2015, that the service is solely determined by Dasheng Online.

        Exclusive Option Agreements.    Under the Exclusive Option Agreements between Dasheng Online, each of the shareholders of Dasheng Zhixing and Dasheng Zhixing, each of the shareholders irrevocably granted Dasheng Online or its designated representative(s) an exclusive option to purchase, to the extent permitted under PRC law, all or part of his, her or its equity interests in Dasheng Zhixing, for a consideration of RMB10 (US$1.6). If the lowest price permitted under PRC law is higher than the above price, the lowest price permitted under PRC law shall apply. Dasheng Online or its designated representative(s) have sole discretion as to when to exercise such options, either in part or in full. Without Dasheng Online's prior written consent, Dasheng Zhixing's shareholders shall not sell, transfer, pledge, or otherwise dispose any equity interests in Dasheng Zhixing. These agreements will remain effective until all equity interests held in Dasheng Zhixing by Dasheng Zhixing's shareholders are transferred or assigned to Dasheng Online or Dasheng Online's designated representatives.

        Powers of Attorney.    Pursuant to the Powers of Attorney, the shareholders of Dasheng Zhixing each irrevocably appointed Dasheng Online as the attorney-in-fact to act on their behalf on all matters pertaining to Dasheng Zhixing and to exercise all of their rights as a shareholder of Dasheng Zhixing, including but not limited to attend shareholders' meetings, vote on their behalf on all matters of Dasheng Zhixing requiring shareholders' approval under PRC laws and regulations and the articles of association of Dasheng Zhixing, designate and appoint legal representative, directors, supervisors, chief executive officer, and other senior management members of Dasheng Zhixing. Dasheng Online may authorize or assign its rights under this appointment to any other person or entity at its sole discretion without prior notice to the shareholders of Dasheng Zhixing. Each Power of Attorney will remain in force until the shareholders cease to hold any equity interest in Dasheng Zhixing.

        Equity Interest Pledge Agreements.    Under the Equity Interest Pledge Agreements between Dasheng Online, Dasheng Zhixing and the shareholders of Dasheng Zhixing, the shareholders pledged all of their equity interests in Dasheng Zhixing to Dasheng Online to guarantee Dasheng Zhixing's and Dasheng Zhixing's shareholders' performance of their obligations under the contractual arrangements including the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, and the Powers of Attorney.

        If Dasheng Zhixing or any of Dasheng Zhixing's shareholders breaches its contractual obligations under the contractual arrangements, Dasheng Online will be entitled to certain rights and entitlements, including receiving proceeds from the auction or sale of whole or part of the pledged equity interests of

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

Dasheng Zhixing in accordance with legal procedures. Dasheng Online has the right to receive dividends generated by the pledged equity interests during the term of the pledge. The pledge will remain binding until Dasheng Zhixing and the shareholders discharge all their obligations under the contractual arrangements. The equity pledge has been registered with the registration authorities of industries and commerce in accordance with PRC law.

Contractual Agreements with Philippines Co I

        Exclusive Business Cooperation Agreements.    Under the Exclusive Business Cooperation Agreement between COE HK Co I and Philippines Co I, COE HK Co I has the exclusive right to provide technical support, consulting services and other services to Philippines Co I, respectively, in relation to Philippines Co I's principal business. And Philippines Co I agrees to accept all the consultation and services provided by COE HK Co I. Without COE HK Co I's prior written consent, Philippines Co I is prohibited from engaging any third party to provide any of the services under this agreements. In addition, COE HK Co I exclusively owns all intellectual property rights arising out of or created during the performance of the agreements. Due to its control over Philippines Co I, COE HK Co I has the sole right to determine the service fees to be paid by Philippines Co I, after taking into account factors including the complexity and difficulty of the services provided, the time consumed, the seniority of COE HK Co I employees providing services to Philippines Co I, contents and value of services provided, the market price of comparable services and the operating conditions of Philippines Co I. This agreement will remain effective unless COE HK Co I terminates the agreement in writing or a competent governmental authority rejects the renewal applications by either Philippines Co I or COE HK Co I to renew its respective business license upon expiration. Philippines Co I is not permitted to terminate this agreements in any event unless required by applicable laws.

        Exclusive Option Agreements.    Under the Exclusive Option Agreements between COE HK Co I, each of the shareholders of Philippines Co I and Philippines Co I, each of the Shareholders irrevocably granted COE HK Co I or its designated representative(s) an exclusive option to purchase, to the extent permitted under Philippine law, all or part of his, her or its equity interests in Philippines Co I, for a consideration of US$1. If the lowest price permitted under Philippine law is higher than the above price, the lowest price permitted under Philippine law shall apply. COE HK Co I or its designated representative(s) have sole discretion as to when to exercise such options, either in part or in full. Without COE HK Co I's prior written consent, Philippines Co I's Shareholders shall not sell, transfer, pledge, or otherwise dispose any equity interests in Philippines Co I. These agreements will remain effective until all equity interests held in Philippines Co I by Philippines Co I's Shareholders are transferred or assigned to COE HK Co I or COE HK Co I's designated representatives.

        Powers of Attorney.    Pursuant to the Powers of Attorney, the Shareholders of Philippines Co I each irrevocably appointed COE HK Co I as the attorney-in-fact to act on their behalf on all matters pertaining to Philippines Co I and to exercise all of their rights as a shareholder of Philippines Co I, including but not limited to attend shareholders' meetings, vote on their behalf on all matters of Philippines Co I requiring shareholders' approval under Philippine laws and regulations and the articles of association of Philippines Co I, designate and appoint legal representative, directors, supervisors, chief executive officer, and other senior management members of the VIE. COE HK Co I may authorize or assign its rights under this

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

appointment to any other person or entity at its sole discretion without prior notice to the shareholders of Philippines Co I. Each Power of Attorney will remain in force until the shareholder ceases to hold any equity interest in Philippines Co I.

c.
Risks in relation to the VIE structure

        The following table sets forth the assets, liabilities, results of operations and changes in cash and cash equivalents of the VIEs taken as a whole, which were included in the Group's consolidated balance sheets and statements of comprehensive loss:

Dasheng Zhixing:

	As of
	December 31, 2015	March 31, 2016
	RMB	RMB
Cash and cash equivalents	26,731	36,439
Prepaid expenses and other current assets	11,391	8,907
Amounts due from inter-company entities*	87,040	101,811
Property and equipment, net	9,191	8,901
Other assets	8,013	8,890

Total assets	142,366	164,948

Deferred revenue—current	264,411	333,150
Deferred revenue—non-current	7,765	14,986
Accrued expenses and other current liabilities	50,134	54,295
Taxes payable	6,631	8,112
Amounts due to inter-company entities*	121,730	114,485

Total liabilities	450,671	525,028

*
All inter-company balances have been eliminated upon consolidation.

	For the three months ended March 31,
	2015	2016
	RMB	RMB
Net revenues	24,374	72,191
Net loss	(43,134)	(51,924)

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

	For the three months ended March 31,
	2015	2016
	RMB	RMB
Net cash provided by operating activities	4,518	11,430
Net cash used in investing activities	(4,612)	(1,722)

Net (decrease)/increase in cash and cash equivalents	(94)	9,708

Philippines Co I:

	As of
	December 31, 2015	March 31, 2016
	RMB	RMB
Cash and cash equivalents	1,453	3,666
Prepaid expenses and other current assets	1,751	1,870
Amounts due from inter-company entities*	2,534	2,578
Property and equipment, net	952	881
Other assets	498	274

Total assets	7,188	9,269

Advanced from inter-company entities*	2,502	4,932
Accrued expenses and other current liabilities	1,544	1,466
Taxes payable	12,029	12,204

Total liabilities	16,075	18,602

*
All inter-company balances have been eliminated upon consolidation.

	For the three months ended March 31,
	2015	2016
	RMB	RMB
Net revenues**	12,080	4,210
Net (loss)/income	(4,898)	33

**
All net revenues of Philippines Co I are service fees from Dasheng Zhixing, which have been eliminated upon consolidation.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

	For the three months ended March 31,
	2015	2016
	RMB	RMB
Net cash provided by operating activities	5,947	2,559
Net cash used in investing activities	(52)	—
Effect of exchange	112	(345)

Net increase in cash and cash equivalents	6,007	2,214

        Under the contractual arrangements with the VIEs, the Company has the power to direct activities of the VIEs through Dasheng Online and COE HK Co I, and can have assets transferred freely out of the VIEs without restrictions. Therefore, the Company considers that there is no asset of the VIEs that can only be used to settle obligations of the respective VIEs, except for registered capital of Dasheng Zhixing amounting to RMB1,143 and RMB1,143 as of December 31, 2015 and March 31, 2016 respectively. Since the VIEs are incorporated as limited liability companies under the PRC and Philippine Company Law, creditors of the VIEs do not have recourse to the general credit of the Company. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIEs.

        The Group believes that the contractual arrangements among Dasheng Online, COE HK Co I, the VIEs and their shareholders are in compliance with PRC and Philippine laws and regulations, as applicable, and are legally binding and enforceable. However, uncertainties in the PRC and Philippine legal system could limit the Company's ability to enforce these contractual arrangements.

        On January 19, 2015, the Ministry of Commerce ("MOFCOM"), released for public comment a proposed PRC law, the Draft FIE Law, that appears to include VIEs within the scope of entities that could be considered to be foreign invested enterprises, or FIEs, that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of "actual control" for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of "actual control". If the Draft FIE Law is passed by the People's Congress of the PRC and goes into effect in its current form, these provisions regarding control through contractual arrangements could be construed to include the Group's VIE arrangements, and as a result the Group's PRC-organized VIEs could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. The Draft FIE Law includes provisions that would exempt from the definition of foreign invested enterprises entities where the ultimate controlling shareholders are either entities organized under PRC law or individuals who are PRC citizens. The Draft FIE Law is silent as to what type of enforcement action might be taken against existing VIE, that operates in restricted or prohibited industries and is not controlled by entities organized under PRC law or individuals who are PRC citizens. If the restrictions and prohibitions on foreign invested enterprises included in the Draft FIE Law are enacted and enforced in their current form, the Group's ability to use the Group's VIE arrangements and the Group's ability to conduct business through the Group's PRC VIE could be severely limited.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

        The Company's ability to control the VIEs also depends on the Power of Attorney Dasheng Online and COE HK Co I has to vote on all matters requiring shareholder approval in the VIEs. As noted above, the Company believes these Power of Attorney are legally enforceable but may not be as effective as direct equity ownership.

        In addition, if the Group's corporate structure or the contractual arrangements with the VIEs were found to be in violation of any existing PRC or Philippine laws and regulations, the PRC or the Philippine regulatory authorities could, within their respective jurisdictions:

  •
  revoke the Group's business and operating licenses;

  •
  require the Group to discontinue or restrict its operations;

  •
  restrict the Group's right to collect revenues;

  •
  block the Group's websites;

  •
  require the Group to restructure the operations, re-apply for the necessary licenses or relocate the Group's businesses, staff and assets;

  •
  impose additional conditions or requirements with which the Group may not be able to comply; or

  •
  take other regulatory or enforcement actions against the Group that could be harmful to the Group's business.

The imposition of any of these restrictions or actions may result in a material adverse effect on the Group's ability to conduct its business. In addition, if the imposition of any of these restrictions causes the Group to lose the right to direct the activities of the VIEs or the right to receive their economic benefits, the Group would no longer be able to consolidate the financial statements of the VIEs. In the opinion of management, the likelihood of losing the benefits in respect of the Group's current ownership structure or the contractual arrangements with its VIEs is remote.

        As of December 31, 2015 and March 31, 2016, the aggregate accumulated deficit of the Group's VIEs was approximately RMB320,229 and RMB372,409, respectively, which have been included in the Company's accompanying consolidated financial statements.

d.
Liquidity

        The Group's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Group incurred net losses of RMB53,703 and RMB99,258 for the three months ended March 31, 2015 and 2016, respectively, and the net cash used in operating activities was RMB13,351 and RMB3,719 for the three months ended March 31, 2015 and 2016. Accumulated deficit was RMB569,962 and RMB718,647 as of December 31, 2015 and March 31, 2016, respectively. The net current liabilities were RMB208,130 as of March 31, 2016. The Group assesses its liquidity by its ability to generate cash from operating activities to fund its operations, attract investors and borrow funds on favorable economic terms.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

        Historically, the Group has relied principally on both operational sources of cash and non-operational sources of financing from investors to fund its operations and business development. The Group's ability to continue as a going concern is dependent on management's ability to successfully execute its business plan, which includes increasing revenues while controlling operating expenses, as well as, generating operational cash flows and continuing to gain support from outside sources of financing. The Group has been continuously receiving financing support from outside investors through the issuance of preferred shares. The latest round of preferred shares financing was completed in August 31, 2015, with a total consideration of RMB127,571 (US$20,000). In addition, if the Company successfully completes a qualified initial public offering before July 21, 2019, thereby triggering the automatic conversion of all series of preferred shares into ordinary shares, it will eliminate the possibility of any future cash outflow that may result from the holders of preferred shares exercising their share redemption rights. In the event the initial public offering has to be deferred to beyond July 21, 2019, management is of the opinion that the Group will be able to continue to gain the support from its existing investors, and management does not foresee a request for shares redemption from its preferred shares holders. Moreover, the Company can adjust the pace of its operation expansion and control the operating expenses of the Group. Based on the above considerations, the Group's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

2. Significant Accounting Policies

a.
Basis of presentation

        The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

b.
Principles of consolidation

        The consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIEs for which the Company is the primary beneficiary.

        Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of board of directors, or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

        A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significant impact the entity's economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

        All transactions and balances among the Company, its subsidiaries and the VIEs have been eliminated upon consolidation.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

c.
Use of estimates

        The preparation of the Group's unaudited interim condensed consolidated financial statements in conformity with the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the balance sheet date and reported revenues and expenses during the reported periods in the unaudited interim condensed consolidated financial statements and accompanying notes. Significant accounting estimates include, but are not limited to, the determination of the fair value of identifiable assets and liabilities acquired through business combinations, assessment for the impairment of long-lived assets, the valuation allowance of deferred tax assets, determination of the fair value of ordinary shares and preferred shares, and the valuation and recognition of share-based compensation.

d.
Functional currency and foreign currency translation

        The Group uses Renminbi ("RMB") as its reporting currency. The functional currency of the Company and its overseas subsidiaries incorporated in the Cayman Islands and Hong Kong is United States dollars ("US$"), and the functional currency of the Philippines entities is Peso ("PHP"). The functional currency of the PRC entities in the Group is RMB.

        In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustments, and are shown as a component of other comprehensive (loss)/income in the consolidated statements of comprehensive loss.

        Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in interest and other expense, net.

e.
Convenience Translation

        Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive loss and statements of cash flows from RMB into US$ as of and for the three months ended March 31, 2016 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.4480, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2016. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on March 31, 2016, or at any other rate.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

f.
Fair value measurments

Financial instruments

        Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

        Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

  •
  Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

  •
  Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

        The Company's financial instruments include time deposits, other current assets and accrued expenses, tax payable and other current liabilities. Their carrying amounts approximate their fair value due to their relatively short maturity.

g.
Segment reporting

        Based on the criteria established by ASC 280 "Segment Reporting", the Group's chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group has internal reporting of revenue, cost and expenses by nature as a whole. Hence, the Group has only one operating segment.

        The Group operates in two principal geographical areas—China and the Philippines. For all periods presented, all revenues from external customers are attributed to China.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

        The following table summarizes property, plant and equipment of the Group by geographical location.

	Property, plant and equipment As of
	December 31, 2015	March 31, 2016
	RMB	RMB
China	18,779	19,695
Philippines	6,233	8,192
h.
Recently issued accounting pronouncements

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." This guidance supersedes current guidance on revenue recognition in Topic 605, "Revenue Recognition." In addition, there are disclosure requirements related to the nature, amount, timing, and uncertainty of revenue recognition. This guidance will be effective for annual reporting periods beginning after December 15, 2016, including interim reporting periods, and will be required to be applied retrospectively. Early application of the guidance is not permitted. In August 2015, the FASB issued ASU No. 2015-14 to defer the effective date of ASU No. 2014-09 for all entities by one year. Therefore, the Company will adopt this guidance for its 2018 fiscal year. In April 2016, the FASB issued ASU No. 2016-10 to clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for these areas. The Company is currently evaluating the impact of this guidance.

        In August 2014, FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern." The new standard addresses management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. Management's evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. The new standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect this guidance to have a material effect on its consolidated financial statements at the time of adoption of this standard.

        In November 2015, FASB issued ASU No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes". The new guidance requires entities to present all deferred tax assets and liabilities, along with any related valuation allowance, as non-current on the balance sheet. The guidance is effective for public-traded companies for interim and annual periods beginning after December 15, 2016 (early adoption is permitted). The Company does not expect this guidance to have a material effect on its consolidated financial statements at the time of adoption of this standard.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

        In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)". The new guidance requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU No. 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The Company is currently evaluating the impact of this guidance.

        In March 2016, the FASB issued ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting (Topic 718)". The new update will require all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also will allow an employer to repurchase more of an employee's shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur. The guidance is effective for the Company on January 1, 2017. Early application is permitted in any annual or interim period for which financial statements haven't been issued or made available for issuance, but all of the guidance must be adopted in the same period. The Company is currently evaluating the impact of this guidance.

3. Business Combination

        The Company accounts for business combinations using acquisition method of accounting, which requires the acquisition cost be allocated to the assets and liabilities of the company acquired, including separately identifiable intangible assets, based on their estimated fair values. The Company makes estimates and judgments in determining the fair value of the acquired assets and liabilities based on independent appraisal reports as well as its experience with similar assets and liabilities in similar industries. If different judgments or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different.

91waijiao.com

        On January 9, 2015, Dasheng Zhixing entered into an agreement with Oneworld Education Limited and its affiliates in PRC as well as the founder Ms. Rose Gong (together as the "Transferor"), pursuant to which, the Company acquired from the transferor 100% business operation of one high-end online one-on-one English tutoring platform, 91waijiao.com and all associated assets and liability with zero cash consideration. The Company will undertake all contractual obligations, including unfinished course service agreements and employment contracts as of December 31, 2014. The main purpose of the transaction is to further expand the service offerings to the Group's customers and achieve synergies between 51talk.com and 91waijiao.com. The transaction was completed on January 9, 2015.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

3. Business Combination (Continued)

        In accordance with ASC 805, the acquisition of 91waijiao.com had been accounted for as a business combination and the results of operations of the 91waijiao.com from the acquisition date, i.e. January 9, 2015, have been included in the Group's consolidated financial statements. The Group made estimates and judgments in determining the fair value of acquired assets and liabilities, based on an independent valuation report and management's experiences with similar assets and liabilities.

        The allocation of the purchase price is as follows:

	As of acquisition date	Amortization Years
	RMB
Identifiable assets acquired and liabilities assumed
Brand name and domain name	1,050	9
Software	880	3
Deferred revenue	(5,670)
Deferred tax liabilities	(483)

Identifiable net liabilities acquired (a)	(4,223)
Total consideration (b)	—

Goodwill (b-a)	4,223

        Goodwill arising from this transaction primarily represents the expected synergies from combining the operations of the Group with 91waijiao.com, which are complementary in a way to each other, and any other intangible benefits that would accrue to the Group that do not qualify for separate recognition. The excess of purchase price over net tangible assets and identifiable intangible assets acquired were recorded as goodwill. The goodwill is not expected to be deductible for tax purposes. No measurement period adjustment has been recorded. Total identifiable intangible assets acquired upon acquisition mainly included brand name and domain name of RMB1,050 and software of RMB880, with estimated average weighted useful life of nine and three years respectively.

        Based on the assessment on the financial performance of 91waijiao.com made by the Group, acquired company including its subsidiary is not considered material to the Group. Thus the presentation of the pro-forma financial information with regard to a summary of the results of operations of the Group for the business combination is not required.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

4. Goodwill

        The changes in the carrying value of goodwill is as follows:

Balance
RMB
As of January 1, 2015	—
Acquisition	4,223
Impairment losses	—

As of March 31, 2015	4,223

As of January 1, 2016	4,223
Acquisition	—
Impairment losses	—

As of March 31, 2016	4,223

5. Prepaid expenses and other current assets

        Prepaid expenses and other current assets consist of the following:

	As of
	December 31, 2015	March 31, 2016
	RMB	RMB
Prepaid advertising expenses	21,341	16,618
Prepaid value-added tax input	7,481	7,890
Prepaid rental and other deposits	3,525	3,285
Prepaid professional service fees	2,296	2,320
Prepaid commission fees to third-party payment channels	1,736	2,127
Advance to employees	2,957	1,478
Others	2,794	3,001

Total	42,130	36,719

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

6. Accrued expenses and other current liabilities

        Accrued expenses and other current liabilities consist of the following:

	As of
	December 31, 2015	March 31, 2016
	RMB	RMB
Salaries and welfare payable	75,033	85,413
Accrued advertising and other expenses	6,397	5,936
Security deposits	601	611
Accrued professional service fees	1,754	77
Others	538	83

Total	84,323	92,120

7. Taxation

a.
Transition from PRC Business Tax to PRC Value Added Tax

        A Pilot Program for transition from Business Tax to value-added tax ("VAT") for revenues from certain industries was launched in Shanghai on January 1, 2012. On August 1, 2013, all regions in China have launched the pilot program.

b.
Business Tax and Value-added tax ("VAT")

        Prior to the pilot program, the Company's subsidiary and VIE incorporated in China were subject to Business Tax of 5% and related surcharges on revenues from providing online English language education services. Business tax and the related surcharges are recognized when the revenue is earned. After the launch of the pilot program, the Group's subsidiary and VIE incorporated in China, Dasheng Online and Dasheng Zhixing, were subject to 3% VAT for revenues from providing online English language education services before May 1, 2015 and May 1, 2014, respectively. After then, Dasheng Online and Dasheng Zhixing were subject to 6% VAT for revenues from providing online English language education services.

        The Group adopted the net presentation method for its revenues from providing online English language education services.

c.
Income taxes

Cayman Islands ("Cayman")

        Under the current tax laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

        Under the current Hong Kong Inland Revenue Ordinance, the Company's Hong Kong subsidiary is subject to Hong Kong profits tax at the rate of 16.5% on its taxable income generated from the operations

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

7. Taxation (Continued)

in Hong Kong. Payments of dividends by the subsidiary to the Company is not subject to withholding tax in Hong Kong.

Philippines

        Entities incorporated in the Philippines are subject to enterprise income tax in the Philippines at a rate of 30%. As of December 31, 2015 and March 31, 2016, the Company's subsidiary and VIE in the Philippines were in a profit position. The deferred tax assets for the Philippine subsidiary and VIE as at December 31, 2015 and March 31, 2016 consisted of accrued expenses and other current liabilities, for which no valuation allowance has been provided, as management believes it is more likely than not that these assets will be realized in the future. Payments of dividends by Philippines Co I, Philippines Co II and Philippines Co III are subject to withholding tax in the Philippines at the rate of 30%. As of December 31, 2015 and March 31, 2016, the Company did not record any withholding tax on the retained earnings of its subsidiary and consolidated VIE in the Philippines, as they were an accumulated deficit position as of December 31, 2015 and March 31, 2016.

        Philippines Co II is registered with the Philippine Economic Zone Authority ("PEZA"). The registration with PEZA provides Philippines Co II a four-year income tax holiday from year 2015 to 2018. The income tax holiday can be extended at PEZA's discretion for another three years provided specific criteria are met for each additional year and prior PEZA's approval is obtained.

PRC

        Effective January 1, 2008, the Enterprise Income Tax Law (the "EIT Law") in China unifies the enterprise income tax rate for the entities incorporated in China at 25% if they are not eligible for any preferential tax treatment. Accordingly, the Company's subsidiary and VIE operated in PRC were subject to tax at statutory rate of 25% for the three months ended March 31, 2015 and 2016.

        The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose "de facto management body" is located in the PRC should be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the "de facto management body" as "the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located." Based on a review of surrounding facts and circumstances, the Company does not believe that it is likely that its operations outside of the PRC should be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC tax on worldwide income at a uniform tax rate of 25% retroactive to January 1, 2008.

PRC Withholding Tax on Dividends

        The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign-invested entity ("FIE") to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

7. Taxation (Continued)

the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Such withholding income tax was exempted under the Previous EIT Law. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The State Administration of Taxation ("SAT") further promulgated Circular 601 on October 27, 2009, which provides that tax treaty benefits will be denied to "conduit" or shell companies without business substance and that a beneficial ownership analysis will be used based on a "substance-over-form" principle to determine whether or not to grant the tax treaty benefits.

        Dasheng Zhixing is controlled by the Company through various contractual agreements. To the extent that Dasheng Zhixing has undistributed earnings, the Company will accrue appropriate expected tax associated with repatriation of such undistributed earnings. As of December 31, 2015 and March 31, 2016, the Company did not record any withholding tax on the retained earnings of its subsidiary and VIE in the PRC as they were still in accumulated deficit position.

	For the three months ended March 31,
	2015			2016
	Overseas entities	PRC entities	Total	Overseas entities	PRC entities	Total
	RMB	RMB	RMB	RMB	RMB	RMB
(Loss)/income before income tax expenses	(5,258)	(46,046)	(51,304)	2,818	(101,714)	(98,896)
Current income tax expenses	2,425	—	2,425	388	—	388
Deferred income tax (benefit)	—	(26)	(26)	—	(26)	(26)

Income tax expenses	2,425	(26)	2,399	388	(26)	362

Reconciliation of the differences between statutory tax rate and the effective tax rate for China operations

        Reconciliation of the differences between the PRC statutory tax rate of 25% and the Group's effective tax rate is as follows:

	As of
	December 31, 2015	March 31, 2016
PRC statutory tax rate	25.00%	25.00%
Permanent book-tax differences—non-deductible expenses	(4.70)%	(1.00)%
Effect on tax rates in different tax jurisdiction	(6.80)%	(5.90)%
Changes in valuation allowance	(15.00)%	(18.50)%

Effective tax rate	(1.50)%	(0.40)%

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

7. Taxation (Continued)

d.
Deferred Tax Assets and Liabilities

        Deferred taxes were measured using the enacted tax rates for the periods in which they are expected to be reversed. Significant components of the Group's deferred tax assets are as follows:

	As of
	December 31, 2015	March 31, 2016
	RMB	RMB
Deferred tax assets, current
Accruals and other liabilities	886	1,361

Total current deferred tax assets	886	1,361
Less: Valuation allowance	(846)	(1,320)

Total current deferred tax assets, net	40	41

Deferred tax assets, non-current
Tax loss carryforwards	26,289	33,654
Advertising expenses carryforwards	35,286	41,487

Total non-current deferred tax assets	61,575	75,141
Less: Valuation allowance	(61,575)	(75,141)

Total non-current deferred tax assets, net	—	—

        Significant components of the Group's deferred tax liabilities are as follows:

	As of
	December 31, 2015	March 31, 2016
	RMB	RMB
Deferred tax liabilities, non-current
Intangible assets from business acquisitions	380	354

Total deferred tax liabilities	380	354

Movement of Valuation Allowance

        The following table shows the movement of valuation allowance for the periods presented:

	For the three months ended March 31,
	2015	2016
	RMB	RMB
Balance at beginning of the period	(13,892)	(62,421)
Current period addition	(1,834)	(14,040)

Balance at end of the period	(15,726)	(76,461)

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

8. Preferred shares

        In May 2013, the Company entered into an agreement with DCM Hybrid RMB Fund, L.P. ("DCM"), and issued 30,000,000 Series A Convertible Preferred Shares ("Series A Preferred Shares") for a total cash consideration of RMB12,357 (US$2,000).

        In December 2013, the Company entered into an agreement with DCM, Shunwei TMT II Limited ("Shunwei") and Duowan Entertainment Corp. ("YY") and issued 9,638,710; 18,758,000 and 14,442,000 Series B Convertible and Redeemable Preferred Shares ("Series B Preferred Shares") for cash considerations of RMB10,637 (US$1,740), RMB20,723 (US$3,390) and RMB15,955 (US$2,610), respectively.

        In July and August 2014, the Company entered into an agreement with DCM, Shunwei, YY and SCC Venture V Holdco I, Ltd ("Sequoia") and issued 13,972,645; 7,563,064; 6,041,674 and 36,285,762 Series C Convertible and Redeemable Preferred Shares ("Series C Preferred Shares") for cash considerations of RMB37,974 (US$6,170), RMB20,601(US$3,340), RMB16,433(US$2,670) and RMB98,599(US$16,020), respectively.

        In August 2015, the Company entered into an agreement with Sequoia, DCM, Shunwei, Engage Capital Partners I, L.P., and Huaxing Capital Partners, L.P. and issued 10,747,158; 5,092,152; 3,238,092; 2,201,811 and 215,103 Series D Convertible and Redeemable Preferred Shares ("Series D Preferred Shares") for cash considerations of RMB63,893 (US$10,000), RMB30,273 (US$4,738), RMB19,036(US$3,013), RMB13,090 (US$2,049), and RMB1,279 (US$200), respectively.

        The Series A, B, C and D Preferred Shares are collectively referred to as the "Preferred Shares".

Accounting of Preferred Shares

        The Company has classified the Preferred Shares in the mezzanine equity of the consolidated balance sheets. In addition, the Company records accretions on the Preferred Shares to the redemption value from the issuance dates to the earliest redemption dates. The accretions are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. Each issuance of the Preferred Shares is recognized at the respective issue price at the date of issuance net of issuance costs. The issuance costs for Series A, Series B, Series C and Series D Preferred Shares were RMB218, RMB181, RMB3,883 and RMB1,997, respectively.

        The preferred shareholders have the ability to convert the Preferred Shares into the Company's ordinary shares at any time, at the option of the holder, on a one to one share basis. Upon the occurrence of certain events, the conversion ratio may be subsequently adjusted.

        The Company has determined that there was no beneficial conversion feature attributable to any of the preferred shares because the initial effective conversion prices of these preferred shares were higher than the fair value of the Company's common shares determined by the Company with the assistance from an independent valuation firm. In addition, the carrying values of the Preferred Shares are accreted from the share issuance dates to the redemption value on the earliest redemption dates. The accretions are recorded against retained earnings, or in the absence of retained earnings, by charges against additional

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

8. Preferred shares (Continued)

paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

        The Company assesses whether an amendment to the terms of its Preferred Shares is an extinguishment or a modification using the fair value model. When Preferred Shares are extinguished, the difference between the fair value of the consideration transferred to the convertible preferred shareholders and the carrying amount of the convertible preferred shares (net of issuance costs) is treated as deemed dividends to preferred shareholders. The Company considers that a significant change in fair value after the change of the terms to be substantive and thus triggers extinguishment. A change in fair value which is not significant immediately after the change of the terms is considered non-substantive and thus is subject to modification accounting. When Preferred Shares are modified, the Company evaluates whether there is a transfer of value from ordinary shareholders to preferred shareholders as a result of the modification and therefore, should record a reduction of, or increase to, retained earnings as a deemed dividend.

        As of March 31, 2016, the preferred shares are comprised of the following:

Series	Issuance date	Shares authorized	Shares issued		Issue price per share	Proceeds from issuance
					US$	RMB
A	June 28, 2013	30,000,000	30,000,000		0.0667	12,357 (US$2,000)
B	December 9, 2013	48,233,710	48,233,710	*	0.1807	47,315 (US$7,740)
C	July 21, 2014	71,200,613	71,200,613	**	0.4416	173,607 (US$28,200)
D	August 31, 2015	21,494,316	21,494,316		0.9305	127,571 (US$20,000)

*
Including 5,395,000 shares re-designated from issued ordinary shares;

**
Including 7,337,468 shares re-designated from issued ordinary shares.

        The Group has classified all preferred shares as mezzanine equity as they are contingently redeemable at the options of the holders.

        The key terms of the preferred shares are as follows:

Conversion right

        The Preferred Shares are convertible, at the option of the holders, into the Company's ordinary shares at an initial conversion ratio of 1:1 at any time after the original issuance date. In the event that the Company issues additional ordinary shares at a price lower than the then-applicable conversion price for the Preferred Shares, the conversion price of the Preferred Shares shall be adjusted. The conversion prices are also subject to adjustments upon certain dilution events. In addition, the Preferred Shares are automatically convertible into such number of ordinary shares of the Company as shall be determined by reference to the then effective and applicable conversion ratio upon the earlier of (i) the closing of a Qualified Initial Public Offering as defined in the Memorandum and Articles of Association, or (ii) the date specified by written consent or agreement of holders of a majority of the outstanding Series A, B, C and D Preferred Shares, each voting as a separate class.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

8. Preferred shares (Continued)

Redemption right

        Prior to the issuance of Series B Preferred Shares, the Series A Preferred Shares were redeemable only upon a liquidation event or deemed liquidation events, as defined in the Memorandum and Articles of Association. The redemption price was to be the sum of the original issue price of Series A Preferred Shares and all declared but unpaid dividend.

        Upon the issuance of the Series B Preferred Shares, Series A Preferred Shares was modified to be redeemable, at the holders' discretion, at any time on or after the earlier to occur of (i) at any time on or after sixty (60) months of the closing date of Series B Preferred Shares, and (ii) there is a material breach by any group company or any Founding Shareholder, The redemption price shall be the greater of (a) each series issue price per share, plus all declared but unpaid dividends and (b) the fair market value of the relevant series of Preferred Shares on the date of redemption.

        Upon the issuance of Series C Preferred Shares, Series A Preferred Shares and Series B Preferred Shares become redeemable at the holders' discretion at any time on or after sixty (60) months of the Series C Issue Date. The holders of Series C Preferred Shares shall also have the rights, at the holders' discretion, at any time on or after the earlier to occur of (i) sixty months of the Series C Issue Date, and (ii) any material breach by any group company or any Founding Shareholder, to request the Company to redeem all of the then outstanding Series C Preferred Shares. The redemption price shall be the greater of (a) each series issue price per share, plus all declared but unpaid dividends and (b) the fair market value of the relevant series of Preferred Shares on the date of redemption.

        There was no change in the redemption period upon the Company's issuance of the Series D Preferred Shares on August 31, 2015.

        The Company accretes changes in the redemption value over the period from the date of issuance to the earliest redemption date of the Preferred Shares using effective interest method. Changes in the redemption value are considered to be changes in accounting estimates. The accretion will be recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges should be recorded by increasing the accumulated deficit.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

8 Preferred shares (Continued)

        The Company's preferred shares activities for the three months ended March 31, 2015 and 2016 are summarized below:

	Series A Preferred Shares		Series B Preferred Shares		Series C Preferred Shares		Series D Preferred Shares		Mezzanine Equity
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Total number of shares	Total Amount
		RMB		RMB		RMB		RMB		RMB
Balance as of January 1, 2015	30,000,000	17,949	48,233,710	63,366	71,200,613	196,408	—	—	149,434,323	277,723
Accretion to preferred shares redemption value	—	2,105	—	3,759	—	5,504	—	—	—	11,368

Balance as of March 31, 2015	30,000,000	20,054	48,233,710	67,125	71,200,613	201,912	—	—	149,434,323	289,091

Balance as of January 1, 2016	30,000,000	30,996	48,233,710	87,263	71,200,613	231,296	21,494,316	129,407	170,928,639	478,962
Accretion to preferred shares redemption value	—	7,386	—	13,925	—	22,390	—	6,114	—	49,815

Balance as of March 31, 2016	30,000,000	38,382	48,233,710	101,188	71,200,613	253,686	21,494,316	135,521	170,928,639	528,777

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

8. Preferred shares (Continued)

Liquidation right

        In the event of any liquidation including deemed liquidation, dissolution or winding up of the Company, holders of the Preferred Shares shall be entitled to receive a per share amount equal to 100% of the original preferred share issue price of the respective series of Preferred Shares, as adjusted for share dividends, share splits, combinations, recapitalizations or similar events, plus all accrued and declared but unpaid dividends thereon, in the sequence of Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares. After such liquidation amounts have been paid in full, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares, on an as-converted basis, together with the holders of the ordinary shares.

Dividend right

        Preferred Shares holders are entitled to receive dividends if declared by the Board of Directors, in an amount equal to 8% of the original preferred share issue price of the respective series of Preferred Shares per annum non-cumulative from the issuance date of the respective Preferred Shares.

        The remaining undistributed earnings of the Company after full payment of the above amounts on the Preferred Shares, shall be distributed on a pro rata basis to the holders of ordinary shares and Preferred Shares on an as-converted basis.

Voting rights

        Each preferred share shall be entitled to that number of votes corresponding to the number of ordinary shares on an as-converted basis. Preferred shares shall vote separately as a class with respect to certain specified matters. Otherwise, the holders of preferred shares and ordinary shares shall vote together as a single class.

9. Share-based Compensation

        The Company adopted 2013 Employee Stock Option Plan (the "2013 Plan") and 2014 Employee Stock Option Plan (the "2014 Plan"), which allow the plan administrator to grant stock options, share appreciation rights, dividend equivalent right, restricted share units and restricted shares to employees, directors and consultants of the Company and its affiliates, up to a maximum of 18,333,333 ordinary shares. In 2014, the Board of Directors approved an increase in the number of shares available for issuance under the plan to 36,229,922 ordinary shares respectively. In February 2016, the Company amended the number of shares available for issuance under 2014 Plan to 32,229,922 ordinary share.

        Since adoption of the 2013 Plan and 2014 Plan, the Company only granted options to employees. All options granted have a contractual term of ten years, and vest over a period of four years of continuous service, one half (1/2) of which vest upon the second anniversary of the date of vesting commencement date and the remaining vest monthly thereafter in 36 equal monthly instalments. Under the option plan, options are only exercisable subject to the grantee's continuous service and the listing of the stock of the Company on a public stock exchange market, and options for which the service condition has been satisfied are forfeited should employment terminate before the Company's public listing.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

9. Share-based Compensation (Continued)

        For the three months ended March 31, 2015 and 2016 the Group did not recognize any stock-based compensation for the options granted as the performance condition is contingent upon IPO which is not considered probable until the event happens.

Summary of option activities under the 2013 Plan and 2014 Plan

        The following table sets forth the summary of option activities under the Company's 2013 Plan and 2014 Plan:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value		Weighted Average Grant Date Fair Value
		US$	(In years)	US$	RMB	US$	RMB
January 1, 2015	12,900,000	0.0423	9.63	3,970	25,231	0.2545	1.6173
Granted	400,000	0.0500	—	—	—	0.3546	2.1982
Forfeited	(250,000)	0.0500	—	—	—	0.3066	1.9006

March 31, 2015	13,050,000	0.0423	9.16	4,667	28,931	0.2683	1.6631
January 1, 2016	18,870,000	0.0520	8.73	12,039	77,986	0.3338	2.1625
Granted	4,414,000	0.1500	—	—	—	1.0841	6.9902
Forfeited	(438,000)	0.1272	—	—	—	0.8292	5.3465

March 31, 2016	22,846,000	0.0695	9.26	26,284	169,479	0.5011	3.2310

        The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value of the underlying stock at each reporting date. As a result of the exercisable event conditions included in the option plan, none of the options vested were exercisable as of December 31, 2015 and March 31, 2016, respectively.

        As of December 31, 2015 and March 31, 2016, the unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested stock options with IPO vesting condition granted to the Group's employees was RMB36,112 and RMB52,591, respectively. The options with IPO vesting condition would be recognized upon the completion of the Company's IPO.

10. Net loss per share

        Basic net loss per share is computed using the weighted average number of the ordinary shares outstanding during the period. Diluted earnings per share ("EPS") is computed using the weighted average number of ordinary shares and potential ordinary shares outstanding during the period under the treasury stock method. For the three months ended March 31, 2015 and 2016, stock options to purchase ordinary shares that were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company were 8,414,304 and 16,595,422 on a weighted average basis, respectively. For the three months ended March 31, 2015 and 2016, the Series A, Series B, Series C and Series D Preference Shares convertible into ordinary shares that were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company were 149,434,323 and 170,928,639 on a weighted average basis, respectively.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

10. Net loss per share (Continued)

        In periods during which the Company is profitable, the preferred shares issued and outstanding are participating securities and, therefore, all profits of the Company are allocated to ordinary shares and participating securities based on their dividend rights, as if all of the earnings for the period had been distributed. Considering that the holder of preferred shares has no contractual obligation to fund the losses of the Group in excess of the initial investment, the Group believes that in applying the two-class method of calculating EPS in accordance with ASC 260-10 in periods during which the Group recognizes losses, any losses from the Group should not be allocated to the preferred shares.

        The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

	Three months ended March 31,
	2015	2016
	RMB	RMB
Numerator:
Net loss	(53,703)	(99,258)
Accretion to Series A Preferred Shares redemption value	(2,105)	(7,386)
Accretion to Series B Preferred Shares redemption value	(3,759)	(13,925)
Accretion to Series C Preferred Shares redemption value	(5,504)	(22,390)
Accretion to Series D Preferred Shares redemption value	—	(6,114)

Numerator for basic and diluted loss per share	(65,071)	(149,073)

Denominator:
Weighted average ordinary shares outstanding—basic and diluted	72,267,532	72,267,532

Basic and diluted net loss per share attributable to ordinary shareholders	(0.90)	(2.06)

11. Unaudited pro forma balance sheet and loss per share

        All of the preferred shares will automatically be converted into Class B ordinary shares at the applicable conversion price upon closing of a qualified initial public offering. The unaudited pro forma balance sheet information as of March 31, 2016 assumes the automatic conversion of all of the outstanding Preferred Shares into Class B ordinary shares on a one-to-one basis, as if conversion has occurred as of March 31, 2016.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

11. Unaudited pro forma balance sheet and loss per share (Continued)

        Unaudited pro forma basic and diluted net loss per ordinary share reflects the effect of the conversion of Preferred Shares as follows, as if the conversion occurred at January 1, 2016:

Three months ended March 31, 2016
RMB
Numerator:
Net loss attribute to ordinary sharholders	(149,073)
Accretion to Preferred Shares redemption value reversed	49,815

Numerator for pro forma basic and diluted loss per share	(99,258)
Denominator:
Weighted average number of ordinary shares outstanding	72,267,532
Pro forma effect of the conversion of Preferred Shares	170,928,639

Denominator for pro forma basic and diluted loss per share	243,196,171

Pro forma basic and diluted net loss per share	(0.41)

12. Fair value measurement

        The Company's time deposits and non-financial assets, such as property and equipment, intangible assets were measured at fair value, only if they were determined to be impaired on an other than temporary basis.

        Time deposits placed with banks have an original maturity over three months. The fair value of time deposits is determined based on the prevailing interest rates in the market, which are also the interest rates as stated in the contracts with the banks. The Company classifies the valuation techniques that use the prevailing interest rates input as Level 2 of fair value measurements. This is because there generally are no quoted prices in active markets for identical time deposits at the reporting date. Hence, in order to determine the fair value, the Company must use observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

13. Commitments and contingencies

a.
Commitments

        Operating lease commitments include the commitments under the lease agreements for the Group's office premises. The Group leases its office facilities under non-cancelable operating leases with various expiration dates through 2017. For the three months ended March 31, 2015 and 2016, lease expenses were

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

13. Commitments and contingencies (Continued)

RMB2,430 and RMB5,291, respectively. Based on the current rental lease agreements, future minimum lease payments required as of March 31, 2016 were as follows:

	Total	Less than One Year	One to Three Years	Over Three Years
	RMB	RMB	RMB	RMB
Operating lease commitments	31,935	19,958	11,977	—

        Purchase commitments mainly include minimum commitments for non-cancellable advertising service contracts. Purchase commitments as of March 31, 2016 were as follows:

	Total	Less than One Year	Over One Year
	RMB	RMB	RMB
Purchase commitments	38,887	35,657	3,230
b.
Contingencies

        There are no claims, lawsuits, investigations and proceedings, including unasserted claims that are probable to be assessed, that have in the recent past had, or to the Group's knowledge, are likely to have, a material change on the Group's financial position results of operations or cash flow.

14. Related party transactions

        In June 2014, Dasheng Zhixing entered into a five-year technology service agreement with Duowan Entertainment Corporation ("YY"), one of the Company's principal shareholders, which was amended in December 2015. This agreement provides Dasheng Zhixing with the right to use the audio and video streaming software, technical support service, servers and Internet connection bandwidth capacity from YY. The right to use the audio and video streaming software, servers, Internet connection bandwidth capacity and technology support are collectively referred to as "audio and video streaming solution". The audio and video streaming solution provided by YY is free of charge up to a preset level of bandwidth usage.

        The Company estimated the fair value of the audio and video streaming solution service provided by YY based on market value. For the three months ended March 31, 2015 and 2016, the fair value of the audio and video streaming solution provided by YY is estimated to be RMB93 and RMB388, respectively, which is recognized as cost of revenues in the interim condensed consolidated statement of comprehensive loss, and a shareholder contribution in the interim condensed consolidated balance sheet of the Company.

15. Subsequent events

        a) In April 2016, the Group transferred all business operations and assets of Philippines Co I to Philippines Co III, including the office leasehold and office equipment in Baguio City, Philippines. Philippines Co III also entered into new employment agreements with the free trial tearchers and support staff previously employed by Philippines Co I.

CHINA ONLINE EDUCATION GROUP

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share data)

15. Subsequent events (Continued)

        b) In April 2016, the Company granted 6,319,000 shares of stock options to certain employees under the 2014 Plan.

        c) In May 2016, the shareholders of the Company adopted a special resolution to approve the Fifth Amended and Restated Memorandum and Articles of Association (the "post-offering memorandum and articles of association"), which will become effective upon completion of the Company's initial public offering. The post-offering memorandum and articles of association contemplates a dual class voting structure, which will be implemented immediately prior to the completion of the initial public offering of the Company, when all of the outstanding ordinary shares prior to the completion of this initial public offering will be automatically redesignated or converted into Class B ordinary shares on a one-for-one basis, and all ordinary shares to be issued in or after the completion of this offering will be Class A ordinary shares. All options, regardless of grant dates, will entitle holders to the equivalent number of Class A shares once the vesting and exercising conditions on such share-based compensation awards are met. Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of the Company's shareholders, except as may otherwise be required by law.

        Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B ordinary share shall be entitled to ten votes on all matters subject to vote at general meetings of the Company. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. Upon any sale, transfer, assignment or disposition of any Class B Ordinary Share by a Shareholder to any person who is not an Affiliate of such Shareholder, such Class B Ordinary Share shall be automatically and immediately converted into one (1) Class A ordinary share.

        d) In May 2016, the shareholders of the Company approved that, immediately upon the completion of the Company's initial public offering, the authorized share capital of the Company is US$150,000 divided into (i) 1,000,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 350,000,000 Class B ordinary shares of a par value of US$0.0001 each, and (iii) 150,000,000 shares of a par value of US$0.0001 each of such class or classes as the Board may determine in accordance with the post-offering amended and restated memorandum and articles of association.

        e) The Company adopted the 2016 share incentive plan, or the 2016 Plan, in May 2016. The maximum aggregate number of shares which may be issued pursuant to all awards under the 2016 Plan is initially 4,600,000 Class A ordinary shares. Beginning in 2017, the number of shares reserved for future issuances under the 2016 Plan will be increased by a number equal to 1.5% of the total number of outstanding shares on the last day of the immediately preceding calendar year, or such lesser number of Class A ordinary shares as determined by the board of directors during the term of the 2016 Plan.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The post-offering amended and restated articles of association that will be adopted to become effective immediately prior to the completion of this offering provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through fraud, dishonesty, willful neglect or willful default of those officers or directors.

        Pursuant to the form of indemnification agreements filed as Exhibit 10.4 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Kei Hattori and Zhen Partners Fund I, L.P.	June 28, 2013	25,000,000 ordinary shares	US$0.2 million
DCM Hybrid RMB Fund, L.P.	June 28, 2013	30,000,000 series A preferred shares	US$2.0 million
DCM Hybrid RMB Fund, L.P., Shunwei TMT II Limited and Duowan Entertainment Corp.	December 9, 2013	42,838,710 series B preferred shares	US$7.7 million
Shunwei TMT II Limited and Duowan Entertainment Corp.	December 9, 2013	5,395,000 series B preferred shares	—
DCM Hybrid RMB Fund, L.P., Duowan Entertainment Corp. and SCC Venture V Holdco I, Ltd.	July 21, 2014	56,300,081 series C preferred shares	US$24.9 million
Huaxing Capital Partners, L.P.	July 21, 2014	2,264,651 series C preferred shares	—
Shunwei TMT II Limited	August 1, 2014	7,563,064 series C preferred shares	US$3.3 million
Shunwei TMT II Limited	August 1, 2014	5,072,817 series C preferred shares	—
DCM Hybrid RMB Fund, L.P., Shunwei TMT II Limited, Huaxing Capital Partners, L.P., SCC Growth I Holdco A, Ltd. and Engage Capital Partners I. L.P.	August 31, 2015	21,494,316 series D preferred shares	US$20 million
Certain officers and current and former employees as a group		outstanding options to purchase 29,035,000 ordinary shares as of the date of this prospectus	Past and future services to our Company

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        See Exhibit Index beginning on page II-6 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (4)
  For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on May 27, 2016.

China Online Education Group
By:	/s/ JACK JIAJIA HUANG
	Name:	Jack Jiajia Huang
	Title:	Director and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ JACK JIAJIA HUANG Jack Jiajia Huang		Director and Chief Executive Officer (Principal Executive Officer)	May 27, 2016
* Ting Shu		Director and Senior Vice President	May 27, 2016
/s/ JIMMY LAI Jimmy Lai		Chief Financial Officer (Principal Financial Officer)	May 27, 2016
* Frank Lin		Director	May 27, 2016
* Xing Liu		Director	May 27, 2016
* Wei Li		Director	May 27, 2016
*By:	/s/ JACK JIAJIA HUANG Name: Jack Jiajia Huang Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of China Online Education Group has signed this registration statement or amendment thereto in New York on May 27, 2016.

Authorized U.S. Representative
By:	/s/ GISELLE MANON
	Name:	Giselle Manon, on behalf of Law Debenture Corporate Services Inc.
	Title:	SOP Officer

China Online Education Group

EXHIBIT INDEX

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement

3.1	†	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2		Form of Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, as effective upon the completion of this offering

4.1		Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2		Registrant's Specimen Certificate for Class A ordinary shares

4.3		Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

4.4	†	Third Amended and Restated Shareholders Agreement dated as of August 31, 2015 among the Registrant, shareholders of the Registrant and other parties thereto

4.5		Amendment No.1 to the Third Amended and Restated Shareholders Agreement dated as of May 27, 2016 by and among the Registrant, shareholders of the Registrant and other parties thereto

5.1		Opinion of Travers Thorp Alberga regarding the validity of the Class A ordinary shares being registered

8.1		Opinion of Travers Thorp Alberga regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	†	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

8.3		Opinion of Romulo Mabanta Buenaventura Sayoc & de los Angeles regarding certain Philippine tax matters (included in Exhibit 99.3)

10.1	†	2013 Share Incentive Plan

10.2	†	2014 Share Incentive Plan (as amended in February 2016)

10.3		2016 Share Incentive Plan

10.4	†	Form of Indemnification Agreement with the Registrant's directors and executive officers

10.5	†	Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant

10.6	†	Amended and Restated Exclusive Business Cooperation Agreement between Dasheng Online and Dasheng Zhixing dated December 14, 2015

10.7	†	Exclusive Option Agreement among Dasheng Online, the shareholders of Dasheng Zhixing and Dasheng Zhixing dated June 18, 2013

10.8	†	Equity Interest Pledge Agreement among Dasheng Online, the shareholders of Dasheng Zhixing and Dasheng Zhixing dated June 18, 2013

10.9	†	Powers of Attorney granted by the shareholders of Dasheng Zhixing dated June 18, 2013

10.10	†	Spousal Consent granted by Xiaoping Xu dated June 18, 2013

10.11	†	Spousal Consent granted by Jack Jiajia Huang dated December 14, 2015

Exhibit Number		Description of Document
10.12	†	Spousal Consent granted by Ting Shu dated December 14, 2015

10.13	†	Exclusive Business Cooperation Agreement between COE HK CO I and Philippines Co I dated July 21, 2014

10.14	†	Exclusive Option Agreement among COE HK CO I, the shareholders of Philippines Co I and Philippines Co I dated July 21, 2014 and August 31, 2015

10.15	†	Powers of Attorney granted by the shareholders of Philippines Co I dated July 21, 2014 and August 31, 2015

10.16	†	Exclusive Option Agreement among COE, the shareholders of Philippines Co II and Philippines Co II dated August 31, 2015

10.17	†	Powers of Attorney granted by the shareholders of Philippines Co II dated August 31, 2015

10.18	†	Exclusive Option Agreement among COE, the shareholders of Philippines Co III and Philippines Co III dated February 1, 2016

10.19	†	Powers of Attorney granted by the shareholders of Philippines Co III dated February 1, 2016

10.20	†	English translation of Technology Service Agreement between Dasheng Zhixing and Guangzhou Huaduo dated December 28, 2015

10.21		Subscription Agreement by and between the Registrant and DCM Ventures China Turbo Fund, L.P., dated May 27, 2016

10.22		Subscription Agreement by and between the Registrant and DCM Ventures China Turbo Affiliates Fund, L.P., dated May 27, 2016

10.23		Subscription Agreement by and between the Registrant and SCC Growth I Holdco A, Ltd. dated May 27, 2016

21.1	†	Principal subsidiaries and Variable Interest Entity of the Registrant

23.1		Consent of PricewaterhouseCoopers Zhong Tian LLP, Independent Registered Public Accounting Firm

23.2		Consent of Travers Thorp Alberga (included in Exhibit 5.1)

23.3	†	Consent of Han Kun Law Offices (included in Exhibit 99.2)

23.4		Consent of Romulo Mabanta Buenaventura Sayoc & de los Angeles (included in Exhibit 99.3)

23.5	†	Consent of Frost & Sullivan

24.1	†	Powers of Attorney (included on signature page)

99.1		Code of Business Conduct and Ethics of the Registrant

99.2	†	Opinion of Han Kun Law Offices regarding certain PRC law matters

99.3		Opinion of Romulo Mabanta Buenaventura Sayoc & de los Angeles regarding certain Philippine law matters

99.4	†	Waiver Request and Representations of the Registrant

99.5	†	Consent of Conor Chia-hung Yang, an independent director appointee

99.6	†	Consent of Xiaoguang Wu, an independent director appointee

†
Previously filed.